As filed with the Securities and Exchange Commission on December 7, 2017

Registration 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POTLATCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	6798	82-0156045
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

601 West First Avenue, Suite 1600

Spokane, WA 99201

(509) 835-1500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lorrie D. Scott, Esq.

Vice President, General Counsel & Corporate Secretary

Potlatch Corporation

601 West First Avenue, Suite 1600

Spokane, WA 99201

(509) 835-1500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew Bor Stephanie Hirano Perkins Coie LLP 1201 Third Avenue Seattle, Washington 98101 (206) 359-8577	Jim F. Andrews, Jr. Vice President, General Counsel & Secretary Deltic Timber Corporation 210 East Elm Street El Dorado, Arkansas 71730 (870) 881-9400	William L. Taylor Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4133

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer	☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $1 per share	22,272,725 Shares	$91.92	$1,137,393,813.12	$141,605.53

(1)	Represents the maximum number of shares of common stock, par value $1 per share (referred to as “Potlatch common stock”), of Potlatch Corporation (referred to as “Potlatch”) estimated to be issued in connection with the merger described in the enclosed joint proxy statement/prospectus. The estimated maximum number of shares of Potlatch common stock is based upon the product of (1) (a) the number of shares of common stock, par value $0.01 per share (referred to as “Deltic common stock”), of Deltic Timber Corporation (referred to as “Deltic”) outstanding as of December 6, 2017, plus (b) the total number of shares of Deltic common stock reserved for issuance under various Deltic benefit and compensation plans as of December 6, 2017, and (2) 1.80, the exchange ratio set forth in the Agreement and Plan of Merger, dated as of October 22, 2017, among Potlatch, Portland Merger LLC and Deltic.
(2)	Estimated solely for purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act. The proposed maximum aggregate offering price is the product of (1) $91.92, the average of the high and low sales prices per share of Deltic common stock as reported on the New York Stock Exchange on November 30, 2017, and (2)12,373,736, the estimated total number of shares of Deltic common stock that may be canceled and exchanged in the merger, including the estimated total number of shares of Deltic common stock reserved for issuance under various Deltic benefit and compensation plans.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $124.50 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained in this joint proxy statement/prospectus is subject to completion or amendment. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED DECEMBER 7, 2017

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Potlatch Corporation, referred to as Potlatch, Portland Merger LLC, a wholly-owned subsidiary of Potlatch, referred to as Merger Sub, and Deltic Timber Corporation, referred to as Deltic, have entered into an Agreement and Plan of Merger, dated as of October 22, 2017, referred to as the merger agreement. Pursuant to the terms of the merger agreement, Deltic will merge with and into Merger Sub, referred to as the merger, with Merger Sub continuing as the surviving entity in the merger.

If the merger is completed, Deltic stockholders will have the right to receive 1.80 shares of Potlatch common stock for each share of Deltic common stock, with cash paid in lieu of fractional shares. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the completion of the merger. Based on the closing price of shares of Potlatch common stock on the Nasdaq Global Select Market, on October 20, 2017, the last trading day before public announcement of the merger, the 1.80 exchange ratio represented approximately $95.40 in value for each share of Deltic common stock. Based on the closing price of shares of Potlatch common stock on the Nasdaq Global Select Market on [                    ], 2017, the latest practicable date before the date of this joint proxy statement/prospectus, the 1.80 exchange ratio represented approximately $[            ] in value for each share of Deltic common stock. Potlatch stockholders will continue to own their existing Potlatch common stock. Shares of Potlatch common stock are currently traded under the symbol “PCH” on the Nasdaq Global Select Market, and shares of Deltic common stock are currently traded under the symbol “DEL” on the New York Stock Exchange. Following the completion of the merger, Potlatch will be known as PotlatchDeltic and its common stock will continue to trade under the symbol “PCH” on the Nasdaq Global Select Market. We urge you to obtain current market quotations of shares of Potlatch common stock and shares of Deltic common stock.

Based on the estimated number of shares of Potlatch common stock and shares of Deltic common stock that will be outstanding immediately prior to the completion of the merger, we estimate that current Potlatch stockholders will own approximately [    ]% of the combined company and former Deltic stockholders will own approximately [    ]% of the combined company.

Potlatch and Deltic will each hold special meetings of their respective stockholders in connection with the proposed merger.

At the special meeting of Potlatch stockholders, Potlatch stockholders will be asked to consider and vote on (1) a proposal to approve the issuance of shares of Potlatch common stock to Deltic stockholders in connection with the merger, referred to as the share issuance proposal, and (2) a proposal to adjourn the Potlatch special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of Potlatch common stock to Deltic stockholders in connection with the merger, referred to as the Potlatch adjournment proposal. The Potlatch board of directors unanimously recommends that the Potlatch stockholders vote “FOR” each of the share issuance proposal and the Potlatch adjournment proposal.

At the special meeting of Deltic stockholders, Deltic stockholders will be asked to consider and vote on (1) a proposal to approve the adoption of the merger agreement, referred to as the merger proposal, (2) a proposal to adjourn the Deltic special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement, referred to as the Deltic adjournment proposal, and (3) a non-binding, advisory proposal to approve the compensation that may be paid or become payable to Deltic’s named executive officers in connection with the completion of the merger, referred to as the compensation proposal. The Deltic board of directors unanimously recommends that the Deltic stockholders vote “FOR” each of the merger proposal, the Deltic adjournment proposal and the compensation proposal.

We cannot complete the merger unless Potlatch stockholders approve the share issuance proposal and Deltic stockholders approve the merger proposal. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend your special meeting in person, please vote your shares as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) marking, signing, dating and returning all proxy cards that you receive in the postage-paid envelope provided, so that your shares may be represented and voted at the Potlatch or Deltic special meeting, as applicable.

The obligations of Potlatch and Deltic to complete the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. More information about Potlatch, Deltic and the merger is contained in this joint proxy statement/prospectus. Potlatch and Deltic encourage you to read this entire joint proxy statement/prospectus carefully before voting, including the section entitled “Risk Factors” beginning on page 28.

We look forward to the successful combination of Potlatch and Deltic.

Sincerely,

Michael J. Covey	John D. Enlow, Sr.
Chairman and Chief Executive Officer	President and Chief Executive Officer
Potlatch Corporation	Deltic Timber Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined that this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [                    ], 2017 and is first being mailed to the stockholders of Potlatch and stockholders of Deltic on or about [                    , 2017].

Potlatch Corporation

601 West First Avenue, Suite 1600

Spokane, Washington 99201

(509) 835-1500

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On [                    , 2018]

Dear Stockholders of Potlatch Corporation:

We are pleased to invite you to attend the special meeting of stockholders of Potlatch Corporation, a Delaware corporation (referred to as “Potlatch”), which will be held at the Potlatch corporate offices located at 601 West First Avenue, Suite 1600, Spokane, Washington 99201, on [                    , 2018], at [            ], local time, for the following purposes:

•	to consider and vote on a proposal to approve the issuance of shares of Potlatch common stock, par value $1 per share, in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of October 22, 2017, among Potlatch, Portland Merger LLC, a Delaware limited liability company, and Deltic Timber Corporation, a Delaware corporation, a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice (referred to as the “share issuance proposal”); and

•	to consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance proposal (referred to as the “Potlatch adjournment proposal”).

Potlatch will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement of the special meeting. Please refer to the joint proxy statement/prospectus accompanying this notice for further information with respect to the business to be transacted at the special meeting.

The Potlatch board of directors has fixed the close of business on [            ] as the record date for determination of Potlatch stockholders entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. Only stockholders of record of shares of Potlatch common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. A list of stockholders of record entitled to vote at the special meeting will be available beginning 10 days prior to the special meeting, and continuing through the special meeting, at Potlatch’s executive offices and principal place of business at 601 West First Avenue, Suite 1600, Spokane Washington for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting. The list will also be available at the special meeting for examination by any stockholders of record present at the special meeting.

Approval of the share issuance proposal and the Potlatch adjournment proposal requires that votes cast “FOR” exceed the votes cast “AGAINST” each proposal (with abstentions and broker non-votes not considered votes cast).

Your vote is very important. Whether or not you expect to attend in person, we urge you to vote your shares as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the special meeting. If your shares are held in the name of a bank, broker or other holder of record, please follow the instructions on the voting instruction card furnished by the bank, broker or other holder of record.

Please note that if you hold shares in different accounts, it is important that you vote the shares represented by each account.

The joint proxy statement/prospectus accompanying this notice provides a detailed description of the merger and the merger agreement. We encourage you to read the accompanying joint proxy statement/prospectus, including any documents incorporated by reference and the annexes to the joint proxy statement/prospectus, carefully and in their entirety. If you have any questions concerning the merger or the joint proxy statement/prospectus, would like additional copies or need help voting your shares of Potlatch common stock, please contact Potlatch’s proxy solicitor:

Georgeson LLC

480 Washington Blvd., 26th Floor

Jersey City, New Jersey 07310

(888) 867-6963 (toll-free)

By Order of the Board of Directors,

Lorrie D. Scott, Esq.
Vice President, General Counsel & Corporate Secretary

Spokane, Washington

[                    , 2017]

DELTIC TIMBER CORPORATION

210 East Elm Street

El Dorado, Arkansas 71730

(870) 881-9400

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On [                    , 2018]

Dear Stockholders of Deltic Timber Corporation:

We are pleased to invite you to attend the special meeting of stockholders of Deltic Timber Corporation, a Delaware corporation (referred to as “Deltic”), which will be held at [            ], on [                    , 2018], at [            ], local time, for the following purposes:

•	to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 22, 2017, among Deltic, Potlatch Corporation, a Delaware corporation (referred to as “Potlatch”), and Portland Merger LLC, a Delaware limited liability company and a wholly-owned subsidiary of Potlatch (referred to as “Merger Sub”), a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice, pursuant to which Deltic will be merged with and into Merger Sub, with Merger Sub continuing as the surviving entity in the merger, and each outstanding share of Deltic common stock will be converted into the right to receive 1.80 shares of Potlatch common stock (referred to as the “merger proposal”);

•	to consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger proposal (referred to as the “Deltic adjournment proposal”); and

•	to consider and vote on a non-binding, advisory proposal to approve the compensation that may be paid or become payable to Deltic’s named executive officers in connection with the completion of the merger (referred to as the “compensation proposal”).

Deltic will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement of the special meeting. Please refer to the joint proxy statement/prospectus accompanying this notice for further information with respect to the business to be transacted at the special meeting.

The Deltic board of directors has fixed the close of business on [            ] as the record date for determination of Deltic stockholders entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. Only stockholders of record of shares of Deltic common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. A list of stockholders of record entitled to vote at the special meeting will be available for 10 days prior to the special meeting at Deltic’s executive offices and principal place of business at 210 East Elm Street, El Dorado, Arkansas 71730 for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting. The list will also be available at the special meeting for examination by any stockholder of record present at the special meeting.

Approval of the merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Deltic common stock entitled to vote at the special meeting. Approval of the Deltic adjournment proposal and the compensation proposal each requires that votes cast “FOR” exceed the votes cast “AGAINST” each proposal (with abstentions and broker non-votes not considered votes cast).

Your vote is very important. Whether or not you expect to attend in person, we urge you to vote your shares as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the special meeting. If your shares are held in the name of a bank, broker or other holder of record, please follow the instructions on the voting instruction card furnished by the bank, broker or other holder of record.

Please note that if you hold shares in different accounts, it is important that you vote the shares represented by each account.

The joint proxy statement/prospectus accompanying this notice provides a detailed description of the merger and the merger agreement. We encourage you to read the accompanying joint proxy statement/prospectus, including any documents incorporated by reference, and the annexes to the joint proxy statement/prospectus carefully and in their entirety. If you have any questions concerning the merger or the joint proxy statement/prospectus, would like additional copies or need help voting your shares of Deltic common stock, please contact Deltic’s proxy solicitor:

Georgeson LLC

480 Washington Blvd., 26th Floor

Jersey City, New Jersey 07310

(888) 867-6963 (toll-free)

By Order of the Board of Directors,

Jim F. Andrews, Jr.
Vice President, General Counsel & Secretary

El Dorado, Arkansas

[                    , 2017]

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Potlatch and Deltic from other documents that are not included in, or delivered with, this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

For Potlatch stockholders:	For Deltic stockholders:

Potlatch Corporation 601 West First Ave., Suite 1600 Spokane, Washington 99201 (509) 835-1500 Attn: General Counsel	Deltic Timber Corporation 210 East Elm Street, P.O. Box 7200 El Dorado, Arkansas 71731-7200 (870) 881-9400 Attn: General Counsel

or	or

Georgeson LLC 480 Washington Blvd., 26th Floor Jersey City, New Jersey 07310 (888) 867-6963 (toll-free)	Georgeson LLC 480 Washington Blvd., 26th Floor Jersey City, New Jersey 07310 (888) 867-6963 (toll-free)

In order for you to receive timely delivery of the documents in advance of the Potlatch special meeting or the Deltic special meeting, as applicable, you must request the information no later than five business days prior to the date of the special meetings (i.e., by [                    , 2018]).

For more information, see the section entitled “Where You Can Find More Information” beginning on page 185.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (referred to as the “SEC”) by Potlatch (File No. 333-[            ]), constitutes a prospectus of Potlatch under Section 5 of the Securities Act of 1933, as amended (referred to as the “Securities Act”), with respect to the shares of Potlatch common stock to be issued to Deltic stockholders pursuant to the merger agreement. This joint proxy statement/prospectus also constitutes a joint proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting of Potlatch stockholders and a notice of meeting with respect to the special meeting of Deltic stockholders.

Potlatch and Deltic have not authorized anyone to provide you with any information other than the information that is contained in, or incorporated by reference into, this joint proxy statement/prospectus. Potlatch and Deltic take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This joint proxy statement/prospectus is dated [                    , 2017]. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. Further, you should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus to Potlatch stockholders or Deltic stockholders, nor the issuance by Potlatch of shares of common stock in connection with the merger, will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Potlatch has been provided by Potlatch, and information contained in this joint proxy statement/prospectus regarding Deltic has been provided by Deltic.

Unless otherwise indicated or as the context otherwise requires, all references in this joint proxy statement/prospectus to:

•	“combined company” refers collectively to Potlatch and Deltic, following completion of the merger;

•	“Potlatch” refers to Potlatch Corporation, a Delaware corporation;

•	“merger agreement” refers to the Agreement and Plan of Merger, dated October 22, 2017, among Potlatch, Portland Merger LLC and Deltic, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference;

•	“Deltic” refers to Deltic Timber Corporation, a Delaware corporation;

•	“we,” “our” and “us” refer to Potlatch and Deltic, collectively; and

•	“Merger Sub” refers to Portland Merger LLC, a Delaware limited liability company and a wholly-owned subsidiary of Potlatch.

QUESTIONS AND ANSWERS

The following are some questions that you, as a stockholder of Potlatch or Deltic, may have regarding the merger and the other matters being considered at the special meetings and the answers to those questions. Potlatch and Deltic encourage you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meetings. Additional important information is also contained in the annexes to this joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 185 for the location of information incorporated by reference in this joint proxy statement/prospectus.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	You are receiving this joint proxy statement/prospectus because you were a stockholder of record of Potlatch or Deltic as of the close of business on the record date for the Potlatch or Deltic special meeting, as applicable. Potlatch and Deltic have agreed to the merger of Deltic with and into Merger Sub under the terms of a merger agreement that is described in this joint proxy statement/prospectus and a copy of which is attached to this joint proxy statement/prospectus as Annex A.

This joint proxy statement/prospectus serves as the proxy statement through which Potlatch and Deltic will solicit proxies to obtain the necessary stockholder approval in connection with the proposed merger. It also serves as the prospectus by which Potlatch will issue shares of Potlatch common stock as the merger consideration.

In order to complete the merger, among other things, Potlatch stockholders must vote to approve the issuance of Potlatch common stock to Deltic stockholders in connection with the merger and Deltic stockholders must vote to adopt the merger agreement.

Potlatch and Deltic will hold separate special meetings to obtain these approvals. This joint proxy statement/prospectus contains important information about the merger and the Potlatch special meeting and Deltic special meeting, and you should read this joint proxy statement/prospectus carefully and in its entirety. The enclosed voting materials allow you to vote your shares without attending your respective special meeting.

Your vote is very important. We encourage you to vote as soon as possible.

Q:	What will I receive in the merger?

A:	If the merger is completed, holders of Deltic common stock will be entitled to receive 1.80 shares of Potlatch common stock for each share of Deltic common stock they hold (other than shares of Deltic common stock owned by Deltic as treasury stock) at the effective time of the merger. Deltic stockholders will not receive any fractional shares of Potlatch common stock in the merger. Instead, Potlatch will pay cash in lieu of any fractional shares of Potlatch common stock that a Deltic stockholder would otherwise have been entitled to receive.

If the merger is completed, Potlatch stockholders will not receive any merger consideration and will continue to hold their shares of Potlatch common stock.

Q:	If I am a Deltic stockholder, how will I receive the merger consideration to which I am entitled?

A:

The exchange agent will, promptly after the completion of the merger (and in any event within two business days after such time), mail to each holder of record of Deltic common stock whose shares were converted into the right to receive the merger consideration a letter of transmittal, together with instructions thereto. Upon the surrender of a certificate for cancelation to the exchange agent, together with the letter of transmittal, duly completed and validly executed, the holder of this certificate will be entitled to receive the merger consideration. If you are a holder of book-entry shares, the shares of Potlatch common stock will be deemed issued to you on the date of the completion of the merger.

Q:	What is the value of the merger consideration?

A:	Because Potlatch will issue 1.80 shares of Potlatch common stock in exchange for each share of Deltic common stock, the value of the merger consideration that Deltic stockholders receive will depend on the price per share of Potlatch common stock at the effective time of the merger. That price will not be known at the time of the special meetings and may be less than the current price or the price at the time of the special meetings. Based on the closing price of shares of Potlatch common stock on the Nasdaq Global Select Market (referred to as “Nasdaq”) on [●], the latest practicable date before the date of this joint proxy statement/prospectus, the 1.80 exchange ratio represented approximately $[●] in value for each share of Deltic common stock. We encourage you to obtain current market quotations of Potlatch common stock and Deltic common stock.

Q:	When and where will the special meetings be held?

A:	The Potlatch special meeting will be held at [●] local time on [●], at Potlatch corporate headquarters, 600 West First Avenue, Suite 1600, Spokane, Washington 99201 unless adjourned or postponed to a later date or time.

The Deltic special meeting will be held at [●] on [●], at [●], local time, unless adjourned or postponed to a later date or time.

Q:	Who is entitled to vote at the special meeting?

A:	Only stockholders of record of shares of Potlatch common stock as of the close of business on [●] are entitled to notice of, and to vote at, the Potlatch special meeting and any adjournment or postponement of the Potlatch special meeting. Only stockholders of record of Deltic as of the close of business on [●] are entitled to notice of, and to vote at, the Deltic special meeting and any adjournment or postponement of the Deltic special meeting.

Q:	What proposals will be considered at the special meeting?

A:	At the special meeting of Potlatch stockholders, Potlatch stockholders will be asked to consider and vote on:

•	a proposal to approve the issuance of shares of Potlatch common stock, par value $1 per share, in connection with the merger contemplated by the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus (referred to as the “share issuance proposal”); and

•	a proposal to adjourn the Potlatch special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance proposal (referred to as the “Potlatch adjournment proposal”).

Potlatch will transact no other business at its special meeting except such business as may properly be brought before the Potlatch special meeting or any adjournment or postponement thereof.

At the special meeting of Deltic stockholders, Deltic stockholders will be asked to consider and vote on:

•	a proposal to adopt the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus, pursuant to which Deltic will be merged with and into Merger Sub and each outstanding share of Deltic common stock will be converted into the right to receive 1.80 shares of Potlatch common stock (referred to as the “merger proposal”);

•	a proposal to adjourn the Deltic special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger proposal (referred to as the “Deltic adjournment proposal”); and

•	a non-binding, advisory proposal to approve the compensation that may be paid or become payable to Deltic’s named executive officers in connection with the completion of the merger (referred to as the “compensation proposal”).

Deltic will transact no other business at its special meeting except such business as may properly be brought before the Deltic special meeting or any adjournment or postponement thereof.

Q:	How does the Potlatch board of directors recommend that I vote?

A:	At its meeting on October 22, 2017, the Potlatch board unanimously (1) approved and adopted the merger agreement, (2) approved the merger upon the terms and subject to the conditions set forth in the merger agreement and (3) approved the issuance by Potlatch of 1.80 shares of Potlatch common stock per share of Deltic common stock pursuant to and in accordance with the terms and conditions of the merger agreement. Accordingly, the Potlatch board unanimously recommends that the Potlatch stockholders vote “FOR” each of the share issuance proposal and the Potlatch adjournment proposal.

Q:	How does the Deltic board of directors recommend that I vote?

A:	On October 21, 2017, the Deltic board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of Deltic and its stockholders and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. Accordingly, the Deltic board unanimously recommends that Deltic stockholders vote “FOR” each of the merger proposal, the Deltic adjournment proposal and the compensation proposal.

Q:	How do I vote as a Potlatch stockholder?

A:	If you are a stockholder of record of Potlatch as of the close of business on the record date for the Potlatch special meeting, you may vote in person by attending the Potlatch special meeting or, to ensure your shares are represented at the meeting, you may vote by:

•	accessing the Internet website specified on your proxy card;

•	calling the toll-free number specified on your proxy card; or

•	marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold Potlatch shares in the name of a bank, broker or other holder of record, please follow the instructions on the voting instruction card furnished by the bank, broker or other holder of record to ensure that your shares are represented at the Potlatch special meeting.

Q:	How do I vote as a Deltic stockholder?

A:	If you are a stockholder of record of Deltic as of the close of business on the record date for the Deltic special meeting, you may vote in person by attending the Deltic special meeting or, to ensure your shares are represented at the meeting, you may vote by:

•	accessing the Internet website specified on your proxy card;

•	calling the toll-free number specified on your proxy card; or

•	marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold shares of Deltic common stock in the name of a bank, broker or other holder of record, please follow the instructions on the voting instruction card furnished by the bank, broker or other holder of record to ensure that your shares are represented at the Deltic special meeting.

Q:	What vote is required to approve each proposal?

A:	Potlatch. Approval of the share issuance proposal and the Potlatch adjournment proposal requires that votes cast “FOR” exceed the votes cast “AGAINST” each proposal (with abstentions and broker non-votes not considered votes cast).

Deltic. Approval of the merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Deltic common stock entitled to vote at the Deltic special meeting. Approval of the Deltic adjournment proposal and the compensation proposal each requires that votes cast “FOR” exceed the votes cast “AGAINST” each proposal (with abstentions and broker non-votes not considered votes cast).

Q:	How many votes do I have?

A:	Potlatch. You are entitled to one vote for each share of Potlatch common stock that you owned as of the close of business on [●], the record date for the Potlatch special meeting. As of the close of business on the record date for the Potlatch special meeting, there were approximately [●] shares of Potlatch common stock outstanding and entitled to vote at the Potlatch special meeting.

Deltic. You are entitled to one vote for each share of Deltic common stock that you owned as of the close of business on [●], the record date for the Deltic special meeting. As of the close of business on the record date for the Deltic special meeting, there were approximately [●] shares of Deltic common stock outstanding and entitled to vote at the Deltic special meeting.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	Potlatch. If you fail to vote or fail to instruct your bank, broker or other holder of record to vote, it will not count towards the approval of the share issuance proposal or the Potlatch adjournment proposal. With respect to the share issuance proposal and the Potlatch adjournment proposal, if you mark your proxy or voting instructions to abstain, it will have no effect on the Potlatch adjournment proposal, assuming that a quorum is present.

Deltic. If you fail to vote, fail to instruct your bank, broker or other holder of record to vote, or vote to abstain, it will have the same effect as a vote against the merger proposal. If you fail to vote, fail to instruct your bank, broker or other holder of record to vote, or mark your proxy or voting instructions to abstain, it will have no effect on the Deltic adjournment proposal or the compensation proposal, assuming that a quorum is present.

Q:	What constitutes a quorum?

A:	Potlatch. Stockholders who hold at least a majority of the issued and outstanding shares of Potlatch common stock as of the close of business on the record date and who are entitled to vote must be present or represented by proxy in order to constitute a quorum for the transaction of business at the Potlatch special meeting. Abstentions and “broker non-votes” (shares held by banks, brokers or other holders of record that are present, in person or by proxy, at the Potlatch special meeting but with respect to which the bank, broker or other holder of record is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the bank, broker or other holder of record does not have discretionary voting power on such proposal) will be counted as present for purposes of determining the presence of a quorum.

Deltic. Stockholders who hold at least a majority of the issued and outstanding shares of Deltic common stock as of the close of business on the record date and who are entitled to vote must be present or represented by proxy in order to constitute a quorum for the transaction of business at the Deltic special meeting. Shares of Deltic common stock represented at the Deltic special meeting but not voted, including shares for which a stockholder directs an “abstention” from voting, will be counted as present for purposes of establishing a quorum. Broker non-votes (shares held by banks, brokers or other holders of record that are present, in person or by proxy, at the Deltic special meeting but with respect to which the bank, broker or other holder of record is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the bank, broker or other holder of record does not have discretionary voting power on such proposal) will be counted as present for purposes of determining the presence of a quorum.

Q:	If my shares are held in “street name” by my bank, broker or other holder of record, will my bank, broker or other holder of record automatically vote my shares for me?

A:	No. If you are a beneficial owner of shares held in street name (that is, if you hold your shares through a bank, broker or other holder of record), you should follow the voting instructions you receive from the bank, broker or other holder of record to vote your shares. The bank, broker or other holder of record must receive explicit voting instructions from you to be able to vote on the share issuance proposal, the Potlatch adjournment proposal, the merger proposal, the Deltic adjournment proposal or the compensation proposal, each of which is considered to be non-routine under the applicable rules of the Nasdaq and New York Stock Exchange (referred to as “NYSE”), as applicable. Banks, brokers and other holders of record do not have discretion to vote on non-routine matters unless the beneficial owner of the shares has given explicit voting instructions. Consequently, if you do not give your bank, broker or other holder of record explicit instructions, your shares will not be voted on the share issuance proposal, the Potlatch adjournment proposal, the merger proposal, the Deltic adjournment proposal or the compensation proposal and will be considered “broker non-votes” on these proposals. Please check the voting form used by your bank, broker or other holder of record.

If you are a Potlatch stockholder and you do not provide your bank, broker or other holder of record with instructions:

•	if your bank, broker or other holder of record submits an unvoted proxy, your shares of Potlatch common stock will be counted for purposes of determining a quorum at the Potlatch special meeting, but will not be voted on any proposal on which your bank, broker or other holder of record does not have discretionary authority; and

•	your bank, broker or other holder of record may not vote your shares on the share issuance proposal or the Potlatch adjournment proposal, which will have no effect on the vote on these proposals.

If you are a Deltic stockholder and you do not provide your bank, broker or other holder of record with instructions:

•	if your bank, broker or other holder of record submits an unvoted proxy, your shares of Deltic common stock will be counted for purposes of determining a quorum at the Deltic special meeting and they will not be voted on any proposal at the Deltic special meeting on which your bank, broker or other holder of record does not have discretionary authority; and

•	your bank, broker or other holder of record may not vote your shares, which will have the same effect as a vote against the merger proposal and, assuming a quorum is present, will have no effect on the Deltic adjournment proposal or the compensation proposal.

Please note that you may not vote shares held in street name by returning a proxy card directly to Potlatch or Deltic or by voting in person at your special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other holder of record.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you return your proxy card without indicating how to vote on any particular proposal, the shares of Potlatch common stock or shares of Deltic common stock represented by your proxy will be voted in favor of that proposal.

Q:	Can I change my vote after I have returned a proxy or voting instruction card?

A:	Yes. You can change your vote at any time before your proxy is voted at your special meeting. You can do this in one of three ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date (including by telephone or through the Internet); or

•	if you are a holder of record, you can attend your special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Corporate Secretary of Potlatch or Corporate Secretary of Deltic, as appropriate, no later than the beginning of the applicable special meeting. If your shares are held in street name by your bank, broker or other holder of record, you should contact your bank, broker or other holder of record to change your vote or revoke your proxy.

Q:	What happens if I transfer my shares of Potlatch or Deltic common stock before the special meeting?

A:	The record dates for the Potlatch and Deltic special meetings are earlier than both the date of the special meetings and the date that the merger is expected to be completed. If you transfer your Potlatch or Deltic shares after the applicable record date but before the applicable special meeting, you will retain your right to vote at the applicable special meeting. However, if you are a Deltic stockholder, you will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares through the completion of the merger.

Q:	What if I hold shares in both Potlatch and Deltic?

A:	If you are both a stockholder of Potlatch and a stockholder of Deltic, you will receive two separate packages of proxy materials. A vote cast as a Potlatch stockholder will not count as a vote cast as a Deltic stockholder, and a vote cast as a Deltic stockholder will not count as a vote cast as a Potlatch stockholder. Therefore, please separately submit a proxy for each of your Potlatch and Deltic shares.

Q:	Where can I find the voting results of the special meeting?

A:	The preliminary voting results for each special meeting will be announced at the Potlatch and Deltic special meetings, respectively. In addition, within four business days following certification of the final voting results, each of Potlatch and Deltic intends to file the final voting results of its special meeting with the SEC on a Current Report on Form 8-K.

Q:	What will happen if all of the proposals to be considered at the special meeting are not approved?

A:	As a condition to completion of the merger, Potlatch’s stockholders must approve the share issuance proposal and Deltic’s stockholders must approve the merger proposal. Completion of the merger is not conditioned or dependent on approval of any of the other proposals to be considered at the special meetings.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed for any reason, Deltic stockholders will not receive any consideration for their shares of Deltic common stock, and Deltic will remain an independent public company with Deltic common stock continuing to be traded on the NYSE.

Q:	Are Deltic stockholders entitled to appraisal rights?

A:	No. Under the General Corporation Law of the State of Delaware (referred to as the “DGCL”), the holders of Deltic common stock are not entitled to appraisal rights in connection with the merger. For more information, see the section entitled “No Appraisal Rights” beginning on page 179.

Q:	Why are Deltic stockholders being asked to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Deltic’s named executive officers in connection with the completion of the merger?

A:	The rules promulgated by the SEC under Section 14A of the Exchange Act require Deltic to seek a non-binding, advisory vote with respect to certain compensation that may be paid or become payable to Deltic’s named executive officers in connection with the completion of the merger. For more information regarding such payments, see the section entitled “Non-Binding Advisory Vote on Compensation” beginning on page 146.

Q:	What will happen if Deltic stockholders do not approve, on a non-binding advisory basis, the payments to Deltic’s named executive officers in connection with the completion of the merger?

A:	The vote on the compensation proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, Deltic stockholders may vote in favor of the merger proposal and not in favor of the compensation proposal, or vice versa. Approval of the compensation proposal is not a condition to completion of the merger with Potlatch, and it is advisory in nature only, meaning it will not be binding on either Potlatch or Deltic. Accordingly, because Deltic is contractually obligated to make these payments, if the proposed merger with Potlatch is completed, the compensation will be payable, subject only to the conditions applicable to these payments, regardless of the outcome of the advisory vote.

Q:	What are the principal U.S. federal income tax consequences of the Mergers to U.S. holders of Deltic common stock?

A:	The parties intend for the merger to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, (“Code”). It is a condition to Potlatch’s obligation to complete the merger that Potlatch receive an opinion from Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), tax counsel to Potlatch, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to Deltic’s obligation to complete the merger that Deltic receive an opinion from Davis Polk & Wardwell LLP (“Davis Polk”), tax counsel to Deltic, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Pursuant to the merger agreement, the opinions described above may be delivered by other counsel reasonably acceptable to the parties. On the basis of the foregoing opinions, a U.S. Holder (as defined on page 98) of Deltic will generally not recognize any gain or loss for U.S. federal income tax purposes as a result of the merger, except with respect to cash received in lieu of fractional shares.

In addition, as a result of the merger, Potlatch will succeed to all of Deltic’s “earnings and profits” for U.S. federal income tax purposes, and in order for Potlatch to maintain its REIT status following the merger, it must distribute all of such earnings and profits prior to the end of the taxable year in which the merger occurs. Accordingly, following the merger, Potlatch will make one or more special distributions, which distributions are expected in substantial part to be paid in cash or Potlatch stock at each stockholder’s election, with a limit on the aggregate amount of cash that will be available for such distribution (which limit may be as low as 20% under current guidance by the Internal Revenue Service (referred to as “IRS”)) (the foregoing dividends collectively, the “special distribution”). The special distribution will generally be taxable to Potlatch stockholders, including Deltic stockholders that become Potlatch stockholders in the merger, as ordinary income, including in respect of the portion of the special distribution paid in Potlatch stock. Because the Potlatch stock received by a stockholder in the special distribution will be treated as a taxable distribution, the special distribution may give rise to a tax liability in excess of the amount of cash received by the stockholder subject to the discussion at “U.S. Federal Income Taxation of Potlatch and its Stockholders—Taxation of Stockholders—Distributions” beginning on page 111.

The particular consequences of the merger to each common stockholder depend on such holder’s particular facts and circumstances. Stockholders are urged to consult their tax advisors to understand fully the consequences to them of the merger in their specific circumstances. A more detailed discussion of the U.S. federal income tax considerations relevant to the merger can be found in the section entitled ‘‘U.S. Federal Income Tax Consequences of the Merger’’ beginning on page 97 of this joint proxy statement/prospectus.

Q:	What are the conditions to completion of the merger?

A:	In addition to the approval of the share issuance proposal by Potlatch’s stockholders and the approval of the merger proposal by Deltic’s stockholders, completion of the merger is subject to the satisfaction of a number of other conditions. For additional information on the conditions to completion of the merger, see the section entitled “The Issuance of Potlatch Shares and the Adoption of the Merger Agreement—The Merger Agreement—Conditions to Completion of the Merger” beginning on page 140.

Q:	Will I still be paid dividends prior to the merger?

A:	Potlatch has announced that beginning in the fourth quarter of 2017, it has increased its annual dividend from $1.50 per share to $1.60 per share. Under the merger agreement, Potlatch is entitled to declare and pay its regular quarterly cash dividend with declaration, record and payment dates consistent with past practice and in accordance with its current dividend policy without Deltic’s consent. Deltic has historically paid quarterly dividends of $0.10 per share to its stockholders. Under the merger agreement, Deltic is entitled to declare and pay its regular quarterly cash dividend with declaration, record and payment dates consistent with past practice and in accordance with its current dividend policy without Potlatch’s consent.

Under the merger agreement, Potlatch and Deltic are required to coordinate with each other to designate the same record and payment dates for any quarterly dividends or distributions declared in accordance with the merger agreement in any calendar quarter in which the closing of the merger might reasonably be expected to occur so that (1) no holder of shares of Potlatch common stock or shares of Deltic common stock will receive two dividends, or fail to receive one dividend, for any single calendar quarter and (2) the quarterly payments of dividends to holders of shares of Potlatch common stock (and any necessary adjustments to Deltic’s schedule for quarterly dividends) will be made substantially in accordance with Potlatch’s historical quarterly dividend payment schedule.

Q:	When do you expect the merger to be completed?

A:	Potlatch and Deltic expect the merger to close late in the first quarter or early in the second quarter of 2018. However, the obligations of Potlatch and Deltic to complete the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the respective Potlatch and Deltic special meetings and the completion of the merger.

Q:	What will happen to outstanding Deltic equity awards in the merger?

A:	Upon completion of the merger, each outstanding stock option to purchase shares of Deltic common stock will vest in full and be converted into an option, on the same terms (other than vesting) as were applicable prior to the merger, to purchase a corresponding number of shares of Potlatch common stock, after giving effect to the 1.80 exchange ratio. Outstanding Deltic restricted stock awards will, with limited exceptions, vest in full, and the restrictions and forfeiture conditions with respect thereto will lapse and expire, and the shares of Deltic common stock underlying such restricted stock awards will be converted into the right to receive the merger consideration. Outstanding Deltic performance-based restricted stock awards will be deemed to have their performance criteria achieved at the maximum level and, accordingly, will vest in full at 200% of target, and will be converted into the right to receive the merger consideration.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in, and incorporated by reference into, this joint proxy statement/prospectus, including its annexes.

If you are a holder of record, in order for your shares to be represented at your special meeting:

•	you can attend your special meeting in person;

•	you can vote through the Internet or by telephone by following the instructions included on your proxy card; or

•	you can indicate on the enclosed proxy card how you would like to vote and return the proxy card in the accompanying pre-addressed postage paid envelope.

If you hold your shares in street name, in order for your shares to be represented at your special meeting, you should instruct your bank, broker or other holder of record as to how to vote your shares, following the directions from your bank, broker or other holder of record provided to you.

Q:	Do I need to do anything with my shares of Deltic common stock now?

A:	If you are a Deltic stockholder, after the merger is completed, your shares of Deltic common stock will be automatically converted into shares of Potlatch common stock. You will receive instructions at that time regarding exchanging your shares for shares of Potlatch common stock. You do not need to take any action at this time. Please do not send your Deltic stock certificates with your proxy card.

Q:	Do I need to do anything with my shares of Potlatch common stock now?

A:	If you are a Potlatch stockholder, you are not required to take any action with respect to your Potlatch stock certificates. You will continue to hold your shares of Potlatch common stock.

Q:	Are there any risks in the merger or the Potlatch share issuance that I should consider?

A:	Yes. There are risks associated with all business combinations, including the merger, and with the related Potlatch share issuance. These risks are discussed in more detail in the section entitled “Risk Factors” beginning on page 28.

Q:	Who can help answer my questions?

A:	Potlatch or Deltic stockholders who have questions about the merger, the Potlatch share issuance or the other matters to be voted on at the special meetings or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

For Potlatch stockholders:	For Deltic stockholders:

Potlatch Corporation 601 West First Avenue; Suite 1600 Spokane, Washington 99201 Telephone: (509) 835-1500 Attn: General Counsel	Deltic Timber Corporation 210 East Elm Street, P.O. Box 7200 El Dorado, Arkansas 71731-7200 Telephone: (870) 881-9400 Attn: General Counsel

or	Or

Georgeson LLC 480 Washington Blvd., 26th Floor Jersey City, New Jersey 07310 (888) 867-6963 (toll-free)	Georgeson LLC 480 Washington Blvd., 26th Floor Jersey City, New Jersey 07310 (888) 867-6963 (toll-free)

SUMMARY

This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all the information that is important to you. Potlatch and Deltic encourage you to read carefully the remainder of this joint proxy statement/prospectus, including the attached annexes and the other documents to which we have referred you, because this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the applicable special meeting. See also the section entitled “Where You Can Find More Information” beginning on page 185. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies

Potlatch Corporation (See page 38)

Potlatch Corporation

601 West First Avenue; Suite 1600

Spokane, Washington 99201

Telephone: (509) 835-1500

Potlatch Corporation (“Potlatch”), formerly known as Potlatch Holdings, Inc., was incorporated in Delaware in 2005 as a Real Estate Investment Trust (REIT). Potlatch is the successor to the business of the original Potlatch Corporation, which was incorporated in Maine in 1903. Potlatch has approximately 1.4 million acres of timberland in Alabama, Arkansas, Idaho, Minnesota and Mississippi. Potlatch also conducts a land sales and development business and operates saw mills in Arkansas, Idaho, Michigan and Minnesota and one plywood manufacturing facility in Idaho through its taxable REIT subsidiary. Potlatch is headquartered in Spokane, Washington. In 2016 Potlatch generated approximately $599 million in revenue and as of December 31, 2016 had 953 employees.

Potlatch common stock is listed on the Nasdaq under the symbol “PCH”.

Additional information about Potlatch and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 185.

Deltic Timber Corporation (See page 38)

Deltic Timber Corporation

210 East Elm Street, P.O. Box 7200

El Dorado, Arkansas 71731-7200

Telephone: (870) 881-9400

Deltic Timber Corporation (“Deltic”) was incorporated in Delaware in 1996 and is a vertically integrated natural resources company engaged primarily in the growing and harvesting of timber and the manufacture and marketing of lumber and medium density fiberboard. Deltic owns approximately 530,000 acres of timberland, mainly in Arkansas and north Louisiana, stocked principally with Southern Pine, known in the industry as a type of “softwood.” Deltic operates two lumber sawmills and one medium density fiberboard plant, all located in Arkansas near Deltic’s timberlands. In addition to its timber, lumber, and medium density fiberboard operations, Deltic is engaged in real estate development in central Arkansas. Deltic is headquartered in El Dorado, Arkansas, and its operations are located primarily in Arkansas and north Louisiana. In 2016, Deltic generated approximately $219 million in net sales, and as of January 31, 2017, Deltic had 547 employees.

Deltic common stock is listed on the NYSE under the symbol “DEL”.

Additional information about Deltic and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 185.

The Merger and the Merger Agreement

A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. Potlatch and Deltic encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section entitled “The Issuance of Potlatch Shares and the Adoption of the Merger Agreement—The Merger Agreement” beginning on page 123.

Effects of Merger (See page 49)

On the terms and subject to the conditions in the merger agreement, and in accordance with the DGCL, on the closing date, Deltic will merge with and into Merger Sub. At the effective time of the merger, the separate corporate existence of Deltic will cease and Merger Sub will continue as the surviving entity in the merger.

Merger Consideration (See page 124)

Under the terms of the merger agreement, at the effective time of the merger, each outstanding share of Deltic common stock (other than shares of Deltic common stock owned by Deltic as treasury stock, which will be canceled) will be converted into the right to receive 1.80 shares of Potlatch common stock. This exchange ratio of 1.80 was fixed in the merger agreement and will not be adjusted for changes in the market price of either shares of Potlatch common stock or shares of Deltic common stock. Changes in the price of shares of Potlatch common stock prior to the merger will affect the market value that Deltic stockholders will receive upon completion of the merger.

The price of shares of Potlatch common stock at the closing of the merger may vary from its price on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the special meetings of Potlatch and Deltic. As a result, the market value represented by the exchange ratio will also vary. For example, based on the range of closing prices of shares of Potlatch common stock during the period from October 20, 2017, the last trading day before public announcement of the merger, through [●], 2017, the latest practicable date before the date of this joint proxy statement/prospectus, the exchange ratio represented a market value ranging from a low of $[●] to a high of $[●] for each share of Deltic common stock. Accordingly, at the time of the Deltic special meeting, Deltic stockholders will not know or be able to determine the market value of the consideration they will receive upon completion of the merger.

Treatment of Deltic Equity Awards (See page 124)

Upon completion of the merger, each outstanding stock option to purchase shares of Deltic common stock (referred to as “Deltic Options”) will vest in full and be converted into an option, on the same terms (other than vesting) as were applicable prior to the merger, to purchase a corresponding number of shares Potlatch common stock, after giving effect to the 1.80 exchange ratio. Outstanding Deltic restricted stock awards (referred to as “Deltic Restricted Stock Awards”) will, with limited exceptions, vest in full, and the restrictions and forfeiture conditions with respect thereto will lapse and expire, and the shares of Deltic common stock underlying such restricted stock awards will be converted into the right to receive the merger consideration. Outstanding Deltic performance-based restricted stock awards (referred to as “Deltic Performance-Based Restricted Stock Awards”) will be deemed to have their performance criteria achieved at the maximum level and, accordingly, will vest in full at 200% of target, and will be converted into the right to receive the merger consideration.

U.S. Federal Income Tax Consequences of the Merger (See page 98)

Deltic and Potlatch intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Potlatch’s obligation to complete the merger that Potlatch receive an opinion from Skadden, Arps, Slate, Meager & Flom LLP, tax counsel to Potlatch, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Deltic’s obligation to complete the merger that Deltic receive an opinion from Davis Polk & Wardwell LLP, tax counsel to Deltic, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, and on the basis of the opinions expected to be received in connection herewith, a U.S. Holder (as defined on page 99) of Deltic common stock will generally not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of Deltic common stock for shares of Potlatch common stock in the merger, except with respect to cash received in lieu of fractional shares.

Please carefully review the information set forth in the section entitled “The Issuance of Potlatch Shares and the Adoption of the Merger Agreement—U.S. Federal Income Tax Consequences of the Merger” beginning on page 98 for a summary of the U.S. federal income tax consequences of the merger. Please consult your own tax advisors as to the specific tax consequences to you of the merger.

Recommendation of the Potlatch Board (See page 39)

After careful consideration, the Potlatch board, on October 22, 2017, unanimously (1) approved and declared advisable the merger agreement, (2) approved and declared advisable the merger upon the terms and subject to the conditions set forth in the merger agreement and (3) resolved to recommend to Potlatch’s stockholders the approval of the issuance by Potlatch of 1.80 shares of Potlatch common stock per share of Deltic common stock pursuant to and in accordance with the terms and conditions of the merger agreement. For the factors considered by the Potlatch board in reaching its decision to approve and declare advisable the merger agreement, see the section entitled “The Issuance of Potlatch Shares and the Adoption of the Merger Agreement—Potlatch’s Reasons for the Merger; Recommendation of the Potlatch Board” beginning on page 61. The Potlatch board unanimously recommends that the Potlatch stockholders vote “FOR” each of the share issuance proposal and the Potlatch adjournment proposal.

Recommendation of the Deltic Board (See page 44)

After careful consideration, the Deltic board, on October 21, 2017, unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of Deltic and its stockholders and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. For the factors considered by the Deltic board in reaching its decision to approve the merger agreement, see the section entitled “The Issuance of Potlatch Shares and the Adoption of the Merger Agreement—Deltic’s Reasons for the Merger; Recommendation of the Deltic Board” beginning on page 64. The Deltic board unanimously recommends that the Deltic stockholders vote “FOR” each of the merger proposal, the Deltic adjournment proposal and the compensation proposal.

Opinion of Potlatch’s Financial Advisor (See page 69)

On October 22, 2017, at a meeting of the Potlatch board, Merrill Lynch, Pierce, Fenner & Smith Incorporated (referred to as “BofA Merrill Lynch”), rendered its oral opinion, confirmed by delivery of a written opinion, dated October 22, 2017, that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations as set forth in its written opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to Potlatch.

The full text of the written opinion, dated October 22, 2017, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this document and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to Potlatch’s board (in its capacity as such) for the benefit and use of

Potlatch’s board in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger, and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Potlatch or in which Potlatch might engage or as to the underlying business decision of Potlatch to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

Opinion of Deltic’s Financial Advisor (See page 80)

Goldman Sachs & Co. LLC (referred to as “Goldman Sachs”) delivered its opinion to Deltic’s board that, as of October 22, 2017 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio of 1.80 shares of Potlatch common stock to be paid for each share of outstanding Deltic common stock pursuant to the merger agreement was fair from a financial point of view to the holders (other than Potlatch and its affiliates) of Deltic common stock.

The full text of the written opinion of Goldman Sachs, dated October 22, 2017, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided its opinion for the information and assistance of Deltic’s board in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of Deltic common stock should vote with respect to the transaction or any other matter. Pursuant to an engagement letter between Deltic and Goldman Sachs, Deltic has agreed to pay Goldman Sachs a transaction fee which is estimated to be approximately $15 million, all of which is payable upon consummation of the transaction; provided, that Deltic may determine to increase such transaction fee by up to $2 million at its sole and absolute discretion.

Financial Interests of Potlatch Directors and Officers in the Merger (See page 91)

Certain of Potlatch’s directors and executive officers have interests in the merger that are in addition to, or different from, the interests of other Potlatch stockholders. The Potlatch board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in adopting and approving the merger agreement and in recommending the approval of the share issuance proposal and the Potlatch adjournment proposal.

Financial Interests of Deltic’s Directors and Officers in the Merger (See page 91)

Certain of Deltic’s directors and executive officers have interests in the merger that are in addition to, or different from, the interests of other Deltic stockholders. The Deltic board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger, and in approving the merger and the merger agreement and in recommending the approval of the merger proposal, the Deltic adjournment proposal and the compensation proposal. These interests include:

•

Except as provided otherwise, each Deltic Option, Deltic Restricted Stock Award and Deltic Performance-Based Restricted Stock Award ( collectively referred to as “Deltic Equity Awards”) outstanding immediately prior to the completion of the merger will vest in full and be converted into awards representing the right to acquire or receive (as applicable) shares of Potlatch common stock, on the same terms and conditions as were applicable under the corresponding Deltic award. The performance criteria applicable to the Deltic Performance-Based Restricted Stock Awards will be deemed to have their performance criteria achieved at the maximum performance level (i.e., at 200%) of target. Any Deltic Restricted Stock Awards granted between the date of the execution of the merger agreement and the completion of the merger will not vest in full and will instead be converted into a restricted stock award relating to Potlatch common shares, subject to the same restrictions, vesting and forfeiture conditions (including accelerated vesting on a qualifying termination of employment following the completion of the merger);

•	Consultant agreement between Potlatch and Deltic’s Chief Executive Officer, John Enlow, pursuant to which Mr. Enlow will provide consulting services as vice chairman to Potlatch for a two-year period following the completion of the merger;

•	Change-in-control retention award agreements between Deltic and three named executive officers (Byrom Walker, David Meghreblian and Jim Andrews) provide for retention award payments upon completion of 90 days of continuous employment following the completion of the merger;

•	Offer letter with Mr. Enlow provides for severance benefits in the event of certain qualifying terminations of employment within two years following the merger;

•	Change-in-control agreements with Deltic’s other executive officers provide for severance benefits in the event of certain “qualifying events” (as defined in “Financial Interests of Deltic Directors and Officers in the Merger—Change in Control Agreements” beginning on page 94); and

•	Deltic’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

Board of Directors and Officers Following the Merger (See page 98)

Pursuant to the merger agreement, at the time the merger becomes effective (1) the Potlatch board will be expanded from eight directors to 12 directors, consisting of eight directors from Potlatch and four directors from Deltic as selected by Deltic, (2) Michael J. Covey, the current chief executive officer of Potlatch and chairman of its board of directors, will continue to serve as chief executive officer of Potlatch and chairman of its board of directors, (3) Eric J. Cremers, the current president and chief operating officer of Potlatch, will continue to serve as the president and chief operating officer of Potlatch and will continue to serve on the Potlatch board and (4) John D. Enlow, Sr., the current president and chief executive officer of Deltic, will serve as a vice chairman of Potlatch pursuant to a two-year consulting agreement between Potlatch and Mr. Enlow.

Regulatory Clearances Required for the Merger (See page 117)

Potlatch and Deltic have each agreed to take actions in order to obtain regulatory clearance required to consummate the merger. Regulatory clearance includes expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), following required notifications with and review by the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice. On November 9, 2017, Potlatch and Deltic filed their respective notification forms under the HSR Act. On November 27, 2017, Potlatch and Deltic were notified of the termination of the pre-merger waiting period under the HSR Act. Potlatch and Deltic are not aware of any other material regulatory approvals that are required for the completion of the merger.

Completion of the Merger (See page 124)

The merger is expected to close late in the first quarter or early in the second quarter of 2018, subject to the receipt of required stockholder approvals and the satisfaction or waiver of the other closing conditions. We cannot guarantee when or if the merger will be completed.

No Solicitation of Alternative Proposals (See page 133)

Potlatch and Deltic have each agreed, from the date of the execution of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, not to, and not to authorize any of its affiliates or its or their respective directors, officers, employees or representatives to:

•	directly or indirectly solicit, initiate or knowingly encourage or facilitate a takeover proposal (as defined on page 134) or any inquiry or proposal that may reasonably be expected to lead to a takeover proposal; or

•	enter into or participate in discussions or negotiations with, or furnish any information with respect to, or cooperate with any person who is seeking to make or has made a takeover proposal or any inquiry or proposal that may reasonably be expected to lead to a takeover proposal.

Additionally, except as described below, each party was required, and was required to instruct its affiliates and its and their representatives, upon execution of the merger agreement, to (1) immediately cease and cause to be terminated all existing discussions or negotiations with respect to a takeover proposal or an inquiry or proposal that may reasonably be expected to lead to a takeover proposal and (2) request prompt return or destruction of all confidential information previously furnished to any person or its representatives with respect to a takeover proposal and immediately terminate all physical and electronic data room access previously granted to any such person or its representatives.

Notwithstanding these restrictions, the merger agreement provides that, if, at any time prior to obtaining the approval of its stockholders, Potlatch or Deltic receives, as applicable, a bona fide written takeover proposal that its board of directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or could reasonably be expected to lead to a superior proposal (as defined on page 134) and which was made after the date of the merger agreement and did not otherwise result from a material breach of the non-solicitation obligations of that party, then Potlatch or Deltic, as applicable, may (1) furnish information with respect to itself and its subsidiaries to the person making such takeover proposal and its representatives pursuant to a customary confidentiality agreement no less restrictive than the confidentiality agreement between Potlatch and Deltic (except that such confidentiality agreement will not be required to contain standstill provisions) (provided that such information has previously been provided to the other party or is provided to the other party prior to or substantially concurrent with the time that it is provided to such person) and (2) participate in discussions regarding the terms of such takeover proposal and negotiate such terms with the person making such takeover proposal.

The merger agreement also requires each party (1) to notify the other promptly (and in any event within one business day of receipt thereof) of any takeover proposal that may reasonably be expected to lead to a takeover proposal, including the material terms and conditions of any such takeover proposal (including any changes thereto) and the identity of the person making a takeover proposal, (2) to keep the other informed in all material respects of the status and details of any takeover proposal and (3) to provide the other, as soon as reasonably practicable, copies of all written and electronic materials that describe any takeover proposal and any material amendments thereto exchanged between each respective party or any of its subsidiaries or any of its or their representatives and any other person who describes any of the terms or conditions of the takeover proposal.

Changes in Board Recommendations (See page 135)

The merger agreement provides that, subject to certain exceptions, neither the Potlatch board, nor the Deltic board will (1) withdraw (or modify in any manner adverse to the other party) or propose publicly to withdraw (or modify in any manner adverse to the other party) its recommendation of the share issuance proposal or the merger proposal, as applicable, (2) adopt, approve, recommend or declare advisable, or propose publicly to adopt, approve, recommend or declare advisable, a takeover proposal or (3) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Potlatch or Deltic, as applicable, or any of its affiliates to execute or enter into, any acquisition agreement (other than a confidentiality agreement otherwise permitted by the merger agreement) constituting or relating to, or that is intended to or would reasonably be expected to lead to, any takeover proposal, or requiring, or reasonably expected to cause, such party to abandon, terminate, delay or fail to complete, or that would otherwise prevent or materially impede, interfere with or delay the completion of the merger or any of the other transactions contemplated by the merger agreement (any of the above, an “adverse recommendation change”).

Notwithstanding the foregoing restrictions, at any time prior to obtaining the relevant stockholder approval, the board of directors of Potlatch or Deltic, as applicable, may make an adverse recommendation change if it receives a superior proposal or an intervening event (as defined in the merger agreement) occurs and, in either case, the board of directors of Potlatch or Deltic, as applicable, determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to make an adverse recommendation change would be inconsistent with its fiduciary duties under applicable law. However, no adverse recommendation change in connection with a superior proposal or an intervening event may be made until after the fifth business day following such party first delivering to the other party written notice of its intent to take such action, including the terms and conditions of any takeover proposal or superior proposal or the nature of the intervening event; provided that the five business day notice period is shortened to two business days in connection with any amendment to the financial terms or other material terms of a superior proposal.

Conditions to Completion of the Merger (See page 140)

The obligations of each of Potlatch and Deltic to effect the merger are subject to the satisfaction or waiver of certain conditions, including:

•	the approval by Deltic stockholders of the merger proposal;

•	the approval by Potlatch stockholders of the share issuance proposal;

•	the termination or expiration of the waiting period under the HSR Act;

•	the approval for listing on Nasdaq, subject to official notice of issuance, of the shares of Potlatch common stock issuable to Deltic stockholders in the merger and upon the exercise or settlement, as applicable, of Deltic Options, Deltic Restricted Stock Awards and Deltic Performance-Based Restricted Stock Awards;

•	the absence of any law or judgment, order or decree issued by any court or tribunal of competent jurisdiction that prevents, makes illegal or prohibits the closing of the merger;

•	the SEC having declared effective the registration statement of which this joint proxy statement/prospectus forms a part;

•	the representations and warranties of the other party relating to capital structure, authority, execution and delivery, enforceability and brokers’ fees and expenses being true and correct in all material respects as of the date of the closing of the merger (except to the extent expressly made as of an earlier date, in which case, as of such earlier date);

•	each other representation and warranty of the other party being true and correct as of the date of the closing of the merger (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually and in the aggregate, has not had and would not reasonably be expected to have a material adverse effect;

•	the other party having performed in all material respects all obligations required to be performed by it under the merger agreement;

•	the receipt of an officer’s certificate executed by an executive officer of the other party certifying that the three preceding conditions have been satisfied;

•	the absence of a material adverse effect on the other party since the date of the merger agreement;

•	the receipt of an opinion of Potlatch’s counsel to the effect that commencing with Potlatch’s taxable year ended December 31, 2006, Potlatch has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual method of operation has enabled it, and its proposed method of operation will continue to enable it, to meet the requirements for qualification and taxation as a REIT under the Code;

•	the receipt of an opinion of that party’s counsel to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code; and

•	the absence of any declared or paid special distribution (as defined on page 139) by Potlatch in cash in an aggregate amount, together with any cash dividend or distribution Deltic is permitted to declare and pay as a result of such special distribution, the proximate result of which is a lower ratings event (as defined on page 141).

Termination of the Merger Agreement (See page 141)

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the receipt of the requisite stockholder approvals, under the following circumstances:

•	by mutual written consent of Potlatch and Deltic;

•	by either Potlatch or Deltic:

•	if the merger is not completed by July 22, 2018 (referred to as the “end date”); provided that this right to terminate the merger agreement will not be available to a party if the failure of the merger to occur on or before the end date is the result of a breach of the merger agreement by such party or the failure of any representation or warranty of such party contained in the merger agreement to be true and correct;

•	if the condition that no applicable law and no judgment issued by any court or tribunal of competent jurisdiction be in effect that prevents, makes illegal or prohibits the completion of the merger is not satisfied and the legal restraint giving rise to such non-satisfaction will have become final and non-appealable; provided that the right to terminate the merger agreement pursuant to the preceding clause will not be available to any party if such failure to satisfy such condition is the result of the failure of such party to have complied with its obligations to take, or cause to be taken, certain actions, as described in the section entitled “The Issuance of Potlatch Shares and the Adoption of the Merger Agreement—The Merger Agreement—Efforts to Complete the Merger” beginning on page 137;

•	if Potlatch stockholders fail to approve the share issuance proposal at the Potlatch special meeting (unless the Potlatch special meeting has been adjourned in which case at the final adjournment thereof);

•	if Deltic stockholders fail to approve the merger proposal at the Deltic special meeting (unless the Deltic special meeting has been adjourned in which case at the final adjournment thereof);

•

if the other party breaches or fails to perform any of its obligations under the merger agreement, or if any of the representations or warranties of such party fails to be true and correct, which breach or failure (1) would give rise to the failure of the conditions that (a) the representations and warranties contained in the merger agreement be true and correct at and as of the closing date, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect (other than certain representations that must be true and correct in all material respects at and as of the closing date) or (b) such party will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date and (2) is not reasonably capable of being cured by such party by the end date or is not cured by such party within 45 days after receiving written notice, except that the right to so terminate the merger agreement will not be available to a party that is then in breach of any covenant or agreement or representation or warranty in the merger agreement such that the conditions relating to the accuracy of its representations and warranties and performance of its obligations would not then be satisfied by such party;

•	by Potlatch, if a Deltic adverse recommendation change has occurred;

•	by Deltic, if a Potlatch adverse recommendation change has occurred;

•	by Potlatch, prior to obtaining approval of the share issuance by its stockholders, in order to enter into a definitive agreement to effect a superior proposal, if Potlatch (1) has complied with its non-solicitation covenants described in the section entitled “The Issuance of Potlatch Shares and the Adoption of the Merger Agreement—The Merger Agreement —No Solicitation of Alternative Proposals”, (2) enters into such definitive agreement concurrently with such termination and (3) pays Deltic the termination fee described in the section entitled “The Issuance of Potlatch Shares and the Adoption of the Merger Agreement—The Merger Agreement—Expenses and Termination Fees”; or

•	by Deltic, prior to obtaining approval of the merger proposal by its stockholders, in order to enter into a definitive agreement to effect a superior proposal, if Deltic (1) has complied with its non-solicitation covenants described in the section entitled “The Issuance of Potlatch Shares and the Adoption of the Merger Agreement—The Merger Agreement —No Solicitation of Alternative Proposals”, (2) enters into such definitive agreement concurrently with such termination and (3) pays Potlatch the termination fee described in the section entitled “The Issuance of Potlatch Shares and the Adoption of the Merger Agreement—The Merger Agreement—Expenses and Termination Fees”.

Expenses and Termination Fees (See page 142)

Generally, all fees and expenses incurred in connection with the merger and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses. However, the merger agreement provides that, upon termination of the merger agreement under certain circumstances, including as a result of a change in the recommendation of a party’s board of directors or termination of the merger agreement by a party to enter into a superior proposal, such party may be obligated to pay the other party a termination fee equal to $66,000,000 with respect to the fee payable by Potlatch and $33,000,000 with respect to the fee payable by Deltic.

Accounting Treatment (See page 117)

Potlatch prepares its financial statements in accordance with GAAP and is the accounting acquirer. The merger will be accounted for in accordance with Accounting Standards Codification 805, Business Combinations. The purchase price will be determined based on the number of shares of common stock issued and the trading price of shares of Potlatch common stock on the date of the merger. The purchase price will also include additional consideration related to converted Deltic equity awards for amounts attributable to pre-merger services. The purchase price will be allocated to the fair values of assets acquired and liabilities assumed. Any residual purchase price after this allocation will be assigned to goodwill, if applicable. Under Accounting Standards Codification 350, Intangibles – Goodwill and Other, goodwill is not amortized but is tested for potential impairment at least annually. The operating results of Deltic will be part of the combined company beginning on the date of the merger.

No Appraisal Rights (See page 119)

Under the DGCL, holders of Deltic common stock are not entitled to appraisal rights in connection with the merger. For additional information, see the section entitled “No Appraisal Rights” beginning on page 180.

Delisting and Deregistration of Deltic Common Stock (See page 119)

Upon the completion of the merger, the Deltic common stock currently listed on the NYSE will cease to be quoted on the NYSE and will subsequently be deregistered under the Exchange Act.

Comparison of Rights of Potlatch Stockholders and Deltic Stockholders (See page 165)

Deltic stockholders receiving the merger consideration will have different rights once they become stockholders of Potlatch due to differences between the governing corporate documents of Potlatch and the governing corporate documents of Deltic. These differences are described in detail in the section entitled “Comparison of Rights of Potlatch Stockholders and Deltic Stockholders” beginning on page 165.

The Special Meetings

The Potlatch Special Meeting (See page 39)

The special meeting of Potlatch stockholders will be held at [●] local time, on [●], at Potlatch corporate headquarters, 600 West First Avenue, Suite 1600, Spokane, Washington 99201 unless adjourned or postponed to a later date or time. At the Potlatch special meeting, Potlatch stockholders will be asked:

•	to consider and vote on a proposal to approve the issuance of shares of Potlatch common stock, in connection with the merger contemplated by the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus; and

•	to consider and vote on a proposal to adjourn the Potlatch special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance proposal.

Only holders of record of Potlatch common stock as of the close of business on [●], the record date for the Potlatch special meeting, will be entitled to notice of, and to vote at, the Potlatch special meeting and any adjournments or postponements of the Potlatch special meeting. A list of stockholders of record entitled to vote at the Potlatch special meeting will be available beginning 10 days prior to the Potlatch special meeting, and continuing through the Potlatch special meeting, at Potlatch’s executive offices and principal place of business at 601 West First Avenue, Suite 1600, Spokane, Washington 99201 for inspection by stockholders during ordinary business hours for any purpose germane to the Potlatch special meeting. The list will also be available at the Potlatch special meeting for examination by any stockholder of record present at the Potlatch special meeting.

As of the close of business on the record date for the Potlatch special meeting, there were outstanding a total of approximately [●] shares of Potlatch common stock entitled to vote at the Potlatch special meeting. As of the close of business on the record date, approximately [●]% of the outstanding shares of Potlatch common stock were held by Potlatch directors and executive officers and their affiliates. We currently expect that Potlatch’s directors and executive officers will vote their shares in favor of the above listed proposals, although none of them has entered into any agreements obligating him or her to do so.

Completion of the merger is conditioned on approval of the share issuance proposal. Approval of the share issuance proposal requires that the votes cast favoring the share issuance exceed the votes cast opposing it. Approval of the Potlatch adjournment proposal requires that the votes cast favoring the Potlatch adjournment proposal exceed the votes cast opposing it.

The Deltic Special Meeting (See page 44)

The special meeting is scheduled to be held at [●], on [●] at [●], local time, unless adjourned or postponed to a later date or time. At the Deltic special meeting, Deltic stockholders will be asked:

•	to consider and vote on a proposal to adopt the merger agreement, a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice, pursuant to which Deltic will be merged with and into Merger Sub and each outstanding share of Deltic common stock will be converted into the right to receive 1.80 shares of Potlatch common stock;

•	to consider and vote on a proposal to adjourn the Deltic special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger proposal; and

•	to consider and vote on a non-binding, advisory proposal to approve the compensation that may be paid or become payable to Deltic’s named executive officers in connection with the completion of the merger.

Only holders of record of shares of Deltic common stock as of the close of business on [●], the record date for the Deltic special meeting, will be entitled to notice of, and to vote at, the Deltic special meeting and any adjournments or postponements of the Deltic special meeting. A list of stockholders of record of Deltic entitled to vote at the special meeting will be available for 10 days before the special meeting at Deltic’s executive offices and principal place of business at 210 East Elm Street, El Dorado, Arkansas 71730 for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting. The list will also be available at the special meeting for examination by any stockholder of record present at the special meeting.

As of the close of business on the record date for the Deltic special meeting, there were outstanding a total of approximately [●] shares of Deltic common stock entitled to vote at the Deltic special meeting. As of the close of business on the record date, approximately [●]% of the outstanding shares of Deltic common stock were held by Deltic directors and executive officers and their affiliates. We currently expect that Deltic’s directors and executive officers will vote their shares in favor of above listed proposals, although none of them has entered into any agreements obligating him or her to do so.

Completion of the merger is conditioned on approval of the merger proposal. Approval of the merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Deltic common stock entitled to vote at the special meeting. Approval of the Deltic adjournment proposal and the compensation proposal each requires that votes cast “FOR” exceed the votes cast “AGAINST” each proposal (with abstentions and broker non-votes not considered votes cast).

Selected Historical Financial Data of Potlatch

The following table sets forth selected historical consolidated financial information for Potlatch. The historical consolidated financial information is derived from the audited consolidated financial statements of Potlatch as of and for each of the years in the five-year period ended December 31, 2016. The historical consolidated financial information for Potlatch as of and for the nine months ended September 30, 2017 and 2016 has been derived from unaudited interim consolidated financial statements of Potlatch and, in the opinion of Potlatch’s management, include all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the interim periods. The following information should be read together with Potlatch’s consolidated financial statements and the notes related to those financial statements incorporated herein by reference. See the section entitled “Where You Can Find More Information” beginning on page 185. Potlatch’s historical consolidated financial information may not be indicative of the future performance of Potlatch or the combined company.

	As of and for nine months ended September 30,		As of and for years ended December 31,
(Dollars in millions—except per share amounts)	2017	2016	2016	2015	2014	2013	2012
Revenues	$503.4	$443.4	$599.1	$575.3	$607.0	$570.3	$525.1
Net income (loss) (1)	$74.9	$(3.4)	$10.9	$31.7	$89.9	$70.6	$42.6
Total assets (1)(2)(3)	$971.0	$933.1	$927.7	$1,016.6	$1,031.7	$677.2	$714.8
Long-term debt (including current portion)(1)(2)(3)	$579.3	$585.4	$584.0	$603.9	$625.7	$316.8	$353.5
Total stockholders’ equity	$191.2	$115.8	$156.3	$203.7	$225.1	$204.1	$138.6
Capital expenditures: (4)
Property, plant and equipment	$9.4	$4.3	$5.9	$19.0	$13.3	$10.3	$5.6
Timberlands reforestation and roads	11.6	10.4	13.4	13.7	11.0	12.3	11.8

Total capital expenditures	$21.0	$14.7	$19.3	$32.7	$24.3	$22.6	$17.4

Net income (loss) per share:
Basic	$1.83	$(0.08)	$0.27	$0.78	$2.21	$1.74	$1.06
Diluted	$1.82	$(0.08)	$0.27	$0.77	$2.20	$1.73	$1.05
Dividends per share	$1.125	$1.125	$1.50	$1.50	$1.425	$1.28	$1.24
Weighted-average shares outstanding (in millions):
Basic	40.8	40.8	40.8	40.8	40.7	40.5	40.3
Diluted	41.2	40.8	41.0	41.0	40.9	40.7	40.6

(1)	In the second quarter of 2016, Potlatch sold approximately 172,000 acres of timberlands located in central Idaho for $114 million at a loss of $48.5 million before taxes and repaid $42.6 million of revenue bonds.
(2)	In December 2014, Potlatch acquired approximately 201,000 acres of timberland in Alabama and Mississippi for a total purchase price of $384 million, which was funded with $310 million of new term loans and cash on hand.
(3)	Debt issuance costs in 2012 - 2014 were reclassified to conform with the 2015 and 2016 presentation.
(4)	Excludes the acquisition of timber and timberlands.

Selected Historical Financial Data of Deltic

The following table sets forth selected historical consolidated financial information for Deltic. The historical consolidated financial information is derived from the audited consolidated financial statements of Deltic as of and for each of the years in the five-year period ended December 31, 2016. The historical consolidated financial information for Deltic as of and for the nine months ended September 30, 2017 and 2016 has been derived from unaudited interim consolidated financial statements of Deltic and, in the opinion of Deltic’s management, includes all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the interim periods. The following information should be read together with Deltic’s consolidated financial statements and the notes related to those financial statements incorporated herein by reference. See the section entitled “Where You Can Find More Information” beginning on page 185. Deltic’s historical consolidated financial information may not be indicative of the future performance of Deltic or the combined company.

	As of and for nine months ended September 30,		As of and for years ended December 31,
(Dollars in millions—except per share amounts)	2017	2016	2016	2015	2014	2013	2012
Net sales	$170.2	$160.9	$219.4	$193.9	$227.4	$199.7	$140.9
Net income	$6.3	$6.1	$9.2	$2.7	$19.7	$26.2	$9.2
Total assets	$558.2	$555.0	$554.7	$539.2	$527.3	$411.1	$353.0
Long-term debt (including current portion)	$238.9	$241.8	$240.8	$223.8	$202.9	$89.8	$62.7
Total stockholders’ equity	$255.4	$244.2	$251.2	$254.0	$267.6	$266.3	$232.2
Capital expenditures:
Woodlands (1)	$2.6	$2.8	$3.8	$3.7	$4.0	$3.8	$4.0
Manufacturing	$15.1	$26.5	$32.3	$24.3	$12.3	$16.5	$2.5
Real Estate	$4.2	$4.2	$8.5	$8.1	$3.9	$4.3	$3.0
Corporate	$0.2	$0.1	$0.2	$1.7	$0.1	$0.0	$0.0

Total capital expenditures	$22.1	$33.6	$44.8	$37.8	$20.3	$24.6	$9.5

Timberland acquisitions	$0.4	$1.2	$1.8	$0.9	$118.2	$8.9	$14.5
Net income (loss) per share:
Basic	$0.52	$0.50	$0.76	$0.21	$1.56	$2.06	$0.73
Diluted	$0.52	$0.50	$0.76	$0.21	$1.55	$2.05	$0.73
Dividends per share	$0.30	$0.30	$0.40	$0.40	$0.40	$0.40	$0.30
Weighted-average shares outstanding (in thousands):
Basic	12,068	12,005	12,010	12,407	12,497	12,566	12,525
Diluted	12,165	12,065	12,074	12,467	12,553	12,624	12,588

(1)	Excludes timberland acquisitions.

Summary Unaudited Pro Forma Condensed Combined Financial Information

The following table presents selected unaudited pro forma condensed combined financial information about Potlatch’s consolidated balance sheet and consolidated statement of operations, after giving effect to the following transactions:

•	the merger of Potlatch and Deltic (referred to as the “merger”);

•	the refinancing of Deltic’s long-term debt (referred to as the “Refinancing”); and

•	the purge of Deltic’s earnings and profits in connection with maintaining PotlatchDeltic’s status as a REIT (referred to as the “E&P Purge”).

The information under “Statement of Operations Data” in the table below gives effect to the merger, Refinancing and the E&P Purge as if they had been completed on January 1, 2016, the beginning of the earliest period presented. The information under “Balance Sheet Data” in the table below assumes the merger, Refinancing and the E&P Purge had been completed on September 30, 2017. This unaudited pro forma combined financial information was prepared using the acquisition method of accounting with Potlatch considered the acquirer of Deltic. See the section entitled “Accounting Treatment” beginning on page 117.

In addition, the unaudited pro forma condensed combined financial information includes adjustments which are preliminary and may be revised during the final fair value assessments and determination of the purchase price allocation. There can be no assurance that these revisions will not result in material changes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company.

The information presented below should be read in conjunction with the historical consolidated financial statements of Potlatch and Deltic, including the related notes, filed by each of them with the SEC, and with the unaudited pro forma condensed combined financial statements of Potlatch and Deltic, including the related notes, appearing elsewhere in this document. See the sections entitled “Where You Can Find More Information” beginning on page 185 and “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 147. The unaudited pro forma condensed combined financial data is not necessarily indicative of results that actually would have occurred or that may occur in the future had the merger, Refinancing and E&P Purge been completed on the dates indicated.

Statement of Operations Data (Dollars in millions)	For the Nine Months Ended September 30, 2017	For the Twelve Months Ended December 31, 2016
Revenues	$673.6	$818.5
Cost of goods sold	528.4	689.3
Gross Profit	145.2	129.2
Net income (loss)	51.4	(22.4)

Balance Sheet Data (Dollars in millions)	As of September 30, 2017
Cash and cash equivalents	$38.7
Total assets	2,378.1
Total liabilities	1,111.7
Total equity	1,266.4

Equivalent and Comparative Per Share Information

The following table sets forth, for the nine months ended September 30, 2017 and the year ended December 31, 2016, selected per share information for shares of Potlatch common stock on a historical and pro forma combined basis and, for the nine months ended September 30, 2017 and the year ended December 31, 2016, selected per share information for Deltic common stock on a historical and pro forma equivalent basis. Except for the historical information as of and for the year ended December 31, 2016, the information in the table is unaudited. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the merger, Refinancing and E&P Purge had been completed as of January 1, 2016, or the financial position that would have occurred if the merger, Refinancing and E&P Purge had been completed as of September 30, 2017, nor is it necessarily indicative of the future operating results or financial position of the combined company. You should read the data with the historical consolidated financial statements and related notes of Potlatch and Deltic contained in their respective Annual Reports on Form 10-K for the year ended December 31, 2016, Potlatch’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, and Deltic’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, all of which are incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 185.

The Potlatch pro forma combined earnings per share were calculated using the methodology as described below in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 147. The Potlatch pro forma combined cash dividends per share represent the weighted average of Potlatch’s historical cash dividends and Deltic’s historical cash dividends per share. The Potlatch pro forma combined book value per share was calculated by dividing total combined Potlatch and Deltic pro forma common stockholders’ equity by the pro forma equivalent number of shares. The Deltic pro forma equivalent per share amounts were calculated by multiplying the Potlatch pro forma combined per share amounts by the exchange ratio of 1.80.

	Potlatch			Deltic
	Historical	Pro Forma Combined		Historical	Pro Forma Equivalent
Basic earnings per share:
For the nine months ended September 30, 2017	$1.83	$0.77		$0.52	$1.39
For the year ended December 31, 2016	$0.27	$(0.34)		$0.76	$(0.61)
Diluted earnings per share:
For the nine months ended September 30, 2017	$1.82	$0.77		$0.52	$1.39
For the year ended December 31, 2016	$0.27	$(0.34)		$0.76	$(0.61)
Cash dividends declared per common share:
For the nine months ended September 30, 2017	$1.13	$1.06	(1)	$0.30	$1.90
For the year ended December 31, 2016	$1.50	$1.41	(1)	$0.40	$2.55
Book value per common share:
As of September 30, 2017	$4.71	$20.17		$19.93	$36.31
As of December 31, 2016	$3.86	N/A		$19.60	N/A

(1)	The pro forma combined cash dividends declared per common share assume Potlatch’s historical dividend rate per share, reduced to reflect dilution resulting from the E&P Purge, and the shares issued to consummate the merger. As part of the E&P Purge, PotlatchDeltic expects to issue a stock dividend of approximately 3.9 million shares, calculated based on the closing price of Potlatch common shares of $51.90 on November 7, 2017, which would dilute shares outstanding on a pro forma basis by 6%. As a result, Potlatch’s historical cash dividend declared per common share of $1.50 per year was reduced 6%. The pro forma information is presented assuming the merger, Refinancing and E&P Purge had been completed as of January 1, 2016.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to future results and performance, the expected benefits of the merger such as efficiencies, cost savings and growth potential and the expected timing of the merger. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of these events anticipated by these forward-looking statements will occur. If any of these events occur, there is no guarantee what effect they will have on operations or financial condition.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often use words such as “expects,” may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” “projects,” intends,” plans,” targets” or “approximately.” In addition, these words may use the positive or negative or other variations of those and similar words.

Major risks, uncertainties and assumptions that affect Potlatch’s and Deltic’s businesses and may cause actual results to differ materially from those expressed or implied in these forward-looking statements include those set forth in Potlatch’s and Deltic’s filings with the SEC, including their respective Annual Reports on Form 10-K for the fiscal years ended December 31, 2016, those set forth in the section entitled “Risk Factors” beginning on page 28, as well as, among others, risks, uncertainties and assumptions relating to:

•	the failure to receive, on a timely basis or otherwise, the required approval of Potlatch’s stockholders or Deltic’s stockholders with respect to the merger;

•	the risk that any of the conditions to closing of the merger may not be satisfied;

•	uncertainties as to the timing of the completion of the merger and the ability of Potlatch and Deltic to complete the merger;

•	the risk that the proposed merger disrupts the plans, operations or existing business relationships of Potlatch or Deltic;

•	the combined company’s ability to achieve the anticipated financial performance or synergies expected from the merger;

•	the risk that the business of Potlatch and Deltic will not be integrated successfully or in a timely manner;

•	unexpected costs or expenses resulting from the merger;

•	changes in timber growth rates;

•	changes in silviculture;

•	timber cruising variables;

•	changes in state forest acts or best management practices;

•	changes in timber harvest levels on Potlatch’s or Deltic’s lands;

•	changes in timber prices;

•	changes in timberland values;

•	changes in policy regarding governmental timber sales;

•	changes in the United States and international economies;

•	changes in interest rates and discount rates;

•	changes in exchange rates;

•	changes in requirements for FSC® or SFI® certification;

•	changes in the level of residential and commercial construction and remodeling activity;

•	changes in tariffs, quotas and trade agreements involving wood products;

•	changes in demand for Potlatch’s or Deltic’s products;

•	changes in production and production capacity in the forest products industry;

•	competitive pricing pressures for Potlatch’s or Deltic’s products;

•	unanticipated manufacturing disruptions;

•	changes in general and industry-specific environmental laws and regulations;

•	unforeseen environmental liabilities or expenditures;

•	weather conditions;

•	changes in raw material, energy and other costs;

•	availability of logging and hauling contractors;

•	collectability of amounts owed by customers;

•	changes in federal and state tax laws;

•	the ability to satisfy complex rules in order for Potlatch to remain qualified as a REIT; and

•	changes in tax laws that could reduce the benefits associated with Potlatch’s REIT status.

Potlatch and Deltic undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. In the event that Potlatch or Deltic does update any forward-looking statement, no inference should be made that Potlatch or Deltic will make additional updates with respect to that statement, related matters or any other forward-looking statements.

RISK FACTORS

In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26, you should carefully consider the following risks before deciding whether to vote for the merger proposal, in the case of Deltic stockholders, or for the share issuance proposal, in the case of Potlatch stockholders. In addition, you should read and consider the risks associated with each of the businesses of Potlatch and Deltic because these risks will also affect the combined company. Descriptions of some of these risks can be found in Potlatch’s and Deltic’s respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2016, as, in each case, updated by any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page  185.

Risk Factors Relating to the Merger

The exchange ratio is fixed and will not be adjusted in the event of any change in either Potlatch’s or Deltic’s stock price.

Under the terms of the merger agreement, at the effective time of the merger, each outstanding share of Deltic common stock (other than shares of Deltic common stock owned by Deltic as treasury stock, which will be canceled) will be converted into the right to receive 1.80 shares of Potlatch common stock. This exchange ratio of 1.80 was fixed in the merger agreement and will not be adjusted for changes in the market price of either shares of Potlatch common stock or shares of Deltic common stock. Changes in the price of shares of Potlatch common stock prior to the merger will affect the market value that Deltic stockholders will receive upon completion of the merger.

The price of shares of Potlatch common stock at the closing of the merger may vary from its price on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the special meetings of Potlatch and Deltic. As a result, the market value represented by the exchange ratio will also vary. For example, based on the range of closing prices of shares of Potlatch common stock during the period from October 20, 2017, the last trading day before public announcement of the merger, through [●], 2017, the latest practicable date before the date of this joint proxy statement/prospectus, the exchange ratio represented a market value ranging from a low of $[●] to a high of $[●] for each share of Deltic common stock. Accordingly, at the time of the Deltic special meeting, Deltic stockholders will not know or be able to determine the market value of the consideration they will receive upon completion of the merger.

Stock price changes may result from a variety of factors (many of which are beyond our control), including, among others, changes in our respective businesses, operations and prospects; changes in market assessments of the business, operations and prospects of either company; investor behavior and strategies; interest rates, general market and economic conditions and other factors generally affecting the price of shares of Potlatch’s common stock and shares of Deltic’s common stock; and federal, state and local legislation, governmental regulation, tariffs, quotas and trade agreements, and legal developments in the businesses in which Potlatch and Deltic operate.

Potlatch’s stock price may be negatively impacted by risks and conditions that apply to Potlatch, which are different from the risks and conditions applicable to Deltic.

Upon completion of the merger, holders of Deltic common stock will become holders of Potlatch common stock. The businesses of Potlatch differ from those of Deltic in important respects and, accordingly, the results of operations of Potlatch after the merger, as well as the market price of shares of Potlatch common stock, may be affected by factors different from those currently affecting or that have historically affected the independent results of operations of Deltic. Please see Potlatch’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as updated by any subsequent Quarterly Reports on Form 10-Q, all of which are incorporated by reference in this joint proxy statement/prospectus (see the section entitled “Where You Can Find More Information” beginning on page 185 for the location of information incorporated by reference in this joint proxy statement/prospectus), and the section entitled “Cautionary Statements Regarding Forward-Looking Statements” beginning on page 26 for a summary of some of the key factors that might affect Potlatch and the prices at which shares of Potlatch common stock may trade from time to time.

Failure to complete the merger could negatively impact the stock prices and the future business and financial results of Potlatch and Deltic.

If the merger is not completed, the ongoing businesses of Potlatch or Deltic may be adversely affected and Potlatch and Deltic will be subject to several risks without realizing any of the benefits of having the merger completed, including the following:

•	being subject to certain restrictions on the conduct of its business during the period between the day the merger agreement was executed and termination of the merger agreement, which may adversely affect its ability to execute certain business strategies;

•	experiencing negative reactions from the financial markets or from their respective customers, suppliers or employees;

•	being subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against Potlatch or Deltic to perform their respective obligations under the merger agreement; and

•	the focus of management of each of the companies being on the merger instead of on pursuing other opportunities that could be beneficial to the companies.

In addition, if the merger is not completed, Potlatch or Deltic may be required, under certain circumstances, to pay a termination fee of $66 million and $33 million, respectively, to the other party.

Any delay in completing the merger, which is subject to a number of conditions, some of which are outside of the parties’ control, may reduce or eliminate the expected benefits from the transaction.

In addition to the required stockholder and stockholder approvals, the merger is subject to a number of other conditions beyond Potlatch’s and Deltic’s control that may prevent, delay or otherwise materially adversely affect its completion. Potlatch and Deltic cannot predict whether and when these other conditions will be satisfied. Furthermore, the requirements for obtaining the required approvals could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause the combined company not to realize some or all of the synergies and other benefits that it expects to achieve if the merger is successfully completed within its expected time frame. The merger agreement contains certain restrictions on the conduct of the parties’ business. If the merger is delayed, these restrictions could adversely affect Potlatch’s or Deltic’s ability to execute business strategies or pursue attractive business opportunities. In addition, a delay could cause management of Potlatch or Deltic, as applicable, to focus on completion of the merger instead of on other opportunities that could be beneficial to Potlatch or Deltic. See the section entitled “The Issuance of Potlatch Common Stock and the Adoption of the Merger Agreement—The Merger Agreement—Conditions to Completion of the Merger” beginning on page 140.

In addition, if the merger is not completed by July 22, 2018, either Potlatch or Deltic may choose to terminate the merger agreement, subject to certain exceptions. Potlatch or Deltic may also choose to terminate the merger agreement in certain other circumstances, and the parties can mutually decide to terminate the merger agreement at any time prior to the completion of the merger, before or after the stockholder approvals have been obtained. See the sections entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 141 and “—Expenses and Termination Fees” beginning on page 142.

The merger agreement contains provisions that could discourage a potential competing acquiror of either Potlatch or Deltic or could result in any competing proposal being at a lower price than it might otherwise be.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, restrict Potlatch’s and Deltic’s ability to solicit, initiate, knowingly encourage or facilitate competing third-party proposals to acquire all or a significant part of Potlatch or Deltic. Further, even if the Potlatch board or Deltic board withdraws (or modifies in any manner adverse to the other party) or proposes publicly to withdraw (or modify in any manner adverse to the other party) its recommendation of the share issuance proposal or the merger proposal, as applicable, they will still be required to submit the matter to a vote of their respective stockholders at their respective special meetings unless the merger agreement is terminated in accordance with its terms. In addition, the other party generally has an opportunity to offer to modify the terms of the merger and the merger agreement in response to any takeover proposals that may be made before such board of directors may withdraw or modify its recommendation. In some circumstances, upon termination of the merger agreement, one of the parties may be required to pay a termination fee to the other party. For additional information, see the sections entitled “The Issuance of Potlatch Common Stock and the Adoption of the Merger Agreement—The Merger Agreement—No Solicitation of Alternative Proposals” beginning on page 133, “—Changes in Board Recommendations” beginning on page 135, “—Termination of the Merger Agreement” beginning on page 141 and “—Expenses and Termination Fees” beginning on page 142.

These provisions could discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Potlatch or Deltic from considering or proposing an acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than that market value proposed to be received or realized in the merger, or might result in a potential competing acquiror proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

The merger will involve substantial costs.

Potlatch and Deltic have incurred and expect to continue to incur substantial costs and expenses relating directly to the merger and the Potlatch share issuance, including fees and expenses payable to financial advisors, other professional fees and expenses, insurance premium costs, HSR filing fees, SEC filing fees, printing and mailing costs and other transaction-related costs, fees and expenses. Potlatch also will incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs, employment-related costs and costs related to the special distribution. Potlatch continues to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the merger and the integration of the two companies’ businesses.

Uncertainty due to the pendency of the merger could adversely affect the business and operations of Potlatch or Deltic.

In connection with the pendency of the merger, some customers, suppliers or other entities with whom Potlatch or Deltic have a business relationship may delay or defer decisions, which could negatively impact revenues, earnings and cash flows of Potlatch or Deltic, as well as the market price of shares of Potlatch common stock or shares of Deltic common stock, regardless of whether the merger is completed. In addition, customers or suppliers may cease doing business with Potlatch, Deltic or the combined company in anticipation of or following the merger or may change the terms and conditions upon which they are willing to continue to do business. In addition, current or prospective competitors of Potlatch, Deltic or the combined company may seek to take advantage of potential uncertainty or disruption resulting from the merger to interfere with relationships with customers, suppliers or employees.

Until the completion of the merger or the termination of the merger agreement in accordance with its terms, in consideration of the agreements made by the parties in the merger agreement, Potlatch and Deltic are each prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to Potlatch or Deltic and their respective stockholders and stockholders.

Until the merger is completed, the merger agreement restricts Potlatch and Deltic from taking specified actions without the consent of the other party, and requires each of Potlatch and Deltic to operate in the ordinary course in all material respects. These restrictions may prevent Potlatch or Deltic from making appropriate changes to their respective businesses or pursuing attractive business opportunities that may arise prior to the completion of the merger. See the section entitled “The Issuance of Potlatch Common Stock and the Adoption of the Merger Agreement—The Merger Agreement—Conduct of Business” beginning on page 127.

The fairness opinions obtained by the boards of Potlatch and Deltic from their respective financial advisors will not reflect changes in circumstances between signing the merger agreement and the completion of the merger.

Neither the Potlatch board nor the Deltic board has obtained an updated fairness opinion as of the date of this joint proxy statement/prospectus from BofA Merrill Lynch, Potlatch’s financial advisor, or Goldman Sachs, Deltic’s financial advisor.

Changes in the operations and prospects of Potlatch or Deltic, general market and economic conditions and other factors that may be beyond the control of Potlatch or Deltic, and on which the fairness opinions were based, may alter the value of Potlatch or Deltic or the price of shares of Potlatch common stock or shares of Deltic common stock by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the dates of such opinions. The opinions are included as Annexes B and C to this joint proxy statement/prospectus. For a description of the opinion that the Potlatch board received from its financial advisor, see the section entitled “The Issuance of Potlatch Common Stock and the Adoption of the Merger Agreement—Opinion of Potlatch’s Financial Advisor” beginning on page 69. For a description of the opinion that the Deltic board received from its financial advisor, see the section entitled “The Issuance of Potlatch Common Stock and the Adoption of the Merger Agreement—Opinion of Deltic’s Financial Advisor” beginning on page 80. For a description of the factors considered by the Potlatch board in determining to approve the merger agreement and the merger, see the section entitled “The Issuance of Potlatch Common Stock and the Adoption of the Merger Agreement—Potlatch’s Reasons for the Merger; Recommendation of the Potlatch Board” beginning on page 61. For a description of the factors considered by Deltic’s board in determining to approve the merger agreement and the merger, see the section entitled “The Issuance of Potlatch Common Stock and the Adoption of the Merger Agreement—Deltic’s Reasons for the Merger; Recommendation of the Deltic Board” beginning on page 64.

Potlatch’s executive officers and directors and Deltic’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of Potlatch’s stockholders and Deltic’s stockholders generally.

Executive officers of Potlatch and Deltic negotiated the terms of the merger agreement. The Potlatch board approved and adopted the merger agreement and approved the issuance of shares of Potlatch common stock to Deltic stockholders in connection with the merger and determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Potlatch common stock to Deltic stockholders in connection with the merger, are in the best interests of Potlatch and its stockholders. The Deltic board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of Deltic and its stockholders and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. In considering these facts and the other information contained in this joint proxy statement/prospectus, you should be aware that Potlatch’s executive officers and directors and Deltic’s executive officers and directors may have financial interests in the merger that may be different from, or in addition to, the interests of Potlatch’s stockholders or Deltic’s stockholders. See the sections entitled “The Issuance of Potlatch Common Stock and the Adoption of the Merger Agreement—Financial Interests of Potlatch Directors and Officers in the Merger” beginning on page 91 and “—Financial Interests of Deltic Directors and Officers in the Merger” beginning on page 91.

The combined company may incur adverse tax consequences if Potlatch has failed or fails to qualify as a REIT for U.S. federal income tax purposes or as a result of Deltic’s status as a non-REIT “C corporation” for U.S. federal income tax purposes.

Potlatch has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Code and intends to continue to do so through and following the merger. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the control of Potlatch may affect its ability to qualify as a REIT. In order to qualify as a REIT, Potlatch must satisfy a number of requirements, particularly relating to the nature of its assets and its income. A REIT must also make distributions to stockholders aggregating annually at least 90% of its net taxable income, excluding any capital gains.

If Potlatch has failed or fails to qualify as a REIT for U.S. federal income tax purposes and the merger is completed, the combined company may have significant tax liabilities.

If Potlatch loses its REIT status, or is determined to have lost its REIT status in a prior year, Potlatch will face serious tax consequences that could substantially reduce its cash available for distribution to its stockholders because:

•	Potlatch would be subject to U.S. federal income tax on its net income at regular corporate rates for the years it did not qualify for taxation as a REIT (and, for these years, would not be allowed a deduction for dividends paid to stockholders in computing its taxable income);

•	unless Potlatch is entitled to relief under applicable statutory provisions, neither it nor any “successor” corporation, trust or association could elect to be subject to tax as a REIT until the fifth taxable year following the year during which it was disqualified; and

•	even if Potlatch could re-elect REIT status or obtain relief to re-elect REIT status, (1) for up to five years following re-election of REIT status, upon a taxable disposition of an asset owned as of such re-election, it would be subject to corporate level tax with respect to any built-in gain inherent in such asset at the time of re-election and (2) it would have to distribute all earnings and profits from non-REIT years before the end of the first new REIT taxable year.

Even if Potlatch retains its REIT status, because Deltic is not a REIT for U.S. federal income tax purposes, Potlatch and its stockholders (including Deltic stockholders that become Potlatch stockholders in the merger) will face the following adverse tax consequences:

•	Potlatch will generally inherit any corporate income tax liabilities of Deltic, including penalties and interest;

•	Potlatch will be subject to regular corporate-level tax on the built-in gain in each asset of Deltic existing at the time of the merger if Potlatch were to dispose of a Deltic asset during the five-year period following the merger; and

•	Potlatch will be required to pay one or more special distributions to eliminate any earnings and profits accumulated by Deltic, which distributions will be taxable and are expected in substantial part to be paid in Potlatch stock and thus may cause a stockholder receiving such distributions to incur a tax liability that exceeds the cash received by such stockholder.

As a result of these factors, Potlatch’s failure (before or after the merger) to qualify as a REIT or Deltic’s status as a non-REIT “C corporation” could reduce Potlatch’s cash available for distribution to stockholders or impair its ability after the merger to expand its business and raise capital, could materially adversely affect the value of shares of Potlatch’s common stock, and could have other adverse effects for Potlatch and its stockholders.

Risk Factors Relating to Potlatch Following the Merger

Potlatch is expected to incur substantial expenses related to the integration of Deltic.

Potlatch is expected to incur substantial expenses in connection with the integration of the business, policies, procedures, operations, technologies and systems of Deltic with those of Potlatch. There are a large number of systems that must be integrated, including management information, purchasing, accounting and finance, sales, billing, payroll and benefits, fixed asset and lease administration systems and regulatory compliance. While Potlatch has assumed that a certain level of expenses would be incurred, there are a number of factors beyond its control that could affect the total amount or the timing of all of the expected integration expenses. Moreover, many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. These expenses could, particularly in the near term, exceed the savings that Potlatch expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings and synergies related to the integration of the businesses following the completion of the merger. These integration expenses likely will result in Potlatch taking significant charges against earnings following the completion of the merger, but the amount and timing of such charges are uncertain at present.

Following the merger, the combined company may be unable to integrate successfully the businesses of Potlatch and Deltic and realize the anticipated benefits of the merger.

The merger involves the combination of two companies which currently operate as independent public companies. The combined company will be required to devote significant management attention and resources to integrating its business practices and operations. The combined company may fail to realize some or all of the anticipated benefits of the merger if the integration process takes longer than expected or is more costly than expected. Potential difficulties the combined company may encounter in the integration process include the following:

•	the inability to successfully combine the businesses of Potlatch and Deltic in a manner that permits the combined company to achieve the cost savings and synergies anticipated to result from the merger, which would result in the anticipated benefits of the merger not being realized partly or wholly in the time frame currently anticipated or at all;

•	lost sales and customers as a result of certain customers of either of the two companies deciding not to do business with the combined company;

•	complexities associated with managing the combined businesses;

•	integrating personnel from the two companies;

•	creation of uniform standards, controls, procedures, policies and information systems;

•	potential unknown liabilities and unforeseen increased expenses or delays associated with the merger; and

•	performance shortfalls at one or both of the two companies as a result of the diversion of management’s attention caused by completing the merger and integrating the companies’ operations.

In addition, Potlatch and Deltic have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the diversion of each company’s management’s attention, the disruption or interruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect our ability to maintain relationships with customers, suppliers and employees or our ability to achieve the anticipated benefits of the merger, or could reduce the earnings or otherwise adversely affect the business and financial results of the combined company.

The market price of shares of Potlatch common stock may decline in the future as a result of the merger.

The market price of shares of Potlatch common stock may decline in the future as a result of the merger for a number of reasons, including the unsuccessful integration of Potlatch and Deltic or the failure of Potlatch to achieve the perceived benefits of the merger, including financial results, as rapidly as or to the extent anticipated by financial or industry analysts.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees of Potlatch or Deltic which could adversely affect the future business and operations of the combined company following the merger.

Potlatch and Deltic are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans and conduct operations. The combined company’s success after the merger will depend in part upon its ability to retain key management personnel and other key employees of Potlatch and Deltic. Current and prospective employees of Potlatch and Deltic may experience uncertainty about their future roles with the combined company following the merger, which may materially adversely affect the ability of each of Potlatch and Deltic to attract and retain key personnel during the pendency of the merger. Accordingly, no assurance can be given that the combined company will be able to retain key management personnel and other key employees of Potlatch and Deltic.

The merger may not be accretive and may cause dilution to Potlatch’s cash available for distribution per share, which may negatively affect the market price of shares of Potlatch common stock.

The merger is expected to deliver accretion to Potlatch’s cash available for distribution per share in the first full year after the merger, including cost synergies and excluding integration and restructuring activities. This expectation is based on preliminary estimates which may materially change, including the currently expected timing of the merger. Potlatch could also encounter additional transaction-related costs or other factors such as a delay in the closing of the merger or the failure to realize all of the benefits anticipated in the merger. Any of these factors could cause dilution to Potlatch’s cash available for distribution per share or decrease or delay the expected accretive effect of the merger and cause a decrease in the market price of shares of Potlatch common stock.

Current Potlatch stockholders and current Deltic stockholders will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over the combined company’s management.

Current Potlatch stockholders currently have the right to vote in the election of the Potlatch board and other matters affecting Potlatch. Current Deltic stockholders currently have the right to vote in the election of the Deltic board and on other matters affecting Deltic. Immediately after the merger is completed, it is expected that current Potlatch stockholders will own approximately [__]% of the outstanding shares of Potlatch common stock and current Deltic stockholders will own approximately [__]% of the outstanding shares of Potlatch common stock.

As a result of the merger, current Potlatch stockholders and current Deltic stockholders will have less influence on the combined company’s management and policies than they now have on the management and policies of Potlatch and Deltic, respectively.

The unaudited pro forma financial data for Potlatch included in this joint proxy statement/prospectus are preliminary, and Potlatch’s actual financial position and operations after the merger may differ materially from the unaudited pro forma financial data included in this joint proxy statement/prospectus.

The unaudited pro forma financial data for Potlatch included in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Potlatch’s actual financial position or operations would have been had the merger been completed on the dates indicated. Potlatch’s actual results and financial position after the merger may differ materially and adversely from the unaudited pro forma financial data included in this joint proxy statement/prospectus. Further, the combined company may recognize goodwill in the merger as part of acquisition accounting. Any goodwill would be subject to annual impairment assessments and a non-cash charge may be necessary if the results of operations and cash flows are unable to support the goodwill subsequent to the merger. For more information see the sections entitled “Summary—Summary Unaudited Pro Forma Combined Condensed Financial Information” beginning on page 24 and “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 147.

The internal financial forecasts for Potlatch and Deltic included in this joint proxy statement/prospectus reflect management estimates and Potlatch’s and Deltic’s actual performance may differ materially from the internal financial forecasts included in this joint proxy statement/prospectus.

The internal financial forecasts for Potlatch and Deltic included in this joint proxy statement/prospectus were prepared based on information Potlatch and Deltic, as applicable, had at the time of preparation and reflect factors and assumptions that are subject to change and do not necessarily reflect current factors and assumptions that Potlatch’s or Deltic’s management, as applicable, may have about their respective businesses. As a result, actual results may differ materially from these internal financial forecasts. The inclusion of these internal forecasts in this joint proxy statement/prospectus should not be regarded as an indication that Potlatch, Deltic or any other recipient of the financial forecasts considered, or now considers, these forecasts to be material or predictive of future results.

While presented with numeric specificity, these internal financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Potlatch and Deltic. Important factors that may affect actual results and cause the internal financial forecasts to not be achieved include risks and uncertainties relating to Potlatch’s and Deltic’s businesses, industry performance, commodity price trends, the regulatory environment, general business and economic conditions, tariffs, quotas and trade agreements and other factors described under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26 and “Risk Factors” beginning on page 28 and in Potlatch’s and Deltic’s respective Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as updated by any subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and are incorporated by reference into this joint proxy statement/prospectus. Since the forecasts cover multiple years, this information by its nature becomes less meaningful and predictive with each successive year.

The internal financial forecasts were not prepared for the purpose of public disclosure, nor were they prepared in compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or GAAP. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to these internal financial forecasts. The reports of the independent registered public accounting firms incorporated by reference into this joint proxy statement/prospectus relate to Potlatch’s and Deltic’s historical financial information and do not extend to these internal financial forecasts and should not be read to do so. These internal financial forecasts were based on internal management reporting that may differ from Potlatch’s and Deltic’s external public reporting.

None of Potlatch, Deltic or their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from these internal financial forecasts, and none of them undertakes any obligation to update, or otherwise revise or reconcile, these internal financial forecasts to reflect circumstances existing after the time of preparation or to reflect the occurrence of subsequent events even in the event that any or all of the factors or assumptions underlying the forecasts are shown to be in error. For more information see the sections entitled “The Issuance of Potlatch Shares and the Adoption of the Merger Agreement—Certain Potlatch Forecasts” beginning on page 119 and “—Certain Deltic Forecasts” beginning on page 121.

Potlatch’s future results will suffer if the combined company does not effectively manage its expanded operations following the merger.

Following the merger, the size of the business of the combined company will increase significantly beyond the current size of either Potlatch’s or Deltic’s current businesses. In addition, the combined company may continue to expand its operations through additional acquisitions or other strategic transactions. Potlatch’s future success depends, in part, upon its ability to manage its expanded business, which may pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected economies of scale, synergies and other benefits currently anticipated from the merger or anticipated from any additional acquisitions or strategic transactions.

Potlatch cannot assure you that it will be able to continue paying dividends as announced.

As noted elsewhere in this joint proxy statement/prospectus, Potlatch has announced that beginning in the fourth quarter of 2017, it has increased its annual dividend from $1.50 per share to $1.60 per share. However, you should be aware that Potlatch stockholders may not receive the same dividends following the merger for reasons that may include any of the following factors:

•	the combined company may not have enough cash to pay such dividends due to changes in Potlatch’s cash requirements, capital spending plans, cash flow or financial position;

•	while the dividend practices of Potlatch involve the distribution of a portion of Potlatch’s cash available to pay dividends, the Potlatch board could change its practices at any time; and

•	the actual amount of dividends distributed and the decision to make any distribution will remain at all times entirely at the discretion of the Potlatch board; and

Potlatch’s stockholders should be aware that they have no contractual or other legal right to dividends.

The shares of Potlatch common stock to be received by Deltic stockholders as a result of the merger will have different rights from the shares of Deltic common stock currently held by Deltic stockholders.

Upon completion of the merger, Deltic stockholders will become Potlatch stockholders and their rights as stockholders will be governed by the DGCL and Potlatch’s Second Restated Certificate of Incorporation (referred to as the “Potlatch certificate of incorporation”) and Potlatch’s Bylaws (referred to as the “Potlatch bylaws”). The rights associated with shares of Potlatch common stock are different from the rights associated with shares of Deltic common stock. See the section entitled “Comparison of Rights of Potlatch Stockholders and Deltic Stockholders” beginning on page 165 for a discussion of the different rights associated with shares of Potlatch common stock.

The credit ratings of the combined company or its subsidiaries may be different from what the companies currently expect.

Potlatch has evaluated the expected credit rating of the combined company and anticipates that the combined company will continue to maintain Potlatch’s current credit rating, including following any incurrence of new indebtedness in connection with refinancing indebtedness of Deltic. Potlatch’s credit ratings impact the cost and availability of future borrowings, and, as a result, Potlatch’s cost of capital. Potlatch’s ratings reflect each rating organization’s opinion of Potlatch’s financial strength, operating performance and ability to meet Potlatch’s debt obligations. Each of the ratings organizations reviews Potlatch’s ratings periodically, and there can be no assurance that Potlatch’s current ratings will be maintained in the future. Any future downgrades in Potlatch’s ratings could adversely affect Potlatch’s businesses, cash flows, financial condition and operating results.

Potlatch faces intense competition in its markets, and the failure to compete effectively could have a material adverse effect on its business, financial condition and results of operations.

Potlatch competes with North American producers, some of which may have greater financial resources and lower production costs than Potlatch does. The principal basis for competition for many of Potlatch’s products is selling price. Potlatch’s ability to maintain satisfactory margins depends in large part on Potlatch’s ability to control its costs. To the extent that one or more of Potlatch’s competitors become more successful with respect to any key competitive factor, Potlatch’s ability to attract and retain customers could be materially adversely affected. If Potlatch is unable to compete effectively, such failure could have a material adverse effect on its business, financial condition and results of operations.

Historically, Canada has been a significant source of lumber for the U.S. market, particularly in the new home construction market. After years of trade disputes over Canadian lumber imports, the U.S. and Canada executed a definitive agreement establishing a system of tiered taxes and/or volume restrictions relating to Canadian lumber imports to the U.S. However, this agreement expired in October 2015 and it is uncertain when or if a new agreement will be reached, and if reached what the terms of a new agreement would be. Moreover, even if a new agreement is reached, there can be no assurance that it will at all times, or at any time, effectively create a fair trade environment. Therefore, downward pressure on domestic timber and lumber prices caused by Canadian imports could continue or increase.

Other Risk Factors of Potlatch and Deltic

Potlatch’s and Deltic’s businesses are and will be subject to the risks described above. In addition, Potlatch and Deltic are, and will continue to be, subject to the risks described in Potlatch’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Deltic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, respectively, in each case, as updated by any subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and are incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 185 for the location of information incorporated by reference in this joint proxy statement/prospectus.

THE COMPANIES

The Companies

Potlatch Corporation

Potlatch Corporation

601 West First Avenue; Suite 1600

Spokane, Washington 99201

Telephone: (509) 835-1500

Potlatch Corporation (“Potlatch”), formerly known as Potlatch Holdings, Inc., was incorporated Delaware as a Real Estate Investment Trust (“REIT”). Potlatch is the successor to the business of the original Potlatch Corporation, which was incorporated in Maine in 1903. Potlatch has approximately 1.4 million acres of timberland in Alabama, Arkansas, Idaho, Minnesota and Mississippi. Potlatch also conducts a land sales and development business and operates saw mills in Arkansas, Idaho, Michigan and Minnesota and one plywood manufacturing facility in Idaho through its taxable REIT subsidiary Potlatch is headquartered in Spokane, Washington. In 2016 Potlatch generated approximately $599 million in revenue and as of December 31, 2016 had 953 employees.

Potlatch’s common stock is listed on Nasdaq under the symbol “PCH”.

Additional information about Potlatch and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 185.

Deltic Timber Corporation

Deltic Timber Corporation

210 East Elm Street, P.O. Box 7200

El Dorado, Arkansas 71731-7200

Telephone: (870) 881-9400

Deltic Timber Corporation (“Deltic”) was incorporated in Delaware in 1996 and is a vertically integrated natural resources company engaged primarily in the growing and harvesting of timber and the manufacture and marketing of lumber and medium density fiberboard. Deltic owns approximately 530,000 acres of timberland, mainly in Arkansas and north Louisiana, stocked principally with Southern Pine, known in the industry as a type of “softwood.” Deltic operates two lumber sawmills and one medium density fiberboard plant, all located in Arkansas near Deltic’s timberlands. In addition to its timber, lumber, and medium density fiberboard operations, Deltic is engaged in real estate development in central Arkansas. Deltic is headquartered in El Dorado, Arkansas, and its operations are located primarily in Arkansas and north Louisiana. In 2016, Deltic generated approximately $219 million in net sales, and as of January 31, 2017, Deltic had 547 employees.

Deltic’s common stock is listed on the NYSE under the symbol “DEL”.

Additional information about Deltic and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 185.

THE POTLATCH SPECIAL MEETING

Date, Time and Place

The special meeting of Potlatch stockholders will be held at [●] local time, on [●], 2018 at Potlatch corporate headquarters, 601 West First Avenue, Suite 1600, Spokane, Washington 99201 unless adjourned or postponed to a later date or time.

Purpose of the Potlatch Special Meeting

At the Potlatch special meeting, Potlatch stockholders will be asked:

•	to consider and vote on a proposal to approve the issuance of shares of Potlatch common stock, par value $1 per share, in connection with the merger contemplated by the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus (referred to as the “share issuance proposal”); and

•	to consider and vote on a proposal to adjourn the Potlatch special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance proposal (referred to as the “Potlatch adjournment proposal”).

Recommendation of the Potlatch Board

At its meeting on October 22, 2017, the Potlatch board unanimously (1) approved and adopted the merger agreement, (2) approved the merger upon the terms and subject to the conditions set forth in the merger agreement and (3) approved the issuance by Potlatch of 1.80 shares of Potlatch common stock per share of Deltic common stock pursuant to and in accordance with the terms and conditions of the merger agreement.

Accordingly, the Potlatch board unanimously recommends that the Potlatch stockholders vote “FOR” each of the share issuance proposal and the Potlatch adjournment proposal.

Potlatch Record Date; Stockholders Entitled to Vote

Only holders of record of shares of Potlatch common stock as of the close of business on [●], the record date for the Potlatch special meeting, will be entitled to notice of, and to vote at, the Potlatch special meeting and any adjournments or postponements of the Potlatch special meeting. A list of stockholders of record entitled to vote at the Potlatch special meeting will be available beginning 10 days prior to the Potlatch special meeting, and continuing through the Potlatch special meeting, at Potlatch’s executive offices and principal place of business at 601 West First Avenue, Suite 1600, Spokane, Washington 99201 for inspection by stockholders during ordinary business hours for any purpose germane to the Potlatch special meeting. The list will also be available at the Potlatch special meeting for examination by any stockholder of record present at the Potlatch special meeting.

As of the close of business on the record date for the Potlatch special meeting, there were outstanding a total of approximately [●] shares of Potlatch common stock entitled to vote at the Potlatch special meeting.

Quorum

A quorum is necessary to transact business at the Potlatch special meeting. Stockholders who hold at least a majority of the issued and outstanding shares of Potlatch common stock as of the close of business on the record date and who are entitled to vote must be present or represented by proxy in order to constitute a quorum for the transaction of business at the Potlatch special meeting. Abstentions and “broker non-votes” (shares held by banks, brokers or other holders of record that are present, in person or by proxy, at the Potlatch special meeting but with respect to which the bank, broker or other holder of record is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the bank, broker or other holder of record does not have discretionary voting power on such proposal) will be counted as present for purposes of determining the presence of a quorum.

Required Vote

Approval of the share issuance proposal and the Potlatch adjournment proposal requires that votes cast “FOR” exceed the votes cast “AGAINST” each proposal (with abstentions and broker non-votes not considered votes cast.

Abstentions and Broker Non-Votes

The following will not be considered votes cast and will not count towards the approval of the share issuance proposal or the Potlatch adjournment proposal:

•	broker non-votes; and

•	a share otherwise present at the Potlatch special meeting as to which a stockholder gives no authority or direction.

Voting Information

You may vote your shares in one of several ways, depending how you own your shares of common stock.

If you are a Potlatch stockholder of record (that is, if your shares are registered in your own name with Potlatch’s transfer agent), you can vote any one of four ways:

•	Voting on the Internet: Go to the Internet website specified on your proxy card and follow the instructions. You will need to have your Control Number (from your notice or proxy card) with you when you go to the website.

•	Voting by Telephone: Call the toll-free number specified on your proxy card and follow the instructions. You will need to have your Control Number (from your notice or proxy card) with you when you call.

•	Voting by Mail: Mark, sign, date and return your proxy card in the postage-paid envelope provided in advance of the Potlatch special meeting.

•	Voting at the Potlatch Special Meeting: If you decide to attend the Potlatch special meeting and vote in person, you may deposit your proxy card in the ballot box at the registration desk at the Potlatch special meeting or you may complete a ballot that will be distributed at the Potlatch special meeting.

If a proxy is returned without an indication as to how the shares of Potlatch common stock represented are to be voted with regard to a particular proposal, the shares of Potlatch common stock represented by the proxy will be voted in favor of each such proposal. As of the date of this joint proxy statement/prospectus, Potlatch management has no knowledge of any business that will be presented for consideration at the Potlatch special meeting and which would be required to be set forth in this joint proxy statement/prospectus or the related Potlatch proxy card other than the matters set forth in Potlatch’s Notice of Special Meeting of Stockholders. If any other matter is properly presented at the Potlatch special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

If you are a beneficial owner of shares held in street name (that is, if you hold your shares through a bank, broker or other holder of record), you should follow the voting instructions you receive from the holder of record to vote your shares. The bank, broker or other holder of record must receive explicit voting instructions from you to be able to vote on the share issuance proposal and the Potlatch adjournment proposal, each of which is considered to be non-routine under the applicable rules of the Nasdaq. Banks, brokers and other holders of record do not have discretion to vote on non-routine matters unless the beneficial owner of the shares has given explicit voting instructions. Consequently, if you do not give your bank, broker or other holder of record explicit instructions, your shares will not be voted on the share issuance proposal or the Potlatch adjournment proposal and will be considered “broker non-votes” on these proposals.

Please note that if your shares are held in street name, and you wish to vote in person at the Potlatch special meeting, you must bring to the special meeting a “legal proxy” executed in your favor from the record holder (your bank, broker or other holder of record) of the shares authorizing you to vote at the Potlatch special meeting.

Your vote is very important. Accordingly, whether or not you expect to attend the Potlatch special meeting in person, we urge you to vote your shares as promptly as possible.

How Proxies Are Counted

All shares represented by properly executed proxies received in time for the Potlatch special meeting will be voted at the special meeting in the manner specified by the stockholder giving those proxies. Properly executed proxies that do not contain voting instructions with respect to the share issuance proposal or the Potlatch adjournment proposal will be voted “FOR” that proposal.

Participants in Benefit Plans

If you hold shares of Potlatch common stock in the Potlatch Hourly Company 401(k) or the Potlatch Salaried 401(k) Plan (referred to as the “Plans”), you can vote any one of four ways:

•	Voting on the Internet: Go to the Internet website specified on your voting instruction form and follow the instructions. You will need to have your control number (from your voting instruction form) with you when you go to the website.

•	Voting by Telephone: Call the toll-free number specified on your voting instruction form and follow the instructions. You will need to have your control number (from your voting instruction form) with you when you call.

•	Voting by Mail: Mark, sign, date and return your proxy card in the postage-paid envelope provided in advance of the Potlatch special meeting.

We must receive your voting instructions by 11:59 p.m. Eastern Time, on [●], 2018 in order to tabulate the voting instructions of Plans participants who have voted and communicate those to the Plans trustee, who will ultimately vote your shares. If the proxy card is signed and returned without specific instructions for voting, or if the proxy card received by the Plans trustee is not signed or if the proxy card is not received by the Trustee, you will be treated as directing the Plans trustee to vote your shares of Potlatch common stock held in the Plans in the same proportion as the shares of Potlatch common stock for which the Trustee has received timely instructions from other participants in the Plans, unless to do so would be inconsistent with Title I of the Employee Retirement Income Security Act of 1974.

Revocation of Proxies

You have the right to revoke your proxy at any time before your shares are voted by proxy at the Potlatch special meeting. You may revoke your proxy by delivering a signed statement to Potlatch’s Corporate Secretary at or prior to the Potlatch special meeting or by timely executing and delivering, by Internet, telephone, mail or in person at the Potlatch special meeting, another proxy dated as of a later date.

If shares are held in Potlatch Hourly or Salaried 401K Plans you may revoke your proxy by telephone by calling 1-800-690-6903 and following instructions or via Internet by going to www.proxyvote.com and following instructions.

If your shares are held in “street name” by your bank, broker or other holder of record, you should contact your bank, broker or other holder of record to change your vote or revoke your proxy.

Attending the Potlatch Special Meeting

Attendance at the Potlatch special meeting is limited to holders of shares of Potlatch common stock. If you are a stockholder of record and you plan to attend the Potlatch special meeting, please be prepared to provide proper photo identification, such as a driver’s license. If you are a street name stockholder and you plan to attend the Potlatch special meeting, you must present proof of your ownership of shares of Potlatch common stock as of the record date for the Potlatch special meeting. Acceptable proof would be an original bank or brokerage account statement as of the record date. You also must present photo identification to be admitted. If you arrive at the meeting without proof of your ownership of shares of Potlatch common stock as of the record date or without proper photo identification, you will not be admitted to the meeting.

If you are a street name stockholder and you wish to vote in person at the Potlatch special meeting, you must also bring to the Potlatch special meeting a “legal proxy” executed in your favor from the record holder (your bank, broker or other holder of record) of the shares authorizing you to vote at the Potlatch special meeting.

If you are hearing impaired or require other special accommodations due to disability, please contact Potlatch’s Corporate Secretary prior to the meeting to indicate the accommodations that you will need. No banners, placards, signs, literature for distribution, cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Potlatch special meeting.

Tabulation of Votes

Potlatch has appointed Lorrie D. Scott, Potlatch’s Vice President, General Counsel and Corporate Secretary, to serve as the inspector of election for the Potlatch special meeting. The inspector of election will, among other matters, determine the number of shares represented at the Potlatch special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to Potlatch stockholders.

Solicitation of Proxies

In accordance with the merger agreement, the cost of proxy solicitation for the Potlatch special meeting will be borne by Potlatch. In addition to the use of the mail, proxies may be solicited by officers and directors and other employees of Potlatch, some of whom may be considered participants in the solicitation, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Potlatch will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. Potlatch and Deltic have jointly retained Georgeson LLC to assist in solicitation of proxies for a fee of approximately $24,000, plus reasonable expenses, for these services.

Voting by Potlatch Directors and Executive Officers

As of the close of business on the record date for the Potlatch special meeting, approximately [●]% of the outstanding shares of Potlatch common stock were held by Potlatch directors and executive officers and their affiliates. We currently expect that Potlatch’s directors and executive officers will vote their shares in favor of the above-listed proposals, although none of them has entered into any agreements obligating him or her to do so.

Adjournments

If a quorum is not present or represented, the stockholders entitled to vote at the Potlatch special meeting, present in person or represented by proxy, shall have power to adjourn the Potlatch special meeting from time to time, without notice other than announcement at the Potlatch special meeting, until a quorum is present or represented. If a quorum is present at the Potlatch special meeting but there are not sufficient votes at the time of the Potlatch special meeting to approve the share issuance proposal, then Potlatch stockholders may be asked to vote on the Potlatch adjournment proposal. No notices of an adjourned meeting need be given unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the Potlatch special meeting. At any subsequent reconvening of the Potlatch special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the Potlatch special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Potlatch special meeting, please contact Georgeson LLC at 480 Washington Blvd., 26th Floor, Jersey City, New Jersey 07310, toll-free at (888) 867-6963.

THE DELTIC SPECIAL MEETING

Date, Time and Place

The special meeting of Deltic stockholders will be held at [●], on [●], 2018 at [●], local time, unless adjourned or postponed to a later date or time.

Purpose of the Deltic Special Meeting

At the Deltic special meeting, Deltic stockholders will be asked:

•	to consider and vote on a proposal to adopt the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus, pursuant to which Deltic will be merged with and into Merger Sub and each outstanding share of Deltic common stock will be converted into the right to receive 1.80 shares of Potlatch common stock (referred to as the “merger proposal”);

•	to consider and vote on a proposal to adjourn the Deltic special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger proposal (referred to as the “Deltic adjournment proposal”); and

•	to consider and vote on a non-binding, advisory proposal to approve the compensation that may be paid or become payable to Deltic’s named executive officers in connection with the completion of the merger (referred to as the “compensation proposal”).

Recommendation of the Deltic Board

After careful consideration, the Deltic board, on October 21, 2017, unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of Deltic and its stockholders and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Accordingly, the Deltic board unanimously recommends that Deltic stockholders vote “FOR” each of the merger proposal, the Deltic adjournment proposal and the compensation proposal.

Deltic Record Date; Stockholders Entitled to Vote

Only holders of record of shares of Deltic common stock as of the close of business on [●], the record date for the Deltic special meeting, will be entitled to notice of, and to vote at, the Deltic special meeting and any adjournments or postponements of the Deltic special meeting. A list of stockholders of record of Deltic entitled to vote at the Deltic special meeting will be available for 10 days before the Deltic special meeting at Deltic’s executive offices and principal place of business at 210 East Elm Street, El Dorado, Arkansas 71730 for inspection by stockholders during ordinary business hours for any purpose germane to the Deltic special meeting. The list will also be available at the Deltic special meeting for examination by any stockholder of record present at the special meeting.

As of the close of business on the record date for the Deltic special meeting, there were outstanding a total of approximately [●] shares of Deltic common stock entitled to vote at the Deltic special meeting.

Quorum

A quorum is necessary to transact business at the Deltic special meeting. Stockholders who hold at least a majority of the issued and outstanding shares of Deltic common stock as of the close of business on the record date and who are entitled to vote must be present or represented by proxy in order to constitute a quorum for the transaction of business at the Deltic special meeting. Shares of Deltic common stock represented at the Deltic special meeting but not voted, including shares for which a stockholder directs an “abstention” from voting, will be counted as present for purposes of establishing a quorum. Broker non-votes (shares held by banks, brokers or other holders of record that are present, in person or by proxy, at the Deltic special meeting but with respect to which the bank, broker or other holder of record is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the bank, broker or other holder of record does not have discretionary voting power on such proposal) will be counted as present for purposes of determining the presence of a quorum.

Required Vote

Approval of the merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Deltic common stock entitled to vote at the Deltic special meeting. Approval of the Deltic adjournment proposal and the compensation proposal each requires that votes cast “FOR” exceed the votes cast “AGAINST” each proposal (with abstentions and broker non-votes not considered votes cast).

Abstentions and Broker Non-Votes

If you fail to vote, fail to instruct your bank, broker or other holder of record to vote, or vote to abstain, it will have the same effect as a vote against the merger proposal. If you fail to vote, fail to instruct your bank, broker or other holder of record to vote, or mark your proxy or voting instructions to abstain, it will have no effect on the Deltic adjournment proposal or the compensation proposal, assuming that a quorum is present.

Voting Options

If you are a Deltic stockholder of record (that is, if your shares are registered in your own name with Deltic’s transfer agent), you can vote any one of four ways:

•	Voting on the Internet: Go to the Internet website specified on your proxy card and follow the instructions. You will need to have your control number (from your notice or proxy card) with you when you go to the website.

•	Voting by Telephone: Call the toll-free number specified on your proxy card and follow the instructions. You will need to have your control number (from your notice or proxy card) with you when you call.

•	Voting by Mail: Mark, sign, date and return your proxy card in the postage-paid envelope provided in advance of the Deltic special meeting.

•	Voting at the Deltic Special Meeting: If you decide to attend the Deltic special meeting and vote in person, you may deposit your proxy card in the ballot box at the registration desk at the Deltic special meeting or you may complete a ballot that will be distributed at the Deltic special meeting.

Voting in Person

If you plan to attend the Deltic special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name”, and you wish to vote at the special meeting, you must bring to the special meeting a “legal proxy” executed in your favor from the record holder (your bank, broker or other holder of record) of the shares authorizing you to vote at the special meeting. In addition, if you are a registered stockholder, please be prepared to provide proper identification, such as a driver’s license or passport. If you hold your shares in “street name”, you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other holder of record proving ownership on the Deltic record date, along with proper identification. Stockholders will not be allowed to use cameras, recording devices and other similar electronic devices at the meeting.

Voting of Proxies

A proxy card is enclosed for your use. Deltic requests that you mark, sign and date the accompanying proxy and return it promptly in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Deltic common stock represented by it will be voted at the Deltic special meeting or any adjournment thereof in accordance with the instructions contained in the proxy.

If a proxy is returned without an indication as to how the shares of Deltic common stock represented are to be voted with regard to a particular proposal, the Deltic common stock represented by the proxy will be voted in favor of each such proposal. As of the date of this joint proxy statement/prospectus, Deltic management has no knowledge of any business that will be presented for consideration at the Deltic special meeting and which would be required to be set forth in this joint proxy statement/prospectus or the related Deltic proxy card other than the matters set forth in Deltic’s Notice of Special Meeting of Stockholders. If any other matter is properly presented at the Deltic special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is very important. Accordingly, whether or not you plan to attend the Deltic special meeting in person, we urge you to vote your shares as promptly as possible.

How Proxies Are Counted

All shares represented by properly executed proxies received in time for the Deltic special meeting will be voted at the meeting in the manner specified by the stockholder giving those proxies. Properly executed proxies that do not contain voting instructions with respect to the merger proposal, the Deltic adjournment proposal or the compensation proposal will be voted “FOR” that proposal.

Shares Held in “Street Name”

If you hold your shares in a stock brokerage account or if your shares are held by a bank, broker or other holder of record (that is, in street name), you must provide the bank, broker or other holder of record of your shares with instructions on how to vote your shares if you wish them to be counted. Please follow the voting instructions provided by your bank, broker or other holder of record. Please note that you may not vote shares held in street name by returning a proxy card directly to Deltic or by voting in person at your special meeting unless you provide a “legal proxy”, which you must obtain from your bank, broker or other holder of record. Further, banks, brokers or other holders of record who hold shares of Deltic common stock on behalf of their customers may not give a proxy to Deltic to vote those shares without specific instructions from their customers.

If you do not instruct your broker on how to vote your shares of Deltic common stock, your bank, broker or other holder of record may not vote your shares, which will have the same effect as a vote against the merger proposal. If you do not instruct your broker on how to vote your shares of Deltic common stock, it will have no effect on the Deltic adjournment proposal and the compensation proposal, assuming that a quorum is present.

Revocation of Proxies

You have the power to revoke your proxy at any time before your proxy is voted at the Deltic special meeting. You can revoke your proxy in one of four ways:

•	by sending a signed notice of revocation to Deltic’s Corporate Secretary at 210 East Elm Street, P.O. Box 7200, El Dorado, Arkansas 71731-7200 no later than the beginning of the Deltic special meeting;

•	by properly submitting a new, valid proxy bearing a later date, which must be received before your votes are counted at the Deltic special meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•	by submitting a proxy via Internet or by telephone no later than 11:59 p.m. Eastern Time on the day before the Deltic special meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

•	if you are a holder of record, you can attend the Deltic special meeting and vote in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If your shares are held in “street name” by your bank, broker or other holder of record, you should contact your bank, broker or other holder of record to change your vote or revoke your proxy.

Tabulation of Votes

Deltic has appointed one or more representatives of Deltic, who will be assisted by Computershare, Inc., as proxy tabulation agent, to serve as the inspector of election for the Deltic special meeting. The inspector of election will, among other matters, determine the number of shares represented at the Deltic special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to the Deltic stockholders.

Solicitation of Proxies

In accordance with the merger agreement, the cost of proxy solicitation for the Deltic special meeting will be borne by Deltic. In addition to the use of the mail, proxies may be solicited by officers and directors and other employees of Deltic, some of whom may be considered participants in the solicitation, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Deltic will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. Deltic and Potlatch have jointly retained Georgeson LLC to assist in solicitation of proxies for a fee of approximately $24,000, plus reasonable out-of-pocket expenses.

Voting by Deltic Directors and Executive Officers

As of the close of business on the record date for the Deltic special meeting, approximately [●]% of the outstanding shares of Deltic common stock were held by Deltic directors and executive officers and their affiliates. We currently expect that Deltic’s directors and executive officers will vote their shares in favor of the above-listed proposals, although none of them has entered into any agreements obligating him or her to do so.

Adjournments

If a quorum is not present or represented, the stockholders entitled to vote at the Deltic special meeting, present in person or represented by proxy, shall have power to adjourn the Deltic special meeting from time to time, without notice other than announcement at the Deltic special meeting, until a quorum is present or represented. If a quorum is present at the Deltic special meeting but there are not sufficient votes at the time of the Deltic special meeting to approve the merger proposal, then Deltic stockholders may be asked to vote on the Deltic adjournment proposal. No notices of an adjourned meeting need be given unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the Deltic special meeting. At any subsequent reconvening of the Deltic special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the Deltic special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Deltic special meeting, please contact Georgeson LLC at 480 Washington Blvd., 26th Floor, Jersey City, New Jersey 07310, toll-free at (888) 867-6963.

POTLATCH PROPOSAL 1 AND DELTIC PROPOSAL 1:

THE ISSUANCE OF POTLATCH SHARES AND THE ADOPTION OF THE MERGER AGREEMENT

Effects of the Merger

On the closing date, Deltic will merge with and into Merger Sub. At the effective time of the merger, the separate corporate existence of Deltic will cease and Merger Sub will continue as the surviving entity in the merger. Subject to the terms and conditions of the merger agreement, upon completion of the merger, each share of Deltic common stock issued and outstanding immediately prior to the completion of the merger (other than shares of Deltic common stock owned by Deltic as treasury stock) will be converted into the right to receive 1.80 shares of Potlatch common stock with cash paid in lieu of fractional shares. This exchange ratio is fixed and will not be adjusted for changes in the market price of either shares of Potlatch common stock or shares of Deltic common stock prior to the merger.

Background of the Merger

The Deltic board and management regularly review Deltic’s performance, prospects and strategy, as well as developments in the forest products and real estate industries, opportunities and challenges facing participants in those industries and opportunities to increase stockholder value. In addition, Deltic regularly engages with its stockholders to understand their perspectives on the most effective ways to increase stockholder value, and from time to time, certain of Deltic’s stockholders have suggested that Deltic explore one or more possible business combination transactions.

The Potlatch board and management regularly review Potlatch’s performance, prospects and strategy in light of the current business and economic environment, as well as developments in the timber industry and opportunities and challenges facing participants in that industry. These reviews have included consideration, from time to time, of potential strategic alternatives, including strategic acquisitions and divestitures, business combination transactions and remaining an independent, standalone entity.

On October 10, 2016, the board of directors of Deltic announced the retirement of Ray C. Dillon as Deltic’s long-time President and Chief Executive Officer, and the election of D. Mark Leland, a member of the Deltic board of directors, as interim President and Chief Executive Officer. In the period following the leadership change, Mr. Leland and Robert C. Nolan, Chairman of the board of directors of Deltic, received outreach from certain other companies engaged in the forest products industry, particularly Potlatch and a company referred to as “Party A”, expressing a potential interest in a business combination with Deltic.

From time to time during the period from when Mr. Leland was named interim President and Chief Executive Officer to the time the merger agreement with Potlatch was entered into, Deltic received input from a number of stockholders, particularly Southeastern Asset Management Inc. (“SEAM”), its largest stockholder, regarding their views based on publicly available information and information available from sources other than Deltic as to the courses of action those stockholders considered to be in the best interests of Deltic. Also during this period, Deltic received inquiries from several parties potentially interested in purchasing certain portions of Deltic’s assets such as its sawmills or its medium density fiberboard manufacturing operations, including an indication of interest from a third party with respect to the acquisition of Deltic’s manufacturing business for $200 million. None of these inquiries resulted in substantive discussions regarding a transaction.

Following Deltic’s October 10, 2016 announcement of the retirement of its long-time chief executive officer, Michael J. Covey, Potlatch’s chairman and chief executive officer, called a representative of Goldman Sachs to inquire about approaching Mr. Nolan regarding Potlatch’s possible interest in a merger. A representative of Goldman Sachs spoke to Mr. Nolan and was told that Deltic planned to focus on its search for a new Chief Executive Officer. Goldman Sachs had served as Deltic’s financial advisor since September 2012 on several projects and although Goldman Sachs had not yet been specifically retained to assist with a potential strategic transaction, they assisted Deltic with the initial stages of the process pursuant to the earlier arrangements.

On December 2, 2016, the Potlatch board held a regular meeting. Mr. Covey discussed a potential combination with Deltic, and the Potlatch board authorized Mr. Covey to explore the possibility of a transaction with Deltic.

On January 9, 2017, Mr. Covey updated the Potlatch board about Potlatch’s interest in Deltic and related activities. Mr. Covey requested that the directors review a management presentation on a possible combination with Deltic that had been provided to the Potlatch board.

On January 11, 2017, the Potlatch board held a telephonic meeting to review the management presentation on Deltic and to discuss a possible combination with Deltic. Mr. Covey and Eric J. Cremers, Potlatch’s president and chief operating officer, provided an overview of Deltic, including its timberland, manufacturing, real estate and management, and summarized Deltic’s recent results of operations and stock performance. They discussed several opportunities to improve Deltic’s operations and financial returns. They also reviewed different valuation approaches, based on base case and enhanced synergy assumptions, outlined a range of values for Deltic and requested authority to proceed to explore a possible transaction with Deltic. The Potlatch board authorized management to begin to explore a combination, including engagement of a financial advisor.

On January 13, 2017, at the direction of Potlatch management, a representative of BofA Merrill Lynch had a telephone conversation with a representative of Goldman Sachs, who agreed to contact Mr. Nolan and Mr. Leland regarding Potlatch’s interest.

On January 17, 2017, at the direction of Deltic management, a representative of Goldman Sachs reported to a representative of BofA Merrill Lynch that Deltic’s Chief Executive Officer search was in the advanced stages. At the direction of Potlatch management, the representative of BofA Merrill Lynch asked a representative of Goldman Sachs to request a meeting between Potlatch and Deltic.

On January 19, 2017, Mr. Covey reported to the Potlatch board that management recommended retaining BofA Merrill Lynch as its financial advisor, described BofA Merrill Lynch’s qualifications and outlined the engagement terms with BofA Merrill Lynch.

On February 2, 2017, Messrs. Nolan and Leland met with Messrs. Covey and Cremers. At the meeting, Potlatch indicated an interest in a possible business combination transaction between Potlatch and Deltic, and Potlatch provided Deltic with background information about Potlatch as well as information from Potlatch regarding potential synergies and potential benefits to stockholders of both companies of a combination transaction between Potlatch and Deltic. Messrs. Nolan and Leland indicated to Messrs. Covey and Cremers that Deltic was focused on its process of selecting a new Chief Executive Officer and that they did not believe it was the right time for Deltic to consider a business combination transaction. No specific proposal was made at the meeting.

As a result of the outreach from Party A following the retirement of Mr. Dillon, on February 3, 2017, Messrs. Nolan and Leland met with representatives of Party A. Party A indicated that if Deltic were to be approached by another party regarding a business combination, then Deltic should consider contacting Party A at that time. Messrs. Noland and Leland indicated to the Party A representatives that Deltic was focused on its process of selecting a new Chief Executive Officer and had not been actively considering business combination transactions at that time.

On February 3, 2017, Potlatch and BofA Merrill Lynch executed an engagement letter for BofA Merrill Lynch to serve as Potlatch’s financial advisor in connection with a possible transaction with Deltic.

On February 7, 2017, at the direction of Potlatch management, representatives of BofA Merrill Lynch discussed telephonically with representatives of Goldman Sachs the information that was discussed in the February 2, 2017 meeting between the representatives of Potlatch and Deltic, including information regarding a potential business combination between Potlatch and Deltic.

On February 16, 2017, the Deltic board held a regularly scheduled meeting. Among other things, the Deltic board discussed its annual strategic plan and Goldman Sachs gave a presentation that included a preliminary financial analysis of Deltic and a preliminary analysis of certain potential business combination transactions. The Deltic board determined that it was not yet the time to engage with either Potlatch or other potential merger partners, in part because the Deltic board wanted to retain a new Chief Executive Officer who would lead a full review of Deltic’s strategic position and opportunities to enhance value. Consequently, the Deltic board determined to continue its process for hiring a new Chief Executive Officer. At the direction of the Deltic board, representatives of Goldman Sachs communicated the Deltic board’s position to representatives of BofA Merrill Lynch.

On February 17, 2017, at a regularly scheduled Potlatch board meeting, Mr. Covey and Mr. Cremers briefed the Potlatch board on the status of discussions with Deltic and reviewed an updated Potlatch management presentation regarding a proposed combination with Deltic, including potential operational and financial benefits of the combined companies.

On February 20, 2017, a representative of SEAM contacted Mr. Nolan and indicated that he was aware that Deltic had engaged in discussions with multiple parties regarding a possible combination transaction and encouraged Deltic to announce that fact and continue the engagement.

On February 22, 2017, SEAM, which had previously been a Schedule 13G filer as a passive investor in Deltic, filed a Schedule 13D in connection with its holding in Deltic. SEAM stated in its Schedule 13D that SEAM and Deltic had been approached by “multiple parties interested in merging with or acquiring Deltic”. In the Schedule 13D, SEAM also indicated its belief that a combination with a timber REIT would be beneficial for the Deltic stockholders. Later that day, Deltic issued a press release stating that Deltic had met with representatives of SEAM and looked forward to continued, constructive dialogue with its stockholders focused on enhancing the value of Deltic. The press release also stated that the Deltic board was committed to acting in the best interests of Deltic stockholders, and regularly reviews its strategic priorities and opportunities to enhance value.

On February 23, 2017, the Deltic board held a special meeting to discuss Deltic’s search for a new Chief Executive Officer. After consideration of various factors, including his strategic expertise and his experience in business combination transactions, the board unanimously voted to offer the position of Chief Executive Officer to John D. Enlow, Sr.

On February 27, 2017, Deltic announced the appointment of Mr. Enlow as President and Chief Executive Officer of Deltic, to be effective on March 8, 2017. Deltic also announced that the then-current Chief Financial Officer had been terminated and that Byrom L. Walker had been named as interim Chief Financial Officer of Deltic.

On March 7, 2017, Mr. Covey reviewed with the Potlatch board Potlatch’s preliminary proposal for an all-stock merger with Deltic at an exchange ratio between 1.84 and 1.93 shares of Potlatch common stock for each share of Deltic common stock.

On March 8, 2017, Potlatch submitted a letter to Deltic indicating Potlatch’s interest in a transaction between Potlatch and Deltic. The letter outlined a preliminary non-binding proposal for a stock-for-stock merger whereby Deltic’s stockholders would receive 1.839 – 1.930 shares of Potlatch common stock for every share of Deltic common stock. Based on closing stock prices as of March 6, 2017, the proposal implied an offer price of $81.00—$85.00 per share of Deltic common stock. Potlatch noted that its indication of interest was based on publicly available information only and that it would need to conduct a full due diligence review before it could make a binding offer.

On March 20, 2017, the Deltic board held a special meeting to review Potlatch’s indication of interest. At the invitation of the Deltic board, representatives of Davis Polk, Deltic’s outside counsel, and Goldman Sachs were present. Davis Polk reviewed with the Deltic board the directors’ fiduciary duties and other legal matters relating to the consideration of a potential strategic transaction. Goldman Sachs discussed, among other things the financial terms of the preliminary non-binding indication of interest from Potlatch. Mr. Enlow provided an overview of the internal valuation of Deltic that was underway, which included a valuation of each of Deltic’s operating segments. Mr. Enlow also discussed aspects of a strategic review to be conducted by Deltic during the next 60-90 days, which would include a competitive benchmarking analysis against Deltic’s peer group and the identification of opportunities to improve performance. After discussion, the Deltic board unanimously agreed that it would be in the Deltic stockholders’ best interests for Deltic to engage Potlatch in further discussion and gather more information. The Deltic board also agreed that Deltic should also continue its own internal valuation and strategic review as discussed by Mr. Enlow. Accordingly, the Deltic board authorized Mr. Enlow and Deltic’s management to engage Potlatch in further discussions and to continue Deltic’s internal valuation and strategic review.

Over the course of the ensuing months, Deltic continued to develop and analyze its strategic alternatives, which included a standalone plan that implemented strategic initiatives to become best in class, the conversion of Deltic’s C-corporation structure into a REIT structure, or a merger with a strategic partner.

On March 21, 2017, Deltic and Goldman Sachs executed an engagement letter for Goldman Sachs to serve as Deltic’s financial advisor in connection with a potential strategic transaction.

Also on March 21, 2017, representatives of Goldman Sachs contacted representatives of BofA Merrill Lynch in accordance with the instructions of the Deltic board at its March 20, 2017 board meeting, and delivered Deltic’s feedback regarding Potlatch’s March 8 written proposal. Goldman Sachs indicated that although Deltic was not conducting a sale process, the board would properly evaluate any proposal that it received. Goldman Sachs further indicated Deltic’s view that Potlatch’s proposal meaningfully undervalued the Deltic business. Goldman Sachs noted that Deltic was engaged in an internal review of its businesses. Goldman Sachs stated that in order for the parties to continue to engage and to share confidential information, the parties would need to enter into a non-disclosure agreement, and offered to provide a draft.

Following a request by SEAM for non-public information, Deltic delivered a draft non-disclosure agreement to SEAM on March 23, 2017. After discussing the proposed terms of the non-disclosure agreement, SEAM informed Deltic that it would not enter into the non-disclosure agreement.

Following the conversation between representatives of Goldman Sachs and representatives of BofA Merrill Lynch on March 31, 2017, Deltic delivered a draft non-disclosure agreement to Potlatch, and thereafter the parties negotiated the terms thereof. On April 5, 2017, Deltic and Potlatch executed a mutual non-disclosure agreement. The non-disclosure agreement contained a customary “standstill” provision, which, subject to certain exceptions, prohibited either party from acquiring shares in the other party’s common stock or taking certain other actions for a period of one year from the date of the non-disclosure agreement.

During the ensuing months, Deltic and Potlatch, with the assistance of their advisors, conducted substantial due diligence on each other including as described below.

On April 6, 2017, Mr. Cremers updated the Potlatch board on developments with Deltic.

On April 11, 2017, Potlatch and its advisors were granted access to the virtual data room developed by Deltic for the potential transaction, and Deltic and its advisors were granted access to the virtual data room developed by Potlatch for the potential transaction.

On April 17, 2017, Potlatch retained a consultant to assist with evaluation of Deltic’s timber inventory.

On April 19, 2017, representatives of each of Deltic, Potlatch, Goldman Sachs and BofA Merrill Lynch met in Dallas, Texas for due diligence discussions regarding Deltic’s and Potlatch’s businesses and financial projections and the potential synergies from a business combination transaction. Further, the parties discussed in general terms the potential business combination including potential corporate governance and executive leadership of the combined company.

On April 21, 2017, at the direction of Mr. Enlow, representatives of Goldman Sachs contacted the financial advisor of a company engaged in the forest products industry (referred to as “Party B”). From time to time in the first quarter of 2017, the financial advisor of Party B had reached out to Goldman Sachs to inquire regarding a potential transaction with Deltic. On April 25, 2017, Mr. Enlow spoke with the Chief Executive Officer of Party B to discuss a possible business combination transaction pursuant to which Party B, which was smaller than Deltic, would be acquired by Deltic. Over the following several weeks, representatives of Goldman Sachs and representatives of the financial advisor to Party B engaged in several discussions regarding a possible business combination transaction between the two parties. In late May 2017, Deltic determined not to continue considering a potential transaction with Party B because the transaction would likely have required Deltic stockholder approval and Deltic had concluded that in the current environment it would have been difficult to garner stockholder support of a transaction that resulted in material non-organic growth for Deltic.

On April 21, 2017, Mr. Covey updated the Potlatch board on the meeting with Deltic and reviewed topics that were presented and discussed.

On April 27, 2017, the Deltic board held a regularly scheduled meeting at which Deltic’s valuation and strategy were discussed. Mr. Enlow presented preliminary valuation estimates and strategic initiatives for Deltic derived from the ongoing exercise that had been undertaken by Deltic. The Deltic board authorized Mr. Enlow to further develop and report on these valuations and initiatives.

On May 1, 2017, the Deltic board held a special meeting to discuss the business and operations of Potlatch and the internal valuations of Deltic that were being prepared. During this meeting, Mr. Enlow noted that Deltic should expect to receive a definitive offer once Potlatch completed its analysis. The Deltic board directed Deltic management to continue discussions with Potlatch.

Over the course of the period following the April 19 meeting between representatives of Potlatch and Deltic, Potlatch and Deltic and their advisors continued to engage in general due diligence and discussed valuation methodologies and perspectives. Deltic continued to progress its comprehensive strategic review during that period and indicated to Potlatch that such review was ongoing.

On May 3, 2017, at the Potlatch board’s annual meeting, Mr. Covey and Mr. Cremers updated the Potlatch board on the status of discussions with Deltic.

On May 4, 2017, at the direction of Potlatch management, representatives of BofA Merrill Lynch requested that Goldman Sachs provide additional harvest information and responses to questions based on a review of Deltic’s financial forecasts. Representatives of Goldman Sachs responded that Deltic was working on an updated harvest schedule, expected to be completed by May 22, 2017.

On May 22, 2017, representatives of Goldman Sachs advised representatives of BofA Merrill Lynch that Deltic expected to finalize its harvest plan that week and prepare a revised financial forecast within two weeks of completion of the harvest plan and approval of the plan by the Deltic board.

On May 25, 2017, Mr. Covey updated the Potlatch board on the status of discussions with Deltic and likely timing.

On June 7, 2017, a representative of Goldman Sachs informed a representative of BofA Merrill Lynch that the Deltic board would meet on June 15, 2017 to review the new harvest plan and revised financial projections. At the direction of Potlatch management, representatives of BofA Merrill Lynch reiterated Potlatch’s request for additional information relating to Deltic’s timber inventory and responses to questions posed to Deltic’s timber consultant.

On June 9, 2017, Mr. Covey updated the Potlatch board on timing and changes to Deltic’s latest harvest plan.

On June 15, 2017, the Deltic board held a regularly scheduled meeting at which it reviewed and discussed management’s updated reports of its valuation of Deltic and strategic alternatives for Deltic to create value for Deltic stockholders.

On June 16, 2017, a representative of Goldman Sachs informed a representative of BofA Merrill Lynch that the Deltic board had met and had approved the new financial projections. Goldman Sachs posted the new financial projections in the dataroom as well as answers to some of Potlatch’s questions regarding timber inventory.

On June 22, 2017, Potlatch requested additional data relating to Deltic’s timber inventory and manufacturing plants, and on June 27, 2017, at the direction of Potlatch management, representatives of BofA Merrill Lynch contacted representatives of Goldman Sachs about the outstanding requests from Potlatch for additional timber inventory information.

On June 28, 2017, representatives of Potlatch participated in a conference call with representatives of Deltic, as well as representatives of BofA Merrill Lynch and Goldman Sachs, to discuss questions regarding Deltic timberlands raised by Potlatch.

On July 11, 2017, representatives of Potlatch participated in a conference call with representatives of Deltic to discuss Deltic’s new financial model.

On July 13, 2017, Mr. Enlow contacted Mr. Covey and discussed Deltic’s forecasts and the reasons the forecasts Deltic had prepared were higher than Deltic’s historical performance.

On July 17, 2017, at the request of Potlatch management, a representative of BofA Merrill Lynch contacted a representative of Goldman Sachs regarding timing of submittal of an offer and asked for a commitment of a prompt Deltic board meeting to consider the Potlatch offer.

On July 19, 2017, a representative of Goldman Sachs called a representative of BofA Merrill Lynch to request that Potlatch submit its proposal on July 26, 2017.

On July 24, 2017, representatives of Deltic, representatives of Goldman Sachs, representatives of Potlatch and representatives of BofA Merrill Lynch held a due diligence call related to Potlatch’s financial model.

On July 25, 2017, Potlatch submitted to Deltic a revised non-binding proposal for a stock-for-stock merger whereby Deltic’s stockholders would receive 1.710 shares of Potlatch common stock for every share of Deltic common stock, which would result in Deltic stockholders owning approximately 34% of the combined company after the close of the transaction. Based on closing stock prices as of July 25, 2017, the non-binding proposal implied an offer price of $83.02 per share of Deltic common stock and noted that the implied offer price was the midpoint of the $81.00—$85.00 offer price range implied by Potlatch’s preliminary non-binding proposal from March 8, 2017. In the July 25 letter, Potlatch also set forth certain adjustments it had made based on its due diligence to Deltic’s management forecast. The proposal also noted that Potlatch would anticipate the board of directors of the combined company to be comprised of existing board members from both companies, with representation proportional to the respective ownership.

On August 2, 2017, Deltic issued a press release announcing its second quarter 2017 results. Deltic stated in its press release that it was assessing a comprehensive range of strategic alternatives.

On August 4, 2017, the Deltic board held a special meeting in Dallas, Texas to review the terms of the transaction outlined in the July 25, 2017 non-binding proposal from Potlatch. At the invitation of the Deltic board, representatives of Davis Polk and Goldman Sachs were also in attendance. Davis Polk reviewed with the Deltic board the directors’ fiduciary duties and other legal matters relating to the consideration of a potential strategic transaction. The Deltic board received management’s updated financial analysis regarding Deltic’s timberland valuation, an assessment of possible strategic alternatives and an assessment of the Potlatch proposal. Goldman Sachs discussed with the board the financial terms of the proposal from Potlatch, as well as certain of Deltic’s other strategic options, such as remaining a standalone C-corporation or converting to a standalone REIT. After discussing various considerations, the Deltic board directed Goldman Sachs to relay a counterproposal to Potlatch indicating that continued discussions of a proposed combination would be contingent upon an exchange ratio of at least 2.0 shares of Potlatch common stock for each share of Deltic common stock. The Deltic board also directed Goldman Sachs to reach out to three potential buyers that Goldman Sachs had previously identified as having a potential interest in, and the capability to consummate, a strategic transaction with Deltic, consisting of Party A and two additional forest products industry participants referred to as “Party C” and “Party D”.

On August 4, 2017, at the direction of the Deltic board, Goldman Sachs delivered a telephonic response to a representative of Potlatch indicating that Potlatch’s offer was unacceptable as constructed and that if Potlatch would like to continue to engage in meaningful discussions with Deltic, the exchange ratio would need to be at least 2.0 shares of Potlatch common stock for every share of Deltic common stock. Goldman Sachs also communicated that Deltic believed that the board composition of a combined company should consist of at least three Deltic directors out of a total of eight directors on the board, or four Deltic directors out of a total of eleven directors on the board, that Mr. Enlow should have a senior management role in the combined company, that the combined company should have a new name and that southern operations of the combined company should be headquartered in El Dorado, Arkansas.

After the August 4 board meeting, Deltic management increased its focus on developing its own standalone REIT plan.

On August 8, 2017, Mr. Covey updated the Potlatch board on Deltic’s response.

During mid-August 2017, representatives of both Goldman Sachs and BofA Merrill Lynch held multiple discussions regarding the terms of a potential business combination between Potlatch and Deltic. Also during this time, representatives of Goldman Sachs contacted Party A, Party C and Party D, the three buyers that Goldman Sachs had referenced at the August 4, 2017 Deltic board meeting.

On August 12, 2017, Potlatch lead director John Moody called Deltic director Robert Tudor III to discuss the potential transaction; Mr. Tudor reiterated that the Deltic board would not be inclined to proceed with an offer unless it reflected value superior to what Deltic could achieve on a standalone basis, and that the Deltic board believed that Potlatch’s proposal did not reflect superior value.

On August 17, 2017, Potlatch sent a letter to Deltic responding to the terms that had been conveyed by Goldman Sachs on August 4, 2017 at the direction of the Deltic board. Potlatch indicated in its letter that it was disappointed by the Deltic board’s decision to reject the August 4 offer and in the Deltic board’s position that Deltic stockholders would need to receive at least 2.0 shares of Potlatch common stock for each share of Deltic common stock, but Potlatch maintained that the combination of Potlatch and Deltic was in the best interest of the companies’ respective stockholders. The August 17 letter did not propose a revised exchange ratio or other modified financial terms.

On August 22, 2017, Deltic sent a response to Potlatch’s August 17 letter indicating that the revised non-binding proposal sent on July 25, 2017 undervalued Deltic and the proposed exchange ratio of 1.70 shares of Potlatch common stock for each share of Deltic common stock was below the range given in the March 8 letter. The letter noted that since the March 8 non-binding proposal, Deltic had developed a business improvement plan based on increased harvest levels, mill operating rates and cost reductions, all of which had been previously shared with Potlatch, and the July 25 non-binding proposal did not take the value of this plan into consideration.

The letter further noted that the July 25 non-binding proposal reflected no premium based on Deltic’s and Potlatch’s then five, three, and one-year average share prices, the premium referenced in the July 25 proposal reflected a meaningful and unseasoned run up in Potlatch’s share price and a drop in Deltic’s share price over the preceding three months, and that a vast majority of the synergy benefits in the potential combination could be accomplished with Deltic remaining a standalone company and should not be considered as part of any premium. The letter noted that Deltic was engaging with other parties but was also open to further discussions with Potlatch.

Between August 18, 2017 and August 24, 2017, Deltic held discussions and corresponded with representatives of SEAM. During such interactions, SEAM offered to facilitate discussions with potential buyers on behalf of Deltic and requested that Deltic provide non-public information to SEAM. In order to do so, Deltic stated that SEAM would be required to enter into a customary non-disclosure agreement, which would include a customary standstill provision. After negotiations between the two parties regarding the terms of the non-disclosure agreement and discussions as to the type of information Deltic was prepared to provide to SEAM, SEAM determined that it would not execute the non-disclosure agreement and terminated discussions on the non-disclosure agreement on August 24, 2017.

On August 25, 2017, SEAM filed an amendment to its Schedule 13D filed on February 22, 2017 in connection with its holding in Deltic. SEAM stated in its Schedule 13D amendment that it had engaged in discussions with both Deltic and multiple parties interested in merging with or acquiring Deltic, and that it was aware of at least one highly reputable industry party that had made an unsolicited proposal to merge with Deltic in exchange for stock in the acquiring company. SEAM indicated that it supported this proposal and encouraged other stockholders “to express their views to the board and management for a better outcome than the status quo.”

Between August 25, 2017 and August 28, 2017, Deltic executed non-disclosure agreements with Party A, Party C and two other companies engaged in the forest products industry, referred to as “Party E” and “Party F”, and shortly thereafter the parties were granted access to a virtual data room developed by Deltic for the process. Party C and Party E had indicated to Deltic that they would be working jointly to consider a transaction with Deltic. Party A and Party F also had indicated to Deltic that they would be working jointly to consider a transaction with Deltic. In addition, by this time Party D had indicated that it was not interested in a potential transaction and declined to participate in Deltic’s process.

On August 28, 2017, Deltic issued a press release providing an update regarding its strategic alternatives process. The press release noted that after making significant progress evaluating Deltic’s assets, competitive position, and market risks and opportunities, Deltic was assessing a comprehensive range of strategic alternatives. The press release stated that over the past several months, Deltic had been approached by a number of industry participants regarding interest in a potential strategic transaction, and that Deltic had been actively engaging in evaluating those confidential indications of interests and intended to continue the process to develop potential external strategic alternatives. Additionally, the press release reiterated the Deltic board’s commitment to exploring all options, both internal and external, to maximize stockholder value. The press release also noted that Deltic had met with SEAM on a number of occasions to discuss SEAM’s ideas and that Deltic maintains open dialogue with its stockholders and values their input.

Beginning in late August, as Deltic management continued to evaluate its standalone REIT plan, the risks of that plan became more quantifiable, including risks related to the timing and execution of the plan, particularly in the event of a market downturn.

On August 30, 2017, the Potlatch board held its regular quarterly board meeting and discussed potential paths forward regarding a transaction with Deltic, including increasing the exchange ratio.

On September 6, 2017, representatives of Deltic attended an in-person meeting with representatives of Party C and Party E to discuss Deltic’s business and projections.

On September 7, 2017, representatives of Deltic attended in-person meetings with representatives of Party A and Party F to discuss Deltic’s business and projections and Party A’s business and projections.

On September 11, 2017, at the direction of Potlatch management, a representative of BofA Merrill Lynch suggested to a representative of Goldman Sachs that Deltic and Potlatch meet if Deltic was willing to come down from an exchange ratio of 2.0 shares of Potlatch common stock for each share of Deltic common stock. A representative of Goldman Sachs updated Mr. Enlow, who consulted with Mr. Nolan and instructed Goldman Sachs to inform BofA Merrill Lynch that Deltic would consider an exchange ratio of less than 2.0 shares of Potlatch common stock for each share of Deltic common stock. The Goldman Sachs representative then informed BofA Merrill Lynch that Deltic was engaged with others in a competitive process, but that Deltic would consider an exchange ratio of less than 2.0 shares of Potlatch common stock for each share of Deltic common stock and proposed a meeting to discuss the exchange ratio as well as other aspects of a proposed combination.

On September 13, 2017, Mr. Covey informed the Potlatch board that Deltic would consider an exchange ratio below 2.0 and suggested a meeting the following week in Dallas to discuss the issues raised in earlier letters as well as the exchange ratio.

On September 13, 2017, Party C and Party E withdrew from discussions regarding a potential business combination transaction with Deltic. Party C and Party E cited concern that a market premium could not be offered as their reason for withdrawal from the process.

On September 17 and September 18, 2017, Deltic conducted due diligence meetings with Party F and Party A, respectively. No potential transaction terms were discussed during these meetings.

On September 20, 2017, Messrs. Nolan and Enlow and representatives of Goldman Sachs met with Messrs. Covey and Cremers and representatives of BofA Merrill Lynch, at the request of Potlatch. At the meeting, the parties discussed the 1.710 exchange ratio included in Potlatch’s July 25 letter proposal. Messrs. Nolan and Enlow maintained that such an exchange ratio undervalued Deltic. The parties also discussed topics such as board composition and management of the combined company, Potlatch’s vision for the combined company and the potential for increased synergies from the transaction. Later that day Mr. Covey updated the Potlatch board on the substance of the meeting.

Following this meeting, several discussions took place between the Deltic and Potlatch and/or their respective advisors on various issues, including financial projections and valuation. On September 21, 2017, Mr. Covey spoke with Mr. Moody regarding the Deltic transaction and the Potlatch board’s willingness to offer a higher exchange ratio. On September 22, 2017, representatives of Goldman Sachs and the general counsels of each of Deltic and Party A telephonically discussed legal due diligence matters and the process for next steps.

On September 23, 2017, Deltic sent to Potlatch a process letter including instructions for submitting a binding offer for a business combination with Deltic.

On September 24, 2017, at the request of Potlatch management, representatives of BofA Merrill Lynch sent representatives of Goldman Sachs a list of additional questions regarding Deltic’s financial model, and Mr. Cremers sent Mr. Enlow and Mr. Nolan questions relating to Deltic’s manufacturing business.

On September 25, 2017, Party A and Party F withdrew from discussions regarding a potential business combination transaction with Deltic. Party A and Party F cited concern that a market premium could not be offered as their reason for withdrawal from the process.

On September 26 and 27, 2017, representatives of both Goldman Sachs and BofA Merrill Lynch and representatives of Deltic and Potlatch telephonically discussed due diligence matters related to the financial projections of Deltic as well as due diligence matters related to the financial projections of Potlatch.

On September 28, 2017, Mr. Covey spoke with Mr. Nolan to discuss timing as well as board composition and management of the combined company, including the role of Mr. Enlow.

On September 29, 2017, Mr. Covey updated the Potlatch board about a proposed agenda for a special telephonic meeting of the board to be held on October 2, 2017 relating to discussions with Deltic.

On October 2, 2017, Mr. Covey called Mr. Nolan to communicate Potlatch concerns over valuation.

On October 2, 2017, the Potlatch board held a special telephonic board meeting. Members of Potlatch management and representatives of BofA Merrill Lynch and Perkins Coie LLP, legal advisor to Potlatch (referred to as “Perkins Coie”) also attended the meeting. At this meeting, Mr. Covey provided an update on his recent discussions with Mr. Nolan, and the Potlatch board discussed the key messages from these recent discussions, including Deltic’s general expectations regarding price. Mr. Covey summarized the strategic rationale for a transaction with Deltic and the proposed terms for a transaction with Deltic. Representatives of BofA Merrill Lynch reviewed its preliminary financial analyses of a potential transaction with Deltic with the Potlatch board and Potlatch management. Perkins Coie reviewed the duties of Potlatch directors under Delaware law. The Potlatch board engaged in discussions regarding the potential transaction, discussing, among other things, the rationale for the transaction, purchase price, synergies, transaction structure and post-closing plans. After further discussion, the Potlatch board authorized management to submit a bid for Deltic at an exchange ratio of 1.8 shares of Potlatch common stock for each share of Deltic common stock and to proceed with negotiations with Deltic on terms consistent with those discussed.

The same day, Potlatch submitted a letter to Deltic setting forth what Potlatch referred to as its final proposal for a transaction between Potlatch and Deltic. The letter outlined a non-binding proposal for a stock-for-stock merger whereby Deltic stockholders would receive 1.8 shares of Potlatch common stock for every share of Deltic common stock. Pursuant to the terms of the offer, Deltic and Potlatch stockholders would own approximately 35% and 65%, respectively, of the combined company. Based on the closing stock price for Potlatch as of the date of the letter, the proposal implied an offer price of $93.15 per share of Deltic common stock. Potlatch noted that Deltic stockholders would benefit from an approximately 5.75x increase in annual dividends, from $0.40 per share to $2.70 per Deltic share after giving effect to the exchange ratio. The letter also proposed that the board of directors of the combined company be comprised of existing board members from both companies, with representation proportional to the respective ownership, meaning that four Deltic representatives would serve on the twelve-person board of the combined company.

On October 5, 2017, the Deltic board held a special meeting at which all of the directors were present, as well as members of Deltic senior management. At the invitation of the Deltic board, representatives of Davis Polk and Goldman Sachs were also in attendance. Davis Polk reviewed with the Deltic board the directors’ fiduciary duties and other legal matters relating to the consideration of a potential strategic transaction. Deltic’s senior management briefed the Deltic board on the status of conversations with Potlatch and estimates of potential synergies. Mr. Enlow and Goldman Sachs also provided the Deltic board with an update on the broader strategic review process. Additionally, Mr. Enlow updated the Deltic board regarding some of the key terms of the stock-for-stock transaction outlined in the most recent Potlatch letter proposal. Goldman Sachs reviewed the financial terms of the transaction proposal by Potlatch, updated the Deltic board on its discussions with Potlatch and representatives of BofA Merrill Lynch and noted that based on their discussions they did not believe Potlatch would be willing to further increase the proposed exchange ratio. Deltic’s senior management also briefed the board regarding Deltic’s standalone plan, including the potential future conversion of the company into a REIT. This review included a discussion of the costs, benefits and risks of the standalone REIT plan, which risks had become more quantifiable since late August. After discussions of the alternatives available to Deltic, the Deltic board concluded that the Potlatch proposal was the best alternative available for maximizing value for the Deltic stockholders. The Deltic board directed management to continue discussions with Potlatch regarding a potential combination of Deltic and Potlatch and instructed Goldman Sachs to indicate to BofA Merrill Lynch that the exchange ratio in Potlatch’s proposal was acceptable and that Deltic was willing to continue discussions on that basis but that additional discussions were needed on certain key terms such as corporate governance and executive leadership of the combined company, particularly Mr. Enlow’s role in the management of the combined company, given the significant value of Mr. Enlow’s experience and industry knowledge.

Later that day, representatives of Goldman Sachs advised representatives of BofA Merrill Lynch that the Deltic board had determined that the exchange ratio proposed by Potlatch was acceptable and that Deltic was willing to continue discussions on that basis but that additional discussions were needed on certain key terms such as corporate governance and executive leadership of the combined company. Mr. Covey then updated the Potlatch board.

In the ensuing days, Deltic’s management, Potlatch’s management and their respective advisors engaged in discussions regarding transaction terms, including among other terms, the potential corporate governance structure and executive leadership of the combined company. During this period the parties, including their respective legal and financial advisors, also further progressed in their respective due diligence efforts.

On October 6, 2017, Mr. Nolan called Mr. Covey to further discuss remaining issues relating to board composition, post-merger name, a role for Mr. Enlow and continued presence in El Dorado, Arkansas, and Mr. Covey and Mr. Nolan discussed Mr. Enlow’s role in the combined company.

On October 9, 2017, representatives of Goldman Sachs delivered an initial draft of the merger agreement to representatives of BofA Merrill Lynch. The initial draft of the merger agreement was prepared by Davis Polk. The draft merger agreement provided for a termination fee in certain circumstances, including in the event that either the Deltic board or the Potlatch board changed its recommendation in favor of the potential transaction. The proposed termination fee payable by Potlatch in such circumstances was 5% of the value of Deltic’s outstanding equity, while the proposed termination fee payable by Deltic in such circumstances was 2.5% of the value of Deltic’s outstanding equity.

Following delivery of this draft through October 22, 2017, discussions and negotiations between representatives of Deltic and its advisors, on the one hand, and of Potlatch and its advisors, on the other hand, took place regarding the merger agreement and ancillary documents and the parties exchanged multiple drafts of such documents during this time.

On October 10, 2017, with the consent of the Deltic board, Mr. Enlow met with Mr. Covey in Denver, Colorado to discuss non-financial terms of the transaction including Mr. Enlow’s potential role in the combined company and the terms of such role, board composition of the combined company and executive leadership of the combined company.

On October 11 and 12, 2017, Perkins Coie provided Davis Polk with revised drafts of the merger agreement. The terms of the draft merger agreement included proposed reciprocal termination fees for Potlatch and Deltic equal to 3% of the value of Deltic’s outstanding equity. Davis Polk, Perkins Coie and Skadden held telephone calls to further negotiate the terms of the draft merger agreement and related transaction issues.

On October 15, 2017, Davis Polk provided Perkins Coie with a revised draft of the merger agreement. The draft merger agreement included a proposed termination fee payable by Potlatch equal to 3% of the value of Potlatch’s outstanding equity, and a proposed termination fee payable by Deltic equal to 3% of the value of Deltic’s outstanding equity.

On October 16, 2017, with the consent of the Deltic board, Mr. Enlow spoke with Mr. Covey and reached an agreement regarding Mr. Enlow’s role in the combined company.

On October 17, 2017, Mr. Nolan called Mr. Covey to discuss governance issues and continued presence in El Dorado, Arkansas.

Between October 17 and October 20, 2017, with the consent of the Deltic board, Mr. Enlow, Mr. Nolan and Mr. Covey discussed open compensation and governance issues.

On October 18, 2017, Potlatch provided representatives of Deltic with a draft of a consulting agreement pursuant to which Mr. Enlow would serve as Vice Chairman of the combined company for a period of two years, during which time Mr. Enlow would assist the Chief Executive Officer of the combined company in the orderly integration of Deltic into Potlatch and advise the Chief Executive Officer and the board of directors of the combined company on strategic issues relating to integration, among other duties. With the consent of the Deltic board, the parties negotiated the terms of Mr. Enlow’s consulting agreement in the ensuing days.

From October 18 through October 22, 2017, Perkins Coie and Davis Polk exchanged comments to the draft merger agreement on a daily basis.

On October 21, 2017, the Deltic board held a special meeting to review the terms of the proposed transaction with Potlatch. At the invitation of the board, representatives from Davis Polk and Goldman Sachs were present. Prior to the meetings, among other things, copies of the draft merger agreement (including the related ancillary documents such as the disclosure letters and governance schedule), presentations prepared by each of Davis Polk and Goldman Sachs and proposed board resolutions were provided to the directors. Davis Polk reviewed with the directors their fiduciary duties with respect to the proposed transaction. Davis Polk also reviewed with the directors the terms of the merger agreement, including the merger consideration provisions, covenants (including the board recommendation and non-solicitation provisions), closing conditions, termination rights and associated termination fees, and governance terms. Representatives of Goldman Sachs confirmed to the Deltic board that Goldman Sachs had not provided any financial advisory or underwriting services to Potlatch for which it had received compensation during the preceding two year period. Goldman Sachs reviewed with the Deltic board its financial analysis of the merger consideration and rendered an oral opinion, confirmed by subsequent delivery of a written opinion, to the Deltic board to the effect that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio of 1.80 shares of Potlatch common stock to be paid for each outstanding share of Deltic common stock pursuant to the merger agreement was fair from a financial point of view to the holders (other than Potlatch and its affiliates) of Deltic common stock, as more fully described in the section entitled “—Opinion of Deltic’s Financial Advisor” beginning on page 80.

The Deltic board and its advisors discussed Potlatch and the proposed transaction with Potlatch. The Deltic board and its advisors also discussed the standalone options for Deltic, including converting into a REIT, the market conditions and challenges facing Deltic within the industry and the risks of the standalone REIT plan which had become more quantifiable since late August. The Deltic board also discussed the process it had employed, including engaging in discussions with various counterparties, and that given the public disclosure of the process, credible and interested buyers had been given ample opportunity to contact Deltic. The Deltic board considered the benefits of the proposed transaction with Potlatch for the Deltic stockholders and concluded that it was unlikely that any other counterparty would have the strategic interest and financial capability to offer value to Deltic’s stockholders in excess of the proposed transaction with Potlatch. The Deltic board also concluded that the draft merger agreement would not preclude a potential counterparty, if any, from making a potentially superior proposal following the announcement of a transaction with Potlatch. Following its discussions, the board of directors unanimously determined that it was advisable, and in the best interests of, Deltic and its stockholders to enter into the merger agreement, substantially in the form presented, and to consummate the merger and the other transactions contemplated thereby. The directors unanimously authorized and approved the merger agreement, the merger and the other transactions contemplated thereby, directed the merger agreement to be submitted to Deltic’s stockholders for consideration and, subject to the terms of the merger agreement, resolved to recommend that Deltic’s stockholders adopt and approve the merger agreement and the merger.

On October 22, 2017, the Potlatch board held a special meeting. Members of Potlatch management and representatives of BofA Merrill Lynch and Perkins Coie were also in attendance at the meeting. Members of the

Potlatch board had been provided with a set of meeting materials, including a summary of the terms and conditions of the merger agreement prepared by Perkins Coie, the merger agreement and financial analyses of the proposed transaction prepared by representatives of BofA Merrill Lynch. A representative of Perkins Coie provided an overview of the fiduciary duties applicable to the Potlatch board, as well as an overview of the current state of the merger agreement and various transaction terms. Representatives of BofA Merrill Lynch reviewed disclosures previously provided to the Potlatch board, including information regarding BofA Merrill Lynch’s prior investment banking relationships with Potlatch and Deltic. At this meeting, representatives of BofA Merrill Lynch also reviewed its financial analyses of the proposed transaction. Also at the meeting, representatives of BofA Merrill Lynch rendered an oral opinion to the Potlatch board, confirmed by delivery of a written opinion, dated October 22, 2017, that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth in its written opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to Potlatch, as more fully described in the section entitled “Opinion of Potlatch’s Financial Advisor” beginning on page 69. Following a discussion of the foregoing matters by members of the Potlatch board, including Potlatch’s other strategic alternatives and prospects as a standalone company, the Potlatch board unanimously (1) approved and adopted the merger agreement, (2) approved the merger upon the terms and subject to the conditions set forth in the merger agreement and (3) approved the issuance by Potlatch of 1.80 shares of Potlatch common stock per share of Deltic common stock pursuant to and in accordance with the terms and conditions of the merger agreement.

Following the October 21, 2017 meeting of the Deltic board, and the October 22, 2017 meeting of the Potlatch board, Deltic and Potlatch executed and delivered the merger agreement on the evening of October 22, 2017. Deltic and Potlatch issued a joint press release announcing the execution of the merger agreement on Monday, October 23, 2017.

Potlatch’s Reasons for the Merger; Recommendation of the Potlatch Board

At its meeting on October 22, 2017, the Potlatch board unanimously (1) approved and adopted the merger agreement, (2) approved the merger upon the terms and subject to the conditions set forth in the merger agreement and (3) approved the issuance by Potlatch of 1.80 shares of Potlatch common stock per share of Deltic common stock pursuant to and in accordance with the terms and conditions of the merger agreement. Accordingly, the Potlatch board unanimously recommends that the Potlatch stockholders vote “FOR” each of the share issuance proposal and the Potlatch adjournment proposal.

In evaluating the merger agreement and the issuance of Potlatch common stock to Deltic stockholders, the Potlatch board consulted with, and received the advice of, Potlatch’s management and its legal and financial advisors. In reaching its decision, the Potlatch board considered a number of factors, including the following factors that the Potlatch board viewed as generally supporting its decision to approve and adopt the merger agreement and recommend that Potlatch stockholders vote “FOR” the share issuance proposal and the Potlatch adjournment proposal.

Strategic Considerations. The Potlatch board believes that the merger will provide a number of significant strategic benefits for Potlatch stockholders, including the following:

•	the merger will create a combined company with a diversified timberland base of nearly 2 million acres, including a total of approximately 930,000 contiguous acres of timberland in Arkansas and Louisiana;

•	the merger would create 1.2 billion board feet lumber capacity, including combined sawmill capacity of 630 million board feet in Arkansas, in addition to Deltic’s MDF plant;

•	the combined company will have greater potential to create value for stockholders than Potlatch would otherwise have on a standalone basis, with a significant increase in scale and potential to achieve meaningful synergies through, among other factors, the consolidation of corporate overhead and duplicate functions;

•	the combined company will be uniquely positioned to capitalize on the continued recovery in the U.S. housing market;

•	the combined company will be positioned to further leverage the highest and best use potential across the combined company’s land portfolio;

•	the combined company is expected to benefit from the adoption of best practices and capabilities from each company;

•	the combined company’s continued commitment to disciplined capital allocation; and

•	the merger is expected to deliver accretion to Potlatch’s cash available for distribution per share in the first full year following the closing of the merger, including cost synergies and excluding integration and restructuring activities.

Other Factors Considered by the Potlatch board. In addition to considering the strategic factors described above, the Potlatch board considered the following additional factors, all of which it viewed as supporting its decision:

•	its knowledge of Potlatch’s business, operations, financial condition, earnings and prospects and its knowledge of Deltic’s business, operations, financial condition, earnings and prospects, taking into account the results of Potlatch’s due diligence review of Deltic;

•	the results of the due diligence review of Deltic and its business conducted by Potlatch and its advisors;

•	the fact that eight members of the 12-member combined company board will be members of the existing Potlatch board and that Mr. Covey will be chairman and chief executive officer of the combined company and that Mr. Cremers will be president and chief operating officer of the combined company;

•	the current and prospective business climate in the industries in which Potlatch and Deltic operate, including the alternatives reasonably available to Potlatch if it did not pursue the merger;

•	the projected financial results of Potlatch and Deltic as standalone companies and the fit of the transaction with Potlatch’s strategic goals;

•	the historical trading prices of Potlatch common shares and Deltic common stock;

•	the oral opinion of BofA Merrill Lynch rendered to the Potlatch board on October 22, 2017, confirmed by the delivery of a written opinion, dated October 22, 2017, that, as of such date, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth in its written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Potlatch, as more fully described in the section entitled “Opinion of Potlatch’s Financial Advisor” beginning on page 69;

•	the historical share prices of Potlatch and Deltic, including the fact that the implied value of the exchange ratio of 1.80 Potlatch common stock per share of Deltic common stock represents an implied premium of 10.1% to the 30-trading-day volume weighted average price ratio of shares of Deltic common stock to Potlatch common stock;

•	the terms and conditions of the merger agreement, including the strong commitments by both Potlatch and Deltic to complete the merger;

•	the fact that the merger agreement provides for a fixed exchange ratio and that no adjustment will be made in the merger consideration to be received by Deltic stockholders in the merger as a result of possible increases or decreases in the trading price of Potlatch’s common stock following the announcement of the merger;

•	the fact that existing Potlatch stockholders are expected to hold approximately 65% of the combined company immediately after completion of the merger and will have the opportunity to participate in the future performance of the combined company;

•	the fact that the cultural and operational philosophy of Potlatch and Deltic are compatible in that both companies share similar values rooted in safety, integrity, and sustainability and delivering value to stockholders; and

•	the anticipated positive customer, supplier and stakeholder reaction to the merger.

The Potlatch board weighed these benefits and supporting factors against a number of other factors identified in its deliberations weighing negatively against the merger, including:

•	the challenges inherent in the combination of two businesses of the size and scope of Potlatch and Deltic and the size of the companies relative to each other, including the risk that integration costs may be greater than anticipated and the possible diversion of management attention for an extended period of time;

•	the challenges of developing and executing a successful strategy and business plan for the combined company;

•	the difficulties of combining the businesses and workforces of Potlatch and Deltic;

•	the potential that the fixed exchange ratio under the merger agreement could result in Potlatch delivering greater value to the Deltic stockholders than had been anticipated by Potlatch should the value of Potlatch common shares increase after the execution of the merger agreement;

•	Deltic’s right, subject to certain conditions, to respond to and negotiate with respect to certain alternative takeover proposals made prior to the time Deltic stockholders adopt the merger agreement;

•	the fact that certain provisions of the merger agreement, although reciprocal, may have the effect of discouraging alternative takeover proposals involving Potlatch;

•	the restrictions in the merger agreement on the conduct of Potlatch’s and Deltic’s business during the period between execution of the merger agreement and completion of the merger;

•	the risk that Potlatch stockholders or Deltic stockholders may object to and challenge the merger and take actions that may prevent or delay the completion of the merger, including to vote down the applicable proposals at the Potlatch or Deltic special meeting;

•	the risk that the pendency of the merger for an extended period of time following the announcement of the merger could have an adverse impact on Potlatch or the combined company;

•	the potential for diversion of management and employee attention during the period prior to completion of the merger, and the potential negative effects on Potlatch’s and the combined company’s businesses;

•	the risk that, despite the efforts of Potlatch and Deltic prior to completion of the merger, the combined company may lose key personnel;

•	the risk of not capturing all the anticipated cost savings and synergies between Potlatch and Deltic and the risk that other anticipated benefits might not be realized;

•	the possibility that the combined company might not achieve its projected financial results;

•	the risk that changes in the regulatory landscape may adversely affect the business benefits anticipated to result from the merger; and

•	the risks of the type and nature described in the section entitled “Risk Factors” beginning on page [28] and the matters described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26.

The Potlatch board considered all of these factors as a whole, and, on balance, concluded that they supported a determination to (1) approve and adopt the merger agreement, (2) approve the merger upon the terms and subject to the conditions set forth in the merger agreement and (3) approve the issuance by Potlatch of 1.80 shares of Potlatch common stock per share of Deltic common stock pursuant to and in accordance with the terms and conditions of the merger agreement. The foregoing discussion of the factors considered by the Potlatch board is not intended to be exhaustive, but rather is a summary of the principal factors considered by the Potlatch board. In light of the number and wide variety of factors considered in connection with its evaluation of the merger and the complexity of these factors, the Potlatch board did not find it useful to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights to the various factors that it considered in reaching its decision. In considering these factors, individual members of the Potlatch board may have given differing weights to different factors. The Potlatch board conducted an overall review of the factors described above, including thorough discussions with Potlatch’s management and legal and financial advisors.

In considering the recommendation of the Potlatch board to approve the share issuance proposal, Potlatch stockholders should be aware that Potlatch’s directors may have interests in the merger that are different from, or in addition to, those of Potlatch stockholders generally. For additional information, see the section entitled “—Financial Interests of Potlatch Directors and Officers in the Merger” beginning on page 91.

The factors contained in this explanation of the reasoning of the Potlatch board and certain information presented in this section are forward-looking in nature. Therefore, the information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26.

Deltic’s Reasons for the Merger; Recommendation of the Deltic Board

The Deltic board has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Deltic and its stockholders. Accordingly, by a vote at a meeting held on October 21, 2017, the Deltic board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of Deltic and its stockholders and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Accordingly, the Deltic board unanimously recommends that Deltic stockholders vote “FOR” the merger proposal at the Deltic special meeting.

As described in the section entitled “—Background of the Merger” beginning on page 49, the Deltic board consulted with Deltic’s management and Deltic’s legal and financial advisors and, in reaching its determination and recommendation, the Deltic board considered a number of factors.

Many of the factors considered favored the conclusion of the Deltic board that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Deltic and its stockholders, including the following (which are not in any relative order of importance):

•	its knowledge of the forest products and real estate industries, the challenges faced by the timber and timberland management and real estate industries, including exposure to macroeconomic trends and regulation and the fact that the industries are highly competitive, cyclical and experience wide fluctuations in product supply and demand;

•	its familiarity with, and understanding of, Deltic’s business, assets, financial condition, results of operations, current business strategy and prospects;

•	information, including discussions with Deltic’s management and advisors, regarding Potlatch’s business, assets, financial condition, results of operations, current business strategy and prospects, including the projected long-term financial results of Potlatch;

•	the expectation that the combination of Deltic’s and Potlatch’s businesses will result in greater long-term stockholder value, as compared to the other alternatives available to Deltic, including seeking an alternative transaction with another third party, remaining an independent public company or remaining an independent public company and converting to a REIT;

•	the fact that the consideration to be received by Deltic stockholders is shares in Potlatch, providing Deltic stockholders with a substantial ownership interest in Potlatch following the completion of the merger and an opportunity to participate in the potential for funds available for distribution per share accretion and potential cost synergies created by the merger as well as the upside of the future performance of the combined company generally;

•	Deltic’s estimate that, in connection with the merger, the combined company would achieve $12 million in post-tax operational cost synergies within approximately two years after the completion of the merger;

•	the final terms of the merger, including the 1.80 exchange ratio, which based on the closing price of Potlatch common stock on October 19, 2017, implied a value of $96.03 per share of Deltic common stock and the fact that this implied value represents;

•	an implied premium of 41% based on the closing price per share of Deltic common stock of $67.89 on August 24, 2017 (the last trading day before SEAM filed an amendment to its Schedule 13D);

•	an implied premium of 9% based on the closing price per share of Deltic common stock of $88.14 on October 19, 2017;

•	an implied premium of 4% based on the 52-week high closing price per share of Deltic common stock of $91.93 (as of October 19, 2017); and

•	an implied premium of 75% based on the 52-week low closing price per share of Deltic common stock of $53.74 (as of October 19, 2017);

•	the opinion of Goldman Sachs rendered to the Deltic board, to the effect that, as of that date of such opinion and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio of 1.80 shares of Potlatch common stock to be paid for each share of outstanding Deltic common stock pursuant to the merger agreement was fair from a financial point of view to the holders (other than Potlatch and its affiliates) of Deltic common stock, as more fully described in the section entitled “—Opinion of Deltic’s Financial Advisor” beginning on page 80;

•	the fact that the consideration proposed by Potlatch reflected extensive negotiations between the parties and their respective advisors, the fact that Potlatch had increased the exchange ratio in its October 2, 2017 final proposal to 1.80 from the 1.71 exchange ratio in its July 25, 2017 offer letter and the belief of the Deltic board that the agreed merger consideration represented Potlatch’s best proposal;

•	the fact that the combined company is expected to be treated as a REIT following the merger, which is expected to result in significant tax savings on Deltic’s timber harvest earnings;

•	Potlatch’s commitment to announce, concurrently with the entry into the merger agreement an increase in its current annual dividend, beginning in the fourth quarter 2017, from $1.50 to $1.60 per common share, representing a dividend that is 7.2x the annual dividend currently received by Deltic stockholders (based on the 1.80 exchange ratio);

•	the one-time dividend ,pursuant to the E&P Purge, estimated at $250 million consisting of 80% stock and 20% cash to be distributed to PotlatchDeltic stockholders by the end of 2018 as part of the REIT conversion process;

•	the fact that the combined company will have a diversified timberland base of approximately two million acres including a large component of highly productive southern timberland;

•	the fact that the combined company will have increased geographic diversity, and with it, greater harvest flexibility;

•	the expectation that the combined company will deliver long-term operating improvement, with greater potential for earnings expansion;

•	the increased financial strength of the combined company and the resulting ability to invest in current businesses and future growth opportunities;

•	the opportunity to combine expertise, including the skills of experienced managers in the forest products industry, to better meet the needs of the customers of both Deltic and Potlatch;

•	the risks identified by Deltic management to achieving Deltic’s standalone REIT plan, including risks related to the timing and execution of the plan and Deltic management’s determination that a market downturn would expose Deltic to significant risks;

•	the fact that because the merger consideration consists of Potlatch common stock and the exchange ratio is fixed, Deltic stockholders will benefit from any increase in the trading price of Potlatch common shares between the announcement of the merger and the closing of the merger and any increases following the closing of the merger;

•	the fact that the Deltic board had performed a careful assessment of a range of alternatives, including discussions with other parties concerning alternative strategic transactions, continuing to operate on a standalone basis, and continuing to operate on a standalone basis with Deltic converting into a REIT;

•	the belief that all parties with potential strategic interest and financial capability to engage in a business combination with Deltic had been contacted regarding a potential transaction and none other than Potlatch had submitted an offer;

•	the fact that Deltic’s strategic review process had been publicly disclosed, enabling all potentially interested counterparties to engage with Deltic and that following the August 28, 2017 press release from Deltic regarding its strategic review process no additional potentially interested parties contacted Deltic or its financial advisor about a business combination;

•	Deltic’s prospects, as well as the inherent risks of Deltic’s industry and business, as reflected in the risk factors disclosed in Deltic’s filings with the SEC to which Deltic and its stockholders would remain subject if Deltic were to remain an independent public company;

•	the greater market capitalization and anticipated trading liquidity of Potlatch common stock after the transaction as compared to the current market capitalization and liquidity of Deltic common stock;

•	the governance terms in the merger agreement, which include the following:

•	the board of the combined company will consist of twelve directors, consisting of the eight current Potlatch directors and four directors chosen by Deltic from Deltic’s board of directors; and

•	John Enlow, Deltic’s chief executive officer, will be vice chairman of the combined company for an initial 2-year term.

•	the nature of the closing conditions included in the merger agreement, as well as the likelihood of satisfaction of all of the conditions to the completion of the proposed merger;

•	the obligation of Potlatch to use reasonable best efforts to obtain any required antitrust approval;

•	Deltic’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited proposal relating to an alternative transaction, if the Deltic board determines in good faith after consultation with its financial advisors and outside legal counsel that such proposal constitutes, or could reasonably be expected to lead to, a “superior proposal” (as more fully described in the section entitled “—The Merger Agreement—No Solicitation of Alternative Proposals” beginning on page 133);

•	the right of the Deltic board to change its recommendation in favor of the approval of the merger agreement if it has received a “superior proposal” or a “Deltic intervening event” (as more fully described in the section entitled “—The Merger—No Solicitation of Alternative Proposals” beginning on page 133) occurs and it has determined, in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its directors’ fiduciary duties, subject to certain conditions (including providing notice to Potlatch and taking into account any modifications to the terms of the merger that are proposed by Potlatch);

•	the right of the Deltic board, at any time prior to obtaining the approval of the merger agreement by the Deltic stockholders, to cause Deltic to terminate the merger agreement and to concurrently enter into a binding definitive agreement providing for a superior proposal, subject to certain conditions (including providing notice to Potlatch, taking into account any modifications to the terms of the merger that are proposed by Potlatch and paying a termination fee to Potlatch) as more fully described in the section entitled “—The Merger Agreement—Expenses and Termination Fees” beginning on page 142;

•	the right of Deltic to seek to specifically enforce Potlatch’s obligations under the merger agreement in certain instances (as more fully described in the section entitled “—The Merger Agreement—Specific Enforcement” beginning on page 144);

•	the customary and generally reciprocal nature of the other representations, warranties and covenants of Deltic in the merger agreement;

•	the structure of the transaction and the terms of the merger agreement, including the fact that the merger is intended to qualify as a “reorganization” within the meaning of the Code, and is therefore generally not expected to be taxable to the Deltic stockholders with respect to the Potlatch common stock received in the merger; and

•	the requirement that Potlatch pay a termination fee to Deltic under certain circumstances specified in the merger agreement (as more fully described in the section entitled “—The Merger Agreement—Expenses and Termination Fees” beginning on page 142).

In the course of its deliberations, the Deltic board also considered a variety of risks and other potentially negative factors, including the following (which are not in any relative order of importance):

•	the possibility that the merger may not be completed or that completion may be unduly delayed for reasons beyond the control of Deltic or Potlatch;

•	the fact that the exchange ratio is fixed, meaning that Deltic stockholders could be adversely affected by a decrease in the trading price of Potlatch common shares during the pendency of the proposed merger and the fact that the merger agreement does not provide Deltic with a price-based adjustment or termination right or other similar protection in favor of Deltic or its stockholders;

•	the fact that the 1.80 exchange ratio is below the exchange ratio range of 1.839-1.930 in Potlatch’s original, non-binding indication of interest from March 8, 2017 (noting that such range was suggested by Potlatch based solely on publicly available information and was subject to due diligence and further noting that the implied value of $96.03 per share of Deltic common stock based on the closing price of Potlatch common stock on October 19, 2017 and the 1.80 exchange ratio was higher than $83.01 the implied value of Deltic common stock based on the closing price of Potlatch common stock on March 6, 2017 and the midpoint of the exchange ratio range referenced in Potlatch’s original non-binding proposal from March 8, 2017);

•	the potential for diversion of management and employee attention and for increased employee attrition during the period prior to completion of the proposed merger, and the potential effect of the proposed merger on Deltic’s business and relations with customers and suppliers;

•	the fact that the merger agreement may prevent Deltic and its subsidiaries from undertaking certain restructuring transactions in connection with Deltic seeking REIT status that would allow Deltic to expedite pursuing a REIT conversion as a standalone company if the merger did not occur for any reason;

•	the restrictions on the conduct of Deltic’s business prior to completion of the proposed merger, requiring Deltic to conduct its business only in the ordinary course of business in all material respects, subject to specific limitations, which could delay or prevent Deltic from undertaking business opportunities that may arise pending completion of the merger and could negatively impact Deltic’s ability to attract and retain employees or negatively impact decisions of customers and suppliers;

•	the difficulty inherent in integrating the businesses, assets and workforces of two large companies and the risk that anticipated strategic and other benefits to the combined company following completion of the proposed merger, including the forecasted cost synergies described above, will not be realized or will take longer to realize than expected;

•	the transaction costs to be incurred in connection with the proposed merger, regardless of whether the proposed merger is completed;

•	the fact that the merger agreement includes restrictions on the ability of Deltic to solicit proposals for alternative transactions, engage in discussions regarding such proposals and enter into an agreement with respect thereto, subject to exceptions and termination provisions, which in some cases require payment of a termination fee by Deltic (as more fully described in the section entitled “—The Merger Agreement—No Solicitation of Alternative Proposals” beginning on page 133), which could have the effect of discouraging such proposals from being made or pursued;

•	Potlatch’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited proposal relating to an alternative transaction, if the Potlatch board determines in good faith after consultation with its financial advisors and outside legal counsel that such proposal constitutes, or could reasonably be expected to lead to, a “superior proposal” (as more fully described in the section entitled “—The Merger Agreement—No Solicitation of Alternative Proposals” beginning on page 133);

•	the right of the Potlatch board, at any time prior to obtaining the approval of the merger agreement by the Potlatch stockholders, to cause Potlatch to terminate the merger agreement and to concurrently enter into a binding definitive agreement providing for a superior proposal, subject to certain conditions (including providing notice to Deltic, taking into account any modifications to the terms of the merger that are proposed by Deltic and paying a termination fee to Deltic) as more fully described in the section entitled “—The Merger Agreement—Expenses and Termination Fees” beginning on page 142;

•	the fact that if the merger is not completed, Deltic will have expended significant human and financial resources on a failed transaction, and may also be required to pay a termination fee under various circumstances (as more fully described in the section entitled “—The Merger Agreement—Expenses and Termination Fees” beginning on page 142);

•	the absence of appraisal rights for Deltic stockholders under Delaware law; and

•	various other risks associated with the merger and the business of Deltic and the combined company described in the section entitled “Risk Factors” beginning on page 28 and in the section entitled “Cautionary Statements Regarding Forward-Looking Statements” beginning on page 26, respectively.

The Deltic board considered all of these factors as a whole, and, on balance, concluded that they supported a determination to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger. The foregoing discussion of the factors considered by the Deltic board is not intended to be exhaustive, but rather is a summary of the principal factors considered by the Deltic board. In light of the number and wide variety of factors considered in connection with its evaluation of the merger and the complexity of these factors, the Deltic board did not find it useful to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights to the various factors that it considered in reaching its decision. In considering these factors, individual members of the Deltic board may have given differing weights to different factors. The Deltic board conducted an overall review of the factors described above, including thorough discussions with Deltic’s management and legal and financial advisors.

In considering the recommendation of the Deltic board to approve the merger proposal, Deltic stockholders should be aware that Deltic’s directors may have interests in the merger that are different from, or in addition to, those of Deltic stockholders generally. For additional information, see the section entitled “—Financial Interests of Deltic Directors and Officers in the Merger” beginning on page 91.

The factors contained in this explanation of the reasoning of the Deltic board and certain information presented in this section are forward-looking in nature. Therefore, the information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26.

Opinion of Potlatch’s Financial Advisor

Potlatch has retained BofA Merrill Lynch to act as Potlatch’s financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm, which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Potlatch selected BofA Merrill Lynch to act as Potlatch’s financial advisor in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger and its reputation in the investment community.

On October 22, 2017, at a meeting of the Potlatch board held to evaluate the merger, BofA Merrill Lynch delivered to the Potlatch board an oral opinion, which was confirmed by delivery of a written opinion dated October 22, 2017, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in the opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to Potlatch.

The full text of BofA Merrill Lynch’s written opinion to the Potlatch board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this document and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the Potlatch board for the benefit and use of the Potlatch board (in its capacity as such) in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger, and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Potlatch or in which Potlatch might engage or as to the underlying business decision of Potlatch to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch:

(i) reviewed certain publicly available business and financial information relating to Deltic and Potlatch;

(ii) reviewed certain internal financial and operating information with respect to the business, operations and prospects of Deltic furnished to or discussed with BofA Merrill Lynch by the management of Deltic, including certain financial forecasts relating to Deltic prepared by the management of Deltic, referred to herein as the Deltic Forecasts;

(iii) reviewed certain financial forecasts relating to Deltic prior to tax savings and certain tax savings forecasts relating to Deltic, in each case prepared by the management of Potlatch, referred to herein as the Potlatch-Deltic Including Tax Savings Forecasts, and discussed with the management of Potlatch its assessments as to the relative likelihood of achieving the future financial results reflected in the Deltic Forecasts and the Potlatch-Deltic Including Tax Savings Forecasts;

(iv) reviewed certain internal financial and operating information with respect to the business, operations and prospects of Potlatch furnished to or discussed with BofA Merrill Lynch by the management of Potlatch, including certain financial forecasts relating to Potlatch prepared by the management of Potlatch, referred to herein as the Potlatch Forecasts;

(v) reviewed certain estimates as to the amount and timing of cost synergies anticipated by the management of Potlatch to result from the merger, referred to herein as the Cost Synergies;

(vi) discussed the past and current business, operations, financial condition and prospects of Deltic with members of senior managements of Deltic and Potlatch, and discussed the past and current business, operations, financial condition and prospects of Potlatch with members of senior management of Potlatch;

(vii) reviewed the potential pro forma financial impact of the merger on the future financial performance of Potlatch, including the potential effect on Potlatch’s estimated cash available for distribution, and the relative financial contributions of Deltic and Potlatch to the future financial performance of the combined company on a pro forma basis;

(viii) reviewed the trading histories for Deltic common stock and the Potlatch common stock and a comparison of such trading histories with each other and with the trading histories of other companies BofA Merrill Lynch deemed relevant;

(ix) compared certain financial and stock market information of Deltic and Potlatch with similar information of other companies BofA Merrill Lynch deemed relevant;

(x) reviewed the merger agreement; and

(xi) performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of Potlatch and Deltic that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect.

With respect to the Deltic Forecasts, BofA Merrill Lynch was advised by Deltic, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Deltic as to the future financial performance of Deltic. With respect to the Potlatch-Deltic Including Tax Savings Forecasts, the Potlatch Forecasts and the Cost Synergies, BofA Merrill Lynch assumed, at the direction of Potlatch, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Potlatch as to the future financial performance of Deltic and Potlatch and the other matters covered thereby and, based on the assessments of the management of Potlatch as to the relative likelihood of achieving the future financial results reflected in the Deltic Forecasts and the Potlatch-Deltic Including Tax Savings Forecasts, BofA Merrill Lynch relied, at the direction of Potlatch, on the Potlatch-Deltic Including Tax Savings Forecasts for purposes of its opinion. BofA Merrill Lynch also relied, at the direction of Potlatch, on the assessments of the management of Potlatch as to Deltic’s ability to achieve the tax savings forecasts relating to Deltic included in the Potlatch-Deltic Including Tax Savings Forecasts and Potlatch’s ability to achieve the Cost Synergies and was advised by Potlatch, and assumed, that the tax savings forecasts relating to Deltic included in the Potlatch-Deltic Including Tax Savings Forecasts and the Cost Synergies would be realized in the amounts and at the times projected.

BofA Merrill Lynch did not make, and was not provided with, any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Deltic or Potlatch, nor did it make any physical inspection of the properties or assets of Deltic or Potlatch. BofA Merrill Lynch did not evaluate the solvency or fair value of Deltic or Potlatch under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of Potlatch, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Deltic, Potlatch or the contemplated benefits of the merger. BofA Merrill Lynch also assumed, at the direction of Potlatch, that the merger would qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the merger (other than the exchange ratio to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, to Potlatch of the exchange ratio provided for in the merger and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the exchange ratio. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might have been available to Potlatch or in which Potlatch might have engaged or as to the underlying business decision of Potlatch to proceed with or effect the merger. BofA Merrill Lynch did not express any opinion as to what the value of the Potlatch common stock actually would be when issued or the prices at which Potlatch common stock or Deltic common stock will trade at any time, including following announcement or consummation of the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by a fairness opinion review committee of BofA Merrill Lynch.

The discussion set forth below in the sections entitled “Selected Publicly Traded Companies Sum-of-the-Parts Analysis”, “Hybrid NAV Sum-of-the-Parts Analysis”, “Discounted Cash Flow Sum-of-the-Parts Analysis” and “Financial Analysis of Combination” represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to Potlatch’s board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Selected Publicly Traded Companies Sum-of-the-Parts Analysis

BofA Merrill Lynch reviewed publicly available financial and stock market information for the following three publicly traded companies in the timber REIT sector and the following five publicly traded companies in the wood product sector:

Timber REIT Sector

Weyerhaeuser Company;

Rayonier Inc.; and

CatchMark Timber Trust Inc.

Wood Product Sector

Louisiana-Pacific Corporation;

West Fraser Timber Co., Ltd.;

Norbord Inc.;

Canfor Corporation; and

Boise Cascade Company.

BofA Merrill Lynch reviewed, among other things, adjusted enterprise values of the selected publicly traded companies in the timber REIT and wood product sectors, calculated as equity values based on closing stock prices on October 20, 2017, plus debt, unfunded pension liabilities (after-tax), preferred equity and minority interests, less cash and marketable securities, as a multiple of calendar year 2018 estimated adjusted earnings before interest, taxes, depreciation, depletion and amortization, commonly referred to as adjusted EBITDDA. BofA Merrill Lynch then applied (i) a range of adjusted enterprise value to adjusted EBITDDA multiples of 16.0x to 18.0x, based on valuation ranges for the selected publicly traded companies in the timber REIT sector, to the calendar year 2018 estimated adjusted EBITDDA for Potlatch’s Resource / Woodlands and Real Estate segments, (ii) a range of adjusted enterprise value to adjusted EBITDDA multiples of 6.0x to 7.0x, based on valuation ranges for the selected publicly traded companies in the wood product sector, to the calendar year 2018 estimated adjusted EBITDDA for Potlatch’s Wood Products / Manufacturing segment and (iii) a range of adjusted enterprise value to adjusted EBITDDA multiples of 12.9x to 14.5x, based on the valuation ranges for the Resource / Woodlands and Real Estate and the Wood Products / Manufacturing segments blended based on respective EBITDDAs, to the calendar year 2018 estimated adjusted EBITDDA for Potlatch’s Corporate segment (adjusted to add back pension expenses). BofA Merrill Lynch also applied (i) a range of adjusted enterprise value to adjusted EBITDDA multiples of 16.0x to 18.0x, based on valuation ranges for the selected publicly traded companies in the timber REIT sector, to the calendar year 2018 estimated adjusted EBITDDA for Deltic’s Resource / Woodlands and Real Estate segment, (ii) a range of adjusted enterprise value to adjusted EBITDDA multiples of 6.0x to 7.0x, based on valuation ranges for the selected publicly traded companies in the wood product sector, to the calendar year 2018 estimated adjusted EBITDDA for Deltic’s Wood Products / Manufacturing segment and (iii) a range of adjusted enterprise value to adjusted EBITDDA multiples of 11.0x to 12.5x, based on the valuation ranges for the Resource / Woodlands and Real Estate and the Wood Products / Manufacturing segments blended based on respective EBITDDAs, to the calendar year 2018 estimated adjusted EBITDDA for Deltic’s Corporate segment (adjusted to add back pension expenses). Estimated financial data of Potlatch were based on the Potlatch Forecasts, and estimated financial data of Deltic were based on the Potlatch-Deltic Including Tax Savings Forecasts. After accounting for debt and after-tax unfunded pension liabilities, these analyses indicated the following approximate implied per share equity value reference ranges for Potlatch, as compared to its share price of $53.00 as of October 20, 2017, and Deltic, as compared to its share price of $89.12, as of October 20, 2017:

Implied Per Share Equity Value Sum-of-the-Parts Reference Ranges for Potlatch

(Based on Potlatch Forecasts and Information per Potlatch Management)

Segment	2018 Adjusted EBITDDA ($mm)	Implied Value ($mm, except share price)
Resource / Woodlands and Real Estate	$162	$2,597 - $2,921
Wood Products / Manufacturing	$75	$447 - $522
Corporate	($29)	($371 - $419)
Consolidated	$208	$2,673 - $3,024
Total Potlatch	( - ) Net Debt	($463)
	( - ) Unfunded Pension Liability (After-Tax)	($72)
	Equity Value	$2,139 - $2,489
	Implied Price Per Share	$51.51 - $59.56

Implied Per Share Equity Value Sum-of-the-Parts Reference Ranges for Deltic

(Based on Potlatch-Deltic Including Tax Savings Forecasts and Deltic filings)

Segment	2018 Adjusted EBITDDA ($mm)	Implied Value ($mm, except share price)
Resource / Woodlands and Real Estate	$56	$893 - $1,005
Wood Products / Manufacturing	$56	$338 - $394
Corporate	($13)	($142 - $161)
Consolidated	$99	$1,089 - $1,238
Total Deltic	( - ) Net Debt	($233)
	( - ) Unfunded Pension Liability (After-Tax)	($24)
	Equity Value	$831 - $980
	Implied Price Per Share	$67.66 - $79.75

No company used in these analyses is identical or directly comparable to Potlatch or Deltic. Accordingly, an evaluation of the results of the analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Potlatch and Deltic were compared.

Hybrid NAV Sum-of-the-Parts Analysis

Based on the Potlatch Forecasts and publicly available financial and stock market information, BofA Merrill Lynch reviewed a range of timberland resource values for properties owned or leased on a long-term basis by Potlatch as well as a range of incremental highest and best use real estate values, referred to as incremental HBU, above the timberland resource values for such properties to derive a range of Total Resource / Woodlands and Real Estate Values. BofA Merrill Lynch then applied a range of adjusted enterprise value to adjusted EBITDDA multiples of 6.0x to 7.0x, based on valuation ranges for the selected publicly traded companies in wood products sector, to Potlatch’s calendar year 2018 estimated adjusted EBITDDA attributable to its Wood Products / Manufacturing segment. BofA Merrill Lynch then combined the range of Total Resource / Woodlands and Real Estate Values with the range of total enterprise values attributable to its Wood Products / Manufacturing segment to produce a range of total enterprise values for Potlatch. After accounting for debt and after-tax unfunded pension liabilities, this analysis indicated the following approximate implied per share equity value reference range for Potlatch as compared to its share price of $53.00 as of October 20, 2017:

Implied Per Share Equity Value Reference Ranges for Potlatch

(Based on Potlatch Forecasts, Information per Potlatch Management and analyst estimates)

Segment		Acres (in thousands)	Value per acre	Total Value ($mm)
Resource / Woodlands and Real Estate	Timberlands	1,368	$1,518 - $1671	$2,077 - $2,286
	Incremental HBU / Development / Non-Strategic			$40 - $295
Total Resource / Woodlands and Real Estate Value				$2,117 - $2,581

Segment		Estimated 2018 EBITDDA ($mm)		Total Value ($mm, except share price)
Wood Products / Manufacturing		$75		$447 - $522
Total Potlatch		Total Enterprise Value		$2,564 - $3,103
		( - ) Net Debt		($463)
		( - ) Unfunded Pension Liability (After-Tax)		($72)
		Equity Value		$2,029 - $2,568
		Implied Price Per Share		$48.88 - $61.87

Based on the Potlatch-Deltic Including Tax Savings Forecasts and publicly available financial and stock market information, BofA Merrill Lynch reviewed a range of timberland resource values for properties owned by Deltic as well as a range of incremental HBU values above the timberland resource values for such properties in addition to real estate values, including values of developed residential lots, undeveloped residential lots and remaining commercial acres, of properties held by Deltic to derive a range of Consolidated Resource / Woodlands and Real Estate Values. BofA Merrill Lynch then applied a range of adjusted enterprise value to adjusted EBITDDA multiples of 6.0x to 7.0x, based on valuation ranges for the selected publicly traded companies in the wood products sector, to Deltic’s calendar year 2018 estimated adjusted EBITDDA attributable to its Wood Products / Manufacturing segment. BofA Merrill Lynch then combined the range of Combined Resource / Woodlands and Real Estate Values with the range of total enterprise values attributable to its Wood Products / Manufacturing segment to produce a range of total enterprise values for Deltic. After accounting for debt and after-tax unfunded pension liabilities, this analysis indicated the following approximate implied per share equity value reference range for Deltic as compared to its share price of $89.12 as of October 20, 2017:

Implied Per Share Equity Value Reference Ranges for Deltic

(Based on Potlatch-Deltic Including Tax Savings Forecasts, Deltic filings and analyst estimates)

Segment		Acres (in thousands)	Value per acre	Total Value ($mm)
Resource / Woodlands	Timberlands	530	$1,600 - $1,700	$849 - $902
	Incremental HBU			$35 - $53
Total Resource / Woodlands				$884 - $955

		Lots	Value per lot	Total Value ($mm)
Real Estate	Developed Residential Lots	131	$60,000 - $90,000	$8 - $12
	Undeveloped Residential Lots	2,804	$16,000 - $46,000	$45 - $129

		Acres	Value per acre	Total Value ($mm)
	Remaining Commercial Acres	400	$100,000 - $300,000	$40 - $120
Total Real Estate				$93 - $261
Consolidated Resource / Woodlands and Real Estate Value				$977 - $1,216

Segment		Estimated 2018 EBITDDA ($mm)		Total Value ($mm, except share price)
Wood Products / Manufacturing		$56		$338 - $394
		Total Enterprise Value		$1,315 - $1,610
Total Deltic		( - ) Net Debt		($233)
		( - ) Unfunded Pension Liability (After-Tax)		($24)
		Equity Value		$1,057 - $1,352
		Implied Price Per Share		$86.02 - $110.04

Discounted Cash Flow Sum-of-the-Parts Analysis

BofA Merrill Lynch performed a discounted cash flow sum-of-the-parts analysis of Potlatch to calculate the present value of the standalone unlevered, after-tax free cash flows that Potlatch’s business segments were forecasted to generate during the last quarter of 2017 through calendar year 2021 based on the Potlatch Forecasts and publicly available financial and stock market information. BofA Merrill Lynch also calculated terminal values for each Potlatch business segment by applying (i) a range of perpetuity growth rates of (a) 1.50% to 2.00% for Potlatch’s Resource / Woodlands and Real Estate segment and (b) 1.50% to 2.50% for Potlatch’s Wood Products / Manufacturing and Corporate segments to the respective Potlatch business segments’ estimated calendar year 2021 free cash flows (adjusted to account for capital expenditures, depreciation, depletion and amortization) and (ii) a range of discount rates of (a) 6.75% to 8.00% for Potlatch’s Woodlands segment, (b) 6.50% to 7.50% for Potlatch’s Real Estate segment, (c) 11.00% to 13.50% for Potlatch’s Wood Products / Manufacturing segment and (d) 8.00% to 10.00% for Potlatch’s Corporate segment, all of which were based on an estimate of each Potlatch business segment’s respective weighted average cost of capital. The free cash flows and terminal values for each business segment were discounted to present value as of September 30, 2017 using discount rates ranging from (i) 6.75% to 8.00% for Potlatch’s Woodlands segment, (ii) 6.50% to 7.50% for Potlatch’s Real Estate segment, (iii) 11.00% to 13.50% for Potlatch’s Wood Products / Manufacturing segment and (iv) 8.00% to 10.00% for Potlatch’s Corporate segment (adjusted to add back Potlatch’s pension expenses of $1.6 million in the last quarter of 2017, $5.9 million in calendar year 2018, $3.9 million in calendar year 2019, $10.2 million in calendar year 2020, and $7.7 million in calendar year 2021), all of which were based on an estimate of each Potlatch business segment’s weighted average cost of capital. The range of Potlatch’s implied total equity values was then calculated by (i) combining each of the low enterprise values of Potlatch’s four business segments and (ii) combining each of the high enterprise values of Potlatch’s four business segments, in each case, less net debt (which includes Potlatch’s unfunded pension liability of $72 million). This analysis indicated the following approximate implied per share equity value reference range for Potlatch, rounded to the nearest $0.05, as compared to its share price of $53.00 as of October 20, 2017:

Discounted Cash Flow – Sum-of-the-Parts Analysis for Potlatch

(Based on Potlatch Forecasts and Potlatch filings)

Segment	Discounted Cash Flow Valuation (Enterprise Value) (in $mm, except share price)
		Low	Mid	High
Woodlands		$2,034	$2,328	$2,730
Real Estate		$266	$301	$347
Wood Products / Manufacturing		$449	$518	$615
Corporate		($296)	($353)	($441)

Total Potlatch	Implied Total Enterprise Value	$2,452	$2,793	$3,250
	Less Net Debt	($535)	($535)	($535)

	Implied Total Equity Value	$1,917	$2,258	$2,716

	Implied Equity Value per Share	$46.20	$54.40	$65.40

BofA Merrill Lynch performed a discounted cash flow sum-of-the-parts analysis of Deltic to calculate the present value of the standalone unlevered, after-tax free cash flows that Deltic’s business segments were forecasted to generate during the last quarter of 2017 through calendar year 2021 based on the Potlatch-Deltic Including Tax Savings Forecasts and publicly available financial and stock market information. BofA Merrill Lynch also calculated terminal values for Deltic’s business segments by applying (i) a range of perpetuity growth rates of (a) 2.50% to 3.00% for Deltic’s Resource / Woodlands and Real Estate segment and (b) 1.50% to 2.50% for Deltic’s Wood Products / Manufacturing and Corporate segments to the respective Deltic business segments’ estimated calendar year 2021 free cash flows (adjusted to account for capital expenditures, depreciation, depletion and amortization) and (ii) a range of discount rates of (a) 6.50% to 7.50% for Deltic’s Resource / Woodlands and Real Estate segment, (b) 11.00% to 13.50% for Deltic’s Wood Products / Manufacturing segment and (c) 8.25% to 10.00% for Deltic’s Corporate segment (adjusted to add back Deltic’s pension expenses of $1.5 million), all of which were based on an estimate of each Deltic business segment’s respective weighted average cost of capital. The free cash flows and terminal values for each business segment were then discounted to present value as of September 30, 2017 using discount rates ranging from (i) 6.50% to 7.50% for Deltic’s woodlands and real estate segments, (ii) 11.00% to 13.50% for Deltic’s wood products and manufacturing segment and (iii) 8.25% to 10.00% for Deltic’s Corporate segment, all of which were based on an estimate of each Deltic business segment’s respective weighted average cost of capital. At the direction of Potlatch’s management, BofA Merrill Lynch assumed a corporate tax savings to Deltic’s Resource / Woodlands and Real Estate segment due to a REIT conversion. Based on the projected tax savings included in the Potlatch-Deltic Including Tax Savings Forecasts, BofA Merrill Lynch calculated the present value of the estimated tax savings during the last quarter of 2017 through calendar year 2021. BofA Merrill Lynch also calculated the terminal values of Deltic’s estimated tax savings by applying a range of perpetuity growth rates of 1.5% to 2.5% to Deltic’s calendar year 2021 estimated tax savings and a range of discount rates of 6.50% to 7.50%, which were based on an estimate of the weighted average cost of capital of Deltic’s Resource / Woodlands and Real Estate business segment. BofA Merrill Lynch discounted Deltic’s estimated tax savings and the terminal values of Deltic’s estimated tax savings to present value as of September 30, 2017 using discount rates ranging from 6.50% to 7.50%, which were based on based on an estimate of the weighted average cost of capital of Deltic’s Resource / Woodlands and Real Estate business segment. In deriving an implied per share equity value reference range for Deltic, BofA Merrill Lynch considered scenarios including and excluding the Cost Synergies. For the scenario including the Cost Synergies, BofA Merrill Lynch calculated the present value of the estimated the Cost Synergies during the last quarter of 2017 through calendar year 2021, based on the Potlatch-Deltic Including Tax Savings Forecasts. BofA Merrill Lynch also calculated the terminal values of the Cost Synergies by applying a range of perpetuity growth rates of 1.5% to 2.5% to Deltic’s calendar year 2021 estimated Cost Synergies and a range of discount rates of 8.25% to 10.00%, which were based on an estimate of Deltic’s weighted average cost of capital. BofA Merrill Lynch discounted the Cost Synergies and terminal values of the Cost Synergies to a present value as of September 30, 2017 using discount rates ranging from 8.25% to 10.00%, which were based on an estimate of Deltic’s weighted average cost of capital. The range of Deltic’s implied total equity values was then calculated by combining each of the enterprise values of Deltic’s four business segments, the total value of Deltic’s estimated tax savings and, in the scenario including the Cost Synergies, the total value of the Cost Synergies, less net debt (which includes Deltic’s unfunded pension liability of $24 million). This analysis indicated the following approximate implied per share equity value reference ranges for Deltic, rounded to the nearest $0.05, as compared to its share price of $89.12 as of October 20, 2017:

Discounted Cash Flow – Sum-of-the-Parts Analysis for Deltic

(Based on Potlatch-Deltic Including Tax Savings Forecasts, Potlatch filings and Potlatch management’s projections for the Cost Synergies)

Segment		Discounted Cash Flow Valuation (Enterprise Value) (in $mm, except share price)
		Low	Mid	High
Woodlands		$501	$582	$697
Real Estate		$109	$126	$151
Wood Products / Manufacturing		$293	$339	$403
Corporate		($92)	($107)	($130)
Tax Savings		$154	$181	$223

Total Deltic (assumes Conversion to REIT)	Implied Total Enterprise Value	$965	$1,121	$1,345
	Less Net Debt	($258)	($258)	($258)
	Implied Total Equity Value	$708	$864	$1,087
	Implied Equity Value per Share	$57.70	$70.40	$88.50

Cost Synergies		$88	$104	$128

Total Deltic (including Cost Synergies)	Implied Total Equity Value	$796	$968	$1,215
	Implied Equity Value Per Share	$64.90	$78.85	$98.70

Financial Analysis of Combination

Based on implied equity value reference ranges for Potlatch and Deltic calculated as described above in the sections entitled “Selected Publicly Traded Companies Sum-of-the-Parts Analysis”, “Hybrid NAV Sum-of-the-Parts Analysis” and “Discounted Cash Flow Sum-of-the-Parts Analysis”, BofA Merrill Lynch calculated implied exchange ratios resulting from one share of Deltic being converted into shares of Potlatch, with the top of the range based on the highest Deltic implied equity value and the lowest Potlatch implied equity value and the bottom of the range based on the lowest Deltic implied equity value and the highest Potlatch implied equity value. These analyses indicated the following implied exchange ratio reference ranges, in each case as compared to the exchange ratio of 1.800:

Implied Exchange Ratio reference ranges based on:

Selected Publicly Traded Companies Sum-of-the-Parts	Hybrid NAV Sum-of-the-Parts Analysis	Discounted Cash Flow Sum-of-the-Parts Analysis (excluding Cost Synergies)	Discounted Cash Flow Sum-of-the-Parts Analysis (including Cost Synergies)	Exchange Ratio
1.128x - 1.549x	1.390x - 2.253x	0.882x - 1.916x	0.992x - 2.136x	1.800

Other Factors

BofA Merrill Lynch also noted certain additional factors that were not considered part of BofA Merrill Lynch’s material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	historical trading prices and historical average exchange ratios of Potlatch common stock and Deltic common stock and their performance relative to key market indices during the five-year period ended October 20, 2017;

•	selected cash available for distribution estimates for calendar years 2017 and 2018 for Potlatch found in recently published, publicly available Wall Street research analyst reports as of October 20, 2017 and market capitalization as a multiple of cash available for distribution of the selected publicly traded companies in the timber REIT sector;

•	based on the Potlatch Forecasts, the Potlatch-Deltic Including Tax Savings Forecasts and the Cost Synergies, and assuming an illustrative closing date of December 31, 2017, an analysis of the potential financial impact of the transaction, indicating an illustrative accretion of approximately 1% to the estimated cash available for distribution (adjusted for restructuring expenses and incremental capital expenditures for systems integration provided by Potlatch management) per share of Potlatch common stock for the calendar year 2018 and an illustrative accretion of 5% to the estimated cash available for distribution (adjusted for restructuring expenses and incremental capital expenditures for systems integration provided by Potlatch management) per share of Potlatch common stock for calendar year 2019; and

•	a discounted cash flow sum-of-the-parts analysis excluding the Cost Synergies based on the Deltic Forecasts.

Miscellaneous

As noted above, the discussion set forth above in the sections entitled “Selected Publicly Traded Companies Sum-of-the-Parts Analysis”, “Hybrid NAV Sum-of-the-Parts Analysis”, “Discounted Cash Flow Sum-of-the-Parts Analysis” and “Financial Analysis of Combination” is a summary of the material financial analyses presented by BofA Merrill Lynch to Potlatch’s board in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Potlatch and Deltic. The estimates of the future performance of Potlatch and Deltic in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the exchange ratio and were provided to Potlatch’s board in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of Deltic or Potlatch.

The type and amount of consideration payable in the merger was determined through negotiations between Potlatch and Deltic, rather than by any financial advisor, and was approved by Potlatch’s board. The decision to enter into the Agreement was solely that of Potlatch’s board. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by Potlatch’s board in its evaluation of the proposed Merger and should not be viewed as determinative of the views of Potlatch’s board or management with respect to the merger or the exchange ratio.

Potlatch has agreed to pay BofA Merrill Lynch for its services in connection with the Merger an aggregate fee of $7.5 million, $1.5 million of which was payable in connection with its opinion and the remainder of which is contingent upon the completion of the merger. Potlatch has also agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any of its affiliates, its and their respective directors, officers, employees and agents and each other person controlling BofA Merrill Lynch or any of its affiliates against certain liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Potlatch, Deltic and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Potlatch and have received or in the future may receive compensation for the rendering of those services, including (i) having acted or acting as joint lead arranger and joint book manager for, and as a lender under, Potlatch’s Amended and Restated Credit Agreement, dated as of August 12, 2014, as amended from time to time, (ii) having acted as underwriter for a tax exempt bond offering for Potlatch, and (iii) having provided or providing certain treasury services to Potlatch. From October 1, 2015 through September 30, 2017, BofA Merrill Lynch and its affiliates derived aggregate revenues from Potlatch and its affiliates of approximately $1 million for investment and corporate banking services.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Deltic and have received or in the future may receive compensation for the rendering of those services, including having acted or acting as a lender under Deltic’s Second Amended and Restated Revolving Credit Facility, dated November 18, 2014, as amended from time to time. From October 1, 2015 through September 30, 2017, BofA Merrill Lynch and its affiliates derived aggregate revenues from Deltic and its affiliates of approximately $500,000 for investment and corporate banking services.

Opinion of Deltic’s Financial Advisor

Goldman Sachs rendered its opinion to Deltic’s board that, as of October 22, 2017 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio of 1.80 shares of Potlatch common stock to be paid for each share of outstanding Deltic common stock pursuant to the merger agreement was fair from a financial point of view to the holders (other than Potlatch and its affiliates) of Deltic common stock.

The full text of the written opinion of Goldman Sachs, dated October 22, 2017, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided advisory services and its opinion for the information and assistance of Deltic’s board in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of Deltic common stock should vote with respect to the transaction, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Deltic and Potlatch for the five fiscal years ended December 31, 2016;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Deltic and Potlatch;

•	certain preliminary unaudited financial information for the nine month period ended September 30, 2017 for Deltic and Potlatch, prepared by the respective managements of Deltic and Potlatch, in each case, as approved for Goldman Sachs’ use by Deltic;

•	certain other communications from Deltic and Potlatch to their respective stockholders;

•	certain publicly available research analyst reports for Deltic and Potlatch; and

•	certain internal financial analyses and forecasts for Deltic prepared by its management, for Potlatch standalone prepared by the management of Potlatch, and for Potlatch pro forma for the transaction prepared by the management of Potlatch, in each case, as approved for Goldman Sachs’ use by Deltic (which are referred to as the “Forecasts”), including certain operating synergies projected by the management of Potlatch to result from the transaction, as approved for Goldman Sachs’ use by Deltic, (which are referred to as the “Synergies”). Information regarding (i) the Forecasts prepared by management of Potlatch is set forth in the section entitled “—Certain Potlatch Forecasts” beginning on page 119, (ii) the Forecasts prepared by management of Deltic is set forth in the section entitled “—Certain Deltic Forecasts” beginning on page 121 and (iii) the Synergies is set forth in the section entitled “—Potlatch’s Reasons for the Merger; Recommendation of the Potlatch Board” beginning on page 61.

Goldman Sachs also held discussions with members of the senior managements of Deltic and Potlatch regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction and the past and current business operations, financial condition and future prospects of Deltic and Potlatch; reviewed the reported price and trading activity for Deltic common stock and Potlatch common stock; compared certain financial and stock market information for Deltic and Potlatch with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the timber industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering this opinion, Goldman Sachs, with Deltic’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Deltic’s consent that the Forecasts, including the Synergies, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Deltic and Potlatch. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Deltic or Potlatch or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without any adverse effect on Deltic or Potlatch or on the expected benefits of the transaction in any way meaningful to its analysis. Goldman Sachs has also assumed that the transaction will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Deltic to engage in the transaction, or the relative merits of the transaction as compared to any strategic alternatives that may be available to Deltic; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, to the holders (other than Potlatch and its affiliates) of the Deltic common stock, as of the date of the opinion, of the exchange ratio pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transaction, including the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Deltic; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Deltic, or class of such persons, in connection with the transaction, whether relative to the exchange ratio pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of Potlatch common stock will trade at any time or as to the impact of the transaction on the solvency or viability of Deltic or Potlatch or the ability of Deltic or Potlatch to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Deltic board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 19, 2017, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices for Deltic common stock and Potlatch common stock for the 52-week period ended October 19, 2017, which ranged from $53.74 to $91.93 per share of Deltic common stock and $36.95 to $53.35 per share of Potlatch common stock. In addition, Goldman Sachs analyzed the exchange ratio compared to the relative values of Deltic common stock and Potlatch common stock. This analysis resulted in the following:

	Exchange Ratio	Deltic Share Price		Implied Deltic Ownership
August 24, 2017*	1.52x	$67.89		31%
October 19, 2017	1.65x	$88.14		33%
Proposed Transaction	1.80x	$96.03	**	35%

*	Represents the last trading day prior to the filing of a Schedule 13D amendment by Southeastern Asset Management Inc.
**	Implied Deltic share price based on Potlatch share price of $53.35 and the exchange ratio of 1.80.

This analysis indicated the following implied premiums to Deltic’s share price based on the exchange ratio of Potlatch common stock to be paid for each share of outstanding Deltic common stock pursuant to the merger agreement from the relative values of Deltic common stock and Potlatch common stock as of the dates noted below:

Implied Premium
August 24, 2017	41%
October 19, 2017	9%
52 week high	4%
52 week low	75%

Deltic Illustrative Discounted Cash Flow Analysis. Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on Deltic. Using discount rates ranging from 9.00% to 10.50%, reflecting estimates of Deltic’s weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2017 (i) estimates of unlevered free cash flow for Deltic, which is (A) the sum of earnings before interest and taxes, depreciation, depletion (cost of fee timber harvested) and amortization, and real estate costs recovered upon sale (referred to as “Adjusted EBITDDA”) less the sum of depreciation, depletion, amortization, real estate costs recovered upon sale, pension and other post-employment benefits expenses (including the interest cost and return on plan assets but excluding service cost), less (B) estimated taxes at a rate of 35% for calendar years 2017 through 2021, less (C) the sum of depreciation, depletion, amortization, real estate costs recovered upon sale, capital expenditures and increases in net working capital, for the fourth quarter of 2017 and years 2018 through 2021 and (ii) a range of illustrative terminal values for Deltic, which were calculated by applying perpetuity growth rates ranging from 2.25% to 2.75%, to a terminal year estimate of the unlevered free cash flow for Deltic, as reflected in the Forecasts. Goldman Sachs derived such discount rates, which reflect estimates of weighted average cost of capital, by application of the Capital Asset Pricing Model (“CAPM”), which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative enterprise values for Deltic by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Deltic net debt as of September 30, 2017, in each case, as provided by the management of Deltic, to derive a range of illustrative equity values for Deltic. Goldman Sachs then divided such illustrative equity values by the estimated number of shares of Deltic common stock outstanding on a fully diluted basis as of October 19, 2017 calculated using the treasury stock method, using information provided by the management of Deltic, to derive a range of illustrative present values per share of Deltic common stock ranging from approximately $47 to $67, as rounded to the nearest dollar.

Deltic Sum of the Parts Analysis. Goldman Sachs performed an illustrative sum-of-the-parts analysis for the following business segments of Deltic, in each case using the Forecasts, publicly available information, Deltic’s public filings and investor presentations, and Bloomberg market data as of October 19, 2017:

•	Woodlands

•	Oil & Gas

•	Manufacturing

•	Real Estate

•	Corporate

For the purpose of this analysis, Goldman Sachs reviewed certain financial information provided by the management of Deltic and publicly available information to derive a range of illustrative implied values of each of Deltic’s five business segments. Goldman Sachs calculated a range of illustrative implied values for Deltic’s (i) woodlands business segment on a per acreage basis using per acreage unit values provided by Deltic’s management, based on a discounted cash flow analysis, using illustrative discount rates ranging from 5.00% to 6.00%, reflecting estimates of the woodland business’s weighted average cost of capital and derived by application of CAPM, and applying perpetuity growth rates ranging from 0.50% to 1.00%, which was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation, (ii) oil & gas business segment by using public trading multiples (based on the closing share price of the applicable company’s common stock as of October 19, 2017) ranging from 8.0x to 12.0x for certain publicly traded oil & gas companies* with operations that Goldman Sachs, based on its professional judgment and experience, considered similar to Deltic’s oil & gas operations, as a multiple of estimated cash flows for Deltic’s oil & gas segment for calendar year 2017, as provided by Deltic’s management, (iii) manufacturing segment by using public trading multiples for certain publicly traded companies with operations that Goldman Sachs, based on its professional judgment and experience, considered similar to Deltic’s manufacturing operations, as a multiple of Deltic’s Adjusted EBITDDA for its manufacturing business segment for the last twelve months ended September 30, 2017, estimated Adjusted EBITDDA for calendar year 2017 and estimated Adjusted EBITDDA for calendar year 2018, and included in this analysis a proposal submitted by a third party in calendar year 2017 for the purchase of Deltic’s manufacturing business, as provided by the management of Deltic, (iv) real estate business segment by using estimated discounted cash flow values provided by Deltic’s management and (v) corporate segment by using estimated corporate expenditures for Deltic’s woodlands, real estate and manufacturing business segments for calendar year 2017 as provided by the management of Deltic and applying public trading multiples ranging from 17.0x to 18.0x for Deltic’s woodlands and real estate business segments and 7.0x to 8.0x for Deltic’s manufacturing business segment for certain publicly traded timber REIT and building product companies with operations that Goldman Sachs, based on its professional judgment and experience, considered similar to Deltic’s woodlands, real estate and manufacturing operations. The results of this analysis are summarized in the following table:

	Implied Value (US$ in millions)
Business Segment	Low	High
Woodlands	$940	$1,200
Oil & Gas	$15	$25
Manufacturing	$200	$250
Real Estate	$62	$70
Corporate	$(175)	$(200)

Goldman Sachs then calculated the implied equity value of Deltic using (i) the sum of the illustrative implied values of each of the five business segments minus (ii) the value of Deltic’s consolidated net debt (including pension liability) as of September 30, 2017, as provided by the management of Deltic. This analysis resulted in a range of implied equity values for Deltic of approximately $785 million to $1,088 million, as rounded to the nearest million dollars. Goldman Sachs then divided such implied equity values by the estimated number of shares of Deltic common stock outstanding on a fully diluted basis as of October 19, 2017 calculated using the treasury stock method, using information provided by the management of Deltic, to calculate an illustrative range of per-share implied values. This analysis resulted in an illustrative range of value indications of $63.96 to $88.52 per share of Deltic common stock.

Deltic Illustrative Present Value of Future Total Return Analysis. Goldman Sachs performed an illustrative analysis of the implied future value and total return per share of the Deltic common stock using the Forecasts and

*	Consists of Cross Timbers Royalty Trust, Hugoton Royalty Trust, Mesa Royalty Trust, Enduro Royalty Trust, Permian Basin Royalty Trust, Pacific Coast Oil Trust, Sabine Royalty Trust and San Juan Basin Royalty Trust

publicly available information. For this analysis, Goldman Sachs derived implied future values per share of Deltic common stock by applying multiples ranging from 10.0x to 13.0x to forecasted last twelve months Adjusted EBITDDA, for each of the years 2018 through 2020. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgement and experience, taking into account historical Adjusted EBITDDA for Deltic, as provided by the management of Deltic. Goldman Sachs then assumed that all dividends reflected in the Forecasts were paid out and counted toward the total return per share and discounted these estimated future share prices of Deltic common stock and dividends to September 30, 2017 using an illustrative discount rate of 12.5%, reflecting an estimate of Deltic’s cost of equity to derive a range of illustrative present values of approximately $69 to $100, as rounded to the nearest dollar, per share of Deltic common stock. Goldman Sachs derived such discount rates, which were estimates of cost of equity, by application of CAPM, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally.

Implied Premia of Precedent Transactions. Goldman Sachs reviewed and analyzed the acquisition premia for all publicly disclosed sale transactions involving companies based in the United States as the target and acquirer with a transaction value of greater than $500 million, calculated relative to the target’s closing share price one day prior to the announcement, based on information obtained from Thomson SDC. Using such data for such selected transactions, for the years 2004 to 2017 (through October 19, 2017), Goldman Sachs calculated the average acquisition premia for these transactions for the applicable years and the following table summarizes the results of this analysis:

Consideration (Number of Transactions)	Average Acquisition Premia One Day Prior to Announcement
All Cash (744)	42%
Cash and Stock (209)	25%
All Stock (158)	20%
All Stock/REIT Only (15)	10%

Based on its review of the all stock and stock/REIT transactions in this analysis, which Goldman Sachs, based on its professional judgment and experience, considered most relevant to its analysis of the transaction, Goldman Sachs applied a reference range of illustrative premiums of 10% to 20% to the per share price of Deltic common Stock as of August 24, 2017 and calculated a range of implied equity values per share of Deltic common Stock of $75 to $81, as rounded to the nearest dollar.

Potlatch Illustrative Discounted Cash Flow Analysis. Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on Potlatch. Using discount rates ranging from 9.00% to 10.50%, reflecting estimates of Potlatch’s weighted average cost of capital and derived by using CAPM, Goldman Sachs discounted to present value as of September 30, 2017 (i) estimates of unlevered free cash flow for Potlatch, which is (A) Adjusted EBITDDA less the sum of depreciation, depletion, amortization, basis of real estate sold, pension and other post-employment benefits expenses (including the interest cost and return on plan assets but excluding service cost) less (B) estimated taxes at a rate of 36% for Potlatch’s taxable REIT subsidiary and 0% for the REIT for calendar years 2018 through 2021, less (C) the sum of depreciation, depletion, amortization, basis of real estate sold, capital expenditures and increases in net working capital, for the fourth quarter of 2017 and years 2018 through 2021 and (ii) a range of illustrative terminal values for Potlatch, which were calculated by applying perpetuity growth rates ranging from 2.25% to 2.75%, to a terminal year estimate of the unlevered free cash flow for Potlatch, as reflected in the Forecasts. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative enterprise values for Potlatch by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Potlatch net debt as of September 30, 2017, in each case, as provided by the management of Potlatch and approved for Goldman Sachs’ use by the management of Deltic, to derive a range of illustrative equity values for Potlatch. Goldman

Sachs then divided the range of illustrative equity values it derived by the number of shares of Potlatch common stock outstanding on a fully diluted basis as of October 19, 2017 calculated using the treasury stock method, using information provided by the management of Potlatch and approved for Goldman Sachs’ use by the management of Deltic, to derive a range of illustrative present values per share of Potlatch common stock ranging from approximately $36 to $50, as rounded to the nearest dollar.

Potlatch Sum of the Parts Analysis. Goldman Sachs performed an illustrative sum-of-the-parts analysis for the following business segments of Potlatch, in each case using the Forecasts, publicly available information, Potlatch’s public filings and investor presentations, and Bloomberg market data as of October 19, 2017:

•	Timberlands

•	Manufacturing

•	Real Estate

•	Corporate

For the purpose of this analysis, Goldman Sachs reviewed certain financial information provided by the management of Potlatch and approved for Goldman Sachs’ use by the management of Deltic and publicly available information to derive a range of illustrative implied values of each of Potlatch’s four business segments. Goldman Sachs calculated a range of illustrative implied values for Potlatch’s (i) timberlands segment on a per acreage basis using unit values as of August 2017, assuming a 5% increase to such values due to increases in market price as instructed by Potlatch’s management, based on a discounted cash flow analysis, using illustrative discount rates ranging from 5.00% to 6.00%, reflecting estimates of the timberlands business’s weighted average cost of capital and derived by application of CAPM, and applying a perpetuity growth rate of 0%, which was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term growth of gross domestic product and inflation, (ii) manufacturing segment by using public trading multiples for certain public traded companies with operations that may be considered similar to Potlatch’s manufacturing operations, as a multiple of Potlatch’s Adjusted EBITDDA for its manufacturing segment for the last twelve months ended September 30, 2017, estimated Adjusted EBITDDA for calendar year 2017 and estimated Adjusted EBITDDA for calendar year 2018, as provided by the management of Potlatch and approved for Goldman Sachs’ use by the management of Deltic, (iii) real estate segment by using estimated values provided by Deltic’s management and (iv) corporate segment by using estimated consolidated corporate expenditures for Potlatch for calendar year 2017, as provided by the management of Potlatch and approved for Goldman Sachs’ use by the management of Deltic, excluding a non-recurring environmental expense of approximately $6 million and applying public trading multiples ranging from 15.0x to 16.0x for Potlatch’s consolidated business segments based on Potlatch’s estimated Adjusted EBITDDA trading multiple for calendar year 2017, based on information provided by the management of Potlatch and approved for Goldman Sachs’ use by the management of Deltic. The results of this analysis are summarized in the following table:

	Implied Value (US$ in millions)
Business Segment	Low	High
Timberlands	$2,050	$2,475
Manufacturing	$450	$500
Real Estate	$260	$310
Corporate	$(600)	$(625)

Goldman Sachs then calculated the implied equity value of Potlatch using (i) the sum of the illustrative implied values of each of the four business segments minus (ii) the value of Potlatch’s consolidated net debt (including pension liability) as of September 30, 2017, as provided by the management of Potlatch and approved for Goldman Sachs’ use by the management of Deltic. This analysis resulted in a range of implied equity values for Potlatch of approximately $1,622 million to $2,122 million, as rounded to the nearest million dollars. Goldman Sachs then divided such implied equity values by the estimated number of the shares of Potlatch common stock outstanding on a fully diluted basis as of October 19, 2017 calculated using the treasury stock method, using information provided by the management of Potlatch and approved for Goldman Sachs’ use by the management of Deltic, to calculate an illustrative range of per-share implied values. This analysis resulted in an illustrative range of value indications of $39.07 to $51.11 per share of Potlatch common stock.

Potlatch Illustrative Present Value of Future Total Return Analysis. Goldman Sachs performed an illustrative analysis of the implied future value and total return per share of Potlatch common stock, using the Forecasts and publicly available information. For this analysis, Goldman Sachs derived implied future values per share of Potlatch common stock by applying multiples ranging from 16.50x to 19.50x to the forecasted last twelve months Adjusted EBITDDA, for each of the years 2018 through 2020. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account historical Adjusted EBITDDA for Potlatch, as provided by the management of Potlatch and approved for Goldman Sachs’ use by the management of Deltic. Goldman Sachs then assumed that all dividends reflected in the Forecasts were paid out and counted toward the total return per share and discounted these estimated future share prices of Potlatch common stock and dividends to September 30, 2017 using an illustrative discount rate of 12.5%, reflecting an estimate of Potlatch’s cost of equity and derived by application of CAPM, to derive a range of illustrative present values of approximately $61 to $74, as rounded to the nearest dollar, per share of Potlatch common stock. In addition, Goldman Sachs performed an illustrative analysis of the implied future value and total return per share of Potlatch common stock by applying dividend yields, ranging from 3.0% to 4.0%, for each of the years 2018 through 2020. Goldman Sachs then assumed that all dividends reflected in the Forecasts were paid out and counted toward the total return per share and discounted these estimated future share prices of Potlatch common stock and dividends to September 30, 2017 using an illustrative discount rate of 12.5%, reflecting an estimate of Potlatch’s cost of equity, to derive a range of illustrative present values of dividends of approximately $41 to $54, as rounded to the nearest dollar, per share of Potlatch common stock.

Illustrative Pro Forma Discounted Cash Flow Analysis. Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on the combined company. Using discount rates ranging from 9.00% to 10.50%, reflecting estimates of the combined company’s weighted average cost of capital and derived by application of CAPM, Goldman Sachs discounted to present value as of September 30, 2017 (i) estimates of unlevered free cash flows for the combined company as the sum of the standalone estimates of unlevered free cash flows for Deltic and Potlatch, as reflected in the Forecasts, plus (y) the Synergies minus (z) estimates for the cost to achieve Synergies provided by the management of Potlatch and approved for Goldman Sachs’ use by the management of Deltic (such difference, the “Net Synergies”), respectively, for the fourth quarter of 2017 and years 2018 through 2021 and (ii) a range of illustrative terminal values for the combined company, which were calculated by applying perpetuity growth rates ranging from 2.25% to 2.75%, to a terminal year estimate of the unlevered free cash flows for the combined company. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of the illustrative equity values for the combined company by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for the combined company net debt for the combined company as of September 30, 2017, in each case as provided by the managements of Deltic and Potlatch and approved for Goldman Sachs’ use by the management of Deltic to derive a range of illustrative equity values for the combined company. Goldman Sachs then divided the sum of the illustrative equity values of the combined company it derived by the number of shares of the combined company common stock outstanding on a fully diluted basis as of October 19, 2017 calculated using the treasury stock method, using information provided by the managements of Deltic and Potlatch and approved for Goldman Sachs’ use by the management of Deltic, and applied an exchange ratio of 1.80x, to derive a range of illustrative present values per share of approximately $65 to $90, as rounded to the nearest dollar, per share of Deltic common stock.

Illustrative Present Value of Net Synergies Analysis. Using the Net Synergies approved for Goldman Sachs’ use by the management of Deltic, Goldman Sachs prepared an illustrative present value of the Net Synergies. Using discount rates ranging from 9.00% to 10.50%, reflecting estimates of the combined company’s weighted average cost of capital and derived by application of CAPM, Goldman Sachs discounted to present value as of September 30, 2017 (i) estimates of unlevered free cash flow for the Net Synergies for years 2018 through 2021, as reflected in the Net Synergies, and (ii) a range of illustrative terminal values which were calculated by applying perpetuity growth rates ranging from 2.25% to 2.75%, to terminal year estimates of the unlevered free cash flow for the Net Synergies, by adding the ranges of present values it derived above. Goldman Sachs then divided the range of illustrative present values it derived by the number of fully diluted outstanding shares of the combined company to derive a range of illustrative present values of Net Synergies of $1.77 to $2.32 per share of the combined company.

Illustrative Pro Forma Sum of the Parts Analysis. Goldman Sachs performed a pro-forma sum-of-the-parts analysis for the following business segments of the combined company, in each case using the Forecasts, publicly available information, Deltic’s and Potlatch’s respective public filings and investor presentations, and Bloomberg market data as of October 19, 2017:

•	Woodlands

•	Manufacturing

•	Real Estate

•	Oil & Gas

•	Corporate

For the purpose of this analysis, Goldman Sachs calculated the implied equity value of the combined company using (i) the sum of the illustrative implied values for each of the five business segments of Deltic and Potlatch, respectively, plus (ii) the illustrative value of Net Synergies which was calculated by using a projected value of $12 million in run-rate Net Synergies, to the combined company and using a multiple range of 15x to 16x based on Potlatch’s public trading multiple as of October 19, 2017, minus (iii) the value of consolidated net debt for the combined company, as provided by the managements of Deltic and Potlatch and approved for Goldman Sachs’ use by the management of Deltic. This analysis resulted in a range of implied equity values for the combined company of approximately $2,562 million to $3,379 million, as rounded to the nearest million dollars. Goldman Sachs then divided such implied equity values by the estimated number of the shares of common stock of the combined company outstanding on a fully diluted basis as of October 19, 2017, using information provided by managements of Deltic and Potlatch and approved for Goldman Sachs’ use by the management of Deltic, to calculate an illustrative range of per-share implied values. This analysis resulted in an illustrative range of value indications of $40.26 to $53.10 per share of common stock for the combined company and an illustrative range of implied value indications of $72.46 to $95.58 for holders of Deltic common stock using the 1.80x exchange ratio.

Illustrative Present Value of Pro Forma Future Total Return Analysis. Using the Forecasts, including the Net Synergies and publicly available information as of October 19, 2017, Goldman Sachs performed a pro forma illustrative analysis of the future total return per share of the combined company. For the purpose of this analysis, Goldman Sachs calculated the pro-forma future values per common share for the combined company by applying multiples ranging from 14.50x to 17.50x to forecasted last twelve months Adjusted EBITDDA for each of the years 2018 through 2020. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgement and experience, taking into account historical Adjusted EBITDDA for Deltic and Potlatch, as provided by the managements of Deltic and Potlatch and approved for Goldman Sachs use by the management of Deltic. Goldman Sachs then assumed that all dividends were paid out, as reflected in the Forecasts, and counted toward the total return per share and discounted these estimated future share prices of the combined company and dividends to September 30, 2017 using an illustrative discount rate of 12.5%, reflecting an estimate of the cost of equity for the combined company and derived by application of CAPM, to derive a range of illustrative present values for the combined company of approximately $101 to $129, as rounded to the nearest dollar, per share of Deltic common stock. In addition, Goldman Sachs performed an illustrative analysis of the future total return per share of the combined company by applying dividend yields ranging from 3.0% to 4.0% for each of the years 2018 through 2020 to the forecasted dividends provided by the management of Potlatch and approved for Goldman Sachs’ use by the management of Deltic. Goldman Sachs then assumed that all dividends were paid out and counted toward the total return per share and discounted these estimated future share prices for the combined company and dividends to September 30, 2017 using an illustrative discount rate of 12.5%, reflecting an estimate of the combined company’s cost of equity, to derive a range of illustrative present values of dividends of approximately $75 to $99, as rounded to the nearest dollar, per share for holders of Deltic common stock.

Illustrative Contribution Analysis. Using the Forecasts and publicly available information, Goldman Sachs reviewed specific historical and estimated future operating and financial information including, among other things, Adjusted EBITDDA, the sum of net income, depreciation, depletion and amortization and real estate costs recovered upon sale (referred to as “FFO”), FFO less capital expenditures (referred to as “FAD”) and net asset value (referred to as “NAV”), which is the midpoint values from the sum-of-the-parts analysis for Deltic, Potlatch and the combined company resulting from the merger based on the Forecasts and publicly available information. The following table presents the results of the analysis:

	Contribution Analysis
	Year	Deltic	Potlatch	Implied Exchange Ratio
Adjusted EBITDDA	2014A-2016A Avg.	26%	74%	1.3x
	2017E	28%	72%	1.4
	2018E	37%	63%	1.9
	2019E	39%	61%	2.1
FFO	2014A-2016A Avg.	27%	73%	1.3x
	2017E	28%	72%	1.3
	2018E	36%	64%	1.9
	2019E	37%	63%	2.0
FAD	2014A-2016A Avg.	11%	89%	0.4x
	2017E	16%	84%	0.7
	2018E	31%	69%	1.5
	2019E	33%	67%	1.7
Discounted Cash Flow	Midpoint	28%	72%	1.3x
NAV	Midpoint	33%	67%	1.7x
Equity Market Cap	October 19, 2017	33%	67%	1.7x
	Proposed Transaction	35%	65%	1.8

FAD Accretion/Dilution Analysis. Using the Forecasts, including the Net Synergies and other publicly available information as of October 19, 2017, Goldman Sachs prepared analyses of the potential financial impact of the transaction. For each of the fiscal years 2018 and 2019, Goldman Sachs compared the projected FAD per share of the Deltic common stock, on a standalone basis and taking into account the estimated tax benefits from the transaction, to the projected FAD per share of common stock of the combined company. This analysis indicated an illustrative accretion of 2% to the estimated FAD per share of Potlatch common stock for the calendar year 2018 and an illustrative accretion of 5% to the estimated FAD per share of Potlatch common stock for calendar year 2019.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman

Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Deltic or Potlatch or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to Deltic’s board of directors as to the fairness from a financial point of view, to the holders (other than Potlatch and its affiliates) of Deltic common stock, as of the date of the opinion, of the exchange ratio pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Deltic, Potlatch, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The exchange ratio was determined through arm’s-length negotiations between Deltic and Potlatch and was approved by Deltic’s board. Goldman Sachs provided advice to Deltic during these negotiations. Goldman Sachs did not recommend any specific exchange ratio to Deltic or its board or that any specific exchange ratio constituted the only appropriate exchange ratio for the transaction.

As described above, Goldman Sachs’ opinion to Deltic’s board was one of many factors taken into consideration by Deltic’s board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex [●].

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Deltic, Potlatch, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the merger agreement for the accounts of Goldman Sachs and its affiliates and employees and their customers. Goldman Sachs acted as financial advisor to Deltic in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. Goldman Sachs has provided certain financial advisory and/or underwriting services to Deltic and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation. During the two-year period ended October 22, 2017, the Investment Banking Division of Goldman Sachs has not provided any financial advisory or underwriting services to Potlatch or its affiliates for which it has received compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Deltic, Potlatch and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

The Deltic board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated March 21, 2017, Deltic engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. The engagement letter between Deltic and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $15 million all of which is contingent upon consummation of the transaction; provided, that Deltic may determine to increase such transaction fee by up to $2 million at its sole and absolute discretion. In addition, Deltic has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Financial Interests of Potlatch Directors and Officers in the Merger

In considering the recommendation of the Potlatch board that Potlatch stockholders vote to approve the share issuance proposal, you should be aware that certain of Potlatch’s directors and executive officers have interests in the merger that are in addition to, or different from, the interests of other Potlatch stockholders. The Potlatch board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in adopting and approving the merger agreement and in recommending the approval of the share issuance proposal and the Potlatch adjournment proposal. Following completion of the merger, certain members of the Potlatch board will continue to be directors of the combined company and certain executive officers of Potlatch will continue to be executive officers of the combined company, as further described in the section entitled “—Board of Directors and Certain Officers Following the Merger” beginning on page 97.

Potlatch’s directors and executive officers will not receive any special compensation the payment of which is contingent upon completion of the merger. Potlatch’s director and executive compensation programs are described in further detail in Potlatch’s Proxy Statement on Schedule 14A, filed with the SEC on April 3, 2017 and incorporated by reference into this joint proxy statement/prospectus.

Financial Interests of Deltic Directors and Officers in the Merger

Certain of Deltic’s directors and executive officers have interests in the merger that are in addition to, or different from, the interests of other Deltic stockholders. The Deltic board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger, and in approving the merger agreement and the merger and in recommending the approval of the merger proposal, the Deltic adjournment proposal and the compensation proposal. For purposes of the Deltic agreements and plans described below, to the extent applicable, the completion of the transactions contemplated by the merger agreement will constitute a change of control, change in control or term of similar meaning. These interests are described in further detail below.

In addition, following completion of the merger, certain members of the Deltic board will serve as directors of the combined company and Mr. Enlow will serve as Vice Chairman of Potlatch pursuant to a consulting agreement with Potlatch, as further described in the section entitled “—Board of Directors and Certain Officers Following the Merger” beginning on page 97.

Treatment of Deltic Equity Awards

Certain Deltic executive officers hold one or more of the following awards: Deltic Options, Deltic Restricted Stock Awards and Deltic Performance-Based Restricted Stock Awards. Deltic non-employee directors hold Deltic Restricted Stock Awards.

Upon completion of the merger, outstanding Deltic Equity Awards will be treated as follows:

•	Deltic Options. Each Deltic Option that is outstanding immediately prior to the completion of the merger will vest in full and be converted into an option, on the same terms and conditions (other than vesting) as were applicable under the corresponding Deltic Option, to acquire a number of Potlatch common shares equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Deltic common stock subject to the Deltic Option immediately prior to the completion of the merger and (2) 1.80, at an exercise price per share (rounded up to the nearest whole cent) equal to (a) the exercise price per share of Deltic common stock of such Deltic Option immediately prior to the effective time divided by (b) 1.80.

•	Deltic Restricted Stock. Each Deltic Restricted Stock Award that is outstanding as of immediately prior to the completion of the merger will vest in full, and the applicable restrictions and forfeiture conditions will lapse and expire, and will be converted into and will represent the right to receive Potlatch common shares equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Deltic common stock subject to the Deltic Restricted Stock Award immediately prior to the completion of the merger and (2) 1.80; provided, that any Deltic Restricted Stock Awards that are granted between the date of the execution of the merger agreement and the completion of the merger will not vest in full and instead will be converted into a restricted award relating to Potlatch common shares and will continue to be subject to the same restrictions, vesting and forfeiture conditions (including accelerated vesting upon a qualifying termination of employment) (referred to as “Converted Deltic Restricted Stock Awards”).

All Converted Deltic Restricted Stock Awards will vest in full in the event of the awardholder’s termination of employment by Potlatch without “cause” or by the awardholder for “good reason” following the completion of the merger. Certain of Deltic’s executive officers may also be entitled to accelerated vesting of their equity awards in the event of a “qualifying event” (as defined in “—Change in Control Agreements beginning on page 94) pursuant to their individual change in control agreements, as described in the section entitled “—Change in Control Agreements” beginning on page 94.

•	Deltic Performance-Based Restricted Stock. Each Deltic Performance-Based Restricted Stock Award that is outstanding as of immediately prior to the completion of the merger will be deemed to have the performance criteria applicable to such Deltic Performance-Based Restricted Stock Award achieved at the maximum level and shall vest in full at 200% of target. Each share of Deltic common stock underlying all such Deltic Performance-Based Restricted Stock Awards will be converted into and will represent the right to receive Potlatch common shares equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Deltic common stock subject to the Deltic Performance-Based Restricted Stock Award immediately prior to the completion of the merger and (2) 1.80.

In addition to the above, it is expected that Deltic’s compensation committee will elect to accelerate all or a portion of the executive officers’ Deltic Equity Awards prior to the completion of the merger (as well as certain annual cash bonus payments) in order to avoid the impact of Section 280G as described in the section entitled “—280G Mitigation Payments” beginning on page 95. The table below sets forth, for each Deltic executive officer, the number of (1) Deltic Options, (2) Deltic Restricted Stock Awards and (3) Deltic Performance-Based Restricted Stock Awards held by such executive officers, and, for each Deltic non-employee director, the number of Deltic Restricted Stock Awards held by such non-employee director, each as of the date of this joint proxy statement/prospectus (and therefore does not reflect any awards that may be granted following the date of this joint proxy statement/prospectus), other than any Deltic Equity Awards that are expected to vest pursuant to their terms prior to February 15, 2018, the assumed closing date of the merger solely for purposes of this transaction-related compensation disclosure. The table below also sets forth the estimated value, per individual, in respect of such equity awards at the effective time of the merger, with such amounts calculated by multiplying the number of shares subject to the Deltic Equity Awards by $91.99 (the average closing market price of Deltic common stock over the first five business days following the first public announcement of the transaction on October 23, 2017), less the applicable exercise price in the case of the Deltic Options. The Deltic Performance-Based Restricted Stock Awards are valued to reflect that performance goals are achieved at the maximum level (i.e., 200%). The amounts shown in the table below also do not attempt to forecast any grants, exercises, dividends, additional deferrals or forfeitures of Deltic Equity Awards following the date of this joint proxy statement/prospectus.

	Deltic Equity Awards (1)
	Options (#)		Restricted Stock Awards (#)	Performance- Based Restricted Stock Awards (#)		Estimated Value
	Vested	Unvested			Vested Awards	Unvested Awards	Total
Executive Officers
John Enlow	0	6,836	2,097	$4,765	—	$1,183,729	$1,183,729
Byrom Walker	1,253	4,247	1,962	$3,992	$31,537	$991,055	$1,022,592
David Meghreblian	10,792	5,265	3,362	$6,324	$311,193	$1,606,621	$1,917,814
Kent Streeter	4,047	5,665	3,699	$6,772	$98,937	$1,721,417	$1,820,354
Jim Andrews, Jr.	9,880	5,546	3,495	$6,612	$263,053	$1,678,943	$1,941,996
Non-Employee Directors
Deborah Cannon	—		2,247			$206,702	$206,702
Randolph Coley	—		5,364			$493,434	$493,434
Bert Jones	—		3,646			$335,396	$335,396
Christoph Keller III	—		5,364			$493,434	$493,434
D. Mark Leland	—		2,247			$206,702	$206,702
David Lemmon	—		4,202			$386,542	$386,542
Robert Madison Murphy	—		5,364			$493,434	$493,434
Robert Nolan	—		5,364			$493,434	$493,434
Robert Pierson, Jr.	—		5,364			$493,434	$493,434
John Thurston Roach	—		4,202			$386,542	$386,542
Lenore Sullivan	—		3,646			$335,396	$335,396
Robert Tudor III	—		5,364			$493,434	$493,434

(1)	As of the date of this joint proxy statement/prospectus, all Deltic Restricted Stock Awards and Performance-Based Restricted Stock Awards are unvested and no awards are scheduled to vest according to their terms prior to February 15, 2018.
*	Mr. Lemmon and Mr. Roach retired from service on Deltic’s board as of April 27, 2017.

Arrangements with Potlatch

Except as set forth below, as of the date of this joint proxy statement/prospectus, there are no employment, equity contribution or other agreements, arrangements or understandings between any Deltic non-employee directors or executive officers, on the one hand, and Potlatch, on the other hand. The merger is not conditioned upon any non-employee director or executive officer of Deltic entering into any such agreements, arrangements or understandings.

Potlatch and John D. Enlow, Sr., Deltic’s Chief Executive Officer, entered into a consulting agreement (referred to as the “Consultant Agreement”) pursuant to which Mr. Enlow will, as a result of the merger, resign from his employment with Deltic and provide services to Potlatch as a consultant for a two-year term for a consulting fee of $1.85 million for the two-year term. Under the Consultant Agreement, Potlatch acknowledges that Mr. Enlow’s role as Vice Chairman following the closing will constitute a materially diminished role, giving rise to “good reason” under his original employment offer letter with Deltic as defined below. As a result, the parties further acknowledge that Mr. Enlow will be entitled to receive the severance benefits provided under his offer letter upon his resignation from Deltic.

The Consultant Agreement will automatically expire at the end of the 24-month period following the merger. If the agreement is terminated by either party prior to that time, Potlatch will continue to pay Mr. Enlow his consulting fee through the end of the 24-month term.

The merger agreement provides for certain indemnification, exculpation and insurance rights for former and present directors and officers of Deltic or any Deltic subsidiary. See “—Financial Interests of Deltic Directors and Officers in the Merger—Indemnification and Insurance” beginning on page 97.

Deltic Retention Awards

Pursuant to its authority under the merger agreement, Deltic has granted change in control retention awards to three of Deltic’s named executive officers – Mr. Walker, Mr. Meghreblian and Mr. Andrews in amounts equal to $79,688, $50,000 and $71,250, respectively (under the merger agreement, Mr. Enlow was not eligible to receive a retention award). The retention award agreements were entered into between Deltic and each recipient for the purpose of encouraging the named executive officers’ continued contributions and high level of commitment to Deltic through the completion of the merger and for a 90-day period thereafter. As such, the retention award agreements generally provide for the named executive officer’s receipt of a retention award payment upon his completion of at least 90 days of continuous employment following the completion of the merger, except that if the named executive officer is terminated without “cause” prior his receipt of the retention award, he will be entitled to receive his full retention payment as of the termination date. If the merger is not completed by July 22, 2018, the retention award will be null and void.

John Enlow Offer Letter

Deltic is a party to an employment offer letter with Mr. Enlow entered into upon Mr. Enlow’s initial hiring by Deltic dated February 24, 2017 (the “Offer Letter”), which provides for Mr. Enlow’s receipt of certain payments and benefits if he terminates employment in connection with a change in control of Deltic. The Offer Letter provides that, if Mr. Enlow is terminated by the Deltic board without cause or resigns for “good reason” within two years following a change in control of Deltic, he will be entitled to receive the following severance pay and benefits:

•	Lump sum payment equal to two times base salary plus target bonus;

•	Pro-rated bonus for the year of termination (based on target);

•	Accelerated vesting of all stock options and restricted stock (with performance-based restricted stock vesting at actual performance through the date of the change in control);

•	Company-paid medical benefit continuation for two years following the date of termination; and

•	Outplacement services for up to a two year period following termination with a maximum cost of $20,000.

Mr. Enlow’s severance payments and benefits are subject to his execution and non-revocation of a release of claims against Deltic, its affiliates and their respective officers and board members.

For purposes of the Offer Letter, “good reason” means (i) a material diminution in Mr. Enlow’s title, role, authority or responsibility (including reporting responsibility); (ii) a reduction in Mr. Enlow’s base salary or target annual bonus or a failure by Deltic to pay any agreed amounts vested and due under the terms of his employment; or (iii) the movement of Mr. Enlow’s principal office more than 50 miles from its original location or any subsequent location agreed by him.

Change in Control Agreements

In connection with the recruitment or promotion of each of the Deltic named executive officers into their executive roles, Deltic entered into a form of executive change in control agreement with each of the named executive officers other than Mr. Enlow.

The change in control agreements for Deltic’s named executive officers (other than Mr. Enlow) provide that, in connection with (i) the executive’s termination of employment by Deltic without cause within two years following a change in control of Deltic or (ii) a reduction in the executive’s salary and potential bonus and/or meaningful diminution in the executive’s job responsibility as a consequence of such change in control (collectively referred to as a “qualifying event”), the executive will receive the following severance pay and benefits:

•	One year of the executive’s base salary and target bonus;

•	One year of health and welfare benefits;

•	Accelerated vesting of all stock options and restricted stock;

•	Lump sum payment of an after-tax amount of $20,000 for outplacement services; and Gross-up for any excise taxes imposed as a result of any of the above.

Pursuant to the terms of the merger agreement, any Deltic Equity Awards held by a Deltic executive officer that were outstanding prior to the execution of the merger agreement, will immediately vest upon completion of the merger and be converted into the right to receive shares of Potlatch common stock.

For an estimate of the value of the amounts that would be payable to each of the Deltic named executive officers pursuant to the agreements described above, assuming solely for purposes of this transaction-related compensation disclosure that the effective time of the merger occurs on February 15, 2018, and each named executive officer experienced a qualifying event, see the section entitled “—Golden Parachute Compensation” beginning on page 95. We estimate that the aggregate amount of the settlement payments for Deltic Equity Awards, severance payments and benefits described above that would be paid or become payable to Deltic’s named executive officers if the effective time of the merger occurred on February 15, 2018 and they all experienced a qualifying termination at such time would be $4,979,532 for John Enlow, $1,624,948 for Byrom Walker, $2,075,826 for David Meghreblian, $2,243,102 for Kent Streeter and $2,221,898 for Jim Andrews.

280G Mitigation Payments

Pursuant to its authority under the merger agreement, it is expected that Deltic’s compensation committee will elect to accelerate certain payments in respect of the named executive officers’ 2017 annual cash bonuses and Deltic Equity Awards in order to mitigate the impact of Section 280G and 4999 of the Code. As a result, parachute payments made to the named executive officers should not result in a loss of deduction for Deltic under Section 280G of the Code or trigger the adverse tax consequences of Section 4999 of the Code, avoiding the need to gross up the named executive officers for these payments under the terms of their agreements (as described in “—Change in Control Agreements” on page 94) or any other arrangements.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation that will or may be paid or become payable to each of Deltic’s “named executive officers” (as identified in accordance with SEC regulations) and that is based on or otherwise relates to the merger. For additional details regarding the terms of the payments described below, see the section entitled “—Financial Interests of Deltic Directors and Officers in the Merger” beginning on page 91.

The amounts listed below are estimates based on assumptions that may or may not actually occur, including the assumption that (1) the effective time of the merger occurs on February 15, 2018, (2) each named executive officer experiences a qualifying termination immediately following the effective time of the merger and (3) the value of Deltic’s common stock at the effective time of the merger is $91.99 (the average closing market price over the first five business days following the first public announcement of the merger on October 23 2017, as required by Item 402(t) of Regulation S-K). The amounts listed below do not reflect certain compensation actions that may occur before the completion of the merger, including the granting of 2018 annual equity awards or merit-based compensation increases. For these reasons, the actual amounts, if any, to be received by a named executive officer may differ from the amounts set forth below. The amounts in the table below do not include any Deltic Equity Awards that are expected to vest pursuant to their terms prior to February 15, 2018.

	Cash (1)	Equity (2)	Perquisites/ Benefits (3)	Total
Named Executive Officer
John Enlow	$3,753,562	$1,183,729	$42,241	$4,979,532
Byrom Walker	$589,688	$991,055	$44,205	$1,624,948
David Meghreblian	$425,000	$1,606,621	$44,205	$2,075,826
Kent Streeter	$480,500	$1,721,417	$41,185	$2,243,102
Jim Andrews, Jr.	$498,750	$1,678,943	$44,205	$2,221,898

(1)	Cash. As described in the sections entitled “—John Enlow Offer Letter” and “—Change in Control Agreements” beginning on page 94, represents a lump sum payment by Deltic equal to one year of the executive’s base salary and target bonus, or two years in the case of Mr. Enlow, and an additional payment to Mr. Enlow in an amount equal to his pro-rated target annual bonus. Also includes installment payments to Mr. Enlow equal to his consulting rate under his Consultant Agreement as described in the section entitled “—Agreements with Potlatch.” The amounts attributable to the Consultant Agreement are payable through the agreement’s 24-month term regardless of any termination and the rest of the amounts are “double trigger” payments (that is, they are payable upon a qualifying termination that occurs within two years following a change in control), calculated as follows:

	Base Salary	Target Bonus	Pro Rata Bonus	Retention Awards	Consultant Agreement	Value of All Cash Payments
Named Executive Officers
John Enlow	$1,000,000	$850,000	$53,562	$—	$1,850,000	$3,753,562
Byrom Walker	$318,750	$191,250	$—	$79,688	$—	$589,688
David Meghreblian	$250,000	$125,000	$—	$50,000	$—	$425,000
Kent Streeter	$310,000	$170,500	$—	$—	$—	$480,500
Jim Andrews, Jr.	$285,000	$142,500	$—	$71,250	$—	$498,750

(2)	Equity. As described in the section entitled “—Treatment of Deltic Equity Awards” beginning on page 124, represents the value of the Deltic Options, Deltic Restricted Stock Awards and Deltic Performance-Based Restricted Stock Awards, calculated as follows:

	Value of Options (a)	Value of Restricted Stock (b)	Value of Performance- Based Restricted Stock (c)	Value of All Equity Awards
Named Executive Officers
John Enlow	$114,161	$192,903	$876,665	$1,183,729
Byrom Walker	$76,123	$180,484	$734,448	$991,055
David Meghreblian	$133,861	$309,270	$1,163,490	$1,606,621
Kent Streeter	$135,233	$340,271	$1,246,913	$1,722,417
Jim Andrews, Jr.	$140,962	$321,505	$1,217,476	$1,679,943

(a)	Options. Represents the value of shares underlying Deltic Options that would accelerate on a “single-trigger” basis upon completion of the merger, calculated at a per share value of $91.99 minus the option’s exercise price, multiplied by the number of shares of Deltic common stock underlying the Deltic Option awarded to the named executive officer.
(b)

Restricted Stock Awards. Represents the cash value of outstanding Deltic Restricted Stock Awards that would accelerate on a “single-trigger” basis upon completion of the merger, calculated at a per share value of $91.99, multiplied by the number of shares of Deltic common stock subject to the Deltic Restricted Stock Awards awarded to the named executive officer.
(c)	Performance-Based Restricted Stock Awards. Represents the cash value of the Deltic Performance-Based Restricted Stock Awards that would accelerate on a “single-trigger” basis upon completion of the merger, calculated at a per share value of $91.99, based on a number of shares deliverable upon achievement of the performance goals at the maximum level (i.e., 200%), multiplied by the number of shares of Deltic common stock subject to the Deltic Performance-Based Restricted Stock Awards awarded to the named executive officer.
(3)	Perquisites/Benefits. As described in the section entitled “—Change in Control Agreements” beginning on page 94, represents for Mr. Enlow (a) company-paid continuation of medical benefits for two years following the date of termination and (b) outplacement services for up to a two year period following termination, and represents for the other four named executive officers (i) one year of health and other welfare benefits and (ii) outplacement services. These benefits are “double-trigger” payments as described above, calculated as follows:

	Health & Welfare Payment ($)	Outplacement Services ($)	Value of All Perquisites/ Benefits ($)
Named Executive Officers
John Enlow	$22,241	$20,000	$42,241
Byrom Walker	$11,120	$33,085	$44,205
David Meghreblian	$11,120	$33,085	$44,205
Kent Streeter	$8,100	$33,085	$41,185
Jim Andrews, Jr.	$11,120	$33,085	$44,205

Indemnification and Insurance

The merger agreement provides that Potlatch will, and will cause the surviving company to, indemnify, defend and hold harmless, to the fullest extent permitted under applicable law (including to the fullest extent authorized or permitted by any amendments to applicable law adopted after the date of the merger agreement that increase the extent to which a corporation may indemnify its officers and directors) (and shall promptly advance expenses actually and reasonably incurred to the fullest extent permitted under applicable law (including to the fullest extent authorized or permitted by any amendments to applicable law adopted after the date of the merger agreement that increase the extent to which a corporation may indemnify its officers and directors)), each former and present director or officer of Deltic or any of its subsidiaries, as the case may be (referred to as an “indemnified party”), if such indemnified party is or was a party or is threatened to be made a party, to any actual or threatened suit, action or other proceeding, with respect to matters existing or occurring, or acts or omissions occurring, at or prior to the effective time of the merger (including the merger agreement, the merger and other transactions contemplated by the merger agreement and the approval of any of the foregoing), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses actually incurred by the indemnified party in connection with such suit, action or other proceeding, whether asserted or claimed prior to or at the effective time of the merger, arising out of or pertaining to the fact that the indemnified party is or was an officer or director of Deltic or any of its subsidiaries or is or was serving at the request of Deltic or any of its subsidiaries as a director or officer of another person.

The merger agreement requires that Potlatch purchase and provide for six years following the merger director’s and officer’s liability insurance to the present and former officers and directors of Deltic or any of its subsidiaries, with respect to claims against such directors and officers arising from facts or events occurring before the effective time of the merger agreement, on terms and conditions not less favorable to the insured persons and at a cost not to exceed, on an annual basis, an amount greater than 250% of the annual premiums paid by Deltic as of the date of the merger agreement.

In lieu of the insurance discussed in the preceding paragraph, Deltic may obtain( and shall obtain if requested by Potlatch and if such policy is available) a “tail” directors’ and officers’ liability insurance policy on the terms described above and fully pay for such policy prior to the completion of the merger in which event Potlatch’s obligation to obtain such insurance shall be fully satisfied; provided that Deltic may not exercise its option to purchase such tail policy if, after providing written notice to Potlatch of its intention to do so, Potlatch agrees to purchase such tail policy and does so purchase such tail policy prior to completion of the merger.

The merger agreement also requires that, for a period of six years from the effective time of the merger and subject to restrictions on amendment or repeal unless otherwise required by law, the limited liability company agreement of the combined company will contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in the certificate of incorporation or bylaws of Deltic.

If any Deltic indemnified party makes any claim for indemnification or advancement of expenses under the terms of the merger agreement that is denied by Potlatch or the surviving company, and a court of competent jurisdiction determines that the Deltic indemnified party is entitled to such indemnification or advancement of expense, in whole or in part, then Potlatch or the surviving company shall pay such Deltic indemnified party’s reasonable costs and expenses, including legal fees and expenses, incurred in connection with pursing such claim against Potlatch or the surviving company.

Board of Directors and Officers Following the Merger

Pursuant to the merger agreement, at the time the merger becomes effective, the Potlatch board will be expanded from 8 directors to 12 directors, consisting of eight directors from Potlatch and four directors from Deltic as selected by Deltic from its board of directors. The classes of the Potlatch board will be adjusted so that two of the directors from Deltic (referred to as the “2018 Deltic directors”) will be in the 2018 class, one of the directors from Deltic will be in the 2019 class and one of the directors from Deltic will be in the 2020 class. Potlatch has agreed in the merger agreement that it will cause the 2018 Deltic directors to be renominated for election at the 2018 annual meeting of Potlatch stockholders for a three year term and will use reasonable best efforts to have the 2018 Deltic directors so reelected. Michael J. Covey, the current Chairman and Chief Executive Officer of Potlatch, will remain as Chairman and Chief Executive Officer of Potlatch and will remain on the Potlatch board following completion of the merger. Eric J. Cremers, the current President and Chief Operating Officer of Potlatch, will remain as President and Chief Operating Officer of Potlatch and will remain on the Potlatch board following completion of the merger. John D. Enlow, Sr., the current president and chief executive officer of Deltic, will become Vice Chairman of Potlatch at the effective time pursuant to a two-year consulting agreement.

U.S. Federal Income Tax Consequences of the Merger

The following is a general summary of U.S. federal income tax consequences of the merger to U.S. Holders and Non-U.S. Holders (each as defined below) of Deltic common stock. Except as described below with respect to the special distribution, there will be no U.S. federal income tax consequences of the merger to a holder of shares of Potlatch common stock as a result of the merger.

This discussion addresses only holders of Deltic common stock who hold their shares as a capital asset within the meaning of the Code (generally, property held for investment). This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. laws other than those pertaining to regular U.S. federal income tax, nor does it address any tax consequences arising under the federal alternative minimum tax or the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 (Section 1411 of the Code). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under U.S. federal income tax laws, including if you are a financial institution; a pension plan or other tax-exempt organization; an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity); an insurance company; a regulated investment company; a REIT; a dealer or broker in stocks, securities or currencies; a trader in securities that elects mark-to-market treatment; a holder of Deltic common stock received through the exercise of an employee stock option, through a tax-qualified retirement plan or otherwise as compensation; a U.S. person that has a functional currency other than the U.S. dollar; a person that holds its stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; a U.S. expatriate or a person that has ceased to be a U.S. citizen or lawful permanent resident of the United States; a holder who actually or constructively owns or has owned more than 5% of Deltic; or except as expressly set forth below, a person that is not a U.S. Holder.

This discussion is based on the Code, applicable Treasury regulations promulgated under the Code, and court and administrative rulings, decisions and interpretations, each as in effect on the date of this joint proxy statement/prospectus and all of which are subject to change, possibly retroactively. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Deltic common stock that is for U.S. federal income tax purposes: an individual citizen or resident of the United States; a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate the income of which is subject to U.S. federal income taxation regardless of its source; or a trust (1) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more U.S. persons or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A ‘‘Non-U.S. Holder’’ generally means any beneficial owner of Deltic common stock that is an individual, corporation, estate or trust that is not a U.S. Holder. For purposes of this discussion, however, Non-U.S. Holder does not include a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition, or a former citizen or former resident of the United States. Such individuals should consult their own tax advisers as to the specific tax consequences of participating in the merger.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Deltic common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of partnerships holding Deltic common stock should consult their own tax advisors.

THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER. THE ACTUAL TAX CONSEQUENCES TO YOU OF THE MERGER MAY BE COMPLEX AND WILL DEPEND ON YOUR SPECIFIC SITUATION AND ON FACTORS THAT ARE NOT WITHIN THE CONTROL OF POTLATCH OR DELTIC. PLEASE CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

Tax Consequences of the Merger in General

Potlatch and Deltic intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Potlatch’s obligation to complete the merger that Potlatch receive an opinion from Skadden, tax counsel to Potlatch, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Deltic’s obligation to complete the merger that Deltic receive an opinion from Davis Polk, tax counsel to Deltic, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Pursuant to the merger agreement, the opinions described above may be delivered by other counsel reasonably acceptable to the parties.

These opinions will be based on customary assumptions and representations from Potlatch and Deltic, as well as certain covenants and undertakings by Potlatch and Deltic, including the assumption that the merger will be completed in the manner described in the merger agreement and this joint proxy statement/prospectus. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete or inaccurate or is violated, the validity of the opinions described above may be affected and the tax consequences of the merger could differ from those described in this joint proxy statement/prospectus.

An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. Neither Potlatch nor Deltic intends to obtain a ruling from the IRS on the tax consequences of the merger. If the IRS were to successfully challenge the “reorganization” status of the merger, the tax consequences could materially and adversely differ from those described in this joint proxy statement/prospectus.

U.S. Federal Income Tax Consequences to U.S. Holders

Accordingly, and on the basis of the opinions expected to be received at the closing of the mergers, and subject to the discussion below relating to the receipt of cash in lieu of fractional shares:

•	a U.S. Holder of Deltic common stock will not recognize any gain or loss upon the exchange of shares of Deltic common stock for shares of Potlatch common stock in the merger;

•	a U.S. Holder of Deltic common stock will have a tax basis in the shares of Potlatch common stock received in the merger equal to the tax basis of the Deltic common stock surrendered in exchange therefor; and

•	a U.S. Holder of Deltic common stock will have a holding period for shares of Potlatch common stock received in the merger that includes its holding period for its shares of Deltic common stock surrendered in exchange therefor.

Cash in Lieu of Fractional Shares

No fractional shares of Potlatch common stock will be distributed to holders of Deltic common stock in connection with the merger. A U.S. Holder that receives cash in lieu of a fractional shares of Potlatch common stock as part of the merger will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share and the portion of the U.S. Holder’s tax basis in the fractional shares of Potlatch common stock determined as set forth above. Such capital gain or loss will generally be long-term capital gain or loss if the holding period for the shares of Deltic common stock surrendered is more than one year. Long-term capital gain of certain non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Special Rules for Non-U.S. Holders

Special rules may apply to Non-U.S. Holders under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Under FIRPTA, subject to certain exceptions described below, a Non-U.S. Holder may need to comply with certain reporting and other requirements under FIRPTA in order not to be subject to tax as a result of the surrender of shares in the merger, and no assurance can be given that a non-U.S. holder will be able to satisfy such requirements if they applied. These additional requirements under FIRPTA will generally not apply if both (i) the class of surrendered shares is treated as ‘‘regularly traded’’ on an established securities market at the time of closing and (ii) the Non-U.S. Holder has not, at any time during the five year period preceding the exchange, owned (actually or constructively) in excess of 5% of that class. Although Deltic expects that its common stock will be treated as ‘‘regularly traded’’ at the time of closing, no assurance can be given in that regard. Non-U.S. holders should consult with their own tax advisors regarding the consequences to them of participating in the merger.

Special Distributions

As a result of the merger, Potlatch will succeed to all of Deltic’s “earnings and profits” for U.S. federal income tax purposes, and in order for Potlatch to maintain its REIT status following the merger, it must distribute all of such earnings and profits prior to the end of the taxable year in which the merger occurs. Accordingly, following the merger, Potlatch will make one or more special distributions (as defined on page 139), which distributions are expected in substantial part to be paid in cash or Potlatch stock at each stockholder’s election, with a limit on the aggregate amount of cash that will be available for such distribution (which limit may be as low as 20% under current IRS guidance). The special distribution will generally be taxable to Potlatch stockholders, including Deltic stockholders that become Potlatch stockholders in the merger, as ordinary income, including in respect of the portion of the special distribution paid in Potlatch stock subject to the discussion at “U.S. Federal Income Taxation of Potlatch and its Stockholders—Taxation of Stockholders—Distributions beginning on page 111.” Because the Potlatch stock received by a stockholder in the special distribution will be treated as a taxable distribution, the special distribution may give rise to a tax liability in excess of the amount of cash received by the stockholder.

Tax Liabilities and Attributes Inherited from Deltic

Potlatch will inherit and become obligated to pay any U.S. federal income tax liabilities of Deltic for periods prior to the consummation of the merger. In addition, Potlatch will generally be subject to U.S. federal income tax if, during the five years following the merger, Potlatch disposes of certain assets that are acquired from Deltic in the merger. In this event, Potlatch would generally be subject to U.S. federal income tax at the highest regular corporate rate on the built-in-gain (i.e., the excess of the asset’s fair market value over its adjusted tax basis), if any, that existed, with respect to such asset at the time of the merger.

U.S. Federal Income Taxation of Potlatch and its Stockholders

The following is a summary of the U.S. federal income tax consequences generally applicable to an investment in Potlatch common stock. For purposes of this section under the heading “U.S. Federal Income Taxation of Potlatch and its Stockholders,” references to “Potlatch” generally mean only Potlatch and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Code, the Treasury regulations promulgated thereunder, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. The summary is also based upon the assumption that Potlatch and its subsidiaries and affiliated entities will operate in accordance with their applicable organizational documents. This summary is for general information only and is not tax advice. It does not discuss any state, local or non-U.S. tax consequences relevant to Potlatch or an investment in any securities issued by Potlatch, and it does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships, other pass-through entities and trusts;

•	persons who hold Potlatch stock on behalf of other persons as nominees;

•	persons who receive Potlatch stock as compensation;

•	persons holding Potlatch stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that investors will hold their Potlatch common stock as a capital asset, which generally means property held for investment.

The U.S. federal income tax treatment of holders of Potlatch common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding or disposing of Potlatch common stock will depend on the stockholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of Potlatch common stock.

Taxation of Potlatch

Potlatch has elected to be treated as a REIT commencing with its taxable year ended December 31, 2006, and intends to continue to operate in a manner that will allow it to qualify as a REIT.

Skadden has acted as Potlatch’s REIT tax counsel, and, as a condition to the closing of the merger, Skadden will provide Potlatch with an opinion to the effect that, commencing with Potlatch’s taxable year ended December 31, 2006, Potlatch has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Potlatch’s proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Skadden is based on reasonable and customary assumptions relating to Potlatch’s organization and operation, and is conditioned upon fact-based representations and covenants made by Potlatch’s management regarding its organization, assets, and income, and the present and future conduct of its business operations. While Potlatch intends to operate so that it will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in Potlatch’s circumstances, no assurance can be given by Skadden or by Potlatch that Potlatch will qualify as a REIT for any particular year. The opinion will be expressed as of the date issued. Skadden will have no obligation to advise Potlatch or its stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on Potlatch’s ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Code, all the results of which have not been and will not be reviewed by Skadden. Potlatch’s ability to qualify as a REIT also requires that Potlatch satisfy certain asset tests, some of which depend upon the fair market values of assets that Potlatch owns directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of Potlatch’s operations for any taxable year have satisfied or will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, Potlatch’s qualification and taxation as a REIT depends upon its ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While Potlatch intends to operate so that it will continue to qualify as a REIT, no assurance can be given that the IRS will not challenge Potlatch’s qualification, or that it will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that Potlatch qualifies as a REIT, it will generally be entitled to a deduction for dividends that it pays and therefore it will not be subject to U.S. federal corporate income tax on its net REIT taxable income that is currently distributed to its stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from an investment in a C corporation. A “C corporation” is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. In general, the income that Potlatch generates is taxed only at the stockholder level upon a distribution of dividends to Potlatch stockholders.

Most U.S. stockholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum U.S. federal income tax rate of 20% (the same as long-term capital gains). With limited exceptions, however, dividends from Potlatch or from other entities that are taxed as REITs are generally not eligible for this rate and are taxed at rates applicable to ordinary income. The highest marginal non-corporate U.S. federal income tax rate applicable to ordinary income is 39.6%. See “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions.”

Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to Potlatch stockholders, subject to special rules for certain items such as the capital gains that Potlatch recognizes. See “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions.”

If Potlatch qualifies as a REIT, it will nonetheless be subject to U.S. federal tax in the following circumstances:

•	Potlatch will be taxed at regular corporate rates on any undistributed net REIT taxable income, including undistributed net capital gains.

•	Potlatch may be subject to the “alternative minimum tax” on its items of tax preference, including any deductions of net operating losses.

•	If Potlatch has net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than certain “foreclosure property,” such income will be subject to a 100% tax. See “—Prohibited Transactions” below.

•	If Potlatch elects to treat property that it acquires in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” Potlatch may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If Potlatch fails to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintains its qualification as a REIT because it satisfies other requirements, it will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with its gross income.

•

If Potlatch violates the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintains its qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, Potlatch may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the nonqualifying assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•	If Potlatch fails to distribute during each calendar year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year and (iii) any undistributed net taxable income from prior periods, it will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (a) the amounts that it actually distributed and (b) the amounts it retained and upon which it paid income tax at the corporate level.

•	Potlatch may be required to pay monetary penalties to the IRS in certain circumstances, including if it fails to meet record-keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on transactions between Potlatch and a taxable REIT subsidiary (“TRS”) of Potlatch that do not reflect arm’s length terms.

•	If Potlatch acquires appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in Potlatch’s hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, Potlatch may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if Potlatch subsequently recognizes gain on a disposition of any such assets during the five-year period following their acquisition from the subchapter C corporation. As described above, these rules would apply to assets acquired by Potlatch from Deltic in the merger. The IRS has, however, issued a revenue ruling that clarifies that the income derived from the harvesting and sale of timber pursuant to timber cutting contracts (as opposed to the gain derived from the sale of timberlands) is not subject to the built-in gains tax. Thus, Potlatch does not expect to be subject to the built-in gains tax on the income it derives from the harvesting and sale of timber from Deltic’s timberlands, but a subsequent sale of such timberlands during the five-year recognition period may be subject to the built-in gains tax.

•	The earnings of Potlatch’s TRSs will generally be subject to U.S. federal corporate income tax.

In addition, Potlatch and its subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property, gross receipts and other taxes on their assets and operations. Potlatch and its subsidiaries could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities); and

(7)	that meets other tests described below, including with respect to the nature of its income and assets.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT (which, in Potlatch’s case, was 2006). Potlatch’s certificate of incorporation provides restrictions regarding the ownership and transfers of its stock, which are intended to assist Potlatch in satisfying the stock ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that Potlatch will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If Potlatch fails to satisfy these share ownership requirements, except as provided in the next sentence, Potlatch’s status as a REIT will terminate. If, however, Potlatch complies with the rules contained in applicable Treasury regulations that require it to ascertain the actual ownership of its shares and it does not know, or would not have known through the exercise of reasonable diligence, that it failed to meet the requirement described in condition (6) above, it will be treated as having met this requirement.

To monitor compliance with the stock ownership requirements, Potlatch generally is required to maintain records regarding the actual ownership of its stock. To do so, Potlatch must demand written statements each year from the record holders of significant percentages of its stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include Potlatch’s dividends in their gross income). Potlatch must maintain a list of those persons failing or refusing to comply with this demand as part of its records. Potlatch could be subject to monetary penalties if it fails to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of Potlatch stock and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. Potlatch has adopted December 31 as its year-end and thereby satisfies this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests. If Potlatch is a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that Potlatch is deemed to own its proportionate share of the partnership’s assets, and to earn its proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Potlatch’s proportionate share of a partnership’s assets and income is based on its capital interest in the partnership (except that for purposes of the value prong of the 10% asset test, described below, its proportionate share of the partnership’s assets is based on its proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in Potlatch’s hands. Thus, Potlatch’s proportionate share of the assets and items of income of any of its subsidiary partnerships will be treated as Potlatch’s assets and items of income for purposes of applying the REIT requirements.

If Potlatch becomes a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize Potlatch’s status as a REIT or require Potlatch to pay tax, Potlatch may be forced to dispose of its interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause Potlatch to fail a gross income or asset test, and that Potlatch would not become aware of such action in time to dispose of its interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, Potlatch could fail to qualify as a REIT unless it were entitled to relief, as described below.

Disregarded Subsidiaries. If Potlatch owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded as a separate entity for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as Potlatch’s assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly-owned by a REIT. Other entities that are wholly-owned by Potlatch (either directly or through other disregarded entities), including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which Potlatch holds an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of Potlatch ceases to be wholly-owned, the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect Potlatch’s ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Taxable REIT Subsidiaries. In general, Potlatch may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat such subsidiary corporation as a TRS. Potlatch generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless Potlatch and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable subsidiary corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that Potlatch and its subsidiaries generate in the aggregate, and may reduce Potlatch’s ability to make distributions to its stockholders.

Potlatch is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary corporation to Potlatch is an asset in Potlatch’s hands, and Potlatch treats the dividends paid to it from such taxable subsidiary corporation, if any, as income. This treatment can affect Potlatch’s income and asset test calculations, as described below. Because Potlatch does not include the assets and income of TRSs or other taxable subsidiary corporations on a look-through basis in determining its compliance with the REIT requirements, Potlatch may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude Potlatch from doing directly or through pass-through subsidiaries. For example, Potlatch may use TRSs or other taxable subsidiary corporations to perform services or conduct activities that give rise to certain categories of income, or to conduct activities that, if conducted by Potlatch directly, would be treated in Potlatch’s hands as non-qualifying income or prohibited transactions, such as sawmill operations.

The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s length basis. Potlatch intends that all of its transactions with its TRSs, if any, will be conducted on an arm’s length basis.

Income Tests

In order to qualify as a REIT, Potlatch must satisfy two gross income requirements on an annual basis. First, at least 75% of Potlatch’s gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” discharge of indebtedness and certain hedging transactions, generally must be derived from “rents from real property,” gains from the sale of real property, mortgages on real property, and shares in other REITs, interest income derived from mortgage loans to the extent secured by real property (including certain types of mortgage-backed securities), dividends received from other REITs, and specified income from temporary investments. Second, at least 95% of Potlatch’s gross income in each taxable year, excluding gross income from prohibited transactions, discharge of indebtedness and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests.

Potlatch believes that its gains derived from timber cutting contracts and lump-sum sales of timber will generally be treated as gains from the sale of real property for purposes of the REIT gross income tests and accordingly that such gains will be treated as qualifying income for both such tests.

Rents Potlatch receives from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if several conditions are met. Potlatch has received in the past and is anticipated to receive in the future rental income derived from certain grazing lands, from certain hunting leases, and from renting rights of way through its properties, as well as from certain other sources connected to its timberlands. It is anticipated that income Potlatch receives from such sources will constitute “rents from real property” under the applicable rules. While it is not expected that Potlatch will receive a substantial amount of rental income, Potlatch intends to take steps to cause such rental income to generally qualify as “rents from real property” for purposes of the 75% and 95% gross income tests.

Potlatch may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that Potlatch receives from another REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Any fee income that Potlatch earns will generally not be qualifying income for purposes of either gross income test. Any fees earned by a TRS, however, will not be included for purposes of Potlatch’s gross income tests.

Any income or gain that Potlatch or its pass-through subsidiaries derive from instruments that hedge certain specified risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of both the 75% and 95% gross income tests, provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of Potlatch’s business and that the instrument be properly identified as a hedge along with the risk that it hedges within prescribed time periods. Income and gain from all other hedging transactions will not be qualifying income for either the 95% or 75% gross income test.

If Potlatch fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, Potlatch may still qualify as a REIT for such year if it is entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (i) Potlatch’s failure to meet these tests was due to reasonable cause and not due to willful neglect and (ii) following Potlatch’s identification of the failure to meet the 75% or 95% gross income test for any taxable year, it files a schedule with the IRS setting forth each item of its gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations, which have not yet been issued. It is not possible to state whether Potlatch would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, Potlatch will not qualify as a REIT. Even if these relief provisions apply, and Potlatch retains its status as a REIT, the Code imposes a tax based upon the amount by which Potlatch fails to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, Potlatch must also satisfy five tests relating to the nature of its assets. First, at least 75% of the value of Potlatch’s total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property (such as land, timberlands, buildings, and leasehold interests in real property), stock of other corporations that qualify as REITs, some kinds of mortgage-backed securities and mortgage loans, and debt instruments (whether or not secured by real property) that are issued by a “publicly offered REIT” (i.e., a REIT that is required to file annual and periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934). Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that Potlatch owns may not exceed 5% of the value of Potlatch’s total assets.

Third, Potlatch may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below.

Fourth, the aggregate value of all securities of TRSs that Potlatch holds, together with any nonqualified assets, may not exceed in the aggregate 25% (or, for Potlatch’s 2018 and subsequent taxable years, 20%) of the value of Potlatch’s total assets.

Fifth, no more than 25% of the total value of Potlatch’s assets may be represented by “nonqualified publicly offered REIT debt instruments” (i.e., real estate assets that would cease to be real estate assets if debt instruments issued by publicly offered REITs were not included in the definition of real estate assets).

No independent appraisals have been obtained to support Potlatch’s conclusions as to the value of its total assets or the value of any particular security or securities. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that Potlatch’s interests in its subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. For example, if Potlatch should fail to satisfy the asset tests at the end of a calendar quarter such a failure would not cause Potlatch to lose its REIT qualification if it (i) satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of Potlatch’s assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the relative market values of Potlatch’s assets. If the condition described in clause (ii) were not satisfied, Potlatch still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of the relief provisions described below.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000 and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Even if Potlatch did not qualify for the foregoing relief provisions, one additional provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (i) the REIT provides the IRS with a description of each asset causing the failure, (ii) the failure is due to reasonable cause and not willful neglect, (iii) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%) and (iv) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

Annual Distribution Requirements

In order to qualify as a REIT, Potlatch is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to:

(i) the sum of

(a) 90% of its REIT taxable income, computed without regard to its net capital gains and the deduction for dividends paid; and

(b) 90% of its after tax net income, if any, from foreclosure property; minus

(ii) the excess of the sum of specified items of non-cash income over 5% of its REIT taxable income, computed without regard to its net capital gains and the deduction for dividends paid.

Potlatch generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before Potlatch timely files its tax return for the year and if paid with or before the first regular dividend payment after such declaration. These distributions will be treated as received by Potlatch stockholders in the year in which paid.

To the extent that Potlatch distributes at least 90%, but less than 100%, of its REIT taxable income, as adjusted, Potlatch will be subject to tax at ordinary corporate tax rates on the retained portion. Potlatch may elect to retain, rather than distribute, some or all of its net long-term capital gains and pay tax on such gains. In this case, Potlatch could elect for its stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that Potlatch paid. Potlatch stockholders would then increase the adjusted basis of their stock by the difference between (i) the amounts of capital gain dividends that Potlatch designated and that they include in their taxable income, and (ii) the tax that Potlatch paid on their behalf with respect to that income.

To the extent that in the future Potlatch may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that Potlatch must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the tax treatment to Potlatch stockholders of any distributions that are actually made. See “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions.”

If Potlatch fails to distribute during each calendar year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year and (iii) any undistributed net taxable income from prior periods, Potlatch will be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed, plus (b) the amounts of income Potlatch retained and on which Potlatch has paid corporate income tax.

From time to time, Potlatch may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining Potlatch’s taxable income. In addition, Potlatch may decide to retain its cash, rather than distribute such cash, in order to repay debt, acquire assets, or for other reasons. If these timing differences occur, Potlatch may borrow funds to pay dividends or pay dividends through the distribution of other property (including shares of Potlatch) in order to meet the distribution requirements, while preserving its cash.

If Potlatch’s taxable income for a particular year is subsequently determined to have been understated, Potlatch may be able to rectify a resultant failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in its deduction for dividends paid for the earlier year. In this case, Potlatch may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described above. Potlatch will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

In addition to the 90% distribution requirement described above, a REIT that inherits the earnings and profits of a subchapter C corporation must distribute all of such earnings and profits by the end of the taxable year in which such earnings and profits are inherited. As described above under “Tax Consequences of the Merger in General—Special Distributions,” Potlatch will succeed to Deltic’s earnings and profits in the merger and accordingly expects to pay the Special Dividend following the merger, which Special Dividend is expected in substantial part to be paid in shares of Potlatch common stock.

For purposes of the 90% distribution requirement, the excise tax distribution requirement, and the requirement to distribute subchapter C earnings and profits, any dividend that Potlatch declares in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by Potlatch and received by the stockholder on December 31 of such year, provided that Potlatch actually pays the dividend before the end of January of the following calendar year.

Prohibited Transactions

Net income that Potlatch derives from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than “foreclosure property”) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business. Whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” generally depends on the particular facts and circumstances. However, sales of timberlands that satisfy certain safe harbor requirements specified in the Code are not treated as prohibited transactions. Although Potlatch intends to structure its activities to avoid prohibited transaction characterization, no assurance can be given that any property that Potlatch sells will not be treated as inventory or property held for sale to customers, or that Potlatch can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates.

Failure to Qualify

If Potlatch fails to satisfy one or more requirements for REIT qualification other than the income or asset tests, Potlatch could avoid disqualification as a REIT if its failure is due to reasonable cause and not to willful neglect and it pays a penalty of $50,000 for each such failure. Relief provisions are also available for failures of the income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If Potlatch fails to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, Potlatch would be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Potlatch cannot deduct distributions to stockholders in any year in which it is not a REIT, nor would Potlatch be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to stockholders would be taxable as regular corporate dividends. Such dividends paid to U.S. stockholders that are individuals, trusts and estates may be taxable at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate) for qualified dividends. In addition, subject to the limitations of the Code, corporate distributees of such dividends may be eligible for the dividends received deduction. Unless Potlatch is entitled to relief under specific statutory provisions, Potlatch would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which Potlatch lost its qualification. It is not possible to state whether, in all circumstances, Potlatch would be entitled to this statutory relief.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of Potlatch stock applicable to taxable U.S. stockholders. A “U.S. stockholder” is any holder of Potlatch common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds Potlatch common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of Potlatch common stock.

Distributions. So long as Potlatch qualifies as a REIT, the distributions that Potlatch makes to its taxable U.S. stockholders out of current or accumulated earnings and profits that Potlatch does not designate as capital gain dividends will generally be taken into account by such stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, Potlatch’s dividends are not eligible for taxation at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate) for qualified dividends received by most U.S. stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

•	dividends received by the REIT from TRSs or other taxable C corporations;

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions, less the amount of corporate tax on such income (such as built-in gain recognized by Potlatch on assets acquired from Deltic in the merger); or

•	subchapter C earnings and profits inherited by the REIT from a subchapter C corporation (such distributions attributable to Deltic earnings and profits inherited by Potlatch in the merger)

Distributions that Potlatch designates as capital gain dividends will generally be taxed to its U.S. stockholders as long-term capital gains, to the extent that such distributions do not exceed Potlatch’s actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. Potlatch may elect to retain and pay taxes on some or all of its net long-term capital gains, in which case Potlatch may elect to apply provisions of the Code, which treat its U.S. stockholders as having received, solely for tax purposes, Potlatch’s undistributed capital gains, and the stockholders as receiving a corresponding credit for taxes that Potlatch paid on such undistributed capital gains. See “Taxation of Potlatch—Annual Distribution Requirements.” Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of U.S. stockholders that are individuals, trusts and estates, and 35% in the case of U.S. stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of Potlatch’s current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a U.S. stockholder to the extent that the amount of such distributions does not exceed the adjusted basis of the U.S. stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the U.S. stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a U.S. stockholder’s shares, the U.S. stockholder generally must include such distributions in income as long-term capital gain if the shares have been held for more than one year, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that Potlatch declares in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by Potlatch and received by the stockholder on December 31 of such year, provided that Potlatch actually paid the dividend before the end of January of the following calendar year.

To the extent that Potlatch has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that Potlatch must make in order to comply with the REIT distribution requirements. See “Taxation of Potlatch—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor would such losses affect the character of any distributions that Potlatch makes, which are generally subject to tax in the hands of stockholders to the extent that Potlatch has current or accumulated earnings and profits.

Dispositions of Potlatch Stock. If a U.S. stockholder sells or disposes of shares of Potlatch, it will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the stockholder’s adjusted tax basis in the shares. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of Potlatch stock will be subject to a maximum U.S. federal income tax rate of 20% if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 39.6%) if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a U.S. stockholder upon the disposition of Potlatch stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may also offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of Potlatch by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of actual or deemed distributions that Potlatch makes that are required to be treated by the stockholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of Potlatch stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of Potlatch stock or securities or transactions that Potlatch might undertake directly or indirectly. Moreover, you should be aware that Potlatch and other participants in the transactions in which Potlatch is involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations. Distributions that Potlatch makes and gains arising from the sale or exchange by a U.S. stockholder of Potlatch stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any “passive losses” against income or gain relating to Potlatch stock. To the extent that distributions Potlatch makes do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of Potlatch stock applicable to non-U.S. stockholders. A “non-U.S. stockholder” is generally any holder of Potlatch common stock that is an individual, corporation, estate or trust that is not a U.S. stockholder. For purposes of this discussion, however, a non-U.S. stockholder does not include a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition, or a former citizen or former resident of the United States. Such individuals should consult their own tax advisers as to the specific tax consequences of the ownership or disposition of Potlatch common stock. As discussed below, because of the nature of Potlatch’s income, an investment in shares of Potlatch common stock by non-U.S. stockholders may be less favorable than investments in REITs whose principal activity is not timber-related.

Ordinary Dividends. The portion of dividends received by non-U.S. stockholders that (i) is payable out of Potlatch earnings and profits, (ii) is not attributable to capital gains that Potlatch recognizes and (iii) is not effectively connected with a U.S. trade or business of the non-U.S. stockholder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of Potlatch stock. In cases where the dividend income from a non-U.S. stockholder’s investment in Potlatch stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends. Such effectively connected income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. stockholder. The income may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions. Unless Potlatch stock constitutes a U.S. real property interest (“USRPI”), distributions that Potlatch makes which are not dividends out of Potlatch’s earnings and profits will not be subject to U.S. income tax. If Potlatch cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of Potlatch’s current and accumulated earnings and profits. If Potlatch stock constitutes a USRPI, as described below, distributions that Potlatch makes in excess of the sum of (i) the non-U.S. stockholder’s proportionate share of Potlatch’s earnings and profits, plus (ii) the non-U.S. stockholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax may be enforced by a withholding tax at a rate of 15% of the amount by which the distribution exceeds the non-U.S. stockholder’s share of Potlatch’s earnings and profits.

Capital Gain Dividends. Under FIRPTA, a distribution that Potlatch makes to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs that Potlatch held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a

U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether Potlatch designates the distribution as a capital gain dividend. See above under “—Taxation of Non-U.S. Stockholders—Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, Potlatch will be required to withhold tax equal to 35% of the maximum amount that could have been designated as USRPI capital gains dividends. Distributions subject to FIRPTA may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the hands of a non-U.S. stockholder that is a corporation. A distribution is not attributable to USRPI capital gain if Potlatch held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. stockholder that are attributable to dispositions of Potlatch’s assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (i) the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain, except that a non-U.S. stockholder that is a corporation may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty), or (ii) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his capital gains. A significant portion of Potlatch’s assets are USRPIs. It should also be emphasized that the income Potlatch receives under its timber cutting contracts will be characterized for U.S. federal income tax purposes as gain from the sale or other disposition of real property. Potlatch thus currently expects that substantially all of its distributions will be attributable to USRPI capital gains and, accordingly, will be subject to the FIRPTA rules for USRPI capital gain distributions.

A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see “—Taxation of Non-U.S. Stockholders—Ordinary Dividends”), if (i) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States and (ii) the recipient non-U.S. stockholder does not own more than 10% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received. Potlatch common stock is, and Potlatch anticipates that it will continue to be, “regularly traded” on an established securities exchange.

Dispositions of Potlatch Stock. Unless Potlatch stock constitutes a USRPI, a sale of Potlatch stock by a non-U.S. stockholder generally will not be subject to U.S. taxation under FIRPTA. Subject to certain exceptions discussed below, Potlatch stock will be treated as a USRPI if 50% or more of Potlatch’s assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. Potlatch believes that 50% or more of Potlatch’s assets consists of USRPIs.

Even if the foregoing 50% test is met, however, Potlatch stock will not constitute a USRPI if Potlatch is a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of the value of which is held, directly or indirectly, by non-U.S. stockholders at all times during a specified testing period (after applying certain presumptions regarding the ownership of Potlatch stock, as described in Section 897(h)(4)(E) of the Code). Potlatch believes that it is a domestically controlled qualified investment entity. However, no assurance can be given that Potlatch is or will remain a domestically controlled qualified investment entity.

In the event that Potlatch is not a domestically controlled qualified investment entity, but Potlatch stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, a non-U.S. stockholder’s sale of Potlatch common stock nonetheless also would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. stockholder held 10% or less of Potlatch’s outstanding Potlatch common stock at all times during a prescribed testing period. Potlatch common stock is, and Potlatch expects that it will continue to be, regularly traded on an established securities market.

If gain on the sale of Potlatch stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. Moreover, in order to enforce the collection of the tax, the purchaser of the stock could be required to withhold 15% of the purchase price and remit such amount to the IRS.

Gain from the sale of Potlatch stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (i) if the non-U.S. stockholder’s investment in Potlatch stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, except that a non-U.S. stockholder that is a corporation may also be subject to a branch profits tax at a rate of 30% (unless reduced or eliminated by treaty), or (ii) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain. In addition, even if Potlatch is a domestically controlled qualified investment entity, upon disposition of Potlatch stock, a non-U.S. stockholder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. stockholder (a) disposes of Potlatch common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (b) acquires, or enters into a contract or option to acquire, other Potlatch common stock within 30 days after such ex-dividend date.

Special FIRPTA Rules. Recently enacted amendments to FIRPTA create certain exemptions from FIRPTA and otherwise modify the application of the foregoing FIRPTA rules for particular types of non-U.S. investors, including “qualified foreign pension funds” and their wholly-owned foreign subsidiaries and certain widely held, publicly traded “qualified collective investment vehicles.” Non-U.S. stockholders are urged to consult their own tax advisors regarding the applicability of these or any other special FIRPTA rules to their particular investment in Potlatch common stock.

Estate tax. If Potlatch stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Non-U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning Potlatch stock.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (i) a tax-exempt stockholder has not held Potlatch stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder) and (ii) Potlatch stock is not otherwise used in an unrelated trade or business, distributions that Potlatch makes and income from the sale of Potlatch stock generally should not give rise to UBTI to a tax-exempt stockholder.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that Potlatch makes as UBTI.

In certain circumstances, a pension trust that owns more than 10% of Potlatch stock could be required to treat a percentage of any dividends received from Potlatch as UBTI if Potlatch is a “pension-held REIT.” Potlatch will not be a pension-held REIT unless (i) Potlatch is required to “look through” one or more of Potlatch’s pension trust stockholders in order to satisfy the REIT “closely-held” test and (ii) either (a) one pension trust owns more than 25% of the value of Potlatch stock or (b) one or more pension trusts, each individually holding more than 10% of the value of Potlatch stock, collectively own more than 50% of the value of Potlatch stock. Certain restrictions on ownership and transfer of Potlatch stock generally should prevent a tax-exempt entity from owning more than 10% of the value of Potlatch stock and generally should prevent Potlatch from becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning Potlatch stock.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the Treasury, which may result in statutory changes as well as revisions to regulations and interpretations. In particular, a top legislative priority of the new Congress and administration is to enact significant reform of the Code, including significant changes to taxation of business entities and the deductibility of interest expense and capital investment. There is a substantial lack of clarity around the likelihood, timing and details of any such tax reform and the impact of any potential tax reform on us or an investment in our securities. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in Potlatch common stock.

Medicare 3.8% Tax on Investment Income

Certain U.S. stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds are required to pay a 3.8% Medicare tax on all or a part of their “net investment income,” which includes dividends on or capital gains from the sale or other disposition of Potlatch common stock.

Foreign Account Tax Compliance Act

Sections 1471 to 1474 of the Code and existing guidance issued thereunder require withholding at a rate of 30% on dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, Potlatch common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into and complies with an agreement with the Treasury to report, on an annual basis, information with respect to interests in, and accounts maintained by the institution that are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. Accordingly, the entity through which Potlatch common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and, after December 31, 2018, gross proceeds from the sale of, Potlatch common stock held by an investor that is a non-financial non-U.S. entity which does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which Potlatch or the applicable withholding agent will in turn provide to the Secretary of the Treasury. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Potlatch will not pay any additional amounts to stockholders in respect of any amounts withheld. Non-U.S. stockholders are encouraged to consult their tax advisors regarding the possible implications of these rules on their investment in Potlatch common stock.

State, Local and Foreign Taxes

Potlatch and its subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which Potlatch or its subsidiaries transact business, own property or reside. Potlatch’s state, local or foreign tax treatment and that of Potlatch stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes that Potlatch incurs do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in Potlatch stock.

Accounting Treatment

Potlatch prepares its financial statements in accordance with GAAP and is the accounting acquirer. The merger will be accounted for in accordance with Accounting Standards Codification 805, Business Combinations. The purchase price will be determined based on the number of shares of common stock issued and the trading price of shares of Potlatch common stock on the date of the merger. The purchase price will also include additional consideration related to converted Deltic equity awards for amounts attributable to pre-merger services. The purchase price will be allocated to the fair values of assets acquired and liabilities assumed. Any residual purchase price after this allocation will be assigned to goodwill, if applicable. Under Accounting Standards Codification 350, Intangibles – Goodwill and Other, goodwill is not amortized but is tested for potential impairment at least annually. The operating results of Deltic will be part of the combined company results beginning on the date of the merger.

Regulatory Clearances Required for the Merger

We are not aware of any approval under any antitrust, competition or similar law that is required in connection with the merger other than a filing under the HSR Act that was made on November 9, 2017. On November 27, 2017, Potlatch and Deltic were notified of the termination of the pre-merger waiting period under the HSR Act. We are unaware of any other material regulatory approvals that are required for the completion of the merger.

Potlatch and Deltic have each agreed to use their reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with each other in doing, all things necessary, proper or advisable to complete and make effective, as soon as reasonably possible, the merger and the other transactions contemplated by the merger agreement, including obtaining all necessary governmental consents, subject to certain exceptions and limitations, including that neither Potlatch and Deltic will be required to undertake any efforts or take any action if the taking of such efforts or action, in the aggregate, would or would reasonably be expected to result in a regulatory material adverse effect. For an explanation of what regulatory material adverse effect means, see the section entitled “—The Merger Agreement—Efforts to Complete the Merger” beginning on page 137.

Exchange of Shares in the Merger

Prior to the effective time of the merger, Potlatch will appoint an exchange agent reasonably acceptable to Deltic to handle the exchange of shares of Deltic common stock for shares of Potlatch common stock.

As promptly as practicable after the effective time of the merger (and in any event within two business days after such time), Potlatch will cause the exchange agent to mail to each holder of record of Deltic common stock a letter of transmittal specifying that delivery will be effected, and risk of loss and title to any certificates representing shares of Deltic common stock shall pass, only upon delivery of such certificates to the exchange agent.

No person who holds Deltic common stock via direct registration form (referred to as “book-entry shares”) shall be required to deliver a letter of transmittal. As promptly as practicable after the effective time of the merger, the exchange agent will deliver to each former holder of book-entry shares the shares of Potlatch common stock into which such book-entry shares were converted.

Deltic stockholders will not receive any fractional shares of Potlatch common stock in the merger. Instead, each Deltic stockholder will be entitled to receive a cash payment in lieu of any fractional shares of Potlatch common stock it otherwise would have received pursuant to the merger equal to (1) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Deltic common stock exchanged by such holder and after aggregating all fractional shares that would otherwise be received by such holder into whole shares) multiplied by (2) the average of the volume weighted average price per share of shares of Potlatch common stock on Nasdaq on each of the five consecutive trading days ending with the last complete trading day prior to the closing date.

After the effective time of the merger, shares of Deltic common stock will no longer be outstanding, will automatically be canceled and will cease to exist and certificates that previously represented shares of Deltic common stock will represent only the right to receive the merger consideration as described above. Until holders of Deltic common stock have surrendered their shares to the exchange agent for exchange, those holders will not receive dividends or distributions declared or made with respect to shares of Potlatch common stock with a record date after the effective time of the merger. However, upon the surrender of their shares of Deltic common stock, such holders will receive the amount of dividends or other distributions with respect to shares of Potlatch common stock theretofore paid with a record date after the effective time of the merger.

After the effective time of the merger, Deltic will not register any transfers of the shares of Deltic common stock.

Potlatch stockholders need not take any action with respect to their shares of Potlatch common stock.

Treatment of Deltic Equity Awards

As described in “Financial Interests of Deltic Directors and Officers in the Merger—Treatment of Deltic Equity Awards,” certain actions will be taken pursuant to the merger agreement, effective as of the completion of the merger, with respect to Deltic Equity Awards that are held by Deltic executive officers and non-employee directors immediately prior to the completion of the merger.

Deltic Options. Each Deltic Option that is outstanding immediately prior to the effective time of the merger will vest in full and be converted into an option, on the same terms and conditions as were applicable under the corresponding Deltic Option (other than vesting), to acquire a number of shares of Potlatch common stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Deltic common stock subject to the Deltic Option immediately prior to the effective time of the merger and (2) 1.80, at an exercise price per share (rounded up to the nearest whole cent) equal to (a) the exercise price per share of Deltic common stock of such Deltic Option immediately prior to the effective time of the merger divided by (b) 1.80 (subject to any adjustments necessary to satisfy the requirements of Section 424(a) of the Code).

Deltic Restricted Stock Awards. Each Deltic Restricted Stock Award that was granted before October 22, 2017 and is outstanding immediately prior to the effective time of the merger will vest in full and the shares of Deltic common stock underlying such Deltic Restricted Stock Award will be converted into and represent the right to receive shares of Potlatch common stock equal to the merger consideration. Each Deltic Restricted Stock Award that was granted on or after October 22, 2017 that is outstanding immediately prior to the effective time of the merger will be converted into restricted stock awards, subject to the same restrictions, vesting and forfeiture conditions, with respect to a number of shares of Potlatch common stock determined in accordance with the exchange ratio. Notwithstanding the foregoing, Deltic may provide that Deltic Restricted Stock Awards held by any non-employee director of Deltic who will become a director of Potlatch effective as of the completion of the merger will be converted into restricted stock awards relating to a number of shares of Potlatch common stock equal to the relevant number of shares of Deltic common stock underlying such Deltic Restricted Stock Award multiplied by the exchange ratio bearing the same terms and conditions as were applicable to the related Deltic Restricted Stock Award but shall provide for vesting on the schedule applicable in the ordinary course under the related Deltic Restricted Stock Award subject to the relevant director’s continued service as a director of Potlatch without acceleration by reason of the merger (but with accelerated vesting in the event of a future change in control of Potlatch).

Deltic Performance-Based Restricted Stock Awards. Each Deltic Performance-Based Restricted Stock Award that is outstanding as of immediately prior to the effective time of the merger will have its performance goals deemed to be satisfied at the maximum level and accordingly will vest in full at 200% of target. Each share of Deltic common stock underlying such Deltic Performance Restricted Stock Awards shall be converted into shares of Potlatch common stock in the same manner as other shares of Deltic common stock.

Dividends and Share Repurchases

Potlatch announced on October 23, 2017 that, beginning in the fourth quarter of 2017, it will pay a quarterly cash dividend of $0.40 per share of common stock. Deltic currently pays a quarterly cash dividend of $0.10 per share of common stock. Both Potlatch and Deltic intend to continue these respective dividend practices through the completion of the merger. Under the merger agreement, Potlatch and Deltic are required to coordinate with each other to designate the same record and payment dates for any quarterly dividends or distributions declared in accordance with the merger agreement in any calendar quarter in which the closing of the merger might reasonably be expected to occur so that (1) no holder of shares of Potlatch common stock or shares of Deltic common stock will receive two dividends, or fail to receive one dividend, for any single calendar quarter and (2) the quarterly payments of dividends to holders of shares of Potlatch common stock (and any necessary adjustments to Deltic’s schedule for quarterly dividends) will be made substantially in accordance with Potlatch’s historical quarterly dividend payment schedule.

Prior to completion of the merger, the merger agreement prohibits Potlatch from repurchasing shares of Potlatch common stock and Deltic from repurchasing shares of Deltic common stock.

Listing of Potlatch Common Stock

It is a condition to the completion of the merger that the Potlatch common stock to be issued to Deltic stockholders and Deltic equity award holders pursuant to the merger be approved for listing on Nasdaq, subject to official notice of issuance.

Delisting and Deregistration of Deltic Common Stock

Upon the completion of the merger, the Deltic common stock currently listed on the NYSE will cease to be quoted on the NYSE and will subsequently be deregistered under the Exchange Act.

No Appraisal Rights

Under the DGCL, holders of Deltic common stock are not entitled to appraisal rights in connection with the merger. For additional information, see the section entitled “No Appraisal Rights” beginning on page 180.

Certain Potlatch Forecasts

Potlatch does not, as a matter of course, make public forecasts as to future performance, earnings or other results; and forecasts for extended periods of time are of particular concern to Potlatch due to, among other reasons, the unpredictability, uncertainty and subjectivity of the underlying assumptions and estimates. However, in connection with Potlatch’s and Deltic’s evaluation of the proposed merger, Potlatch’s management provided to

Deltic’s and Potlatch’s respective financial advisors, non-public, internal financial forecasts regarding Potlatch’s anticipated future operations for the fiscal years ending December 31, 2017 through 2021 (referred to herein as Potlatch Forecasts). Potlatch has included below a summary of these internal financial forecasts.

The internal financial forecasts were not prepared for the purpose of public disclosure, nor were they prepared in compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or GAAP. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to these internal financial forecasts. The reports of the independent registered public accounting firms incorporated by reference into this joint proxy statement/prospectus relate to Potlatch’s and Deltic’s historical financial information and do not extend to these internal financial forecasts and should not be read to do so. These internal financial forecasts were based on internal management reporting that may differ from Potlatch’s and Deltic’s external public reporting. The summary of these internal financial forecasts is not being included in this joint proxy statement/prospectus to influence your decision whether to vote for the merger proposal or the share issuance proposal; rather, the summary is being included in this joint proxy statement/prospectus because these internal financial forecasts were provided by Potlatch to Potlatch’s and Deltic’s respective financial advisors.

Because these internal forecasts were developed for Potlatch on a standalone basis without giving effect to the merger, these internal forecasts do not give effect to the merger or any changes to Potlatch’s operations or strategy that may be implemented after the completion of the merger, including any potential synergies realized as a result of the merger, or to any costs related to, or that may arise in connection with, the merger.

While presented with numeric specificity, these internal financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Potlatch’s management. Important factors that may affect actual results and cause the internal financial forecasts to not be achieved include risks and uncertainties relating to Potlatch’s businesses, industry performance, commodity price trends, the regulatory environment, general business and economic conditions, tariffs, quotas and trade agreements, and other factors described under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26 and “Risk Factors” beginning on page 28 in Potlatch’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as updated by any subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and are incorporated by reference into this joint proxy statement/prospectus. Since the forecasts cover multiple years, this information by its nature becomes less meaningful and predictive with each successive year. The internal financial forecasts were prepared based on information Potlatch’s management had at the time of preparation in October 2017 and reflect factors and assumptions that are subject to change and do not necessarily reflect current factors and assumptions that Potlatch’s management may have about Potlatch’s businesses. As a result, actual results may differ materially from these internal financial forecasts. The inclusion of these internal forecasts in this joint proxy statement/prospectus should not be regarded as an indication that Potlatch, Deltic or any other recipient of the financial forecasts considered, or now considers, these forecasts to be material or necessarily predictive of future results.

None of Potlatch, Deltic or their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from these internal financial forecasts, and none of them undertakes any obligation to update, or otherwise revise or reconcile, these internal financial forecasts to reflect circumstances existing after October 2017 or to reflect the occurrence of subsequent events even in the event that any or all of the factors or assumptions underlying the forecasts are shown to be in error. None of Potlatch or its respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person that the forecasted results can or will be achieved. Potlatch has made no representation to Deltic, in the merger agreement or otherwise, concerning these internal financial forecasts.

The following table presents certain information included in Potlatch’s internal financial forecasts:

	2017E	2018E	2019E	2020E	2021E
Total harvest (tons in millions)	4.0	4.2	4.1	4.1	4.1
Lumber shipments (millions of board feet)	734	750	759	759	759
EBITDDA (1)	$179	$202	$217	$230	$227
Capital expenditures	$49	$23	$22	$21	$21
Cash available for distribution (2)	$111	$132	$138	$160	$159

(1)	EBITDDA is a non-GAAP measure that Potlatch management uses to evaluate the performance of Potlatch. EBITDDA means net income (loss) adjusted for interest expense, provision (benefit) for income taxes, depreciation, depletion and amortization, basis of real estate sold and non-cash asset impairment and eliminations. EBITDDA should not be considered in isolation from and is not intended to represent an alternative to Potlatch’s GAAP results
(2)	Cash available for distribution is a non-GAAP measure that means cash flow from operating activities adjusted for capital expenditures, which includes timber and timberlands acquisitions.

As part of Potlatch’s evaluation of the merger, Potlatch adjusted certain amounts in Deltic’s internal financial forecasts. The adjustments included lower pulpwood harvest volumes, the alignment of Woodlands log prices with Manufacturing log costs, higher incremental Manufacturing costs and lower Real Estate revenues. The following table presents the adjusted Deltic financial forecasts (referred to herein as the Potlatch-Deltic Including Tax Savings Forecasts) that Potlatch prepared and presented to its board (the Potlatch-Deltic Including Tax Savings Forecasts were not prepared by Deltic, and are subject to all of the foregoing cautionary statements regarding Potlatch forecasts):

	2017E	2018E	2019E	2020E	2021E
	(dollar amounts in millions)
Total harvest (tons in thousands)	1,526	1,987	2,155	1,976	1,941
Lumber Volume (millions of board feet)	307	367	377	377	377
Medium-density Fiberboard (millions of square feet)	103	126	135	135	135
Woodlands Revenue	$40	$51	$55	$53	$53
Manufacturing Revenue	$199	$247	$259	$268	$274
Real Estate Revenue	$30	$23	$22	$22	$24
Gross Revenue	$268	$321	$336	$343	$352
Net Revenue	$241	$285	$295	$302	$309
Adjusted EBITDDA(1)	$73	$98	$109	$111	$116

(1)	Adjusted EBITDDA is a non-GAAP measure that Deltic management defines in “Certain Deltic Forecasts” below, as income plus depreciation, depletion (cost of fee timber harvested) and amortization, real estate costs recovered, taxes and interest.

Certain Deltic Forecasts

Deltic does not as a matter of course make public forecasts as to future performance, earnings or other results, and forecasts for extended periods of time are of particular concern to Deltic due to, among other reasons, the unpredictability, uncertainty and subjectivity of the underlying assumptions and estimates. However, in connection with Potlatch’s and Deltic’s evaluation of the proposed merger, Deltic’s management provided to Potlatch’s and Deltic’s respective financial advisors, non-public, internal financial forecasts regarding Deltic’s anticipated future operations for the fiscal years ending December 31, 2017 through 2021 (referred to herein as Deltic Forecasts). A summary of certain significant elements of this information is set forth below, and is included in this joint proxy statement/prospectus because such information was made available to Potlatch’s and Deltic’s respective financial advisors, in connection with the evaluation of the proposed merger.

The internal financial forecasts were not prepared for the purpose of public disclosure, nor were they prepared in compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or GAAP. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to these internal financial forecasts. The reports of the independent registered public accounting firms incorporated by reference into this joint proxy statement/prospectus relate to Deltic’s and Potlatch’s historical financial information and do not extend to these internal financial forecasts and should not be read to do so. These internal financial forecasts were based on internal management reporting that may differ from Deltic’s external public reporting. The summary of these internal financial forecasts is not being included in this joint proxy statement/prospectus to influence your decision whether to vote for the merger proposal or the share issuance proposal; rather, as noted above, the summary is being included in this joint proxy statement/prospectus because these internal financial forecasts were provided by Deltic to Deltic’s and Potlatch’s respective financial advisors.

Because these internal forecasts were developed for Deltic on a standalone basis without giving effect to the merger, these internal forecasts do not give effect to the merger or any changes to Deltic’s operations or strategy that may be implemented after the completion of the merger, including any potential synergies realized as a result of the merger, or to any costs related to, or that may arise in connection with, the merger.

While presented with numeric specificity, these internal financial forecasts were based on numerous variables and assumptions that are inherently uncertain and are generally beyond the control of Deltic’s management. Important factors that may affect actual results and cause the internal financial forecasts to not be achieved include risks and uncertainties relating to Deltic’s businesses, industry performance, commodity price trends, the regulatory environment, general business and economic conditions, tariffs, quotas and trade agreements and other factors described under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26 and “Risk Factors” beginning on page 28 and in Deltic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as updated by any subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and are incorporated by reference into this joint proxy statement/prospectus (see the section entitled “Where You Can Find More Information” beginning on page 185 for the location of information incorporated by reference into this joint proxy statement/prospectus). Since the forecasts cover multiple years, this information by its nature becomes less meaningful and predictive with each successive year. The internal financial forecasts were prepared based on information Deltic’s management had at the time of preparation in September 2017 and reflect factors and assumptions that are subject to change and do not necessarily reflect current factors and assumptions that Deltic’s management may have about Deltic’s businesses. As a result, actual results may differ materially from these internal financial forecasts. The inclusion of these internal forecasts in this joint proxy statement/prospectus should not be regarded as an indication that Deltic, Potlatch or any other recipient of the financial forecasts considered, or now considers, these forecasts to be material or necessarily predictive of future results.

None of Deltic, Potlatch or their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ, or will not alter materially, from these internal financial forecasts, and none of them undertakes any obligation to update, or otherwise revise or reconcile, these internal financial forecasts to reflect circumstances existing after September 2017 or to reflect the occurrence of subsequent events even in the event that any or all of the factors or assumptions underlying the forecasts are shown to be in error. None of Deltic or its respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person that the forecasted results can or will be achieved. Deltic has made no representation to Potlatch, in the merger agreement or otherwise, concerning these internal financial forecasts.

The following table presents certain information included in Deltic’s internal financial forecasts:

	2017E	2018E	2019E	2020E	2021E
	(dollar amounts in millions)
Total harvest (tons in thousands)	1,526	2,237	2,405	2,226	2,191
Lumber Volume (millions of board feet)	307	367	377	377	377
Medium-density Fiberboard (millions of square feet)	103	126	135	135	135
Woodlands Revenue	$41	$55	$58	$56	$56
Manufacturing Revenue	$197	$244	$256	$265	$272
Real Estate Revenue	$30	$26	$25	$24	$28
Gross Revenue	$268	$325	$339	$345	$355
Net Revenue	$245	$292	$302	$308	$316
Adjusted EBITDDA(1)	$73	$116	$132	$137	$145
Capital expenditures (2)	$37	$26	$25	$25	$25
Taxes	$12	$25	$31	$33	$36
Changes in Net Working Capital	$3	$5	$1	$1	$1

(1)	Adjusted EBITDDA is a non-GAAP measure that Deltic management uses to evaluate the financial performance of Deltic. Adjusted EBITDDA means net income plus depreciation, depletion (cost of fee timber harvested) and amortization, real estate costs recovered, taxes and interest. Adjusted EBITDDA should not be considered in isolation from, and is not intended to represent an alternative to, Deltic’s GAAP results.
(2)	Includes Timberland Acquisitions & Real Estate Development Expenditures.

The Merger Agreement

The following summarizes material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. Potlatch stockholders and Deltic stockholders are encouraged to read the merger agreement carefully and in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding the merger. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein.

In reviewing the merger agreement and this summary, please remember that they have been included to provide you with information regarding the terms of the merger agreement and are not intended to provide any other factual information about Potlatch, Deltic or any of their subsidiaries. The merger agreement contains representations and warranties and covenants by each of the parties to the merger agreement, which are summarized below. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	were not intended as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by certain confidential disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Moreover, information concerning the subject matter of the representations and warranties in the merger agreement and described below may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this joint proxy statement/prospectus. In addition, if specific material facts arise that contradict the representations and warranties in the merger agreement, Potlatch or Deltic as applicable, will disclose those material facts in the public filings that it makes with the SEC if it determines that it has a legal obligation to do so. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 185.

Terms of the Merger

The merger agreement provides that, on the terms and subject to the conditions in the merger agreement, and in accordance with the DGCL, on the closing date, Deltic will merge with and into Merger Sub, a wholly-owned subsidiary of Potlatch. At the effective time of the merger, the separate corporate existence of Deltic will cease and Merger Sub will continue as the surviving entity in the merger.

Completion of the Merger

Unless the parties agree otherwise, the closing of the merger will take place on the second business day after all closing conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions) or at such other time as may be agreed between Deltic and Potlatch (sometimes referred to in this section entitled “The Merger Agreement” individually as “a party” and collectively as “the parties”). The merger will be effective at the time that the parties file a certificate of merger with the Secretary of State of the State of Delaware, unless the parties agree to a later time for the completion of the merger and specify that time in the certificate of merger.

The merger is expected to close late in the first quarter or early in the second quarter of 2018, subject to the receipt of required stockholder approvals and the satisfaction or waiver of the other closing conditions. We cannot guarantee when or if the merger will be completed.

Merger Consideration

Under the terms of the merger agreement, at the effective time of the merger, each outstanding share of Deltic common stock (other than shares of Deltic common stock owned by Deltic as treasury stock, which will be canceled) will be converted into the right to receive 1.80 shares of Potlatch common stock.

Deltic stockholders will not receive any fractional shares of Potlatch common stock in the merger. Instead, each Deltic stockholder will be entitled to receive a cash payment in lieu of any fractional shares of Potlatch common stock it otherwise would have received pursuant to the merger equal to the product obtained by multiplying (1) the fractional share interest to which such holder would otherwise be entitled (after taking into account all certificates representing shares of Deltic common stock or book-entry shares of Deltic common stock surrendered by such holder) by (2) the average of the volume weighted average price per share of Potlatch common stock on Nasdaq on each of the five consecutive trading days ending with the last complete trading day prior to the closing date. Potlatch will make available to the exchange agent, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares of Potlatch common stock.

Treatment of Deltic Equity Awards

Upon completion of the merger, each outstanding stock option to purchase shares of Deltic common stock will vest in full and be converted into an option on the same terms (other than vesting) as were applicable prior to the merger, to purchase a corresponding number of shares Potlatch common stock, after giving effect to the 1.80 exchange ratio. Outstanding Deltic restricted stock awards will, with limited exceptions, vest in full, and the restrictions and forfeiture conditions with respect thereto will lapse and expire, and the shares of Deltic common stock underlying such restricted stock awards will be converted into the right to receive the merger consideration. Outstanding Deltic performance-based restricted stock awards will be deemed to have their performance criteria achieved at the maximum level and, accordingly, will vest in full at 200% of target, and will be converted into the right to receive the merger consideration.

Potlatch Board and Officers Following the Merger

Pursuant to the merger agreement, at the time the merger becomes effective the Potlatch board will be expanded from 8 directors to 12 directors, consisting of eight directors from Potlatch and four directors from Deltic as selected by Deltic from its board of directors. The classes of the Potlatch board will be adjusted so that two of the directors from Deltic will be in the 2018 class, one of the directors from Deltic will be in the 2019 class and one of the directors from Deltic will be in the 2020 class. Potlatch has agreed in the merger agreement that it will cause the 2018 Deltic directors to be renominated for election at the 2018 annual meeting of Potlatch stockholders for a three year term and will use reasonable best efforts to have the 2018 Deltic directors so reelected. Michael J. Covey, the current chief executive officer of Potlatch and chairman of its board of directors, will continue to serve as chief executive officer of Potlatch and chairman of its board of directors and Eric J. Cremers, the current president and chief operating officer of Potlatch, will continue to serve as the president and chief operating officer of Potlatch and will continue to serve on the Potlatch board of directors. John D. Enlow, Sr., the current president and chief executive officer of Deltic, will become vice chairman of Potlatch at the effective time pursuant to a two-year consulting agreement.

Potlatch Name Following the Merger

Pursuant to the merger agreement, at the time the merger becomes effective, Potlatch will change its name to “PotlatchDeltic Corporation”.

Representations and Warranties

The merger agreement contains representations and warranties made by Deltic to Potlatch and by Potlatch to Deltic. Certain of the representations and warranties in the merger agreement are subject to materiality or material adverse effect qualifications (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect) as well as subject to certain dollar thresholds. In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge. The representations and warranties are further limited as previously disclosed in writing by Deltic and Potlatch to each other as provided for in the merger agreement and are also subject to, and qualified by, certain information included in the parties’ SEC filings made after January 1, 2016 and at least two business days prior to the date of the merger agreement.

The merger agreement provides that a “material adverse effect” means, with respect to a party, any fact, circumstance, effect, change, event or development that has a material adverse effect on the business, properties, financial condition or results of operations of such party and its subsidiaries, taken as a whole. However, no fact, circumstance, effect, change, event or development resulting from the following will be taken into account in determining whether there has been a material adverse effect to the extent it arises out of:

•	changes or conditions generally affecting any of the industries in which such party and any of its subsidiaries operate, except to the extent (and only to the extent) such change or condition has a materially disproportionate effect on such party and its subsidiaries, taken as a whole, relative to others in the industries in which such party and any of its subsidiaries operate;

•

general economic or political conditions or securities, credit, financial or other capital market conditions in the United States or any foreign jurisdiction, except to the extent (and only to the extent)

such condition has a materially disproportionate effect on such party and its subsidiaries, taken as a whole, relative to others in the industries in which such party and any of its subsidiaries operate;

•	any failure, in and of itself, by such party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (although the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a material adverse effect unless otherwise excluded from the definition of “material adverse effect”);

•	the execution and delivery of the merger agreement or the public announcement of the merger or any of the other transactions contemplated by the merger agreement, including the impact thereof on the relationships, contractual or otherwise, of such party or any of its subsidiaries with employees, labor unions, customers, suppliers or partners;

•	any change, in and of itself, in the market price or trading volume of such party’s securities (although the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a material adverse effect unless otherwise excluded from the definition of “material adverse effect”);

•	any change in applicable law or GAAP (or authoritative interpretation of law or GAAP), except to the extent (and only to the extent) such change has a materially disproportionate effect on such party and its subsidiaries, taken as a whole, relative to others in the industries in which such party and any of its subsidiaries operate;

•	geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, except to the extent (and only to the extent) such effect has a materially disproportionate effect on such party and its subsidiaries, taken as a whole, relative to others in the industries in which such party and any of its subsidiaries operate;

•	any proceeding brought or threatened by stockholders of Deltic or stockholders of Potlatch asserting allegations of breach of fiduciary duty relating to the merger agreement or otherwise arising out of or relating to the merger agreement, the merger and the other transactions contemplated by the merger agreement or alleged violations of securities laws in connection with this joint proxy statement/prospectus or the registration statement of which this joint proxy/prospectus forms a part; or

•	any actions required or expressly contemplated by the merger agreement, or taken by a party at the written direction of or with the written consent of the other party.

In the merger agreement, each of Potlatch and Deltic has made representations and warranties regarding, among other topics:

•	organization, standing, corporate power, organizational documents and ownership of subsidiaries;

•	capital structure;

•	authority to execute and deliver and perform its obligations under, and to complete the transactions contemplated by, the merger agreement and the enforceability of the merger agreement;

•	approval by each party’s respective board of directors and the recommendation of each party’s respective board of directors to its stockholders, in connection with the transactions contemplated by the merger agreement;

•	the inapplicability of state takeover statutes to the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	the absence of conflicts with, or violations of, organizational documents, applicable law and certain contracts as a result of entering into the merger agreement and completing the merger and the other transactions contemplated by the merger agreement;

•	the consents required in connection with the merger and the other transactions contemplated by the merger agreement;

•	SEC documents, financial statements, internal controls, disclosure controls and absences of certain liabilities;

•	accuracy of information supplied or to be supplied in this joint proxy statement/prospectus;

•	conducting each party’s respective business in the ordinary course in all material respects from January 1, 2017 to the date of the merger agreement and the absence of certain changes or events over such time period, including a material adverse effect, declaration or payment of any dividend (subject to certain exceptions), incurrence of material indebtedness, a sale, lease or mortgage of property or assets of either party or its subsidiaries in excess of a particular threshold ($10 million in the case of Potlatch and $5 million in the case of Deltic) or any acquisitions of businesses for a purchase price in excess of a particular threshold ($10 million in the case of Potlatch and $5 million in the case of Deltic), changes in accounting methods (except as required by law or GAAP) or changes in tax elections (other than in the ordinary course of business);

•	tax matters;

•	employee benefit matters, including matters related to employee benefit plans, and compliance with the Employee Retirement Income Security Act of 1974;

•	collective bargaining agreements and other labor matters;

•	absence of certain litigation;

•	compliance with applicable laws and permits;

•	environmental matters;

•	material contracts;

•	owned and leased real property;

•	intellectual property matters;

•	possession of all permits necessary to enable each party and its respective subsidiaries to own, lease or otherwise hold its properties and assets;

•	insurance policies;

•	broker’s fees and expenses payable in connection with the merger;

•	the receipt of an opinion from each party’s respective financial advisor;

•	the inapplicability of any requirement to be registered as an investment company under the Investment Company Act of 1940; and

•	the absence of certain affiliate transactions.

In the merger agreement, Potlatch has made additional representations and warranties regarding the absence of business activities of Merger Sub.

Conduct of Business

Each of Potlatch and Deltic has undertaken certain covenants in the merger agreement restricting the conduct of their respective businesses between the date of the merger agreement and the effective time of the merger. In general, each of Potlatch and Deltic has agreed to (1) conduct its business in the ordinary course in all material respects and (2) use its reasonable best efforts to preserve intact its business organization and business relationships and, in the case of Potlatch, preserve its status as a real estate investment trust (“REIT”).

In addition, between the date of the merger agreement and the effective time of the merger, Potlatch has agreed to various specific restrictions relating to the conduct of its business, including with respect to the following (subject in each case to exceptions specified in the merger agreement or previously disclosed in writing to Deltic as provided in the merger agreement or as required by law):

•	declaring or paying dividends or making other distributions, other than (1) regular quarterly cash dividends not exceeding $0.40 per share and (2) dividends or distributions by a direct or indirect wholly-owned Potlatch subsidiary to its parent and (3) any dividend or other distribution declared, set aside or paid in order to meet the distribution requirements set forth in Section 857(a) of the Code and maintain its qualification as a REIT;

•	splitting, reverse splitting, combining, consolidating, subdividing or reclassifying any of its or its subsidiaries’ capital stock, voting securities or other equity interests, or securities convertible into or exchangeable or exercisable for such stock, securities or interests or issuing of any other securities in substitution for its or its subsidiaries’ capital stock, voting securities or other equity interests;

•	repurchasing, redeeming or otherwise acquiring its or its subsidiaries’ capital stock, voting securities or other equity interests (or any securities convertible into or exchangeable or exercisable for such capital stock, securities or interests) other than (1) the acquisition of Potlatch common stock in connection with the surrender of Potlatch common stock by holders of Potlatch stock options in order to pay the exercise price, (2) the withholding of Potlatch common stock to satisfy tax obligations with respect to equity awards, (3) the acquisition by Potlatch of awards granted pursuant to Potlatch stock plans in connection with the forfeiture of awards and (4) the acquisition by the trustee of any employee benefit plan maintained by Potlatch or any subsidiary intended to qualify under Section 401(k) of the Code in order to satisfy participant elections under the plan;

•	issuing, delivering, selling, granting, pledging or otherwise encumbering or subjecting to any lien (1) shares of its or its subsidiaries’ capital stock (other than, in the case of a wholly-owned Potlatch subsidiary, to Potlatch or another wholly-owned Potlatch subsidiary), (2) any other voting securities of or other equity interests in Potlatch or any of its subsidiaries, (3) any securities convertible into or exchangeable or exercisable for, or any rights to acquire, its or its subsidiaries’ capital stock, voting securities or other equity interests, (4) any warrants, calls, options or other rights to acquire any capital stock, voting securities or other equity interests in Potlatch or any of its subsidiaries, (5) any rights issued by Potlatch or any of its subsidiaries that are linked in any way to the price of any class of capital stock of Potlatch or any of its subsidiaries, the value of Potlatch, any of its subsidiaries or any part of Potlatch or any of its subsidiaries or any dividends or other distributions declared or paid on any shares of capital stock of Potlatch or any of its subsidiaries or (6) any Potlatch voting debt, in each case other than the issuance of Potlatch common stock upon the exercise of Potlatch stock options or upon the settlement of Potlatch restricted stock units or performance shares, or to satisfy tax obligations with respect of vesting or settlement of Potlatch restricted stock units or performance shares;

•	amending its certificate of incorporation or bylaws;

•	amending the certificate of incorporation or bylaws of any of its subsidiaries, except for any amendment that is not material and does not prevent or materially impede, interfere with, hinder or delay the completion by Potlatch of the merger or any of the other transactions contemplated by the merger agreement;

•	granting to any current or former director, officer, consultant or employee of Potlatch or any Potlatch subsidiary any increase in compensation or benefits or award any bonuses or incentive compensation, other than to new hires, in connection with promotions in the ordinary course of business consistent with past practice, to any current or former directors, officers, consultants or employees of Potlatch in the ordinary course of business consistent with past practice or to the extent required under any Potlatch benefit plan, Potlatch benefit arrangement or Potlatch stock plan;

•

granting to any current or former director, officer, consultant or employee of Potlatch or any Potlatch subsidiary any increase in change in control, retention, severance or termination pay, other than severance payments made in connection with the termination of employment of any current or former directors, officers, consultants or employees occurring in the ordinary course of business consistent with past practice, and except to the extent required under any Potlatch benefit plan, Potlatch benefit arrangement or Potlatch stock plan;

•	granting or amending any equity or equity-based compensation awards, other than grants of Potlatch equity awards pursuant to any Potlatch stock plan in the ordinary course of business with a per participant and aggregate value consistent with past practice, except to the extent required under any Potlatch benefit plan, Potlatch benefit arrangement or Potlatch stock plan;

•	entering into or modifying any existing employment or consulting agreement with any current or former director, officer, consultant or employee of Potlatch or any Potlatch subsidiary, other than immaterial modifications in respect of, or renewal of, any existing employment or consulting agreement with any such personnel except to the extent required under any Potlatch benefit plan, Potlatch benefit arrangement or Potlatch stock plan;

•	hiring any employee or engaging any consultant, other than in the ordinary course of business consistent with past practice or to the extent required under any Potlatch benefit plan, Potlatch benefit arrangement or Potlatch stock plan;

•	establishing, adopting, entering into or amending in any material respect any material Potlatch benefit plan or Potlatch benefit agreement, except to the extent required under any Potlatch benefit plan, Potlatch benefit arrangement or Potlatch stock plan;

•	taking any action to accelerate the time of vesting or payment of any material compensation or benefits under any Potlatch benefit plan, Potlatch benefit agreement or Potlatch stock plan, except to the extent required under any Potlatch benefit plan, Potlatch benefit arrangement or Potlatch stock plan;

•	making any change in financial accounting methods, principles or practices, except as required by a change in GAAP;

•	acquiring or agreeing to acquire any equity interest in or business of any entity or any properties or assets (other than transactions among Potlatch and any of its wholly-owned subsidiaries (other than Merger Sub) or acquisitions whereby the aggregate consideration paid by Potlatch and its subsidiaries in connection with all such transactions would not exceed $30 million), except for the acquisition of supplies, inventory and other assets by Potlatch or any of its subsidiaries in the ordinary course of business consistent with past practice;

•	selling, leasing (as lessor), licensing, mortgaging, selling and leasing back or otherwise encumbering or subjecting to any lien, or otherwise disposing of, any properties or assets or any interests therein (other than in the ordinary course of business consistent with past practice or in relation to mortgages, liens and pledges to secure indebtedness for borrowed money permitted to be incurred as set forth in the bullet immediately following) that, individually or in the aggregate, have a fair market value in excess of $30 million;

•	incurring indebtedness, other than (1) indebtedness incurred in the ordinary course of business consistent with past practice not to exceed $60 million in the aggregate, (2) guarantees by Potlatch of indebtedness of a Potlatch wholly-owned subsidiary or guarantees by a Potlatch subsidiary of indebtedness of Potlatch or any other Potlatch subsidiary, (3) indebtedness solely between Potlatch or any of its wholly-owned subsidiaries, on the one hand, and any other wholly-owned Potlatch subsidiary, on the other hand, and (4) borrowings under Potlatch’s revolving credit facility or other existing facility;

•	entering into, extending, renewing, replacing, amending, modifying or terminating any collective bargaining agreement applicable to the employees of Potlatch or any of its subsidiaries;

•	making capital expenditures, other than reasonably incurred capital expenditures related to operational emergencies or capital expenditures not in excess of $30 million in the aggregate;

•	waiving, releasing, assigning, settling or compromising any material claim, action or proceeding, other than (1) insignificant ancillary ordinary course non-monetary relief and (2) after deducting any payments by insurers, the payment of monetary damages equal to or less than (A) the amounts reserved with respect to such claim, action or proceeding in Potlatch’s consolidated audited balance sheet as of December 31, 2016 (or the notes thereto) plus (B) $10 million in the aggregate;

•	other than in the ordinary course of business, (1) extending, renewing, replacing, amending, modifying or terminating any Potlatch material contract except in connection with any amendments to or renewals of Potlatch material contracts without materially adverse changes, additions or deletions of terms, or (2) entering into any contract that would be a Potlatch material contract if entered into prior to the date of the merger agreement unless such contract would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay the completion of the merger or any of the transactions contemplated by the merger agreement or adversely affect in any material respect the expected benefits (taken as a whole) of the proposed merger;

•	entering into a new material line of business outside of its existing business;

•	taking any action, or omitting to take any action that would or would reasonably be expected to (1) result in any of the conditions to completing the merger not being satisfied, (2) result in new or additional required material approvals from a government entity in connection with the merger or (3) prevent or materially impede, interfere with, hinder or delay the completion of the merger or any of the other transactions contemplated by the merger agreement;

•	taking any action, or omitting to take any action, which would reasonably be expected to cause (1) Potlatch to fail to qualify as a REIT, (2) any Potlatch subsidiary that is a partnership or disregarded entity (including a qualified REIT subsidiary), for U.S. federal income tax purposes to be treated as a regarded corporation for U.S. federal income tax purposes, or (3) any Potlatch subsidiary that is a taxable REIT subsidiary or a REIT, as the case may be to cease to be treated as such;

•	exempting any person from the aggregate stock ownership limit;

•	except as necessary to qualify or preserve Potlatch as a REIT or any of its subsidiaries as a partnership or disregarded entity for federal tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT, as the case may be, (1) making, changing or rescinding any material method of tax accounting, (2) making a request for a tax ruling or entering into a closing agreement, or settling or compromising any audit, assessment, tax claim or other controversy, in each case relating to taxes that exceed $10 million in the aggregate, (3) filing any material amended tax return, (4) surrendering any right to claim a refund or offset of any taxes that exceed $10 million in the aggregate or (5) changing the classification of Potlatch or any Potlatch subsidiary for U.S. tax purposes; or

•	authorizing or entering into any contract to do any of the foregoing.

Notwithstanding the foregoing restrictions, Potlatch is permitted under the merger agreement to take or refrain from taking any action that in its reasonable judgment is reasonably necessary or appropriate for Potlatch to maintain its qualification for taxation as a REIT, to eliminate or reduce certain entity level taxes and to preserve the status of any Potlatch subsidiary as a partnership or disregarded entity for federal tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT, as the case may be, so long as such action or inaction, if it would otherwise constitute a breach of the merger agreement, does not adversely affect the value of the merger and the transactions contemplated by the merger agreement to Deltic or its stockholders in any material respect.

In addition, between the date of the merger agreement and the effective time of the merger, Deltic has agreed to various specific restrictions relating to the conduct of its business, including with respect to the following (subject in each case to exceptions specified in the merger agreement or previously disclosed in writing to the other party as provided in the merger agreement or as required by law):

•	declaring or paying dividends or making other distributions, other than (1) regular quarterly cash dividends not exceeding $0.10 per share and (2) dividends by a direct or indirect wholly-owned Deltic subsidiary to its parent;

•	splitting, reverse splitting, combining, consolidating, subdividing or reclassifying any of its or its subsidiaries’ capital stock, voting securities or other equity interests, or securities convertible into or exchangeable or exercisable for such stock, securities or interests or issuing of any other securities in substitution for its subsidiaries’ capital stock, voting securities or other equity interests;

•	repurchasing, redeeming or otherwise acquiring its or its subsidiaries’ capital stock, voting securities or other equity interests (or any securities convertible into or exchangeable or exercisable for such capital stock, securities or interests), other than (1) the acquisition of shares of Deltic common stock in connection with the surrender of shares of common stock by holders of Deltic Options in order to pay the exercise price, (2) the withholding of shares of Deltic common stock to satisfy tax obligations with respect to equity awards, (3) the acquisition by Deltic of awards granted pursuant to Deltic stock plans in connection with the forfeiture of awards and (4) the acquisition by the trustee of any employee benefit plan maintained by Deltic or any subsidiary intended to qualify under Section 401(k) of the Code in order to satisfy participant elections under the plan;

•	issuing, delivering, selling, granting, pledging or otherwise encumbering or subjecting to any lien (1) shares of its or its subsidiaries’ capital stock (other than, in the case of a wholly-owned Deltic subsidiary, to Deltic or another wholly-owned Deltic subsidiary), (2) any other voting securities of or other equity interests in Deltic or any of its subsidiaries, (3) any securities convertible into or exchangeable or exercisable for, or any rights to acquire, its or its subsidiaries’ capital stock, voting securities or other equity interests, (4) any warrants, calls, options or other rights to acquire any capital stock, voting securities or other equity interests in Deltic or any of its subsidiaries, (5) any rights issued by Deltic or any of its subsidiaries that are linked in any way to the price of any class of capital stock of Deltic or any of its subsidiaries, the value of Deltic, any of its subsidiaries or any part of Deltic or any of its subsidiaries or any dividends or other distributions declared or paid on any shares of capital stock of Deltic or any of its subsidiaries and (6) any Deltic voting debt, in each case other than the issuance of shares of Deltic common stock upon the exercise of Deltic stock options;

•	amending its certificate of incorporation or bylaws;

•	amending the certificate of incorporation or bylaws of any of its subsidiaries, except for any amendment that is not material and does not prevent or materially impede, interfere with, hinder or delay the completion by Deltic of the merger or any of the other transactions contemplated by the merger agreement;

•	granting to any current or former director, officer, consultant or employee of Deltic or any Deltic subsidiary any increase in compensation or benefits or award any bonuses or incentive compensation, other than to new hires, in connection with promotions in the ordinary course of business consistent with past practice, to any current or former directors, officers, consultants or employees in the ordinary course of business consistent with past practice or to the extent required under any Deltic benefit plan, Deltic benefit arrangement or Deltic stock plan;

•	granting to any current or former director, officer, consultant or employee of Deltic or any Deltic subsidiary any increase in change in control, retention, severance or termination pay, other than severance payments made in connection with the termination of employment of any current or former directors, officers, consultants or employees occurring in the ordinary course of business consistent with past practice, and except to the extent required under any Deltic benefit plan, Deltic benefit arrangement or Deltic stock plan;

•	except to the extent required under any Deltic benefit plan, Deltic benefit arrangement or Deltic stock plan, granting or amending any equity or equity-based compensation awards, other than grants of Deltic equity awards pursuant to the Deltic stock plan in the ordinary course of business with a per participant and aggregate value consistent with past practice, but which (1) are granted in the form of Deltic restricted stock awards rather than Deltic stock option awards or Deltic performance-based restricted stock awards and (2) do not provide for accelerated vesting upon a change in control and instead only provide for accelerated vesting if a participant is terminated without cause or resigns for good reason following a change in control;

•	entering into or modifying any existing employment or consulting agreement with any current or former director, officer, consultant or employee, other than immaterial modifications in respect of, or renewal of, any existing employment or consulting agreement with any such personnel except to the extent required under any Deltic benefit plan, Deltic benefit arrangement or Deltic stock plan;

•	hiring any employee or engaging any consultant, other than in the ordinary course of business consistent with past practice or to the extent required under any Deltic benefit plan, Deltic benefit arrangement or Deltic stock plan;

•	establishing, adopting, entering into or amending in any material respect any material Deltic benefit plan or Deltic benefit agreement, except to the extent required under any Deltic benefit plan, Deltic benefit arrangement or Deltic stock plan;

•	taking any action to accelerate the time of vesting or payment of any material compensation or benefits under any Deltic benefit plan, Deltic benefit agreement or Deltic stock plan, except to the extent required under any Deltic benefit plan, Deltic benefit arrangement or Deltic stock plan;

•	communicating with any current or former director, officer, consultant or employee of Deltic or any Deltic subsidiary regarding the compensation, benefits or other treatment they will be provided by Potlatch following the effective time of the merger, unless Potlatch has had a reasonable opportunity to review and comment on such communications or such communications are consistent in all material respects with those previously reviewed by Potlatch;

•	making any change in financial accounting methods, principles or practices except as required by a change in GAAP;

•	acquiring or agreeing to acquire any equity interest in or business of any entity or any properties or assets (other than transactions among Deltic and any of its wholly-owned subsidiaries or acquisitions whereby the aggregate consideration paid by Deltic and its subsidiaries in connection with all such transactions would not exceed $15 million), except for the acquisition of supplies, inventory and other assets by Deltic or any of its subsidiaries in the ordinary course of business consistent with past practice;

•	selling, leasing (as lessor), licensing, mortgaging, selling and leasing back or otherwise encumbering or subjecting to any lien, or otherwise disposing of, any properties or assets or any interests therein (other than in the ordinary course of business consistent with past practice or in relation to mortgages, liens and pledges to secure indebtedness for borrowed money permitted to be incurred as set forth in the bullet immediately following) that, individually or in the aggregate, have a fair market value in excess of $15 million;

•	incurring indebtedness, other than (1) indebtedness incurred in the ordinary course of business consistent with past practice not to exceed $30 million in the aggregate, (2) guarantees by Deltic of indebtedness of a Deltic subsidiary or guarantees by a Deltic subsidiary of indebtedness of Deltic or any other Deltic subsidiary, (3) indebtedness solely between Deltic or any of its wholly-owned subsidiaries, on the one hand, and any other Deltic wholly-owned subsidiary, on the other hand, and (4) borrowings under Deltic’s revolving credit facility or other existing facility;

•	entering into, extending, renewing, replacing, amending, modifying or terminating any collective bargaining agreement applicable to the employees of Deltic or any of its subsidiaries;

•	making capital expenditures, other than capital expenditures set forth on a confidential capital plan provided by Deltic to Potlatch, reasonably incurred capital expenditures related to operational emergencies or capital expenditures not in excess of $15 million in the aggregate;

•	waiving, releasing, assigning, settling or compromising any material claim, action or proceeding, other than (1) insignificant ancillary ordinary course non-monetary relief and (2) after deducting payments by any insurers, the payment of monetary damages equal to or less than (A) the amounts reserved with respect to such claim, action or proceeding in Deltic’s consolidated audited balance sheet as of December 31, 2016 (or the notes thereto) plus (B) $5 million in the aggregate;

•	other than in the ordinary course of business, (1) extending, renewing, replacing, amending, modifying or terminating any Deltic material contract except in connection with any amendments to or renewals of Deltic material contracts without materially adverse changes, additions or deletions of terms, or (2) entering into any contract that would be a Deltic material contract if entered into prior to the date of the merger agreement unless such contract would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay the completion of the merger or any of the transactions contemplated by the merger agreement or adversely affect in any material respect the expected benefits (taken as a whole) of the proposed merger;

•	entering into a new material line of business outside of its existing business;

•	taking any action, or omitting to take any action that would or would reasonably be expected to (1) result in any of the conditions to completing the merger not being satisfied, (2) result in new or additional required material approvals from a government entity in connection with the merger or (3) prevent or materially impede, interfere with, hinder or delay the completion of the merger or any of the other transactions contemplated by the merger agreement;

•	(1) making, changing or rescinding any material method of tax accounting, (2) making a request for a tax ruling or entering into a closing agreement, or settling or compromising any audit, assessment, tax claim or other controversy, in each case relating to taxes that exceed $5 million in the aggregate, (3) filing any material amended tax return, (4) surrendering any right to claim a refund or offset of any taxes that exceed $5 million in the aggregate or (5) changing the classification of Deltic or any Deltic subsidiary for U.S. tax purposes; or

•	authorizing or entering into any contract to do any of the foregoing.

Moreover, each of Potlatch and Deltic have agreed that nothing contained in the merger agreement is intended to give the other party the right to control or direct its operations or the operations of any of its subsidiaries prior to the effective time of the merger and that, prior to the effective time, each party will exercise complete control and supervision over its and its subsidiaries’ respective operations, consistent with the terms and conditions of the merger agreement.

No Solicitation of Alternative Proposals

Potlatch and Deltic have each agreed, from the date of the execution of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, not to, and not to authorize any of its affiliates or its or their respective directors, officers, employees or representatives to:

•	directly or indirectly solicit, initiate or knowingly encourage or facilitate a takeover proposal (as defined below) or any inquiry or proposal that may reasonably be expected to lead to a takeover proposal; or

•	enter into or participate in discussions or negotiations with, or furnish any information with respect to, or cooperate with any person who is seeking to make or has made a takeover proposal or any inquiry or proposal that may reasonably be expected to lead to a takeover proposal.

Additionally, except as described below, each party was required, and was required to instruct its affiliates and its and their representatives, upon execution of the merger agreement, to (1) immediately cease and cause to be terminated all existing discussions or negotiations with respect to a takeover proposal or an inquiry or proposal that may reasonably be expected to lead to a takeover proposal and (2) request prompt return or destruction of all confidential information previously furnished to any person or its representatives with respect to a takeover proposal and immediately terminate all physical and electronic data room access previously granted to any such person or its representatives.

Notwithstanding these restrictions, the merger agreement provides that, if, at any time prior to obtaining the approval of its respective stockholders, Potlatch or Deltic receives a bona fide written takeover proposal that its board of directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or could reasonably be expected to lead to a superior proposal (as defined below) and which was made after the date of the merger agreement and did not result from a material breach of the non-solicitation obligations described in this section entitled “ —No Solicitation of Alternative Proposals”, then Potlatch or Deltic, as applicable, may (1) furnish information with respect to itself and its subsidiaries to the person making such takeover proposal and its representatives pursuant to a customary confidentiality agreement no less restrictive than the confidentiality agreement between Potlatch and Deltic (an “acceptable confidentiality agreement”) (provided that such information has previously been provided to the other party or is provided to the other party prior to or substantially concurrent with the time that it is provided to such person) and (2) participate in discussions regarding the terms of such takeover proposal and negotiate such terms with the person making such takeover proposal.

The merger agreement also requires each party (1) to notify the other promptly (and in any event within one business day of receipt thereof) of any takeover proposal that may reasonably be expected to lead to a superior proposal, including the material terms and conditions of any such takeover proposal (including any material changes thereto) and the identity of the person making a takeover proposal, (2) to keep the other informed in all material respects of the status and details of the takeover proposal and (3) to provide the other, as soon as reasonably practicable, copies of all written and electronic materials that describe any takeover proposal and any material amendments thereto exchanged between each respective party or any of its subsidiaries or any of its or their representatives and any other person who describes any of the terms or conditions of the takeover proposal.

“Takeover proposal” means, with respect to either party, any proposal or offer (whether or not in writing) from a third party with respect to any (1) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, amalgamation, consolidation, share exchange, other business combination, recapitalization, partnership, joint venture, sale of capital stock or voting securities of, or other equity interests in, a party or any of its subsidiaries), of any business or assets of a party or its subsidiaries representing 25% or more of the consolidated revenues, consolidated net income or consolidated assets of such party or securities convertible into or exchangeable or exercisable for or representing 25% or more of the total outstanding voting power of such party, (2) transaction in which any person will acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns, or has the right to acquire beneficial ownership of, 25% or more of a party’s total outstanding voting power or (3) combination of the foregoing.

“Superior proposal” means, with respect to either party, any binding bona fide written offer that did not result from a material breach of the non-solicitation obligations described in this section entitled “—No Solicitation of Alternative Proposals” made by a third party or group pursuant to which such third party (or in a merger or consolidation involving such party, the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the shares of Potlatch common stock or shares of Deltic common stock, as applicable, or all or substantially all of the assets of a party and its subsidiaries, taken as a whole, (1) on terms which such party’s board of directors determines in good faith (after consultation with outside counsel and a financial advisor) to be more favorable from a financial point of view to the party’s stockholders, than the merger, taking into account all the material terms and conditions of such offer and of the merger agreement

(including any changes proposed by the other party to the terms of the merger agreement) and (2) that such party’s board of directors determines in good faith (after consultation with outside counsel and a financial advisor) is otherwise reasonably capable of being completed on the terms proposed taking into account all material legal, financial, regulatory and other aspects of such proposal.

Changes in Board Recommendations

Potlatch and Deltic have agreed under the merger agreement to, through their respective board of directors, recommend to their stockholders the share issuance proposal and the merger proposal, respectively, and to include such recommendations in this joint proxy statement/prospectus.

The merger agreement provides that, subject to the exceptions described below, neither the Potlatch board, nor the Deltic board will (1) withdraw (or modify in any manner adverse to the other party) or propose publicly to withdraw (or modify in any manner adverse to the other party) its recommendation of the share issuance proposal or the merger proposal, as applicable, (2) adopt, approve, recommend or declare advisable, or propose publicly to adopt, approve, recommend or declare advisable, a takeover proposal or (3) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Potlatch or Deltic, as applicable, or any of its affiliates to execute or enter into, any acquisition agreement (other than a confidentiality agreement otherwise permitted by the merger agreement) constituting or relating to, or that is intended to or would reasonably be expected to lead to, any takeover proposal, or requiring, or reasonably expected to cause, such party to abandon, terminate, delay or fail to complete, or that would otherwise prevent or materially impede, interfere with or delay the completion of the merger or any of the other transactions contemplated by the merger agreement (any of the preceding actions, an “adverse recommendation change”).

Notwithstanding the foregoing restrictions, at any time prior to obtaining the relevant stockholder approval, the board of directors of Potlatch or Deltic, as applicable, may make an adverse recommendation change if it receives a superior proposal or an intervening event occurs with respect to such party and, in either case, the board of directors of Potlatch or Deltic, as applicable, determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to make an adverse recommendation change would be inconsistent with its fiduciary duties under applicable law. However, no adverse recommendation change in connection with a takeover proposal, a superior proposal or an intervening event may be made until after the fifth business day following such party first delivering to the other party written notice of its intent to take such action, including the terms and conditions of any takeover proposal or superior proposal or the nature of the intervening event.

In the event of any amendment to the financial terms or any material change to any material term of a takeover proposal or a superior proposal, a party must deliver a new notice of recommendation change to the other party and again comply with the requirements set forth above with respect to such revised takeover proposal or superior proposal (except that references to the five business day period are deemed to be references to a two business day period). In determining whether to make an adverse recommendation change, a party’s board of directors must take into account any changes to the terms of the merger agreement proposed by the other party in response to a notice of recommendation change or otherwise.

“Intervening event” means, with respect to either party, any event, change, effect, development or occurrence occurring or arising after the date of the merger agreement that materially affects the business, assets or operations of Potlatch or Deltic and that (1) was not known, or reasonably foreseeable, to such party’s board of directors as of or prior to the date of the merger agreement and did not result from such party’s material breach of the merger agreement and (2) does not relate to or involve a superior proposal or takeover proposal of such party. However, no event, change, effect, development or occurrence resulting from the following will be taken into account in determining whether there has been an intervening event to the extent it arises out of:

•

changes or conditions generally affecting any of the industries in which Potlatch or Deltic operates, except to the extent such change or condition has a materially disproportionate effect on Potlatch and its subsidiaries, taken as a whole, or Deltic and its subsidiaries, taken as a whole, as applicable, relative to others in the industries in which Potlatch and its subsidiaries or Deltic and its subsidiaries, as applicable, operate;

•	general economic or political conditions within the region of the United States in which Potlatch or Deltic has operations, except to the extent such condition has a materially disproportionate effect on Potlatch and its subsidiaries, taken as a whole, or Deltic and its subsidiaries, taken as a whole, as applicable, relative to others in the industries in which Potlatch and its subsidiaries or Deltic and its subsidiaries, as applicable, operate;

•	any change in applicable law or GAAP (or authoritative interpretation of law or GAAP), except to the extent such change has a materially disproportionate effect on Potlatch and its subsidiaries, taken as a whole, or Deltic and its subsidiaries, taken as a whole, as applicable, relative to others in the industries in which Potlatch and its subsidiaries or Deltic and its subsidiaries, as applicable, operate;

•	any failure, in and of itself, by the other party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (although the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, an intervening event unless otherwise separately excluded from the definition of “intervening event”);

•	any occurrence, in and of itself, in which such party exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (although the facts or occurrences giving rise to or contributing to such exceedance may be deemed to constitute, or be taken into account in determining whether there has been or will be, an intervening event unless separately excluded from the definition of “intervening event”);

•	compliance by Potlatch or Deltic with or performance by Potlatch or Deltic under the merger agreement or the transactions contemplated thereby; or

•	any change, in and of itself, in the market price or trading value of Potlatch’s common stock or Deltic’s common stock (although the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, an intervening event unless separately excluded from the definition of “intervening event”).

If a Potlatch intervening event relates to an event, change, effect, development or occurrence that materially affects the business, assets or operations of Deltic rather than the business, assets or operations of Potlatch, the Potlatch board must conclude in good faith that such intervening event has had or would reasonably be expected to have a material adverse effect on Deltic. If a Deltic intervening event relates to an event, change, effect, development or occurrence that materially affects the business, assets or operations of Potlatch rather than the business, assets or operations of Deltic, the Deltic board must conclude in good faith that such intervening event has had or would reasonably be expected to have a material adverse effect on Potlatch.

Efforts to Obtain Required Stockholder Votes

Deltic has agreed to hold a meeting of its stockholders as soon as practicable for the purpose of obtaining Deltic stockholder approval of the merger proposal. Subject to the ability of the Deltic board to make an adverse recommendation change, Deltic is required to use its reasonable best efforts to solicit stockholder approval of the merger proposal.

Potlatch has also agreed to hold a meeting of its stockholders as soon as practicable for the purpose of obtaining Potlatch stockholder approval of the share issuance proposal. Subject to the ability of the Potlatch board to make an adverse recommendation change, Potlatch is required to use its reasonable best efforts to solicit stockholder approval of the share issuance proposal.

Both Deltic and Potlatch are required to use their reasonable best efforts to hold the Deltic special meeting and the Potlatch special meeting at the same time and on the same date.

Efforts to Complete the Merger

Potlatch and Deltic have each agreed to use their reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with each other in doing, all things necessary, proper or advisable to complete and make effective, as soon as reasonably possible, the merger and the other transactions contemplated by the merger agreement, including obtaining all necessary governmental and third party approvals. Without limiting the foregoing, each party and its respective board of directors has agreed to use its reasonable best efforts to take all action reasonably appropriate to ensure that no takeover statute is or becomes applicable to the merger agreement, the merger or any other transaction contemplated by the merger agreement and, if any such statute becomes applicable, take all action reasonably appropriate to ensure that the merger agreement, the merger and the other transactions contemplated by the merger agreement may be completed as promptly as practicable on the terms contemplated by the merger agreement. Additionally, Potlatch has agreed to cause any shares of Deltic common stock that it or any of its subsidiaries own to vote in favor of the merger.

The foregoing obligations are subject to certain exceptions and limitations, including that (1) none of Potlatch, Deltic nor any of their respective subsidiaries will be required and (2) neither Deltic nor any Deltic subsidiary will be permitted without the prior written consent of Potlatch, to undertake any efforts or to take any action if the taking of all such efforts or action, in the aggregate, would or would reasonably be expected to result in a regulatory material adverse effect. For purposes of the merger agreement, “regulatory material adverse effect” means any fact, circumstance, effect, change, event or development that has a material adverse effect on the business, properties, financial condition or results of operations of the combined company and its subsidiaries, taken as a whole.

Employee Benefits Matters

From the completion of the merger until December 31, 2018, Potlatch has agreed to provide each employee of Deltic and its subsidiaries with (1) base salary, base wage rate, annual incentive opportunities and long-term incentive opportunities that are no less favorable in the aggregate than the base salary, base wage rate, annual incentive opportunities and long-term incentive opportunities provided to Deltic’s employees immediately prior the completion of the merger, (2) other benefits (other than equity compensation and other long-term incentives, change in control, retention, transition, stay or similar arrangements) that are substantially comparable in the aggregate to such other benefits that were provided to Deltic’s employees under Deltic’s benefit plans and benefit agreements immediately prior to the completion of the merger and (3) severance benefits that are no less favorable than the severance benefits paid by Deltic or any of its subsidiaries, as applicable, in the ordinary course of business consistent with past practice, taking into account all service with Deltic, Potlatch or any of their subsidiaries in determining eligibility for severance benefits and amount of severance benefits payable.

The parties have agreed that for purposes of determining (1) eligibility to participate and vesting with respect to all plans maintained by Potlatch or any of its subsidiaries (including Potlatch 401(k) plans) and (2) the level of benefits under Potlatch vacation and severance plans and arrangements, each Deltic employee’s service with Deltic will be treated as service with Potlatch, to the extent that such service was recognized by Deltic prior to the completion of the merger, provided that such recognition would not result in any duplication of benefits and similarly situated employees of Potlatch receive credit for prior service under such plans and such plans are not grandfathered or frozen, either with respect to eligibility to participate, vesting or level of benefits (including any pension, retiree health or other retiree welfare benefits).

Potlatch will use its reasonable best efforts to (1) waive any pre-existing condition exclusions and actively at work requirements under any employee welfare benefit plan in which Deltic employees (and their eligible dependents) will be eligible to participate, to the extent such conditions were satisfied under the corresponding Deltic employee welfare benefit plan prior to the completion of the merger and (2) recognize co-payments and deductibles incurred by each Deltic employee during the year in which the completion of the merger occurs as if there had been a single continuous employer, if such co-payments and deductibles are submitted to the administrator of the Potlatch benefit plan within 90 days following the completion of the merger, in each case subject to obtaining any required consents.

Indemnification and Insurance

The merger agreement provides that Potlatch will, and will cause the surviving company to, indemnify, defend and hold harmless, to the fullest extent permitted under applicable law (including to the fullest extent authorized or permitted by any amendments to applicable law adopted after the date of the merger agreement that increase the extent to which a corporation may indemnify its officers and directors) and shall promptly advance expenses actually and reasonably incurred to the fullest extent permitted under applicable law (including to the fullest extent authorized or permitted by any amendments to applicable law adopted after the date of the merger agreement that increase the extent to which a corporation may indemnify its officers and directors), each former and present director or officer of Deltic or any of its subsidiaries, as the case may be (referred to as an “indemnified party”), if such indemnified party is or was a party or is threatened to be made a party, to any actual or threatened suit, action or other proceeding, with respect to matters existing or occurring, or acts or omissions occurring, at or prior to the effective time of the merger (including the merger agreement, the merger and other transactions contemplated by the merger agreement and the approval of any of the foregoing), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses actually incurred by the indemnified party in connection with such suit, action or other proceeding, whether asserted or claimed prior to, at or after the effective time of the merger, arising out of or pertaining to the fact that the indemnified party is or was an officer or director of Deltic or any of its subsidiaries or is or was serving at the request of Deltic or any of its subsidiaries as a director or officer of another person.

The merger agreement requires that Potlatch purchase and provide for six years following the merger director’s and officer’s liability insurance to the present and former officers and directors of Deltic or any of its subsidiaries, with respect to claims against such directors and officers arising from facts or events occurring before the effective time of the merger agreement, on terms and conditions not less favorable to the insured persons and at a cost not to exceed, on an annual basis, an amount greater than 250% of the annual premiums paid by Deltic as of the date of the merger agreement.

In lieu of the insurance discussed in the preceding paragraph, Deltic may obtain(and shall obtain if requested by Potlatch and if such policy is available) a “tail” directors’ and officers’ liability insurance policy on the terms described above and fully pay for such policy prior to the completion of the merger in which event Potlatch’s obligation to obtain such insurance shall be fully satisfied; provided that Deltic may not exercise its option to purchase such tail policy if, after providing written notice to Potlatch of its intention to do so, Potlatch agrees to purchase such tail policy and does so purchase such tail policy prior to completion of the merger.

The merger agreement also requires that, for a period of six years from the effective time of the merger and subject to restrictions on amendment or repeal unless otherwise required by law, the limited liability company agreement of the combined company will contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in the certificate of incorporation or bylaws of Deltic.

If any Deltic indemnified party makes any claim for indemnification or advancement of expenses under the terms of the merger agreement that is denied by Potlatch or the surviving company, and a court of competent jurisdiction determines that the Deltic indemnified party is entitled to such indemnification or advancement of expense, in whole or in part, then Potlatch or the surviving company shall pay such Deltic indemnified party’s reasonable costs and expenses, including legal fees and expenses, incurred in connection with pursing such claim against Potlatch or the surviving company.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between Potlatch and Deltic in the preparation of this joint proxy statement/prospectus;

•	confidentiality and access by each party to certain information about the other party during the period prior to the effective time of the merger;

•	the use of each party’s respective reasonable best efforts to all necessary governmental entity and third party consents, approvals and authorizations necessary, proper or advisable to consummate the merger;

•	the use of each party’s respective reasonable best efforts to take all actions reasonably appropriate to ensure that no takeover statute or similar statute becomes applicable to the merger;

•	the use of each party’s reasonable best efforts to cause the merger to qualify as a “reorganization” within the meaning of Section 368(a) the Code and to enable Potlatch to maintain its qualification for taxation as a REIT following the merger;

•	the use of all action reasonably necessary by Potlatch to cause Merger Sub and the surviving company to perform their respective obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	cooperation between Potlatch and Deltic in the defense of any stockholder litigation relating to the merger, including in any proposed settlement thereof;

•	the provision by Deltic and its subsidiaries of all cooperation reasonably requested by Potlatch that is reasonably necessary to assist Potlatch with obtaining debt financing in connection with the refinancing of any of Deltic’s or any Deltic subsidiaries’ indebtedness;

•	cooperation between Potlatch and Deltic in connection with public announcements;

•	the use of reasonable best efforts by Potlatch to cause the shares of Potlatch common stock to be issued in the merger to be approved for listing on Nasdaq;

•	the use of reasonable best efforts by Potlatch and Deltic to cause the Deltic common stock to be de-listed from the NYSE and de-registered under the Exchange Act;

•	coordination between Potlatch and Deltic to designate the same record and payment dates for any quarterly dividends or distributions declared in accordance with the merger agreement in any calendar quarter in which the closing of the merger might reasonably be expected to occur so that (1) no holder of shares of Potlatch common stock or shares of Deltic common stock will receive two dividends, or fail to receive one dividend, for any single calendar quarter and (2) the quarterly payments of dividends to holders of shares of Potlatch common stock (and any necessary adjustments to Deltic’s schedule for quarterly dividends) will be made substantially in accordance with Potlatch’s historical quarterly dividend payment schedule;

•	in connection with declaring, setting aside or paying any dividend on, or making any other distribution in respect of, shares of Potlatch common stock in order to meet the distribution requirements set forth in Section 857(a) of the Code and maintain its qualification as a REIT under the Code or applicable state law in excess of the regular quarterly cash dividend (any such excess distribution referred to as a “special distribution”, and the per share amount of such distribution referred to as the “special distribution per share”), Potlatch will (1) notify Deltic as promptly as practicable after such determination (and in any event no less than 10 business days prior to the closing of the merger), including the size and character of such distribution and the reasons therefor, (2) to the maximum extent practicable, make such distribution in the form of shares of Potlatch common stock and (3) be entitled to declare and pay such distribution.

•	the renaming of Potlatch to PotlatchDeltic Corporation effective upon the completion of the merger; and

•	the composition of the board of Potlatch following the completion of the merger, as described under “The Merger Agreement —Potlatch Board Following the Merger.”

If any special distribution (or portion thereof) has a record date prior to the effective time of the merger and is in the form of cash, then Deltic will be entitled to declare and pay a dividend to holders of shares of Deltic common stock in an amount per share of Deltic common stock equal to (1) the special distribution per share declared by Potlatch with respect to each share of Potlatch common stock multiplied by (2) 1.80.

Conditions to Completion of the Merger

The obligations of each of Potlatch and Deltic to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	the approval by Deltic stockholders of the merger proposal;

•	the approval by Potlatch stockholders of the share issuance proposal;

•	the termination or expiration of the waiting period under the HSR Act;

•	the approval for listing on Nasdaq, subject to official notice of issuance, of the shares of Potlatch common stock issuable to Deltic stockholders in the merger and upon the exercise or settlement, as applicable, of Deltic stock options, Deltic restricted stock awards and Deltic performance-based restricted stock awards;

•	the absence of any law or judgment, order or decree issued by any court or tribunal of competent jurisdiction that prevents, makes illegal or prohibits the closing of the merger;

•	the SEC having declared effective the registration statement of which this joint proxy statement/prospectus forms a part;

•	the representations and warranties of the other party relating to capital structure, authority, execution and delivery, enforceability and brokers’ fees and expenses being true and correct in all material respects as of the date of the closing of the merger (except to the extent expressly made as of an earlier date, in which case, as of such earlier date);

•	each other representation and warranty of the other party being true and correct as of the date of the closing of the merger (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually and in the aggregate, has not had and would not reasonably be expected to have a material adverse effect;

•	the other party having performed in all material respects all obligations required to be performed by it under the merger agreement;

•	the receipt of an officer’s certificate executed by an executive officer of the other party certifying that the three preceding conditions have been satisfied;

•	the absence of a material adverse effect on the other party since the date of the merger agreement;

•	the receipt by Potlatch of an opinion of Potlatch’s counsel (or such other nationally recognized tax counsel reasonably satisfactory to Potlatch, which shall include Davis Polk & Wardwell LLP and King & Spalding LLP) to the effect that commencing with Potlatch’s taxable year ended December 31, 2006, Potlatch has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual method of operation has enabled it, and its proposed method of operation will continue to enable it, to meet the requirements for qualification and taxation as a REIT under the Code;

•	the receipt of an opinion of that party’s counsel (or such other nationally recognized tax counsel reasonably satisfactory to such party, which shall include Davis Polk & Wardwell LLP and Skadden,

Arps, Slate, Meagher & Flom LLP) to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; and

•	the absence of any declared or paid special distribution by Potlatch in cash in an aggregate amount, together with any cash dividend or distribution Deltic is permitted to declare and pay as a result of such special distribution, the proximate result of which is a lower ratings event.

“Lower ratings event” means any indebtedness of Potlatch or Deltic is rated below its current rating by Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services as of the date of the merger agreement; provided that in the case of Deltic (1) its rating as of the date of the merger agreement will be deemed to be the rating it would have received if it had indebtedness on customary market terms as of the date of the merger agreement and such indebtedness had been rated as of the date of the merger agreement and (2) its rating as of any time after the date of the merger agreement will be deemed to be the rating it would have received as of the relevant time if such indebtedness had been rated as of such time.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the receipt of the requisite stockholder approvals, under the following circumstances:

•	by mutual written consent of Potlatch and Deltic;

•	by either Potlatch or Deltic:

•	if the merger is not completed by July 22, 2018 (referred to as the “end date”); provided that this right to terminate the merger agreement will not be available to a party if the failure of the merger to occur on or before the end date is the result of a breach of the merger agreement by such party or the failure of any representation or warranty of such party contained in the merger agreement to be true and correct;

•	if the condition that no applicable law and no judgment issued by any court or tribunal of competent jurisdiction be in effect that prevents, makes illegal or prohibits the completion of the merger is not satisfied and the legal restraint giving rise to such non-satisfaction will have become final and non-appealable; provided that the right to terminate the merger agreement pursuant to the preceding clause will not be available to any party if such failure to satisfy such condition is the result of the failure of such party to have complied with its obligations to take, or cause to be taken, certain actions, as described in the section entitled “—Efforts to Complete the Merger” beginning on page 137;

•	if Potlatch stockholders fail to approve the share issuance proposal at the Potlatch special meeting (unless the Potlatch special meeting has been adjourned in which case at the final adjournment thereof);

•	if Deltic stockholders fail to approve the merger proposal at the Deltic special meeting (unless the Deltic special meeting has been adjourned in which case at the final adjournment thereof);

•

if the other party breaches or fails to perform any of its obligations under the merger agreement, or if any of the representations or warranties of such party fails to be true and correct, which breach or failure (1) would give rise to the failure of the conditions that (a) the representations and warranties contained in the merger agreement be true and correct at and as of the closing date, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect (other than certain representations that must be true and correct in all material respects at and as of the closing date) or (b) such party will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date and (2) is not reasonably capable of being cured by such party by the end date or is not cured by such party within 45 days after receiving written notice, except that the right to so terminate the merger agreement will not be available to a party that is then in breach of any covenant or agreement, or representation or warranty in the merger agreement such that the conditions set forth in the seventh, eighth and ninth bullets in the section entitled “—Conditions to Completion of the Merger” would not then be satisfied by such party;

•	by Potlatch, if a Deltic adverse recommendation change will have occurred;

•	by Deltic, if a Potlatch adverse recommendation change will have occurred;

•	by Potlatch, prior to obtaining approval of the share issuance by its stockholders, in order to enter into a definitive agreement to effect a superior proposal, if Potlatch (1) has complied with its non-solicitation covenants described in the section entitled “—No Solicitation of Alternative Proposals”, (2) enters into such definitive agreement concurrently with such termination and (3) pays Deltic the termination fee described in the section entitled “—Expenses and Termination Fees”; or

•	by Deltic, prior to obtaining approval of the merger proposal by its stockholders, in order to enter into a definitive agreement to effect a superior proposal, if Deltic (1) has complied with its non-solicitation covenants described in the section entitled “—No Solicitation of Alternative Proposals”, (2) enters into such definitive agreement concurrently with such termination and (3) pays Potlatch the termination fee described in the section entitled “—Expenses and Termination Fees”.

If the merger agreement is validly terminated, the agreement will become void and have no effect, without any liability or obligation on the part of any party except in the case of any knowingly fraudulent misrepresentation or willful and material breach of a covenant or agreement contained in the merger agreement. The provisions of the merger agreement relating to fees and expenses, effects of termination, governing law, jurisdiction, waiver of jury trial and specific performance, as well as the confidentiality agreement entered into between Potlatch and Deltic, will continue in effect notwithstanding termination of the merger agreement.

Expenses and Termination Fees

Generally, each party shall pay all fees and expenses incurred by it in connection with the merger and the other transactions and agreements contemplated by the merger agreement. However, upon a termination of the merger agreement, a party may become obligated to pay to the other party a termination fee, in the following circumstances:

Deltic will be obligated to pay a termination fee of $33 million to Potlatch if:

•	Potlatch terminates the merger agreement because prior to obtaining the approval of the Deltic stockholders of the merger proposal, the Deltic board makes an adverse recommendation change (or either party terminates the merger agreement because the merger is not completed on or before the end date or the Deltic stockholder approval is not obtained at the Deltic special meeting, in each case at any time at or after which Potlatch would have been permitted to terminate the merger agreement as a result of the Deltic board having made an adverse recommendation change);

•	Potlatch terminates the merger agreement due to a material breach by Deltic of its non-solicitation covenants described in the section entitled “—No Solicitation of Alternative Proposals” (or either party terminates the merger agreement because the merger is not completed on or before the end date or the Deltic stockholder approval is not obtained at the Deltic special meeting, in each case at any time at or after which Potlatch would have been permitted to terminate the merger agreement as a result of a material breach of the actions described in this bullet);

•	each of the following three events occurs:

•	prior to the Deltic special meeting, a Deltic takeover proposal is made to Deltic or is made directly to the stockholders of Deltic generally or otherwise becomes publicly known or any person has publicly announced an intention to make a Deltic takeover proposal and such takeover proposal or intention is not withdrawn prior to the Deltic special meeting;

•	thereafter the merger agreement is terminated by either party because the merger is not completed on or before the end date (if the Deltic special meeting has not been held) or by either party because the Deltic stockholder approval is not obtained at the Deltic special meeting; and

•	within 12 months of such termination, Deltic enters into a definitive contract to complete a Deltic takeover proposal that is later completed or a Deltic takeover proposal is completed (provided that for the purposes of the foregoing, the references to 25% in the definition of “takeover proposal” will be deemed references to 50%); or

•	Deltic terminates the merger agreement prior to obtaining the approval of the Deltic stockholders of the merger proposal in order to enter into a definitive agreement to effect a superior proposal and has complied with its non-solicitation covenants described in the section entitled “—No Solicitation of Alternative Proposals”.

Potlatch will be obligated to pay a termination fee of $66 million to Deltic if:

•	Deltic terminates the merger agreement because prior to obtaining the approval of the Potlatch stockholders of the share issuance proposal, the Potlatch board makes an adverse recommendation change (or either party terminates the merger agreement because the merger is not completed on or before the end date or the Potlatch stockholder approval is not obtained at the Potlatch special meeting, in each case at any time at or after which Deltic would have been permitted to terminate the merger agreement as a result of the Potlatch board having made an adverse recommendation change);

•	Deltic terminates the merger agreement due to a material breach by Potlatch of its non-solicitation covenants described in the section entitled “—No Solicitation of Alternative Proposals” (or either party terminates the merger agreement because the merger is not completed on or before the end date or the Potlatch stockholder approval is not obtained at the Potlatch special meeting, in each case at any time at or after which Deltic would have been permitted to terminate the merger agreement as a result of a material breach of the actions described in this bullet);

•	each of the following three events occurs:

•	prior to the Potlatch special meeting, a Potlatch takeover proposal is made to Potlatch or is made directly to the stockholders of Potlatch generally or otherwise becomes publicly known or any person has publicly announced an intention to make a Potlatch takeover proposal and such takeover proposal or intention is not withdrawn prior to the Potlatch special meeting;

•	thereafter the merger agreement is terminated by either party because the merger is not completed on or before the end date (if the Potlatch special meeting has not been held) or by either party because the Potlatch stockholder approval is not obtained at the Potlatch special meeting; and

•	within 12 months of such termination, Potlatch enters into a definitive contract to complete a Potlatch takeover proposal that is later completed or a Potlatch takeover proposal is completed (provided that for the purposes of the foregoing, the references to 25% in the definition of “takeover proposal” will be deemed references to 50%); or

•	Potlatch terminates the merger agreement prior to obtaining the approval of the Potlatch stockholders of the share issuance in order to enter into a definitive agreement to effect a superior proposal and has complied with its non-solicitation covenants described in the section entitled “—No Solicitation of Alternative Proposals”.

In no event will either party be obligated to pay more than one termination fee pursuant to the merger agreement.

Amendments, Extensions and Waivers

Amendment. The merger agreement may be amended in writing by Potlatch and Deltic at any time before or after receipt of the stockholder approvals. However, after stockholder approval has been received, no amendment is permitted that would require further stockholder approval under applicable law without the further approval of such stockholders.

Extension; Waiver. At any time prior to the effective time of the merger, any party may, in writing, (i) extend the time for performance of any obligation or act of the other party, (ii) waive any inaccuracy in a representation or warranty of the other party, (iii) waive compliance by the other party with any of the covenants and agreements contained in the merger agreement or (iv) waive the satisfaction of any of the conditions contained in the merger agreement. No extension or waiver by either party shall require the approval of its stockholders unless such approval is required by law.

No Third Party Beneficiaries

The merger agreement is not intended to confer any rights or remedies upon any person other than the parties and (1) as described in the section entitled “—Indemnification and Insurance” beginning on page 138, the indemnified parties, (2) as described in the section entitled “—Merger Consideration” beginning on page 124, the Deltic stockholders, (3) as described in the section entitled “—Treatment of Deltic Equity Awards” beginning on page 124, the holders of Deltic equity awards, (4) as described in the section entitled “—Potlatch Board and Officers Following the Merger” beginning on page 125, the directors selected by Deltic to serve as members of the Potlatch board following the effective time.

Specific Enforcement

Potlatch and Deltic have acknowledged and agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy. Potlatch and Deltic agreed that they will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the performance of the terms and provisions of the merger agreement, without proof of actual damages. Potlatch and Deltic further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any breach.

Consent to Jurisdiction

Each of the parties (i) consents to submit itself to the personal jurisdiction of any Delaware state court or any federal court located in the State of Delaware in the event any dispute arises out of the merger agreement, the merger or any of the other transactions contemplated by the merger agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to the merger agreement, the merger or any of the other transactions contemplated by the merger agreement in any court other than any Delaware state court or any federal court sitting in the State of Delaware.

If you are a Potlatch Stockholder, the Potlatch Board

recommends that you vote “FOR” Potlatch Proposal 1.

If you are a Deltic Stockholder, the Deltic Board

recommends that you vote “FOR” Deltic Proposal 1.

POTLATCH PROPOSAL 2 AND DELTIC PROPOSAL 2: POSSIBLE ADJOURNMENT TO SOLICIT ADDITIONAL PROXIES, IF NECESSARY OR APPROPRIATE

The Potlatch special meeting or Deltic special meeting may be adjourned to another time and place to permit further solicitation of proxies, if necessary or appropriate, to obtain additional proxies if there are not sufficient votes to approve the share issuance proposal, in the case of the Potlatch special meeting, or the merger proposal, in the case of the Deltic special meeting. Neither the Potlatch board nor the Deltic board intends to propose adjournment of the applicable special meeting if there are sufficient votes to approve the share issuance proposal or the merger proposal, as the case may be.

Potlatch and Deltic are asking you to authorize the holder of any proxy solicited by such party’s board of directors to vote in favor of any adjournment of its special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance proposal, in the case of the Potlatch special meeting, or the merger proposal, in the case of the Deltic special meeting.

Approval of the Potlatch adjournment proposal requires the affirmative vote of the majority of the common stock present in person or represented by proxy (with abstentions having the same effect as negative votes and broker non-votes not counted in determining the number of votes necessary for approval). Approval of the Deltic adjournment proposal requires the affirmative vote of the majority of the common stock present in person or represented by proxy (with abstentions having the same effect as negative votes and broker non-votes not counted in determining the number of votes necessary for approval).

If you are a Potlatch stockholder and fail to vote, fail to instruct your broker or nominee to vote or mark your proxy or voting instructions to abstain, it will have no effect on the Potlatch adjournment proposal (assuming a quorum is present). If you are a Potlatch stockholder and you mark your proxy or voting instructions to abstain, it will have the same effect as a negative vote against the Potlatch adjournment proposal. If you are a Deltic stockholder and fail to vote or fail to instruct your broker or nominee to vote, it will have no effect on the Deltic adjournment proposal. If you are a Deltic stockholder and you mark your proxy or voting instructions to abstain, it will have the same effect as a negative vote against the Deltic adjournment proposal.

If you are a Potlatch Stockholder, the Potlatch Board

recommends that you vote “FOR” Potlatch Proposal 2.

If you are a Deltic Stockholder, the Deltic Board

recommends that you vote “FOR” Deltic Proposal 2.

DELTIC PROPOSAL 3: NON-BINDING ADVISORY VOTE ON COMPENSATION

Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Deltic is required to submit a proposal to its stockholders for a non-binding, advisory vote to approve certain compensation that may be paid or become payable to Deltic’s named executive officers in connection with the completion of the merger. This proposal, which we refer to as the “compensation proposal”, gives Deltic’s stockholders the opportunity to vote, on a non-binding, advisory basis, on the compensation that may be paid or become payable to Deltic’s named executive officers in connection with the merger. This compensation is summarized in the table in the section entitled “The Issuance of Potlatch Shares and the Adoption of the Merger Agreement—Financial Interests of Deltic Directors and Officers in the Merger—Golden Parachute Compensation” beginning on page 95, including the footnotes to the table.

The Deltic board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this joint proxy statement/prospectus.

The Deltic board unanimously recommends that Deltic’s stockholders approve the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of Deltic Timber Corporation in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the joint proxy statement/prospectus entitled “The Issuance of Potlatch Shares and the Adoption of the Merger Agreement—Financial Interests of Deltic Directors and Officers in the Merger—Golden Parachute Compensation” beginning on page 95, including the associated narrative discussion, and the agreements and plans pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on the compensation proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the compensation proposal, or vice versa. Because the vote on the compensation proposal is advisory only, it will not be binding on either Deltic or Potlatch. Accordingly, because Deltic is contractually obligated to make these payments, if the merger agreement is adopted and the merger is completed, these payments will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the compensation proposal.

Approval of the compensation proposal requires that votes cast “FOR” exceed the votes cast “AGAINST” the compensation proposal (with abstentions and broker non-votes not considered votes cast).

If you fail to vote or fail to instruct your broker or nominee to vote, it will have no effect on the compensation proposal, assuming a quorum is present. If you mark your proxy or voting instructions to abstain, it will have no effect on the Deltic compensation proposal.

The Deltic Board recommends that you vote “FOR” Deltic Proposal 3.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On October 22, 2017, Potlatch, Merger Sub and Deltic entered into the merger agreement pursuant to which Deltic will be merged with and into Merger Sub (referred to as the “merger”) and each outstanding share of Deltic common stock will be converted into the right to receive 1.80 shares of Potlatch common stock at the effective time of the merger. Potlatch will account for the merger as the acquirer in a business combination using the acquisition method in accordance with accounting principles generally accepted in the United States. Under the acquisition method, the assets acquired and liabilities assumed by Potlatch from Deltic will be recorded as of the date of the acquisition at their respective fair values.

The following unaudited pro forma condensed combined financial information is based on the historical consolidated financial information of Potlatch Corporation (referred to as “Potlatch”) and Deltic Timber Corporation (referred to as “Deltic”) and has been prepared to reflect the following:

(1)	The merger of Deltic into Merger Sub and changing the name of Potlatch to PotlatchDeltic Corporation (referred to as “PotlatchDeltic”);

(2)	The refinancing of Deltic’s long-term debt (referred to as the “Refinancing”); and

(3)	The purge of Deltic’s earnings and profits in connection with maintaining PotlatchDeltic’s status as a REIT (referred to as the “E&P Purge”).

The unaudited pro forma condensed combined balance sheet as of September 30, 2017 is presented as if the merger, Refinancing and E&P Purge were completed on that date. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2017, and the year ended December 31, 2016, assume that the merger, Refinancing and E&P Purge were completed on January 1, 2016. The historical consolidated financial information has been adjusted to give effect to estimated pro forma events that are (1) directly attributable to the merger, Refinancing and E&P Purge, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results of operations. The unaudited pro forma condensed combined financial information also reflects adjustments to certain financial statement line items included in Deltic’s historical presentation to align with the corresponding financial statement line items included in Potlatch’s historical presentation. These reclassifications had no impact on the historical operating earnings, net income, total assets, liabilities or stockholders’ equity reported by Potlatch or Deltic.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of Potlatch and with the historical consolidated financial statements and accompanying notes of Deltic.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only, contains a variety of adjustments, assumptions and estimates, is subject to numerous other uncertainties, and does not reflect what the combined company’s financial position or results of operations would have been had the merger, Refinancing and E&P Purge been completed as of the dates assumed for purposes of that pro forma financial information, nor does it reflect the financial position or results of operations of the combined company following the merger, Refinancing and E&P Purge.

The pro forma adjustments are based on the information available at the time of the preparation of this financial information. For purposes of the unaudited pro forma condensed combined financial information, the value of the equity consideration issued by Potlatch in exchange for 100% of Deltic’s equity has been preliminarily allocated to the Deltic assets acquired and liabilities assumed based on an initial estimate of fair values. Additional assumptions and estimates underlying the pro forma adjustments are described in these notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements. Since the unaudited pro forma condensed combined financial statements have been prepared based upon preliminary estimates and assumptions, the final amounts recorded at the date of the merger may differ materially from the information presented.

Additionally, the unaudited pro forma condensed combined financial information does not reflect the cost of any integration activities or benefits from synergies or different asset management strategies that may be derived from any integration activities, nor does it include any items not expected to have a continuing impact on the consolidated results of operations of PotlatchDeltic. Further, the unaudited pro forma condensed combined financial statements do not reflect the effect of any subsequent events that may impact the purchase accounting when the merger, Refinancing and E&P Purge are consummated.

PotlatchDeltic Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2017

(Dollars in millions)	Potlatch Corporation	Deltic Timber Corporation	Pro Forma Adjustments		Combined Company Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$116.8	$5.9	$—	A	$38.7
			(0.9)	G
			(33.1)	O
			(50.0)	P
Receivables, net	23.5	13.0	—	A	36.5
Inventories	39.3	11.0	0.9	B	51.2
Other assets	8.8	5.2	—	A	21.8
			7.8	O

Total current assets	188.4	35.1	(75.3)		148.2
Real estate held for development and sale	—	59.2	40.3	C	99.5
Property, plant and equipment, net	76.1	105.2	220.8	D	402.1
Timber and timberlands, net	657.5	356.0	704.0	E	1,717.5
Deferred tax assets, net	40.9		(40.9)	F	—
Other assets	8.1	2.7	—	A	10.8

Total assets	$971.0	$558.2	$848.9		$2,378.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$20.3	$—			$20.3
Accounts payable and accrued liabilities	60.8	19.8	—	A	80.6
Current portion of pension and other post- retirement employee benefits	5.8	0.7	—	A	6.5

Total current liabilities	86.9	20.5	—		107.4
Long-term debt	559.0	238.9	(0.9)	G	797.0
Pension and other postretirement employee benefits	118.5	39.5	—	A	158.0
Deferred tax liabilities, net	—	2.9	30.0	F	32.9
Other long-term obligations	15.4	1.0	—	A	16.4

Total liabilities	779.8	302.8	29.1		1,111.7
Commitments and contingencies
Stockholders’ equity	191.2	255.4	895.1	H	1,266.4
			(25.3)	O
			(50.0)	P

Total liabilities and stockholders’ equity	$971.0	$558.2	$848.9		$2,378.1

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

PotlatchDeltic Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2016

(Dollars in millions, excepts per share amounts)	Potlatch Corporation	Deltic Timber Corporation	Pro Forma Adjustments		Combined Company Pro Forma
Revenues	$599.1	$219.4	$—		$818.5

Costs and expenses:
Cost of goods sold	462.3	173.8	25.6	I	689.3
			27.6	J
			—	K
Selling, general and administrative expenses	52.7	24.0			76.7
Loss on sale of central Idaho timber and timberlands	48.5	—			48.5

	563.5	197.8	53.2		814.5

Operating income	35.6	21.6	(53.2)		4.0
Interest expense, net	(28.9)	(9.4)	(0.3)	L	(38.6)
Other income	—	0.3			0.3

Income (loss) before income taxes	6.7	12.5	(53.5)		(34.3)
Income tax (provision) benefit	4.2	(3.3)	10.8	J	11.9
			0.2	M

Net income (loss)	$10.9	$9.2	$(42.5)		$(22.4)

Net Income (loss) per share:
Basic	$0.27	$0.76			$(0.34)
Diluted	$0.27	$0.76			$(0.34)
Weighted-average shares outstanding (in millions):
Basic	40.8	12.0		N	66.6
Diluted	41.0	12.1		N	66.6

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

PotlatchDeltic Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the nine months ended September 30, 2017

(Dollars in millions, excepts per share amounts)	Potlatch Corporation	Deltic Timber Corporation	Pro Forma Adjustments		Combined Company Pro Forma
Revenues	$503.4	$170.2	$—		$673.6

Costs and expenses:
Cost of goods sold	349.3	138.1	20.3	I	528.4
			20.7	J
			—	K
Selling, general and administrative expenses	41.8	15.6			57.4
Environmental charges for Avery Landing	5.0	—			5.0
Gain on lumber price swap	(1.2)	—			(1.2)

	394.9	153.7	41.0		589.6

Operating income	108.5	16.5	(41.0)		84.0
Interest expense, net	(19.7)	(5.8)	(0.2)	L	(25.7)
Other income	—	0.3			0.3

Income (loss) before income taxes	88.8	11.0	(41.2)		58.6
Income tax (provision) benefit	(13.9)	(4.7)	8.1	J	(7.2)
			3.3	M

Net income (loss)	$74.9	$6.3	$(29.8)		$51.4

Net Income (loss) per share:
Basic	$1.83	$0.52			$0.77
Diluted	$1.82	$0.52			$0.77
Weighted-average shares outstanding (in millions):
Basic	40.8	12.1		N	66.6
Diluted	41.2	12.2		N	67.0

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1: MERGER SUMMARY

The following unaudited pro forma condensed combined financial information is based on the historical consolidated financial information of Potlatch Corporation (referred to as “Potlatch”) and Deltic Timber Corporation (referred to as “Deltic”) and reflects the following:

(1)	The merger of Deltic into Merger Sub (referred to as the “merger”) and changing the name of Potlatch to PotlatchDeltic Corporation (referred to as “PotlatchDeltic”) pursuant to which each outstanding share of Deltic common stock will be converted into the right to receive 1.80 shares of Potlatch common stock at the effective time of the merger.

(2)	The refinancing of Deltic’s long-term debt (referred to as the “Refinancing”). Deltic’s borrowing agreements preclude the assumption of borrowings in a merger without amending the respective agreements. Therefore, on the closing date of the merger, Potlatch will repay Deltic’s outstanding debt using Potlatch’s Revolving Line of Credit, followed by a subsequent refinancing that extends the maturity. The estimated increase in interest expense is inconsequential.

(3)	The purge of Deltic’s earnings and profits in connection with maintaining PotlatchDeltic’s status as a REIT (referred to as the “E&P Purge”) as of the closing date of the merger. Deltic’s accumulated earnings and profits, which are estimated to be $250 million, will be distributed to stockholders of the combined company through a dividend consisting of 80% stock and 20% cash by the end of 2018.

NOTE 2: UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

Calculation of Preliminary Estimated Purchase Consideration

The preliminary estimated purchase price reflects the market value of Potlatch’s common shares to be issued in connection with the merger. For pro forma purposes, the fair value of the consideration given and thus the estimated purchase price was determined primarily based on the $51.90 per share closing price of Potlatch common shares on November 7, 2017. Additionally, the preliminary estimated purchase price includes additional consideration related to converted Deltic stock options, restricted stock units, (referred to as “RSUs”) and performance units. The final purchase consideration could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial information due to movements in the market price of Potlatch common shares as of the closing date of the merger.

The following table summarizes the estimated purchase price for accounting purposes (in millions, except share and per share amounts):

Number of shares of Deltic common stock outstanding (1)	12,189,657
Exchange ratio (2)	1.80

Potlatch shares issued	21,941,383

Number of shares of equity-based compensation (4)	125,613
Exchange ratio (2)	1.80

Potlatch shares issued	226,103

Total Potlatch shares issued	22,167,486
Price per Potlatch common share (3)	$51.90

Aggregate value of Potlatch common shares issued	$1,150.5

(1)	Number of shares of Deltic common stock issued and outstanding as of November 7, 2017.
(2)	Exchange ratio per the merger agreement.

(3)	Closing price of Potlatch common shares on November 7, 2017.
(4)	Number of shares and fair value of Deltic stock options and performance awards for pre-combination services rendered and accelerated vesting associated with the merger have been added to the calculation of estimated purchase price.

The estimated purchase price reflected in this unaudited pro forma condensed combined financial information does not purport to represent the actual purchase price at the time the merger is completed. In accordance with ASC 805, Business Combinations, the fair value of equity securities issued as part of the merger consideration transferred will be measured on the date the merger is completed at the then-current market price. This requirement will likely result in a purchase price that is different than the purchase price computed above, and the difference may be material. For example, a one-dollar movement in the price of Potlatch common stock would result in an increase or decrease in merger consideration of approximately $22.2 million or 2%. An increase in the purchase price may create goodwill, and any decrease will likely reduce the preliminary estimated fair values of acquired assets, such as real estate held for development and sale, property, plant and equipment and timber and timberlands.

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Deltic are recorded at the acquisition date fair values and added to those of Potlatch. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of September 30, 2017 and have been prepared to illustrate the estimated effect of the merger.

For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, we have applied the accounting guidance for fair value measurements in Accounting Standards Codification Topic 820, Fair Value Measurement. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date, which, in this case, will be the date of the merger. This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result, the unaudited pro forma condensed combined balance sheet may state assets at fair value measures that do not reflect PotlatchDeltic’s intended use of those assets. Many fair value measurements can be highly subjective and it is also possible that others applying reasonable judgment to the same facts and circumstances could develop and support a range of alternative estimated amounts.

The determination of the purchase price allocation upon the closing of the merger will be based on the fair value of Deltic’s net assets acquired as of that date and will depend on a number of factors, which cannot be predicted with any certainty at this time. The purchase price allocation and underlying valuations may change materially based on the receipt of more detailed information; therefore, the actual allocations will differ from the pro forma adjustments presented. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

Pro forma Condensed Consolidated Balance Sheet Adjustments

A.	The carrying value approximates fair value based on Deltic’s SEC filings and our preliminary assessment; amounts may be adjusted as additional analysis is performed. Pension and other post-retirement employee benefits will be remeasured at the acquisition date.

B.

Inventories—Supplies are accounted for at the lower of average cost or market, which approximates fair value; raw materials, including logs and fiber were valued using estimated local market pricing, resulting in an adjustment of $0.3 million; finished goods were valued using same or comparable products as published by Random Lengths at September 30, 2017, less a margin for selling costs, resulting in an adjustment of $0.6 million; amounts may be adjusted as additional analysis is performed.

C.	Real estate held for development and sale—This adjustment reflects an estimated increase of $40.3 million to record Deltic’s real estate held for development and sale to fair value using the income approach. Final amounts may significantly differ as additional analysis is performed.

D.	Property, plant and equipment, net—This adjustment reflects an estimated increase of $220.8 million to record Deltic’s property, plant and equipment at fair value using the income and market approaches. Final amounts may significantly differ as additional analysis is performed.

E.	Timber and timberlands, net—This adjustment reflects an estimated increase of $704.0 million to record Deltic’s timber and timberlands to fair value using the income and market approaches. Final amounts may significantly differ as additional analysis is performed.

F.	Deferred tax assets and liabilities, net—Deltic’s manufacturing operations and real estate business are expected to be held in a taxable REIT subsidiary (referred to as “TRS”) and be subject to federal and state corporate income taxes. As a result, the adjustment of TRS assets to fair value will result in the recognition of noncurrent deferred income tax liabilities. We have estimated the tax effect using a rate of 39%, including state and local income taxes. Deltic’s timber and timberlands will be held in the REIT, which is generally not subject to income tax. Therefore, the historical deferred tax liability associated with Deltic’s timber and timberlands is eliminated. Final amounts may significantly differ as additional analysis is performed.

Deferred tax adjustments:
Real estate held for development and sale (C)	$15.7
Property, plant and equipment (D)	86.1
Timber and timberlands, net	(30.9)

Total deferred tax adjustments	70.9
Potlatch deferred tax assets, net	(40.9)
Deltic deferred tax liability, net	2.9

Pro forma deferred tax liability, net	$32.9

G.	Long-term debt—The fair value of Deltic’s long-term debt at September 30, 2017 was $241.6 million. Deltic’s borrowing agreements preclude the assumption of borrowings in a merger without amending the respective agreements. Therefore, on the closing date of the merger, Potlatch intends to repay Deltic’s outstanding debt using Potlatch’s Revolving Line of Credit, followed by a subsequent refinancing that extends to maturity. The estimated increase in interest expense between the estimated fair value of debt and the refinancing is immaterial due to the insignificant differences in interest rates. Therefore, for pro forma purposes, we estimate an origination fee of $0.9 million for the refinancing of the borrowings, which will be paid from cash on hand. Due to the preliminary nature of these estimates, actual results could differ significantly from such estimates.

H.	Stockholders’ equity—This adjustment reflects the issuance of common stock by Potlatch as a result of the merger and the elimination of Deltic’s equity balances. The adjustment assumes that Potlatch issued 22.2 million shares of $1.00 par value common stock at $51.90 per share with a value of $1,150.5 million.

NOTE 3: NET ASSETS ACQUIRED

The following table presents a preliminary allocation of the purchase price to the fair value of Deltic’s net assets as of September 30, 2017:

Cash and cash equivalents	$5.9
Receivables, net	13.0
Inventories	11.9
Other current assets	5.2
Real estate held for development and sale	99.5
Property, plant, and equipment	326.0
Timber and timberlands	1,060.0
Other noncurrent assets	2.7

Total assets acquired	$1,524.2

Accounts payable and accrued liabilities	$19.8
Current portion of pension and other postretirement employee benefits	0.7
Long-term debt	238.9
Pension and other postretirement employee benefits	39.5
Deferred tax liability, net	73.8
Other noncurrent liabilities	1.0

Total liabilities assumed	$373.7

Net assets acquired	$1,150.5

NOTE 4: UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

The following notes describe the adjustments presented on the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 and the nine months ended September 30, 2017.

There were no material purchases or sales between Potlatch and Deltic during 2016 or 2017. In addition, Deltic’s accounting practices were similar to those of Potlatch.

I.	Cost of Goods Sold—The adjustments of $25.6 million for the year ended December 31, 2016 and $20.3 million for the nine months ended September 30, 2017 reflect higher combined depletion expense as a result of the fair value adjustment recorded to timber. Potlatch calculates Arkansas timber depletion in a Southern depletion pool. Deltic’s timber and timberlands will be included in Potlatch’s Southern depletion pool, resulting in an increase to Potlatch’s Southern depletion rates and Deltic’s depletion rates. The adjusted depletion rate was applied to historical units of production for the year ended December 31, 2016 and the nine months ended September 30, 2017 to estimate pro forma depletion expense.

J.	Cost of Goods Sold and Income Tax Expense—This adjustment reflects $27.6 million and $20.7 million of additional depreciation expense for the year ended December 31, 2016 and for the nine months ended September 30, 2017, respectively, resulting from the increase of Deltic’s property and equipment to fair value as of the assumed date of the merger. These pro forma adjustments assume a remaining weighted average useful life of eight years for these assets. Also, these pro forma adjustments assume that depreciation costs related to these manufacturing assets are attributable to a TRS and, therefore, would result in pro forma income tax benefits of $10.8 million and $8.1 million, respectively. We have estimated the tax effect using the U.S. federal statutory rate of 39%, including state and local income taxes.

K.	Cost of Goods Sold—There are no pro forma adjustments related to Deltic’s historical real estate sales to third parties that occurred during the year ended December 31, 2016 or the nine months ended September 30, 2017 because the acres sold were not acquired by Potlatch via the merger and therefore were not remeasured to estimated fair value in the purchase price allocation. However, the operating margin from future real estate sales associated with real estate held for development and sales acquired from Deltic is expected to be substantially lower as a result of allocating a significant portion of the purchase price to real estate held for development and sale. For the year ended December 31, 2016, the operating income of Deltic included revenue of $24.8 million and related costs of sales of $17.4 million from the sale of 130 residential lots, 34 commercial acres and one home. Additionally, for the nine months ended September 30, 2017, the operating income of Deltic included revenue of $17.4 million and related costs of sales of $9.7 million from the sale of 77 residential lots and 8 commercial acres.

L.	Interest Expense, Net of Capitalized Interest—An adjustment to reflect the estimated incremental increase in interest expense and the amortization of debt origination fees of $0.3 million and $0.2 million for the year ended December 31, 2016 and the nine months ended September 30, 2017, respectively, associated with the Refinancing. Should the interest rate increase or decrease 1/8%, the impact on net income (loss) would be $0.3 million for the year ended December 31, 2016 and $0.2 million for the nine months ended September 30, 2017.

M.	Upon the closing of the merger, PotlatchDeltic is expected to be treated as a REIT. This adjustment reflects a reduction of $0.2 million and $3.3 million in income tax provision for the estimated effects as if Deltic was a REIT as of January 1, 2016. On a pro forma basis, no material amounts of distributions would have been distributed as a result of the conversion of Deltic to a REIT because PotlatchDeltic’s REIT income consists primarily of net capital gains resulting from payments received under timber cutting contracts with the TRS and third parties. If, after giving effect to our dividends, we have not distributed an amount equal to 100% of our REIT taxable income, we would be required to pay tax on the undistributed portion of such taxable income at regular corporate tax rates and our stockholders would be required to include their proportionate share of any undisturbed capital gain in income and would receive a credit or refund for their share of the tax paid by us. We estimate no additional distributions would have been required for the year ended December 31, 2016 and the nine months ended September 30, 2017.

N.	Basic and Diluted Weighted Average Number of Common Shares Outstanding—Pro forma condensed combined basic and diluted earnings per common share are based on the historical Potlatch weighted average shares outstanding, adjusted to assume the issuance of Potlatch common stock in exchange for the outstanding shares of Deltic common stock and equity based compensation at a ratio of 1.80:1 in the merger (using November 7, 2017 shares outstanding) and the E&P Purge.

(shares in millions)	For the year ended December 31, 2016	For the nine months ended September 30, 2017
Potlatch basic weighted average shares	40.8	40.8
Potlatch shares issued in the Merger Transaction	21.9	21.9
Potlatch shares issued in the E&P Purge (Note 6)	3.9	3.9

Basic pro forma combined weighted-average shares	66.6	66.6
Dilutive impact of Potlatch RSUs and performance shares (for 2016, 0.2 shares were anti-dilutive due to the net loss)	—	0.4
Dilutive impact of Deltic options (for 2016, 0.06 shares were anti-dilutive due to the net loss; for 2017, dilutive shares were less than 0.1)	—	—

Diluted pro forma combined weighted-average shares	66.6	67.0

NOTE 5: MERGER COSTS

For pro forma purposes we have estimated that the combined company will incur approximately $33.1 million of non-recurring expenses directly attributable to the merger, including investment banking fees, legal fees, accounting and appraisal fees, the estimated costs related to terminating redundant executive officers and other costs related to filing this joint proxy statement/prospectus for the merger. These amounts are excluded from the unaudited pro forma condensed combined statements of operations because they are charges directly attributable to the merger, factually supportable, and will not have a continuing impact on PotlatchDeltic’s operations; however, these amounts are reflected in the unaudited pro forma condensed combined balance sheet.

O.	This adjustment reflects the impact to the September 30, 2017 unaudited pro forma condensed combined balance sheet of estimated non-recurring transaction and other costs directly attributable to the merger. These amounts are reflected as a reduction to cash and cash equivalents ($33.1 million), an increase to taxes receivable ($7.8 million), and a net reduction to shareholders’ equity ($25.3 million). The following table details the adjustments to the pro forma balance sheet for these non-recurring costs (in millions):

	Purchase- price allocation	Post- combination charges	Total
Transaction costs paid by cash (1)(2)	$17.2	$10.0	$27.2
Cash related to termination of duplicate executive officers (3)(4)		5.9	5.9

Total cash payments	$17.2	$15.9	$33.1

Income tax benefit (5)			$7.8

Pro forma shareholders’ equity adjustment			$25.3

(1)	$17.2 million represents transaction-related costs, primarily investment banking fees, incurred or expected to be incurred by Deltic in connection with the merger. This adjustment is reflected as a reduction in cash and cash equivalents acquired by Potlatch from Deltic via acquisition accounting.
(2)	Potlatch expects to incur transaction related costs of approximately $10 million. These costs include investment banking fees, legal fees, accounting and appraisal fees, and other costs related to filing the joint proxy/prospectus for the merger. Potlatch expects that $3 million of transaction related costs will be reported in earnings for the year ended December 31, 2017 and $7 million will be reported in earnings for the year ended December 31, 2018.
(3)	The full PotlatchDeltic Senior Management Team has not yet been determined. These estimated costs only include qualifying terminations related to duplicate executive officers directly attributable to the consummation of the merger. These costs include $1.85 million of installment payments to Mr. Enlow under his two year Consultant Agreement, as described under “Financial Interests of Deltic Directors and Officers in the Merger—Agreements with Potlatch.”
(4)	Potlatch has not yet made a determination regarding the continued employment of other non-executive employees; therefore, these adjustments do not reflect costs arising from potential qualifying terminations of non-executive employees as they are not directly attributable to the merger.
(5)	This pro forma adjustment assumes that Deltic’s transaction costs related to the merger will be deductible by Deltic, resulting in a tax receivable of approximately $6.7 million. Approximately 50% of severance charges and other separation benefits are expected to be deductible by PotlatchDeltic’s TRS, resulting in a tax receivable of approximately $1.1 million. We have estimated the tax effect using a rate of 39%, including state and local income taxes.

NOTE 6: E&P PURGE

P.	In connection with maintaining PotlatchDeltic’s status as a REIT, Deltic’s accumulated earnings and profits, which are estimated to be $250 million, will be distributed to stockholders of the combined company through a dividend consisting of 80% stock and 20% cash by the end of 2018. The amount of Deltic’s accumulated earnings and profits may be adjusted as additional analysis is performed.

Cash distribution	$50.0
Pro rata stock dividend	200.0

Deltic accumulated earnings and profits	$250.0

Number of shares (1)	3,853,565

(1)	Calculated based on the closing price of Potlatch common shares of $51.90 on November 7, 2017.

COMPARATIVE STOCK PRICES AND DIVIDENDS

Shares of Potlatch common stock are traded on Nasdaq under the symbol “PCH” and shares of Deltic common stock are traded under NYSE under the symbol “DEL”. The following table presents trading information for Potlatch common stock and Deltic common stock on October 20, 2017, the last trading day before the announcement of the merger, and [                    , 2017], the latest practicable trading day before the date of this joint proxy statement/prospectus.

	PCH Common Stock									DEL Common Stock
Date	High			Low			Close			High			Low			Close
October 20, 2017		$53.80			$52.85			$53.00			$89.45			$88.43			$89.12
[ , 2017]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]

For illustrative purposes, the following table provides Deltic equivalent per share information on each of the specified dates. Deltic equivalent per share amounts are calculated by multiplying Potlatch per share amounts by the exchange ratio of 1.80.

	PCH Common Stock									DEL Equivalent Per Share Data
Date	High			Low			Close			High			Low			Close
October 20, 2017		$53.80			$52.85			$53.00			$96.84			$95.13			$95.40
[ , 2017]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]

The market value of the shares of Potlatch common stock to be issued in exchange of shares of Deltic common stock upon the completion of the merger will not be known at the time of the Potlatch and Deltic special meetings. The above tables show only historical comparisons. Because the market prices of Potlatch and Deltic will likely fluctuate prior to the merger, these comparisons may not provide meaningful information to Potlatch stockholders in determining whether to approve the issuance of shares of Potlatch common stock to Deltic stockholders in connection with the merger or to Deltic stockholders in determining whether to adopt the merger agreement. Potlatch stockholders and Deltic stockholders are encouraged to obtain current market quotations for shares of Potlatch common stock and Deltic common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 185.

Market Prices and Dividend Data

The following tables set forth the high and low closing prices of Potlatch’s and Deltic’s common stock as reported in the consolidated transaction reporting system, and the quarterly cash dividends declared per share, for the calendar quarters indicated.

Potlatch

	High			Low			Dividend
2015
First Quarter		$43.55			$37.95			$0.375
Second Quarter		$40.11			$35.00			$0.375
Third Quarter		$36.34			$28.40			$0.375
Fourth Quarter		$34.24			$28.00			$0.375
2016
First Quarter		$32.00			$24.01			$0.375
Second Quarter		$35.94			$31.06			$0.375
Third Quarter		$39.91			$33.01			$0.375
Fourth Quarter		$44.00			$36.35			$0.375
2017
First Quarter		$46.00			$39.05			$0.375
Second Quarter		$48.85			$43.15			$0.375
Third Quarter		$51.40			$43.85			$0.375
Fourth Quarter (through [ ], 2017)	$	[	]	$	[	]	$	[	]

Deltic

	High			Low			Dividend
2015
First Quarter		$69.24			$60.45			$0.10
Second Quarter		$70.29			$61.00			$0.10
Third Quarter		$69.92			$58.58			$0.10
Fourth Quarter		$67.56			$57.56			$0.10
2016
First Quarter		$61.83			$50.84			$0.10
Second Quarter		$67.40			$57.99			$0.10
Third Quarter		$72.74			$64.44			$0.10
Fourth Quarter		$80.06			$53.21			$0.10
2017
First Quarter		$85.49			$72.92			$0.10
Second Quarter		$81.00			$67.24			$0.10
Third Quarter		$89.71			$65.65			$0.10
Fourth Quarter (through [ ], 2017)	$	[	]	$	[	]	$	[	]

DESCRIPTION OF POTLATCH CAPITAL STOCK

Potlatch’s authorized capital stock consists of 100,000,000 shares of common stock having a par value of $1 per share, and 4,000,000 shares of preferred stock without par value. As of December [●], 2017, there were [●] shares of Potlatch common stock outstanding and no shares of Potlatch preferred stock outstanding. As of December [●], 2017, there were outstanding performance share units issuable into a maximum [●] shares of common stock and restricted stock units issuable into a maximum [●] shares of common stock.

The following description of the terms of the common stock and preferred stock of Potlatch is not complete and is qualified in its entirety by reference to the Potlatch second restated certificate of incorporation, referred to as “certificate of incorporation,” and the Potlatch bylaws which have been filed and incorporated by reference as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part. To find out where copies of these documents can be obtained, please see the section entitled “Where You Can Find More Information” beginning on page 185.

Restrictions on Ownership and Transfer of Capital Stock

Potlatch elected to be taxed as a REIT commencing with its taxable year ending December 31, 2006. To continue to qualify for taxation as a REIT, Potlatch must comply with certain provisions of the Code. In general, to qualify for taxation as a REIT no more than 50% in value of Potlatch’s capital stock may be owned by five or fewer “individuals” (as defined in the Code) at any time during the last half of a taxable year, and shares of Potlatch common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

The Potlatch certificate of incorporation contains restrictions on the ownership and transfer of its common stock and preferred shares intended to assist Potlatch in maintaining its status as a REIT for federal income tax purposes. The Potlatch certificate of incorporation provides that, among other things and subject to certain exceptions, no person may own, or be deemed to own by virtue of the attribution provisions of the Code, 9.8% or more, in aggregate number of shares or value, of the outstanding shares of any class or series of Potlatch capital stock. The Potlatch certificate of incorporation also includes other restrictions on ownership and transfer. In the event any transfer of shares of stock or other event would result in a person (referred to as the “Intended Transferee”) beneficially or constructively owning shares in excess of the ownership limit that would result in Potlatch’s disqualification as a REIT, that number of shares that would cause a violation of the applicable limit (referred to as the “excess shares”) will be automatically transferred to a trust for the benefit of a charitable organization selected by the Potlatch board. If a transfer to a trust would not avoid a violation of the ownership limitation provisions for some reason, such transfer of the excess shares to the Intended Transferee will be null and void and of no force or effect.

Anti-Takeover Provisions

The provisions of Delaware law, the Potlatch certificate of incorporation and the Potlatch bylaws could discourage or make it more difficult to accomplish a proxy contest or other change in Potlatch’s management or the acquisition of control by a holder of a substantial amount of Potlatch’s voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in Potlatch’s best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of Potlatch’s board and in the policies formulated by the board and to discourage certain types of transactions that may involve an actual or threatened change of Potlatch’s control. These provisions are designed to reduce Potlatch’s vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in Potlatch’s management.

The provisions in our certificate of incorporation and bylaws include, among other things, the following:

•	classified board with three-year staggered terms;

•	the ability of the Potlatch board to issue shares of preferred stock and to determine the price and other terms, including preferences and voting rights, of those shares without stockholder approval;

•	stockholder action can only be taken at a special or regular meeting and not by written consent and stockholders cannot call a special meeting except upon the written request of stockholders entitled to cast not less than a majority of all of the votes entitled to be cast at the meeting;

•	advance notice procedures for nominating candidates to the Potlatch board or presenting matters at stockholder meetings;

•	removal of directors only for cause;

•	allowing only the Potlatch board to fill vacancies on the Potlatch board;

•	in order to facilitate the preservation of Potlatch’s status as a REIT under the Code, a prohibition on any single stockholder, or any group of affiliated stockholders, from beneficially owning more than 9.8% of our outstanding common or preferred stock, unless the Potlatch board waives or modifies this ownership limitation;

•	unless approved by the vote of at least 80% of Potlatch’s outstanding shares, Potlatch may not engage in business combinations, including mergers, dispositions of assets, certain issuances of shares of stock and other specified transactions, with a person owning or controlling, directly or indirectly, 5% or more of the voting power of our outstanding common stock; and

•	supermajority voting requirements to amend the Potlatch bylaws and certain provisions of the Potlatch certificate of incorporation.

Potlatch is subject to the anti-takeover provisions of Section 203 of the DGCL. Section 203 prohibits certain publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years prior did own 15% or more of the corporation’s voting stock.

Common Stock

Shares of Potlatch common stock will be, when issued against full payment of the purchase price therefor, fully paid and nonassessable. Shares of Potlatch common stock do not carry any preemptive rights enabling a holder to subscribe for or receive any additional securities that Potlatch may issue from time to time. No conversion rights, redemption rights or sinking fund provisions are applicable to shares of Potlatch common stock. The rights of holders of Potlatch common stock will be subject to the rights of holders of any Potlatch preferred stock that may be issued and outstanding from time to time. The Potlatch board can authorize the issuance of shares of preferred stock without stockholder approval. Such issued shares could have voting, conversion and other rights that could adversely affect the rights of holders of Potlatch common stock. The Potlatch board also could authorize the issuance of additional shares of Potlatch common stock from time to time without stockholder approval.

Potlatch’s common stock is listed on the Nasdaq under the symbol “PCH”.

Dividends. The holders of Potlatch common stock are entitled to receive such dividends as may be declared by the board out of funds legally available for distribution. These dividends may be paid only out of funds remaining after full any cumulative dividends upon all outstanding shares of preferred stock have been paid or set apart for payment for all past dividend periods and the then current dividend period.

Liquidation Rights. Upon any voluntary or involuntary liquidation of Potlatch, its assets must be used in the following order of priority:

•	payment of or provision for all of Potlatch debts and liabilities;

•	payment of all sums to which the shares of Potlatch preferred stock may be entitled; and

•	distribution ratably to holders of Potlatch common stock the remaining assets of Potlatch.

Voting Rights. The holders of Potlatch common stock currently possess exclusive voting rights on all matters submitted to Potlatch stockholders. In the event any shares of preferred stock are issued, holders of such preferred stock will have such voting rights, if any, as shall be provided for in the resolution or resolutions of the Potlatch board establishing such preferred stock. Each holder of Potlatch common stock is entitled to one vote per share with respect to all matters. There is no cumulative voting in the election of directors, which means that the holders of a majority of the shares entitled to vote for the election of Potlatch’s directors can elect all of the Potlatch directors then standing for election. The Potlatch certificate of incorporation provides that the Potlatch board must consist of not fewer than seven nor more than 15 directors. The exact number of directors is fixed from time to time by resolution adopted by the Potlatch board.

Preferred Stock

The Potlatch certificate of incorporation authorizes the issuance of 4,000,000 shares of preferred stock without par value. As of December [●], 2017, there were no shares of preferred stock issued and outstanding. In the event any shares of preferred stock are issued, holders of such preferred stock will such rights, if any, as shall be provided for in the resolution or resolutions of the Potlatch board establishing such preferred stock.

COMPARISON OF RIGHTS OF POTLATCH STOCKHOLDERS AND DELTIC STOCKHOLDERS

Each of Potlatch and Deltic is a Delaware corporation subject to the provisions of the DGCL. Deltic stockholders, whose rights are currently governed by Deltic’s amended and restated certificate of incorporation (referred to as the “Deltic certificate of incorporation”), Deltic’s amended and restated bylaws, as amended (referred to as the “Deltic bylaws”) and the DGCL, will, with respect to the Potlatch shares of common stock received in connection with the merger consideration, become stockholders of Potlatch and their rights will be governed by the Potlatch certificate of incorporation, the Potlatch bylaws and the DGCL.

The following description summarizes the material differences between the rights associated with shares of Potlatch common stock and shares of Deltic common stock, but does not purport to be a complete statement of all of those differences or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other differences do not exist. The following description is qualified in its entirety by, and Deltic stockholders should read carefully the relevant provisions of, the Potlatch certificate of incorporation, the Potlatch bylaws, the Deltic certificate of incorporation and the Deltic bylaws. The Deltic certificate of incorporation has been publicly filed with the SEC as an exhibit to Deltic’s Annual Report on Form 10-K/A filed on April 4, 1997, and the Deltic bylaws have been publicly filed with the SEC as an exhibit to Deltic’s Annual Report on Form 10-K filed on March 4, 2016 and Deltic’s Current Report on Form 8-K filed on October 23, 2017. The Potlatch certificate of incorporation and the Potlatch bylaws are included as exhibits to this Registration Statement. See the section entitled “Description of Potlatch Capital Stock” beginning on page 162.

Authorized Capital Stock

Potlatch

The authorized capital stock of Potlatch consists of 100,000,000 shares of common stock, having a par value of $1 per share and 4,000,000 shares of preferred stock, with no par value.

Deltic

The authorized capital stock of Deltic consists of 50,000,000 shares of common stock having a par value of $0.01 per share and 20,000,000 shares of preferred stock having a par value of $0.01per share.

Rights Associated with Common Stock of Potlatch and Deltic

The following table sets forth the material differences between the rights associated with the shares of Potlatch common stock and shares of Deltic common stock with respect to the shares of Potlatch common stock received in connection with the merger consideration.

STOCKHOLDER RIGHT	POTLATCH	DELTIC
Voting Rights	Each outstanding share of Potlatch common stock entitles its holder to one vote on all matters submitted to a vote of Potlatch stockholders, including the election of directors. There are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes cast present in person or	Each outstanding share of Deltic common stock entitles its holder to one vote on all matters submitted to a vote of Deltic stockholders, including the election of directors. There are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the total number of votes of the capital

STOCKHOLDER RIGHT	POTLATCH	DELTIC
	represented by proxy and entitled to vote. Directors are elected in an uncontested election by the vote of the majority of the votes cast with respect to that director’s election. In a contested election, directors are elected if they receive a plurality of the votes cast.	stock present, in person or by proxy, at a meeting of stockholders and entitled to vote on the subject matter. Directors are elected by the affirmative vote of a plurality of the votes cast by the shares entitled to vote in the election of directors at any meeting of stockholders.

Dividends and Share Repurchases

The DGCL provides that, subject to any restrictions in a corporation’s certificate of incorporation, dividends may be declared from the corporation’s surplus, or if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Dividends may not be declared out of net profits, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Furthermore, the DGCL generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation.

The Potlatch certificate of incorporation provides that dividends may be declared and paid on Potlatch common stock to the extent permitted by law, and as when determined by the Potlatch board and subject to any preferential dividend rights of any then outstanding shares of preferred stock. The Potlatch bylaws provide that such

The DGCL provides that, subject to any restrictions in a corporation’s certificate of incorporation, dividends may be declared from the corporation’s surplus, or if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Dividends may not be declared out of net profits, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Furthermore, the DGCL generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation.

The Deltic bylaws provide that dividends may be declared and paid on Deltic common stock to the extent permitted by law and the Deltic certificate of incorporation, and as when determined by the Deltic board, and may be paid in cash, in property, or in shares of Deltic capital stock.

STOCKHOLDER RIGHT	POTLATCH	DELTIC

dividends may be declared at any regular or special meeting, and may be paid in cash, in property, or in shares of Potlatch capital stock, subject to the provisions of the Potlatch certificate of incorporation. The Potlatch certificate of incorporation provides that the board is authorized, from time to time, to make any series of stock subject to redemption by resolution of the board.

As a REIT, in no event will Potlatch’s annual dividend be less than ninety percent (90%) of its REIT taxable income on an annual basis, determined without regard to the dividends paid deduction and excluding any net capital gains. U.S. federal income tax law generally requires that a REIT distribute annually at least ninety percent (90%) of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay regular corporate rates to the extent that it annually distributes less than one hundred percent (100%) of its taxable income.

Number and Classification of Board of Directors	The Potlatch certificate of incorporation provides that the Potlatch board shall consist of not less than seven (7) nor more than fifteen (15) directors, the exact number of which shall be determined from time to time by resolution adopted by the affirmative vote of a majority the Potlatch board. Other than those directors elected by holders of preferred stock, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire	The Deltic certificate of incorporation and the Deltic bylaws provide that the Deltic board shall consist of not less than six (6) nor more than twelve (12) directors, the exact number of which shall be determined from time to time solely by resolution adopted by the affirmative vote of a majority the Deltic board. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Deltic board. Each director shall serve for a term

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Potlatch board. Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected. Additional directorships resulting from an increase in the number of directors shall be apportioned among the three classes as equally as possible. No decrease in the number of directors constituting the Potlatch board shall shorten the term of any incumbent director.

The Potlatch board currently consists of eight (8) members.

ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected. In the event of any change in the number of directors, the Deltic board shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director.

The Deltic board currently consists of eleven (11) members.

Removal of Directors	The Potlatch certificate of incorporation provides that directors may be removed only for cause. The Potlatch bylaws provide that the affirmative vote of the majority of the voting power of the capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall decide any question (including removal of directors) brought before such meeting.	The Deltic certificate of incorporation and the Deltic bylaws provide that no director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of Deltic then entitled to vote generally in the election of directors, voting together as a single class.

Vacancies on the Board of Directors	The Potlatch certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Potlatch board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director. Any directors so chosen shall hold office for a term expiring at the next annual	The Deltic certificate of incorporation provides that vacancies on the Deltic board resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director. Each director so elected shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have

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meeting of stockholders at which the term of the class to which they have been elected expires and until their successors are duly elected and have qualified or until their earlier resignation or removal.

been elected and qualified. The Deltic bylaws provide that if there are no directors in office, then an election of directors may be held in accordance with the DGCL.

The Deltic bylaws provide that when one or more directors shall resign from the board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the filling of other vacancies.

Special Meetings	The Potlatch bylaws provide that special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by the DGCL or by the Potlatch certificate of incorporation, may be called by the chairman of the board and shall be called by the chairman of the board or secretary at the request in writing of a majority of the Potlatch board, or at the request in writing of stockholders owning shares which have a majority of the voting power of the capital stock issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.	The Deltic certificate of incorporation provides that special meetings of stockholders may only be called by the Deltic board or chairman of the board.

Action by Written Consent	The Potlatch certificate of incorporation provides that no action required or permitted to be taken at any annual or special meeting of the stockholders of Potlatch may be taken without a meeting and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.	The Deltic certificate of incorporation and the Deltic bylaws provide that any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the DGCL and may not be

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taken by written consent of stockholders without a meeting.

Quorum of Stockholders

The Potlatch bylaws provide that a majority of the voting power of the capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, provided, that one-third of the total number of shares of capital stock entitled to vote at such meeting are present in person or represented by proxy.

If, however, there are insufficient shares to constitute a quorum, the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be formed. At such adjourned meeting at which a quorum shall be formed, any business may be transacted which might have been transacted at the meeting as originally noticed.

The Deltic bylaws provide that unless otherwise provided under the Deltic certificate of incorporation and subject to law, the presence, in person or by proxy, of the holders of a majority of the outstanding capital stock of Deltic entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business.

Advance Notice Procedures for a Shareholder Proposal

The Potlatch bylaws provide that for nominations to be properly brought at an annual or special meeting of stockholders and for other business to be properly brought at an annual meeting of stockholders, a stockholder of record at such time must have given timely notice to the secretary of Potlatch and must comply with the other requirements set forth in the Potlatch bylaws.

The Potlatch bylaws provide that to be timely, a stockholder’s notice must be delivered to the secretary of Potlatch in connection with an annual meeting, not later than ninety (90) days nor more

The Deltic bylaws provide that for nominations to be properly brought at an annual or special meeting of stockholders and for other business to be properly brought at an annual meeting of stockholders, a stockholder of record at such time must have given timely notice to the secretary of Deltic and must comply with the other requirements set forth in the Deltic bylaws.

The Deltic bylaws provide that for a notice of nomination to be timely in connection with an annual meeting or a meeting for the purpose of electing directors, a stockholder’s notice must be

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than one hundred twenty (120) days in advance of the date Potlatch’s proxy statement was released to the stockholders in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder must be received by the secretary of Potlatch not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting and the seventh (7th) day following the day on which public announcement of the date of such meeting is first made.

For a notice of nomination to be timely in connection with a special meeting called by Potlatch for the purpose of electing directors, such notice must be delivered or mailed by first-class United States mail, postage prepaid, to the secretary of Potlatch no later than ninety (90) days nor more than one hundred twenty (120) days in advance of the date Potlatch’s proxy statement was released to the stockholders in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder must be received by the secretary of Potlatch not later than the close of business on the delivered to or mailed to and received by the secretary of Deltic at the principal executive offices of Deltic not less than 90 days prior to the first anniversary of the most recent annual meeting of stockholders.

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later of the ninetieth (90th) day prior to such annual meeting and the seventh (7th) day following the day on which public announcement of the date of such meeting is first made.

Amendment of Certificate of Incorporation

The DGCL provides that an amendment to a corporation’s certificate of incorporation requires that (i) the board of directors adopt a resolution setting forth the proposed amendment and declaring its advisability and either call a special meeting of the stockholders entitled to vote in respect thereof for consideration of such amendment or direct that the amendment be considered at the next annual meeting of the stockholders (provided a meeting or vote is required pursuant to Section 242 of the DGCL) and (ii) the stockholders approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any).

The Potlatch certificate of incorporation provides that the amendment or repeal of Articles Sixth (amendment of bylaws), Seventh (limitation on director liability), Eighth (required stockholder vote), Ninth (number and structure of the board), Tenth (stockholder action) and Eleventh (considerations of the board when evaluating a third-party offer to purchase the company) shall require the approval of the holders of shares representing at least eighty percent (80%) of the shares of Potlatch entitled to vote in the election of directors, voting as one class.

The DGCL provides that an amendment to a corporation’s certificate of incorporation requires that (i) the board of directors adopt a resolution setting forth the proposed amendment and declaring its advisability and either call a special meeting of the stockholders entitled to vote in respect thereof for consideration of such amendment or direct that the amendment be considered at the next annual meeting of the stockholders (provided a meeting or vote is required pursuant to Section 242 of the DGCL) and (ii) the stockholders approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any).

The Deltic certificate of incorporation provides that the Deltic certificate of incorporation may be amended in any manner permitted by the DGCL. Notwithstanding the foregoing, the provisions set forth in Articles Fifth (number and structure of board of directors), Sixth (amendment of bylaws), Seventh (stockholder action), Eight (special meetings of the stockholders), Ninth (limitation on director liability) and Tenth (certificate of incorporation amendments) may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of those provisions, unless such

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action is approved by the affirmative vote of the holders of not less than 80% of the total voting power of all outstanding securities of Deltic then entitled to vote generally in the election of directors, voting together as a single class.

Amendment of Bylaws

The Potlatch certificate of incorporation provides that the board is expressly authorized to make, alter, amend or repeal the Potlatch bylaws, without any action on the part of the stockholders, by the affirmative vote of at least a majority of the entire Potlatch board, which shall include the affirmative vote of at least one director from each class of the Potlatch board if the board shall then be divided into classes. The Potlatch bylaws may also be altered, amended or repealed by the affirmative vote of the holders of shares representing at least eighty percent (80%) of the shares of Potlatch entitled to vote in the election of directors, voting as one class; provided, however, that the affirmative vote of the holders of shares representing only a majority of the shares of Potlatch entitled to vote in the election of directors, voting as one class, shall be required if such alteration, amendment or repeal of the Potlatch bylaws has been previously approved by the affirmative vote of at least two thirds of the entire Potlatch board.

The Potlatch bylaws provide that the bylaws may be altered, amended or repealed or new bylaws may be adopted by the stockholders or by the Potlatch board pursuant to the applicable provisions of the Potlatch certificate of incorporation at any regular meeting of the stockholders or of the Potlatch

The Deltic certificate of incorporation and the Deltic bylaws provide that the bylaws may be altered, amended or repealed, or new bylaws may be made, by the board or by the affirmative vote of the holders of not less than 80% of the total voting power of all outstanding securities of Deltic then entitled to vote generally in the election of directors, voting together as a single class.

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board or at any special meeting of the stockholders or of the Potlatch board if notice of such alteration, amendment, repeal or adoption of new bylaws be contained in the notice of such special meeting.

Ownership Limitations	In order for Potlatch to qualify to be taxed as a REIT under the Code, it must meet certain requirements. The Potlatch certificate of incorporation contains restrictions on the ownership and transfer of its stock that assist Potlatch in complying with these requirements. See “Description of Potlatch Capital Stock.” beginning on page 162.	The Deltic certificate of incorporation and the Deltic bylaws do not contain any comparable provisions.

Business Combination Statute	Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns fifteen percent or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least eighty five percent (85%) of Potlatch’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or	Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) at or after the person or entity

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(iii) at or after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least two thirds of the outstanding voting stock not owned by the interested stockholder.

Potlatch has not opted out of the protections of Section 203 of the DGCL. As a result, the statute applies to Potlatch.

becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Deltic has not opted out of the protections of Section 203 of the DGCL. As a result, the statute applies to Deltic.

Voting Rights for Significant Transactions	In addition to the provisions described above in “Business Combination Statute,” the DGCL requires, with limited exceptions, a merger, consolidation or sale of substantially all of the assets of a corporation to be approved by the board and a majority of the issued and outstanding shares entitled to vote thereon.	In addition to the provisions described above in “Business Combination Statute,” the DGCL requires, with limited exceptions, a merger, consolidation or sale of substantially all of the assets of a company to be approved by the board and a majority of the issued and outstanding shares entitled to vote thereon.

Indemnification and Limitation of Liability of Directors and Officers

The DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating the liability of a director to the corporation or its stockholders for monetary damages for a breach of the director’s fiduciary duties, except liability for any breach of the director’s duty of loyalty to the corporation’s stockholders, for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, under Section 174 of the DGCL (which deals generally with unlawful payments of dividends, stock repurchases and redemptions) and for any transaction from which the director derived an improper personal benefit.

The Potlatch certificate of incorporation provides that a director of Potlatch shall not be

The DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating the liability of a director to the corporation or its stockholders for monetary damages for a breach of the director’s fiduciary duties, except liability for any breach of the director’s duty of loyalty to the corporation’s stockholders, for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, under Section 174 of the DGCL (which deals generally with unlawful payments of dividends, stock repurchases and redemptions) and for any transaction from which the director derived an improper personal benefit.

The Deltic certificate of incorporation provides that a director of Deltic shall, to the

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liable to Potlatch or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability which, by express provision of the DGCL, cannot be eliminated.

The Potlatch certificate of incorporation provides that Potlatch shall, to the fullest extent permitted by the DGCL, indemnify any person (the “Indemnitee”) who is or was involved in any manner (including, without limitation, as a party or a witness) in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including without limitation, any action, suit or proceeding brought by or in the right of Potlatch to procure a judgment in its favor) (a “Proceeding”) by reason of the fact that Indemnitee is or was a director, officer or employee of Potlatch, or is or was serving another entity in such capacity at the request of Potlatch, against all expenses and liabilities actually and reasonably incurred by Indemnitee in connection with such Proceeding. This right to indemnification shall be presumed to have been relied upon by Indemnitee and shall be enforceable as a contract right. Potlatch may enter into contracts to provide individual Indemnitees with specific rights of indemnification to the fullest extent permitted by the DGCL and may create trust funds, grant security interests, obtain letters of credit or use other means to ensure the payment of such amounts as may be necessary to effect the indemnification rights provided by fullest extent permitted by the DGCL, not be liable to the Deltic or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Deltic certificate of incorporation provides each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Deltic or is or was serving at the request of Deltic as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by Deltic to the fullest extent permitted by Delaware Law. The right to indemnification conferred in the Deltic certificate of incorporation shall also include the right to be paid by Deltic the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in the Deltic certificate of incorporation shall be a contract right.

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the Potlatch certificate of incorporation or in any such contract. Upon making a request for indemnification, Indemnitee shall be presumed to be entitled to indemnification and Potlatch shall have the burden of proof to overcome that presumption in reaching any contrary determination. Such indemnification shall include the right to receive payment in advance of any expenses incurred by Indemnitee in connection with any Proceeding, consistent with the provisions of the DGCL.

Access to Corporate Records	Under the DGCL, any stockholder or an agent thereof may inspect the company’s stock ledger, stockholder lists and other books and records for a purpose reasonably related to the person’s interest as a stockholder. A complete list of the stockholders entitled to vote at a stockholders’ meeting must be available for stockholder inspection at least 10 days before the meeting.	Under the DGCL, any stockholder or an agent thereof may inspect the company’s stock ledger, stockholder lists and other books and records for a purpose reasonably related to the person’s interest as a stockholder. A complete list of the stockholders entitled to vote at a stockholders’ meeting must be available for stockholder inspection at least 10 days before the meeting.

Stockholder Rights Plan	The DGCL does not include a statutory provision expressly validating stockholder rights plans; however, such plans have generally been upheld by decision of courts applying Delaware law. Potlatch does not have a stockholder rights plan currently in effect.	The DGCL does not include a statutory provision expressly validating shareholder rights plans; however, such plans have generally been upheld by decision of courts applying Delaware law. Deltic does not currently have a stockholders’ rights plan in effect.

Appraisal Rights	Under the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Court of Chancery of the State of Delaware in the event of certain mergers and consolidations. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders	Under the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Court of Chancery of the State of Delaware in the event of certain mergers and consolidations. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders

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	entitled to vote at the meeting of stockholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (iii) cash instead of fractional shares or (iv) any combination of clauses (i)-(iii). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.	entitled to vote at the meeting of stockholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (iii) cash instead of fractional shares or (iv) any combination of clauses (i)-(iii). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

	Neither the Potlatch certificate of incorporation nor the Potlatch bylaws provides for appraisal rights in any additional circumstance other than as required by applicable law. See the section entitled “No Appraisal Rights” beginning on page 180.	Neither the Deltic certificate of incorporation nor the Deltic bylaws provides for appraisal rights in any additional circumstance other than as required by applicable law. See the section entitled “No Appraisal Rights” beginning on page 180.

Forum for Adjudication of Disputes	The Potlatch certificate of incorporation and the Potlatch bylaws do not contain any provisions providing a forum for adjudicating disputes.	The Deltic bylaws provide that unless Deltic consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of

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Deltic, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Deltic to Deltic or Deltic’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of Delaware Law, the Deltic certificate of incorporation (including any certificate of designations for any class or series of preferred stock) or the Deltic bylaws in each case, as amended from time to time, or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be the Court of Chancery in the State of Delaware; provided, that, in the event that the Court of Chancery in the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

Preemptive Rights	Potlatch’s stockholders do not have preemptive rights. Thus, if additional shares of Potlatch common stock are issued, the current holders of Potlatch common stock will own a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that they do not participate in the additional issuance.	Deltic’s stockholders do not have preemptive rights. Thus, if additional shares of Deltic common stock are issued, the current holders of Deltic common stock will own a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that they do not participate in the additional issuance.

NO APPRAISAL RIGHTS

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.

Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the DGCL. Section 262 of the DGCL provides that stockholders have the right, in some circumstances, to dissent from certain corporate actions and to instead demand payment of the fair value of their shares. Stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (1) listed on a national securities exchange or (2) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing. Therefore, because Deltic common stock is listed on the NYSE, and holders of Deltic common stock will receive in the merger only shares of Potlatch common stock, which will continue to be publicly listed on the Nasdaq, and cash in lieu of fractional shares, holders of Deltic common stock will not be entitled to appraisal rights in the merger with respect to their shares of Deltic common stock.

LEGAL MATTERS

The validity of the shares of Potlatch common stock to be issued in the merger will be passed upon by Perkins Coie LLP. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Potlatch by Skadden, Arps, Slate, Meagher & Flom LLP and for Deltic by Davis Polk & Wardwell LLP.

EXPERTS

Potlatch

The consolidated financial statements of Potlatch Corporation and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

Deltic

The consolidated financial statements of Deltic Timber Corporation and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2016 expresses an opinion that Deltic Timber Corporation did not maintain effective internal control over financial reporting as of December 31, 2016 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to the cash disbursement process for certain expenditures, including ineffective segregation of duties between the initiation and authorization of cash disbursements has been identified and included in management’s assessment.

STOCKHOLDER PROPOSALS

Potlatch

Potlatch will hold an annual meeting in 2018 regardless of whether the merger has been completed. Potlatch anticipates that the 2018 annual meeting of Potlatch stockholders will be held on May 7, 2018.

Potlatch stockholders who wish to present proposals in accordance with SEC Rule 14a-8 for inclusion in the proxy materials to be distributed in connection with the 2018 annual meeting of Potlatch stockholders must have submitted their proposals so they were received by Potlatch’s Corporate Secretary at Potlatch’s executive offices no later than the close of business on December 4, 2017. To be in proper form, a stockholder proposal must meet all applicable requirements of SEC Rule 14a-8. Simply submitting a proposal does not guarantee that it will be included.

The Potlatch bylaws provide that a stockholder may bring business before Potlatch’s annual meeting if it is appropriate for consideration at an annual meeting and is properly presented for consideration. If a stockholder wishes to bring business at a meeting for consideration under the Potlatch bylaws rather than under the SEC rules, the stockholder must give the Potlatch Corporate Secretary written notice of the stockholder’s intent to do so. The notice must be delivered to the Potlatch Corporate Secretary no later than 90 days and no earlier than 120 days before the meeting date. However, if the annual meeting is called for a date that is more than 30 days before or more than 60 days after the first anniversary date of the preceding year’s annual meeting of stockholders, the stockholder must deliver the notice to the Potlatch Corporate Secretary by the close of business on the later of (1) the 90th day prior to the date of such scheduled annual meeting and (2) the tenth day following the day on which the notice of meeting date was mailed or publicly disclosed, whichever occurs first. To be in proper form, the notice must include specific information as described in the Potlatch bylaws.

The Potlatch bylaws also establish procedures for stockholder nominations for elections of directors of Potlatch. Any stockholder entitled to vote in the election of directors may nominate one or more persons for election as directors. The nomination will be effective only if the stockholder delivers written notice of the stockholder’s intent to make a nomination to the Potlatch Corporate Secretary no later than 90 days or earlier than 120 days prior to the meeting. However, if the annual meeting is called for a date that is more than 30 days before or more than 60 days after the first anniversary date of the preceding year’s annual meeting of stockholders, the stockholder must deliver the notice to the Potlatch Corporate Secretary by the close of business on the later of (1) the 90th day prior to the date of such scheduled annual meeting and (2) the tenth day following the day on which the notice of meeting date was mailed or publicly disclosed, whichever occurs first.

To be in proper form, a stockholder’s notice must include specific information concerning the proposal or the nominee as described in the Potlatch bylaws and in SEC rules. A stockholder who wishes to submit a proposal or a nomination is encouraged to consult independent counsel about the Potlatch bylaws and SEC requirements. Potlatch reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with the Potlatch bylaws or SEC or other applicable requirements for submitting a proposal or nomination.

Notices of intention to present proposals at Potlatch’s 2018 annual meeting should be addressed to Lorrie D. Scott, Vice President, General Counsel & Corporate Secretary, Potlatch Corporation, 601 West First Avenue, Suite 1600, Spokane, Washington, 99201.

Additional information regarding Potlatch’s procedures is located in Potlatch’s Proxy Statement on Schedule 14A filed on April 3, 2017, which is incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 185.

Deltic

In light of the expected timing of the completion of the merger, it is not expected that Deltic will hold an annual meeting in 2018, unless the merger is not completed. If an annual meeting is held, any stockholder who desires to submit a proposal for inclusion in the proxy materials related to the annual meeting must ensure that such proposal has been received at Deltic’s principal executive offices on or before January 26, 2018. Any stockholder proposal submitted for inclusion in Deltic’s proxy materials must comply with the requirements of Rule 14a-8 under the Exchange Act.

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, neither the Potlatch board nor the Deltic board knows of any matters that will be presented for consideration at either the Potlatch special meeting or the Deltic special meeting other than as described in this joint proxy statement/prospectus. If any other matters come before either of the special meetings or any adjournments or postponements of either of the special meetings and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

Potlatch has not instituted householding for Potlatch stockholders. However, certain brokerage firms may have instituted householding for beneficial owners of shares of Potlatch common stock held in street name. If your household has multiple accounts holding shares of Potlatch common stock, you may have already received householding notification from your broker. If you no longer wish to participate in householding and would prefer to receive a separate copy of this joint proxy statement/prospectus or if you currently receive more than one proxy statement at your household and would like to receive only one copy in the future, please notify your bank, broker or other holder of record.

Deltic has not instituted householding for Deltic stockholders. However, certain brokerage firms may have instituted householding for beneficial owners of Deltic common stock held in street name. If your household has multiple accounts holding shares of Deltic common stock, you may have already received householding notification from your broker. If you no longer wish to participate in householding and would prefer to receive a separate copy of this joint proxy statement/prospectus or if you currently receive more than one proxy statement at your household and would like to receive only one copy in the future, please notify your bank, broker or other holder of record.

WHERE YOU CAN FIND MORE INFORMATION

Potlatch and Deltic file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Potlatch and Deltic, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult Potlatch’s or Deltic’s website for more information about Potlatch or Deltic, as applicable. Potlatch’s website is www.potlatchcorp.com. Deltic’s website is www.deltic.com. The information contained on the websites of Potlatch, Deltic and the SEC (except for the filings described below) is not incorporated by reference into this joint proxy statement/prospectus.

Potlatch has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the Potlatch common stock to be issued to Deltic stockholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Potlatch common stock. The rules and regulations of the SEC allow Potlatch and Deltic to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows Potlatch and Deltic to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Potlatch has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Potlatch, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

•	Proxy Statement on Schedule 14A filed April 3, 2017.

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017.

•	Current Reports on Form 8-K, filed May 1, 2017, May 4, 2017, October 23, 2017 and December 7, 2017 (other than the portions of those documents not deemed to be filed).

This joint proxy statement/prospectus also incorporates by reference the documents listed below that Deltic has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Deltic, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

•	Proxy Statement on Schedule 14A filed March 20, 2017.

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017.

•	Current Reports on Form 8-K, filed February 27, 2017, March 8, 2017, May 2, 2017, September 1, 2017, September 5, 2017, October 23, 2017 and November 11, 2017 (other than the portions of those documents not deemed to be filed).

In addition, any future filings made by Potlatch or Deltic with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) after the date of this joint proxy statement/prospectus and prior to the respective dates of the Potlatch special meeting and the Deltic special meeting are incorporated by reference into this joint proxy statement/prospectus. These documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date these documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above. You can also obtain any document incorporated by reference into this joint proxy statement/prospectus (excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference into this joint proxy statement/prospectus) from Potlatch or Deltic, as applicable, by requesting them in writing or by telephone from the appropriate party at the following address and telephone numbers:

Potlatch Corporation 601 West First Avenue; Suite 1600 Spokane, Washington 99201 Attention: General Counsel Telephone: (509) 835-1500	Deltic Timber Corporation 210 East Elm Street, P.O. Box 7200 El Dorado, Arkansas 71731-7200 Attention: General Counsel Telephone: (870) 881-9400

In order for you to receive timely delivery of any of these documents in advance of the Potlatch special meeting or the Deltic special meeting, you must request the documents no later than five business days prior to the date of the special meetings (i.e., by [            ]). If you request any documents from Potlatch or Deltic, Potlatch or Deltic will mail them to you by first class mail, or another equally prompt means, within one business day after Potlatch or Deltic receives your request.

This joint proxy statement/prospectus is a prospectus of Potlatch and is a joint proxy statement of Potlatch and Deltic for the Potlatch special meeting and the Deltic special meeting. Potlatch and Deltic have not authorized anyone to provide you with any information other than the information that is contained in, or incorporated by reference into, this joint proxy statement/prospectus. Potlatch and Deltic take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This joint proxy statement/prospectus is dated [●], 2017. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this joint proxy statement/prospectus to Potlatch stockholders or Deltic stockholders, nor the issuance by Potlatch of shares of common stock in connection with the merger will create any implication to the contrary.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of October 22, 2017

among

POTLATCH CORPORATION,

PORTLAND MERGER LLC

and

DELTIC TIMBER CORPORATION

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of October 22, 2017, among Potlatch Corporation, a Delaware corporation (“Potlatch”), Portland Merger LLC, a Delaware limited liability company (“Merger Sub”), and Deltic Timber Corporation, a Delaware corporation (“Deltic”).

WHEREAS, the parties hereto wish to effect a business combination through the merger of Deltic with and into Merger Sub, with Merger Sub being the surviving company and a wholly owned subsidiary of Potlatch (the “Merger”);

WHEREAS the Board of Directors of Deltic has approved and declared advisable, and resolved, subject to the terms hereof, to recommend to Deltic’s stockholders the adoption of this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS the Board of Directors of Potlatch has (i) approved and declared advisable this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement and (ii) resolved, subject to the terms hereof, to recommend to Potlatch’s stockholders the approval of the issuance of common stock of Potlatch contemplated by this Agreement;

WHEREAS, the sole member of Merger Sub has approved and adopted this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS Potlatch, Merger Sub and Deltic desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

Section 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “LLC Act”), on the Closing Date Deltic shall be merged with and into Merger Sub. At the Effective Time, the separate corporate existence of Deltic shall cease, and Merger Sub shall continue as the surviving company in the Merger (the “Surviving Company”) and as a wholly owned subsidiary of Potlatch.

Section 1.02. Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 at 10:00 a.m., New York City time, on the second Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as may be agreed in writing between Potlatch and Deltic. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall (a) file with the Secretary of State of the State of Delaware a certificate of merger relating to the Merger (the “Certificate of Merger”) executed and acknowledged in accordance with the relevant provisions of the DGCL and the LLC Act and (b) make all other filings required under the DGCL and the LLC Act or by the Secretary of State of the State of Delaware in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Potlatch and Deltic shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04. Effects. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the LLC Act.

Section 1.05. Limited Liability Company Agreement. The limited liability company agreement of Merger Sub as of immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company, until amended after the Effective Time in accordance with the provisions thereof and hereof and applicable Law.

Section 1.06. Officers of the Surviving Company. The officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company, until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Company’s limited liability company agreement and applicable Law.

ARTICLE 2

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES

Section 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Potlatch, Merger Sub, Deltic or any holder of any of the following securities:

(a) Cancelation of Treasury Stock. Each share of common stock, par value $0.01 per share, of Deltic (“Deltic Common Stock”) that is owned by Deltic as treasury stock immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Deltic Common Stock. Subject to Section 2.02, each share of Deltic Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(a)) shall be converted into and shall thereafter represent the right to receive that number of fully paid and nonassessable shares of common stock, par value $1.00 per share, of Potlatch (the “Potlatch Common Stock”) equal to the Exchange Ratio (the “Merger Consideration”). All such shares of Deltic Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Deltic Common Stock (each such certificate, a “Certificate”) or shares of Deltic Common Stock held in direct registration form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Potlatch Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled in accordance with Section 2.02, in each case, without interest. For purposes of this Agreement, the “Exchange Ratio” means 1.80. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Potlatch Common Stock or shares of Deltic Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, recapitalization, split, reverse split, combination, consolidation, subdivision, reclassification or exchange of shares, or any similar event (including, as applicable, any stock dividend for the purpose of distributing earnings so as to maintain qualification as a REIT or to cure any issue of qualification as a REIT) shall have occurred, then any number or amount contained herein that is based upon the number of shares of Potlatch Common Stock or shares of Deltic Common Stock, as the case may be, will be appropriately adjusted to provide to Potlatch and the holders of Deltic Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit Potlatch or Deltic to take any action with respect to its securities that is prohibited by Section 5.01(a) or 5.01(b), as applicable.

(c) Merger Sub Interests. Each limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain as an issued and outstanding limited liability company interest of the Surviving Company and each such limited liability company interest shall continue to be owned by Potlatch and will be the only limited liability company interests in Merger Sub immediately after the Effective Time.

Section 2.02. Exchange.

(a) Exchange Agent. Prior to the Effective Time, Potlatch shall appoint a bank or trust company reasonably acceptable to Deltic to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration. At or prior to the Effective Time, Potlatch shall deposit with the Exchange Agent, for the benefit of the former holders of Deltic Common Stock entitled to receive Merger Consideration under Section 2.01(b), for exchange in accordance with this Article 2 through the Exchange Agent, a sufficient number of shares of Potlatch Common Stock (whether represented in certificated or non-certificated direct registration form) to issue the aggregate Merger Consideration. From time to time as needed as reasonably determined by Potlatch, Potlatch shall deposit with the Exchange Agent cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.02(f) and to pay any dividends or other distributions which former holders of Deltic Common Stock have the right to receive pursuant to Section 2.02(d). All such cash and Potlatch Common Stock deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund”.

(b) Letter of Transmittal. As promptly as practicable after the Effective Time, and in any event not later than the second Business Day thereafter, Potlatch shall cause the Exchange Agent to mail to each holder of record of Deltic Common Stock a form of letter of transmittal (the “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to any Certificates shall pass, only upon delivery of such Certificates to the Exchange Agent and shall be in such form and have such other provisions as Potlatch may specify subject to Deltic’s reasonable approval, together with instructions thereto.

(c) Merger Consideration Received in Connection with Exchange.

(i) After the Effective Time, upon the surrender of a Certificate for cancelation to the Exchange Agent, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) the Merger Consideration into which the shares of Deltic Common Stock previously represented by such Certificate have been converted pursuant to Section 2.01(b) and (B) any cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which such holder has the right to receive pursuant to Section 2.02(d). In the event of a transfer of ownership of Deltic Common Stock that is not registered in the transfer records of Deltic, the proper number of shares of Potlatch Common Stock pursuant to Section 2.01 and cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(d) may be issued to a transferee if the Certificate (or, for Book-Entry Shares, proper evidence of such transfer) representing such Deltic Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(c), each Certificate Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder of such Certificates were entitled to receive pursuant to Section 2.01 (and cash in lieu of fractional shares pursuant to Section 2.02(f) and in respect of any dividends or other distributions pursuant to Section 2.02(d)). No interest shall be paid or shall accrue on the cash payable under this Section 2.02(c) or under Section 2.02(d), 2.02(e) or 2.02(f).

(ii) As promptly as practicable following the Effective Time, the Exchange Agent shall deliver to each former holder of Book-Entry Shares (A) the Merger Consideration into which such shares of Deltic Common Stock have been converted pursuant to Section 2.01(b) and (B) any cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.02(f). No such holder shall be required to deliver a Letter of Transmittal. The shares of Potlatch Common Stock deliverable to any holder under this Section 2.02(c)(ii) shall be deemed issued to such holder on the Closing Date and consequently, the holder of such shares shall be entitled to any dividends or distributions with a record date after the Effective Time in the same manner as other holders of shares of Potlatch Common Stock.

(d) Treatment of Unexchanged Shares. No dividends or other distributions declared or made with respect to Potlatch Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Potlatch Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(f), until the surrender of such Certificate in accordance with this Article 2. Subject to abandoned property, escheat, Tax or other applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the shares of Potlatch Common Stock issued in exchange therefor (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Potlatch Common Stock to which such holder is entitled pursuant to Section 2.02(f) and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Potlatch Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Potlatch Common Stock.

(e) No Further Ownership Rights in Deltic Common Stock. The shares of Potlatch Common Stock issued and cash paid in accordance with the terms of this Article 2 upon conversion of any shares of Deltic Common Stock (including any cash paid pursuant to Section 2.02(f)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Deltic Common Stock, subject to the Surviving Company’s obligation to pay any dividends or other distributions with a record date prior to the Effective Time that may have been declared or made by Deltic on such shares of Deltic Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Deltic Common Stock that were outstanding immediately prior to the Effective Time. Subject to the last sentence of Section 2.02(h), if, after the Effective Time, any Certificates are presented for transfer to the Surviving Company, Potlatch or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2.

(f) No Fractional Shares. No certificates or scrip representing fractional Potlatch Common Stock shall be issued upon the conversion of Deltic Common Stock pursuant to Section 2.01(b), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of shares of Potlatch Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Deltic Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Potlatch Common Stock (after taking into account all Certificates or Book-Entry Shares surrendered or owned by such holder and after aggregating all fractional shares that would otherwise be received by such holder into whole shares) shall receive, in lieu thereof, cash in an amount equal to such fractional amount multiplied by the average of the volume weighted average price per share of Potlatch Common Stock on the Nasdaq Global Select Market (“Nasdaq”) (as reported by Bloomberg, L.P. or, if not reported by Bloomberg, L.P., in another authoritative source mutually selected by Potlatch and Deltic) on each of the five consecutive trading days ending with the last complete trading day prior to the Closing Date.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains undistributed to the holders of Deltic Common Stock for 12 months after the Effective Time shall be delivered to Potlatch, upon demand, and any former holder of Deltic Common Stock who has not previously complied with this Article 2 (as applicable) shall thereafter look only to Potlatch for, and Potlatch shall remain liable for, payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and other distributions to which such holder is entitled pursuant to this Article 2.

(h) No Liability. None of Potlatch, Merger Sub, Deltic or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered or transferred prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to, or become the property of, any Governmental Entity pursuant to applicable Law, any Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of Potlatch, free and clear of all claims or interests of any Person previously entitled thereto.

(i) Investment of Exchange Fund. The Exchange Agent shall invest any cash in the Exchange Fund as directed by Potlatch. Any interest and other income resulting from such investments shall be paid to Potlatch; provided, however, that no investment of the Exchange Fund shall relieve Potlatch or the Exchange Agent from promptly making the payments required by this Article 2, and following any losses from any such investment, Potlatch shall promptly provide additional cash funds to the Exchange Agent for the benefit of the holders of shares of Deltic Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Exchange Fund.

(j) Withholding Rights. Each of Potlatch, Deltic, and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Article 2, Section 6.04, or otherwise in connection in this Agreement to any Person such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(k) Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Potlatch, the posting by such Person of a bond, in such reasonable and customary amount as Potlatch may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.02(h), Potlatch) shall deliver and pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares and any other cash deliverable in respect thereof pursuant to this Section 2.02.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF POTLATCH

Potlatch represents and warrants to Deltic that the statements contained in this Article 3 are true and correct, except (i) as set forth in the Potlatch Reporting Documents publicly available and filed with or furnished to the SEC after January 1, 2016 and at least two Business Days prior to the date of this Agreement (the “Filed Potlatch Reporting Documents”) (excluding (x) any exhibits to the Filed Potlatch Reporting Documents and (y) any disclosures in the Filed Potlatch Reporting Documents(A) in any risk factors section, (B) in the “Forward-Looking Statements” section and (C) in any other disclosures that are similarly predictive or forward-looking in nature) or (i) subject to Section 9.05, as set forth in the disclosure letter delivered by Potlatch to Deltic prior to the execution and delivery by Potlatch of this Agreement (the “Potlatch Disclosure Letter”).

Section 3.01. Organization, Standing and Power.

(a) Each of Potlatch and each of Potlatch’s Subsidiaries (the “Potlatch Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Potlatch Material Adverse Effect. Each of Potlatch and each Potlatch Subsidiary is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties and assets makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Potlatch Material Adverse Effect. Potlatch has made available to Deltic, prior to execution of this Agreement, true and complete copies of the (i) certificate of incorporation of

Potlatch in effect as of the date of this Agreement (the “Potlatch Charter”) and the bylaws of Potlatch in effect as of the date of this Agreement (the “Potlatch By-laws”) and (ii) the certificate of formation of Merger Sub in effect as of the date of this Agreement and the limited liability company agreement of Merger Sub, in each case in effect as of the date of this Agreement.

(b) Potlatch has not exempted any “Person” from the “Aggregate Stock Ownership Limit”, as such terms are defined in the Potlatch Charter.

Section 3.02. Potlatch Subsidiaries.

(a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Potlatch Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned by Potlatch, by another Potlatch Subsidiary or by Potlatch and another Potlatch Subsidiary, free and clear of all pledges, liens, claims, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Laws. Section 3.02(a) of the Potlatch Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Potlatch Subsidiaries, including a list of each Potlatch Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (a “Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(1) of the Code (a “Taxable REIT Subsidiary”) together with the jurisdiction of incorporation or organization, as the case may be, of each Potlatch Subsidiary and the classification for U.S. federal income tax purposes of each Potlatch Subsidiary.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Potlatch Subsidiaries, neither Potlatch nor any Potlatch Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity other than ordinary course investments in publicly traded securities constituting one percent or less of a class of outstanding securities of any entity.

Section 3.03. Capital Structure.

(a) The authorized capital stock of Potlatch consists of 100,000,000 shares of Potlatch Common Stock and 4,000,000 shares of preferred stock, without par value (the “Potlatch Preferred Stock” and, together with the Potlatch Common Stock, the “Potlatch Capital Stock”). At the close of business on September 30, 2017, (i) 40,610,865 shares of Potlatch Common Stock were issued and outstanding, (ii) no shares of Potlatch Common Stock were held in Potlatch’s treasury, (iii) no shares of Potlatch Preferred Stock were issued and outstanding and (iv) 1,625,306 shares of Potlatch Common Stock were reserved and available for issuance pursuant to the Potlatch Stock Plans, of which (A) no shares were issuable upon exercise of outstanding Potlatch Stock Options, (B) 95,199 shares were issuable upon settlement of outstanding Potlatch Restricted Stock Units, (C) 211,084 shares were issuable upon settlement of outstanding Potlatch Deferred Compensation Stock Units and (D) 597,855 shares were issuable upon settlement of outstanding Potlatch Performance Share Units. Except as set forth in this Section 3.03(a), at the close of business on September 30, 2017, no shares of capital stock or voting securities of, or other equity interests in, Potlatch were issued, reserved for issuance or outstanding. From the close of business on September 30, 2017, to the date of this Agreement, there have been no issuances by Potlatch of shares of capital stock or voting securities of, or other equity interests in, Potlatch, other than the issuance of shares of Potlatch Common Stock upon the exercise of Potlatch Stock Options or upon the settlement of Potlatch Restricted Stock Units, Potlatch Deferred Compensation Stock Units or Potlatch Performance Share Units, in each case outstanding at the close of business on September 30, 2017, and in accordance with their terms in effect at such time.

(b) All outstanding shares of Potlatch Capital Stock are, and all shares of Potlatch Capital Stock that may be issued upon the exercise of Potlatch Stock Options or upon the settlement of Potlatch Restricted Stock Units, Potlatch Deferred Compensation Stock Units or Potlatch Performance Share Units will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Potlatch Charter, the Potlatch By-laws or any Contract to which Potlatch or any Potlatch Subsidiary is a party or otherwise bound (including the Potlatch Stock Plans). The Potlatch Common Stock constituting the Merger Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Potlatch Charter, the Potlatch By-laws or any Contract to which Potlatch or any Potlatch Subsidiary is a party or otherwise bound. Except as set forth above in this Section 3.03 or pursuant to this Agreement, there are not issued, reserved for issuance or outstanding, and there are no outstanding obligations of Potlatch or any Potlatch Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock or voting securities of, or other equity interests in, Potlatch or any Potlatch Subsidiary or any securities of Potlatch or any Potlatch Subsidiary convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, Potlatch or any Potlatch Subsidiary, (y) any warrants, calls, options or other rights to acquire from Potlatch or any Potlatch Subsidiary, or any other obligation of Potlatch or any Potlatch Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Potlatch or any Potlatch Subsidiary or (z) any rights issued by or other obligations of Potlatch or any Potlatch Subsidiary that are linked in any way to the price of any capital stock or voting securities of, or other equity interests in, Potlatch or any Potlatch Subsidiary, the value of Potlatch, any Potlatch Subsidiary or any part of Potlatch or any Potlatch Subsidiary or any dividends or other distributions declared or paid on any capital stock or voting securities of, or other equity interests in, Potlatch or any Potlatch Subsidiary. Except pursuant to the Potlatch Stock Plans, there are not any outstanding obligations of Potlatch or any Potlatch Subsidiary to repurchase, redeem or otherwise acquire any capital stock or voting securities of, or other equity interests in, Potlatch or any Potlatch Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of Potlatch having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Potlatch may vote (collectively, “Potlatch Voting Debt”). Neither Potlatch nor any Potlatch Subsidiary is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Potlatch. Except for this Agreement, neither Potlatch nor any Potlatch Subsidiary is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Potlatch or any Potlatch Subsidiary.

(c) Potlatch has increased its regular quarterly cash dividend to $0.40 per share and will announce such increase on the date hereof.

(d) Neither Potlatch nor any of its Subsidiaries nor any “affiliate” or “associate” of Potlatch or any of its Subsidiaries is, nor at any time during the last three years has it been, an “interested stockholder” of Deltic, in each case, as defined in Section 203(c) of the DGCL. Neither Potlatch nor any of its Subsidiaries owns any shares of Deltic Common Stock.

(e) Merger Sub is a wholly owned Subsidiary of Potlatch.

Section 3.04. Authority; Execution and Delivery; Enforceability.

(a) Potlatch and Merger Sub have all requisite corporate or limited liability company (as applicable) power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Share Issuance, to the receipt of the Potlatch Stockholder Approval. The Board of Directors of Potlatch (the “Potlatch Board”) has adopted resolutions, by unanimous vote at a meeting duly called at which a quorum of directors of Potlatch was present, (i) approving and adopting this Agreement, (ii) determining that entering into this Agreement is in the best interests of Potlatch and its stockholders, (iii) declaring this Agreement advisable, and (iv) recommending that Potlatch’s stockholders vote in favor of approval of the issuance of shares of Potlatch Common Stock constituting the Merger Consideration (the “Share Issuance”) and directing that the Share Issuance be submitted to Potlatch’s stockholders for approval at a duly held meeting of such stockholders for such purpose (the “Potlatch Stockholders Meeting”) (clauses (i), (ii), (iii) and (iv) being referred to as the “Potlatch Recommendation”). Such resolutions have not been amended or withdrawn as of the date of this Agreement. Potlatch, as the sole member of Merger Sub, has approved and adopted this Agreement and the Merger. Except for the approval of the Share Issuance by the affirmative vote of the holders of a majority of the votes cast by holders of Potlatch Common Stock at the Potlatch Stockholders Meeting, as required by Nasdaq Rule 5635(d) (the “Potlatch Stockholder Approval”), no other corporate or limited liability company proceedings on the part of Potlatch or Merger Sub are necessary to authorize, adopt or approve this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL and the LLC Act). Potlatch and Merger Sub have duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Deltic, this Agreement constitutes the legal, valid and binding obligation of Potlatch and Merger Sub, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) The Potlatch Board has adopted such resolutions as are necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in respect of Potlatch.

Section 3.05. No Conflicts; Consents.

(a) The execution and delivery by Potlatch and Merger Sub of this Agreement does not, and the performance by Potlatch and Merger Sub of their obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock, voting securities or other equity interests or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Potlatch or any Potlatch Subsidiary under, any provision of (i) the Potlatch Charter, the Potlatch By-laws or the comparable organizational documents of Merger Sub or any Potlatch Subsidiary that is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act (assuming that the Potlatch Stockholder Approval is obtained), (ii) any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other binding instrument (a “Contract”) to which Potlatch or any Potlatch Subsidiary is a party or by which any of their respective properties or assets is bound or any Potlatch Permit or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree of a Governmental Entity or arbitrator (“Judgment”) or statute, law (including common law), ordinance, rule or regulation, including the rules and regulations of the New York Stock Exchange (“NYSE”) and Nasdaq (“Law”), in each case applicable to Potlatch or any Potlatch Subsidiary or their respective properties or assets (assuming that the Potlatch Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Potlatch Material Adverse Effect (it being agreed that for purposes of this Section 3.05(a), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Potlatch Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b) No consent, waiver or Permit (“Consent”) of or from, or registration, declaration, notice or filing made to or with, any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”) is required to be obtained or made by or with respect to Potlatch or any Potlatch Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and with any other applicable federal, state or foreign laws that are designed to govern foreign investment or competition, or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade (together with the HSR Act, the “Antitrust Laws”), (B) the filing with the Securities and Exchange Commission (the “SEC”) of the Joint Proxy Statement in definitive form, (C) the filing with the SEC, and the declaration of effectiveness under the Securities Act of 1933 (the “Securities Act”), of the registration statement on Form S-4 in connection with the issuance by Potlatch of the Merger Consideration, in which the Joint Proxy Statement will be included as a prospectus (the “Form S-4”), and (D) the filing with the SEC of such reports and other filings under, and such other compliance with, the Securities Exchange Act of 1934 (the “Exchange Act”) and the Securities Act, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) Consents, registrations, declarations, notices or filings set forth in Section 3.05(b) of the Potlatch Disclosure Letter, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Potlatch and Deltic are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the Merger Consideration, (v) such Consents of or from, or registrations, declarations, notices or filings to or with the NYSE and/or Nasdaq as are required to permit the consummation of the Merger and the listing of the shares of Potlatch Common Stock to be issued as Merger Consideration and (vi) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Potlatch Material Adverse Effect (it being agreed that for purposes of this Section 3.05(b), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Potlatch Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 3.06. Reporting Documents; Undisclosed Liabilities.

(a) Potlatch has furnished or filed all material reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Potlatch with the SEC since January 1, 2015 (such documents, excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “Potlatch Reporting Documents”).

(b) Each Potlatch Reporting Document (i) at the time filed, complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”), the Exchange Act and the Securities Act, as applicable to such Potlatch Reporting Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Potlatch included in the Potlatch Reporting Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) (except, as indicated in the notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Potlatch and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Neither Potlatch nor any Potlatch Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for (i) liabilities that are reflected or reserved against on the balance sheet in the Potlatch Annual Report on Form 10-K for the period ended December 31, 2016 (including any notes thereto), (ii) liabilities that were incurred or arose since December 31, 2016 in the ordinary course of business of Potlatch, (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby or (iv) other liabilities that, individually or in the aggregate, have not had or would not reasonably be expected to have a Potlatch Material Adverse Effect.

(d) Each of the principal executive officer of Potlatch and the principal financial officer of Potlatch (or each former principal executive officer of Potlatch and each former principal financial officer of Potlatch) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Potlatch Reporting Documents, and the statements contained in such certifications were true and correct in all material respects at the time made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither Potlatch nor any Potlatch Subsidiary has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) Potlatch maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Potlatch’s properties or assets.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by Potlatch are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Potlatch in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Potlatch, as appropriate, to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of Potlatch to make the certifications required under the Exchange Act with respect to such reports.

(g) Since January 1, 2016, none of Potlatch, Potlatch’s independent accountants, the Potlatch Board or the audit committee of the Potlatch Board has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Potlatch, (ii) “material weakness” in the internal controls over financial reporting of Potlatch or (iii) fraud, whether or not material, that involves management or other employees of Potlatch who have a significant role in the internal controls over financial reporting of Potlatch. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

Section 3.07. Information Supplied. None of the information supplied or to be supplied by Potlatch or Merger Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of Potlatch’s stockholders and Deltic’s stockholders or at the time of each of the

Potlatch Stockholders Meeting and the Deltic Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Potlatch with respect to statements made or incorporated by reference therein based on information supplied by Deltic for inclusion or incorporation by reference therein.

Section 3.08. Absence of Certain Changes or Events. From January 1, 2017 to the date of this Agreement:

(a) each of Potlatch and each Potlatch Subsidiary has conducted its respective business in the ordinary course in all material respects;

(b) there has been no fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Potlatch Material Adverse Effect;

(c) there has not occurred:

(i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock or voting securities of, or other equity interests in, Potlatch or the capital stock or voting securities of, or other equity interests in, any Potlatch Subsidiary (other than (A) regular quarterly cash dividends in an amount not exceeding $0.375 per share of Potlatch Common Stock and (B) dividends or other distributions by a direct or indirect wholly owned Potlatch Subsidiary to its direct stockholders or other equity holders) or any repurchase for value by Potlatch of any capital stock or voting securities of, or other equity interests in, Potlatch or the capital stock or voting securities of, or other equity interests in, any Potlatch Subsidiary;

(ii) any split, reverse split, combination, consolidation, subdivision or reclassification of any capital stock or voting securities of, or other equity interests in, Potlatch, securities convertible into or exercisable or exchangeable for capital stock or voting securities of, or other equity interests in, Potlatch;

(iii) any incurrence of material Indebtedness for borrowed money or any guarantee of such material Indebtedness for borrowed money of another Person (other than Potlatch or a wholly owned Potlatch Subsidiary), or any issue or sale of debt securities, warrants or other rights to acquire any debt security of Potlatch or any Potlatch Subsidiary, other than draws on existing revolving credit facilities in the ordinary course of business;

(iv) (A) any direct or indirect sale, lease, license, mortgage, pledge, sale and leaseback or other encumbrance or other disposal of any of Potlatch’s or any Potlatch Subsidiary’s property or assets or any interests therein (other than the sale of inventory in the ordinary course of business consistent with past practice) with, individually or in the aggregate, a fair market value in excess of $10,000,000 or (B) any acquisitions of businesses (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise), for a purchase price in excess of $10,000,000;

(v) any change in financial accounting methods, principles or practices by Potlatch or any Potlatch Subsidiary, except insofar as may have been required by a change in GAAP or Law; or

(vi) any material elections or changes thereto with respect to Taxes by Potlatch or any Potlatch Subsidiary or any settlement or compromise by Potlatch or any Potlatch Subsidiary of any material Tax liability or refund, in each case other than in the ordinary course of business.

Section 3.09. Taxes.

(a) (i) Each of Potlatch and each Potlatch Subsidiary has duly and timely filed, taking into account any extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects; (ii) each of Potlatch and each Potlatch Subsidiary has paid all material Taxes required to have been paid other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; and (iii) no deficiency for any material Tax has been asserted or assessed by a taxing authority against Potlatch or any Potlatch Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings. Potlatch and each Potlatch Subsidiary have established reserves in accordance with GAAP that are adequate for the payment of all material Taxes not yet due and payable with respect to each of them through the date of its most recent financial statements.

(b) No material Tax or Tax Return of Potlatch or any Potlatch Subsidiary is under audit or examination by any taxing authority, and no written (or, to the Knowledge of Potlatch, oral) notice of such an audit or examination has been received by Potlatch or any Potlatch Subsidiary. No deficiencies for any material Taxes have been proposed, asserted or assessed against Potlatch or any Potlatch Subsidiary, and no requests for waivers or extensions of the time to assess any such Taxes are pending or have been granted (other than in connection with any extension of time to file any Tax Return). No other procedure, proceeding or contest of any refund or deficiency in respect of material Taxes is pending in or on appeal from any Governmental Entity.

(c) Other than for Taxes not yet due and delinquent or that are being contested in good faith in appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, there are no Liens with respect to material Taxes against any of the properties or assets of Potlatch or any Potlatch Subsidiary. No written or, to the Knowledge of Potlatch, other claim has been received by Potlatch or any Potlatch Subsidiary from an authority in a jurisdiction where such corporation does not file Tax Returns that it is or may be subject to material taxation by such jurisdiction. Neither Potlatch nor any Potlatch Subsidiary is a party to or is otherwise bound by any material Tax sharing, allocation or indemnification Contract (other than such a Contract exclusively between or among Potlatch and wholly owned Potlatch Subsidiaries or customary tax gross-up or tax indemnity provisions in a credit agreement, purchase agreement, or other commercial agreement the primary purpose of which does not relate to Taxes).

(d) Neither Potlatch nor any Potlatch Subsidiary (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or other similar combined, consolidated, or unitary Tax group (other than a group the common parent of which was Potlatch or any Potlatch Subsidiary) or (ii) has any liability for material Taxes of any person (other than Potlatch or any Potlatch Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Laws), as a transferee or successor, by contract or otherwise.

(e) Neither Potlatch nor any Potlatch Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state or foreign Law).

(f) Potlatch (i) for all taxable years commencing with its taxable year ended December 31, 2006 through December 31, 2016, has been subject to taxation as a real estate investment trust within the meaning of Section 856 through 860 of the Code (a “REIT”) and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated from January 1, 2017 to the date of this Agreement in a manner consistent with the requirements for qualification and taxation as a REIT, (iii) intends to continue to operate in such a manner so as to qualify as a REIT for the taxable year that includes the Closing Date and (iv) has not taken or omitted to take any action that would reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its status as a REIT, and no such challenge is pending or, to the Knowledge of Potlatch, threatened.

(g) Each Potlatch Subsidiary is treated for U.S. federal income Tax purposes as, (i) a partnership or a disregarded entity and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary, (iii) a Taxable REIT Subsidiary or (iv) a REIT.

(h) Neither Potlatch nor any Potlatch Subsidiary has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Intended Tax Treatment.

(i) Neither Potlatch nor any Potlatch Subsidiary has been the “distributing corporation” or “controlled corporation” (as such terms are defined in Section 355 of the Code) with respect to a distribution of stock described in or intended to qualify for tax-free treatment (in whole or in part) under Section 355(a) of the Code or Section 361 of the Code at any time (i) within the last two years, or (ii) since December 7, 2015.

Section 3.10. Employee Benefits.

(a) Section 3.10(a) of the Potlatch Disclosure Letter sets forth a true and complete list of each material Potlatch Benefit Plan and each material Potlatch Benefit Agreement.

(b) With respect to each material Potlatch Benefit Plan and material Potlatch Benefit Agreement, Potlatch has made available to Potlatch true and complete copies, to the extent applicable, of (i) such Potlatch Benefit Plan or Potlatch Benefit Agreement, including any material amendment thereto, and a summary plan description thereof, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the two most recent annual reports on Form 5500 required to be filed with the IRS with respect thereto and the two most recent annual information returns required to be filed with any Governmental Entity and (v) the most recently received IRS determination letter.

(c) Each Potlatch Benefit Plan and Potlatch Benefit Agreement (and any related trust or other funding vehicle) has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws, other than instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Potlatch Material Adverse Effect. Each Potlatch Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and there are no circumstances or any events that have occurred that would reasonably be expected to cause the loss of such qualification status of any such Potlatch Benefit Plan, except where such loss of qualification status would not, individually or in the aggregate, reasonably be expected to have a Potlatch Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Potlatch Material Adverse Effect, there are no pending or, to the Knowledge of Potlatch, threatened claims by, on behalf of or against any Potlatch Benefit Plan or any trust related thereto that could result in any liability to Potlatch or any of the Potlatch Subsidiaries, and no audit or other proceeding by a Governmental Entity is pending or, to the Knowledge of Potlatch, threatened with respect to any Potlatch Benefit Plan.

(d) With respect to each Potlatch Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Potlatch Material Adverse Effect, (i) no such Potlatch Benefit Plan is currently in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA; (ii) neither Potlatch nor any Commonly Controlled Entity has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA; (iii) no liability (other than for premiums to the Pension Benefit Guaranty Corporation) under Title IV of ERISA has been or is expected to be incurred by Potlatch or any of the Potlatch Subsidiaries and (iv) all contributions required to be made with respect thereto (whether pursuant to the terms of such Potlatch Benefit Plan or by applicable Law) have been made.

(e) None of Potlatch and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, maintained, established, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and none of Potlatch and its Subsidiaries nor any of their Commonly Controlled Entities has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(f) Section 3.10(f) of the Potlatch Disclosure Letter sets forth each Potlatch Benefit Plan and Potlatch Benefit Agreement that provides health, medical or life insurance or other welfare benefits (whether or not insured) with respect to any Potlatch Personnel (or any of their beneficiaries) of Potlatch or any of the Potlatch Subsidiaries after retirement or other termination of employment, other than coverage or benefits (i) required to be provided under Part 6 of Title I of ERISA, Section 4980(6)(f) of the Code or any other applicable Law or (ii) the full cost of which is borne by such Potlatch Personnel (or any of their beneficiaries).

(g) None of the execution and delivery of this Agreement, the performance by any party of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any Potlatch Personnel to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Potlatch Benefit Plan or Potlatch Benefit Agreement or any other transaction-based payments, (iii) result in any breach or violation of, or default under, or limit Potlatch’s right to extend, renew, replace, amend, modify or terminate, any Potlatch Benefit Plan or Potlatch Benefit Agreement or (iv) result in any payment (whether in cash or property or the vesting of property) that could, individually or in combination with any other such payment, subject any Person to Section 4999 of the Code or result in the non-deductibility of any payment under Section 280G of the Code. No Potlatch Benefit Plan or Potlatch Benefit Agreement provides for the gross-up or reimbursement of Taxes under Section 4999 of the Code, Section 409A of the Code or otherwise.

Section 3.11. Labor and Employment Matters.

(a) As of the date of this Agreement, neither Potlatch nor any Potlatch Subsidiary is a party to or bound by any the collective bargaining agreements and other Contracts with any labor union, works council or other similar organization (“Collective Bargaining Agreements”) with respect to any Potlatch Personnel. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Potlatch Material Adverse Effect, (i) there is no pending or, to the Knowledge of Potlatch, threatened strike, lockout, slowdown or work stoppage by or with respect to any Potlatch Personnel and (ii) to the Knowledge of Potlatch, there are no activities or proceedings of any labor organization to organize any employees of Potlatch or any Potlatch Subsidiary and no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor or similar organization.

(b) Except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Potlatch Material Adverse Effect, Potlatch and the Potlatch Subsidiaries are in compliance with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health and continuation coverage under group health plans.

Section 3.12. Litigation. As of the date hereof, there is no suit, action or other proceeding pending or, to the Knowledge of Potlatch, threatened in writing against or uniquely affecting Potlatch or any Potlatch Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Potlatch Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Potlatch, demand or investigation by any Governmental Entity involving Potlatch or any Potlatch Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Potlatch Material Adverse Effect.

Section 3.13. Compliance with Applicable Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Potlatch Material Adverse Effect, Potlatch and the Potlatch Subsidiaries are in compliance with all applicable Laws and the Potlatch Permits. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Potlatch Material Adverse Effect, there is no demand or investigation by or before any Governmental Entity pending or, to the Knowledge of Potlatch, threatened in writing alleging that Potlatch or any Potlatch Subsidiary is not in compliance with any applicable Law or Potlatch Permit or which challenges or questions the validity of any rights of the holder of any Potlatch Permit. This Section 3.13 does not relate to Tax matters, employee benefits matters, labor and employment matters, environmental matters or Intellectual Property matters, which are the subjects of Sections 3.09, 3.10, 3.11, 3.14 and 3.17, respectively.

Section 3.14. Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Potlatch Material Adverse Effect, (a) each of Potlatch and each Potlatch Subsidiary is in compliance with all Environmental Laws, and neither Potlatch nor any Potlatch Subsidiary has received any written communication alleging that Potlatch or any Potlatch Subsidiary is in violation of, or has any liability under, any Environmental Law; (b) each of Potlatch and each Potlatch Subsidiary possesses and is in compliance with all Permits required under Environmental Laws (“Environmental Permits”) for the conduct of its respective operations and all such Environmental Permits are valid and in good standing; (c) there are no Environmental Claims pending or, to the Knowledge of Potlatch, threatened against or affecting Potlatch or any Potlatch Subsidiary; (d) there has been no Release of or exposure to any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against Potlatch or any Potlatch Subsidiary; and (e) neither Potlatch nor any Potlatch Subsidiary has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against Potlatch or any Potlatch Subsidiary.

For all purposes of this Agreement, (i) “Environmental Claims” means any and all administrative, regulatory or judicial suits, actions, other proceedings, demands, investigations, Judgments, directives, Liens or written notices of noncompliance or violation by or from any Person alleging liability of any kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (A) the presence or Release of, or exposure to, any Hazardous Material at any location or (B) the failure to comply with any Environmental Law or Environmental Permit; (ii) “Environmental Law” means any Law, Judgment, legally binding agreement or Permit issued, promulgated or entered into by or with any Governmental Entity relating to pollution, protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), protection of natural resources, climate change, human health and worker safety (as it relates to the exposure to hazardous substances) or the protection of endangered or threatened species; (iii) “Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, hazardous or toxic substances and any other chemical, material, substance or waste that is prohibited, limited or regulated due to its hazardous, toxic or words of similar import qualities under any Law pertaining to the environment, protection of natural resources, climate change, human health and worker safety (as it relates to the exposure to hazardous substances) or the protection of endangered or threatened species; and (iv) “Release” means any unpermitted release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment.

Section 3.15. Contracts.

(a) Except for this Agreement, as of the date of this Agreement, neither Potlatch nor any Potlatch Subsidiary is a party to any Contract required to be filed by Potlatch as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Potlatch Contract”) that has not been so filed.

(b) Except with respect to Contracts solely among Potlatch and any wholly owned Potlatch Subsidiary or wholly owned Potlatch Subsidiaries, or solely among any wholly owned Potlatch Subsidiaries, Section 3.15(b) of the Potlatch Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of:

(i) each non-competition Contract or other Contract that, in any such case, contains terms that expressly (A) limit or otherwise restrict Potlatch or any Potlatch Subsidiary or (B) would, after the Effective Time, limit or otherwise restrict the Combined Company from, in the case of either (A) or (B), engaging or competing in any line of business or in any geographic area, in a manner that would be reasonably likely to be material, in the case of (A), to Potlatch and the Potlatch Subsidiaries, taken as a whole, or in the case of (B), to the Combined Company, taken as a whole;

(ii) each partnership, joint venture or similar agreement, or Contract to which Potlatch or any Potlatch Subsidiary is a party relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case material to Potlatch and the Potlatch Subsidiaries, taken as a whole;

(iii) each loan and credit agreement or other Contract pursuant to which any Indebtedness in excess of $10,000,000 of Potlatch or any Potlatch Subsidiary is outstanding or may be incurred, other than any such Contract between or among Potlatch and the wholly owned Potlatch Subsidiaries;

(iv) other than in the ordinary course, each Contract to which Potlatch or any Potlatch Subsidiary is a party involving the future disposition or acquisition of assets or properties with a fair market value in excess of $10,000,000;

(v) each Contract to which Potlatch or any Potlatch Subsidiary is a party for the purchase or sale of logs, chips, timber or third-party timber cutting rights having a value in excess of $10,000,000 in any 12 month period or $25,000,000 in the aggregate over the remaining term of such Contract;

(vi) each Contract to which Potlatch or any Potlatch Subsidiary is a party for the purchase, sale, option or leasing of minerals or mineral rights having a value in excess of $10,000,000 in any 12 month period or $25,000,000 in the aggregate over the remaining term of such Contract;

(vii) each Contract with any supplier or vendor under which Potlatch or any Potlatch Subsidiary is obligated to purchase goods or services involving consideration in excess of $10,000,000 in any 12 month period or $25,000,000 in the aggregate over the remaining term of such Contract (except with respect to purchase of items of inventory in the ordinary course of business consistent with past practice);

(viii) each Contract with any customer of Potlatch or any Potlatch Subsidiary under which Potlatch or any Potlatch Subsidiary is obligated to sell products for a period of more than three years after the date of this Agreement and involving consideration in excess of $10,000,000 that is not terminable without penalty to Potlatch and any Potlatch Subsidiary; and

(ix) each Contract to which Potlatch or any Potlatch Subsidiary is a party with obligations of Potlatch or any Potlatch Subsidiary with respect to output from a specified geography or territory, other than Contracts under which the total aggregate output is and will after the Effective Time be less than $10,000,000 in any 12 month period or $25,000,000 in the aggregate over the remaining term of such Contract.

Each Contract of the type described in this Section 3.15(b) and each Filed Potlatch Contract is referred to herein as a “Potlatch Material Contract”.

(c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Potlatch Material Adverse Effect, (i) each Potlatch Material Contract (including, for purposes of this Section 3.15(c) as it relates to Section 7.03(a), any Contract entered into after the date of this Agreement that would have been a Potlatch Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of Potlatch or one of the Potlatch Subsidiaries, as the case may be, and, to the Knowledge of Potlatch, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Potlatch Material Contract is in full force and effect and (iii) neither Potlatch nor any Potlatch Subsidiary is (with or without notice or lapse of time, or both) in breach or default under any such Potlatch Material Contract and, to the Knowledge of Potlatch, no other party to any such Potlatch Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

Section 3.16. Properties.

(a) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Potlatch Material Adverse Effect, Potlatch or a Potlatch Subsidiary has good and valid title to, and marketable and insurable fee simple interest in or a valid leasehold interest in, each of the real properties reflected as an asset on the most recent balance sheet of Potlatch included in the Potlatch Reporting Documents (each, a “Potlatch Property”), in each case free and clear of all conditions, encroachments, easements, rights of way, restrictions and Liens, except for conditions, encroachments, easements, rights of way, restrictions or Liens which do not, individually or in the aggregate, materially impair and would not reasonably be expected to materially impair the continued use and operation of the real properties to which they relate in the conduct of Potlatch and each Potlatch Subsidiary as presently conducted. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Potlatch Material Adverse Effect, neither Potlatch nor any Potlatch Subsidiary has received notice to the effect that there are any condemnation, expropriation or other proceedings that are pending or, to the Knowledge of Potlatch, threatened with respect to any material portion of any of the Potlatch Properties. Except for the owners of the properties in which Potlatch or a Potlatch Subsidiary has a leasehold interest and except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Potlatch Material Adverse Effect, no Person other than Potlatch or a Potlatch Subsidiary has any ownership interest in any of the Potlatch Properties, except to the extent that such interest would not be reasonably expected to adversely impact Potlatch’s or the Potlatch Subsidiary’s continued use of the applicable Potlatch Property consistent with its operation as of the date of this Agreement.

(b) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Potlatch Material Adverse Effect, (i) neither Potlatch nor any Potlatch Subsidiary has leased or otherwise granted to any Person the right to use or occupy any Potlatch Property or any portion thereof, (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any Potlatch Property owned by Potlatch or any Potlatch Subsidiary (“Owned Potlatch Property”) or any portion thereof or interest therein, (iii) there are no boundary disputes relating to any Owned Potlatch Property and no encroachments materially and adversely affecting the use of any Owned Potlatch Property and (iv) with respect to each Owned Potlatch Property, all material buildings, structures, fixtures and improvements are in all respects adequate and sufficient and in satisfactory condition to support the operations of Potlatch and each Potlatch Subsidiary as presently conducted to the extent related to such Owned Potlatch Property.

(c) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Potlatch Material Adverse Effect, (i) policies of title insurance or updates or endorsements have been issued, insuring Potlatch’s or the applicable Potlatch Subsidiary’s fee simple title to each of the Owned Potlatch Properties that is a manufacturing or similar facility, in amounts at least equal to the purchase price paid for ownership of such Potlatch Property or such entity that owned such Potlatch Property at the time of the issuance of each such policy, (ii) there has not been any claim made against any such policy that has not been resolved and (iii) there is no suit, action or other proceeding pending or, to the Knowledge of Potlatch, threatened against or affecting Potlatch or any Potlatch Subsidiary challenging Potlatch’s or the applicable Potlatch Subsidiary’s fee simple title to each of the Owned Potlatch Properties.

(d) Each of Potlatch and each Potlatch Subsidiary has complied with the terms of all leases pursuant to which Potlatch or a Potlatch Subsidiary has a leasehold interest in the Potlatch Properties, and all such leases are in full force and effect, except for such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Potlatch Material Adverse Effect.

(e) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Potlatch Material Adverse Effect, neither Potlatch nor any Potlatch Subsidiary has taken any action which would disqualify portions of any Potlatch Property now assessed for ad valorem Taxes on the basis of farm, forest or open space for continued assessment as farm, forest or open space lands.

Section 3.17. Intellectual Property. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Potlatch Material Adverse Effect, (a) each of Potlatch and each Potlatch Subsidiary owns, or is validly licensed or otherwise has the right to use, all patents, patent applications, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights (collectively, “Intellectual Property”) used in or necessary for the conduct of its business as currently conducted, (b) no suits, actions or other proceedings are pending against Potlatch or any Potlatch Subsidiary or, to the Knowledge of Potlatch, threatened against Potlatch or any Potlatch Subsidiary that, in any such case alleges that Potlatch or any Potlatch Subsidiary is infringing, misappropriating or otherwise violating the rights of any Person with respect to any Intellectual Property and (c) to the Knowledge of Potlatch, no Person is infringing, misappropriating or otherwise violating the rights of Potlatch or any Potlatch Subsidiary with respect to any Intellectual Property owned by Potlatch or any Potlatch Subsidiary.

Section 3.18. Permits. Each of Potlatch and each Potlatch Subsidiary has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, exemptions, orders, registrations, clearances and approvals (collectively “Permits”) necessary to enable each of Potlatch and each Potlatch Subsidiary to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted (collectively, the “Potlatch Permits”), except where the failure to have such power or authority or to possess the Potlatch Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Potlatch Material Adverse Effect.

Section 3.19. Insurance. Except as would not, individually or in the aggregate, have a Potlatch Material Adverse Effect (i) all insurance policies of Potlatch and the Potlatch Subsidiaries are in full force and effect and (ii) all premiums due thereon have been paid.

Section 3.20. Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, the fees and expenses of which shall be paid by Potlatch, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Potlatch or any Potlatch Subsidiary. The estimated aggregate amount of such fees and expenses has been disclosed to Deltic prior to the date of this Agreement.

Section 3.21. Opinion of Financial Advisor. The Potlatch Board has received an opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated to the effect that, as of the date of such opinion, subject to the various assumptions and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to Potlatch. A signed copy of the written opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated rendered to the Potlatch Board will be delivered to Deltic, solely for informational purposes, promptly following receipt thereof by Potlatch.

Section 3.22. No Merger Sub Activity. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. Potlatch owns, and at the Effective Time will own, directly or indirectly, all of the outstanding equity interests of Merger Sub.

Section 3.23. Investment Company Act. Neither Potlatch nor any Potlatch Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940 (the “Investment Company Act”).

Section 3.24. Affiliate Transactions. Except for (i) Contracts filed or incorporated by reference as an exhibit to the Filed Potlatch Reporting Documents and (ii) the Potlatch Benefits Plans, Section 3.24 of the Potlatch Disclosure Letter sets forth a true and complete list of the Contracts or understandings that are in existence as of the date of this Agreement between, on the one hand, Potlatch or any Potlatch Subsidiary and, on the other hand, any (x) present executive officer or director of Potlatch or any Potlatch Subsidiary or any person that has served as an executive officer or director of Potlatch or any Potlatch Subsidiary within the last five years or any of such officer’s or director’s immediate family members, (y) record or beneficial owner of more than 5% of the shares of Potlatch Common Stock as of the date of this Agreement or (z) to the Knowledge of Potlatch, any affiliate of any such officer, director or owner (other than Potlatch or any Potlatch Subsidiary).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF DELTIC

Deltic represents and warrants to Potlatch that the statements contained in this Article 4 are true and correct, except (i) as set forth in the Deltic Reporting Documents publicly available and filed with or furnished to the SEC after January 1, 2016 and at least two Business Days prior to the date of this Agreement (the “Filed Deltic Reporting Documents”) (excluding (x) any exhibits to the Filed Deltic Reporting Documents and (y) any disclosures in the Filed Deltic Reporting Documents (A) in any risk factors section, (B) in the “Forward-Looking Statements” section and (C) in any other disclosures that are similarly predictive or forward-looking in nature) or (ii) subject to Section 9.05, as set forth in the disclosure letter delivered by Deltic to Potlatch prior to the execution and delivery by Deltic of this Agreement (the “Deltic Disclosure Letter”).

Section 4.01. Organization, Standing and Power. Each of Deltic and each of Deltic’s Subsidiaries (the “Deltic Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Deltic Material Adverse Effect. Each of Deltic and each Deltic Subsidiary is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties and assets makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Deltic Material Adverse Effect. Deltic has made available to Potlatch, prior to execution of this Agreement, true and complete copies of the amended and restated certificate of incorporation of Deltic in effect as of the date of this Agreement (the “Deltic Charter”) and the amended and restated bylaws of Deltic in effect as of the date of this Agreement (the “Deltic Bylaws”).

Section 4.02. Deltic Subsidiaries.

(a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Deltic Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned by Deltic, by another Deltic Subsidiary or by Deltic and another Deltic Subsidiary, free and clear of all Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Laws. Section 4.02(a) of the Deltic Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Deltic Subsidiaries, together with the jurisdiction of incorporation or organization, as the case may be, of each Deltic Subsidiary and the classification for U.S. federal income tax purposes of each Deltic Subsidiary.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Deltic Subsidiaries, neither Deltic nor any Deltic Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity other than ordinary course investments in publicly traded securities constituting one percent or less of a class of outstanding securities of any entity.

Section 4.03. Capital Structure.

(a) The authorized capital stock of Deltic consists of 50,000,000 shares of Deltic Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share (the “Deltic Preferred Stock” and, together with the Deltic Common Stock, the “Deltic Capital Stock”). At the close of business on September 30, 2017, (i) 12,188,699 shares of Deltic Common Stock were issued and outstanding, which includes 117,904 shares that were issued and outstanding as a result of Deltic Restricted Stock Awards and Deltic Performance-Based Restricted Stock Awards, (ii) 625,180 shares of Deltic Common Stock were held in Deltic’s treasury, (iii) no shares of the Deltic Preferred Stock were issued and outstanding and (iv) 81,822 shares of Deltic Common Stock were reserved and available for issuance upon exercise of outstanding Deltic Stock Option Awards. Except as set forth in this Section 4.03(a), at the close of business on September 30, 2017, no shares of capital stock or voting securities of, or other equity interests in, Deltic were issued, reserved for issuance or outstanding. From the close of business on September 30, 2017, to the date of this Agreement, there have been no issuances by Deltic of shares of capital stock or voting securities of, or other equity interests in, Deltic, other than the issuance of shares of Deltic Common Stock upon the exercise of Deltic Stock Options outstanding at the close of business on September 30, and in accordance with their terms in effect at such time.

(b) All outstanding shares of Deltic Capital Stock are, and all shares of Deltic Capital Stock that may be issued upon the exercise of Deltic Stock Option Awards or upon the settlement of Deltic Restricted Stock Awards or Deltic Performance-Based Restricted Stock Awards will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Deltic Charter, the Deltic Bylaws or any Contract to which Deltic or any Deltic Subsidiary is a party or otherwise bound (including the Deltic Stock Plans). Except as set forth above in this Section 4.03, there are not issued, reserved for issuance or outstanding, and there are no outstanding obligations of Deltic or any Deltic Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock or voting securities of, or other equity interests in, Deltic or any Deltic Subsidiary or any securities of Deltic or any Deltic Subsidiary convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, Deltic or any Deltic Subsidiary, (y) any warrants, calls, options or other rights to acquire from Deltic or any Deltic Subsidiary, or any other obligation of Deltic or any Deltic Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Deltic or any Deltic Subsidiary or (z) any rights issued by or other obligations of Deltic or any Deltic Subsidiary that are linked in any way to the price of any capital stock or voting securities of, or other equity interests in, Deltic or any Deltic Subsidiary, the value of Deltic, any Deltic Subsidiary or any part of Deltic or any Deltic Subsidiary or any dividends or other distributions declared or paid on any capital stock or voting securities of, or other equity interests in, Deltic or any Deltic Subsidiary. Except pursuant to the Deltic Stock Plans, there are not any outstanding obligations of Deltic or any Deltic Subsidiary to repurchase, redeem or otherwise acquire any capital stock or voting securities of, or other equity interests in, Deltic or any Deltic Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of Deltic having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Deltic may vote (collectively, “Deltic Voting Debt”). Neither Deltic nor any Deltic Subsidiary is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Deltic. Except for this Agreement, neither Deltic nor any Deltic Subsidiary is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Deltic or any Deltic Subsidiary. All Deltic Stock Option Awards, Deltic Restricted Stock Awards or Deltic Performance-Based Restricted Stock Awards outstanding as of the date of this Agreement may, pursuant to their terms, be treated in accordance with Section 6.04.

(c) Section 4.03(c) of the Deltic Disclosure Letter sets forth a true and complete list of all Deltic Stock Option Awards, Deltic Restricted Stock Awards and Deltic Performance-Based Stock Awards outstanding as of September 30, 2017, setting forth the holder’s participation identification number, the number of shares subject to each award, the grant date, vesting schedule and expiration date with respect to each award and the exercise price with respect to each Deltic Stock Option Award. No Deltic Stock Option Awards, Deltic Restricted Stock Awards or Deltic Performance-Based Awards have been granted since September 30, 2017 through the date hereof.

Section 4.04. Authority; Execution and Delivery; Enforceability.

(a) Deltic has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the Deltic Stockholder Approval. The Board of Directors of Deltic (the “Deltic Board”) has adopted resolutions, by unanimous vote at a meeting duly called at which a quorum of directors of Deltic was present, (i) approving this Agreement, (ii) determining that entering into this Agreement is in the best interests of Deltic and its stockholders, (iii) declaring this Agreement advisable, (iv) recommending that Deltic’s stockholders adopt this Agreement and directing that this Agreement be submitted to Deltic’s stockholders for adoption at a duly held meeting of such stockholders for such purpose (the “Deltic Stockholders Meeting”) (clauses (i), (ii), (iii) and (iv) being referred to as the “Deltic Recommendation”) and (v) amending the Deltic Bylaws to include the provision set forth in Exhibit A. Such resolutions have not been amended or withdrawn as of the date of this Agreement. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Deltic Common Stock entitled to vote at the Deltic Stockholders Meeting (the “Deltic Stockholder Approval”), no other corporate proceedings on the part of Deltic are necessary to authorize, adopt or approve this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL and the LLC Act). Deltic has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Potlatch, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) The Deltic Board has adopted such resolutions as are necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in respect of Deltic.

Section 4.05. No Conflicts; Consents.

(a) The execution and delivery by Deltic of this Agreement does not, and the performance by Deltic of its obligations hereunder and the consummation by Deltic of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock, voting securities or other equity interests or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Deltic or any Deltic Subsidiary under, any provision of (i) the Deltic Charter, the Deltic Bylaws or the comparable organizational documents of any Deltic Subsidiary that is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act (assuming that the Deltic Stockholder Approval is obtained), (ii) any Contract to which Deltic or any Deltic Subsidiary is a party or by which any of their respective properties or assets is bound or any Deltic Permit or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law, in each case applicable to Deltic or any Deltic Subsidiary or their respective properties or assets (assuming that the Deltic Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Deltic Material Adverse Effect (it being agreed that for purposes of this

Section 4.05(a), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Deltic Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with, any Governmental Entity is required to be obtained or made by or with respect to Deltic or any Deltic Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) compliance with any applicable requirements of the HSR Act and with any other applicable Antitrust Laws, (B) the filing with the SEC of the Joint Proxy Statement in definitive form, (C) the filing with the SEC, and the declaration of effectiveness under the Securities Act, of the Form S-4 and (D) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) Consents, registrations, declarations, notices or filings set forth in Section 4.05(b) of the Deltic Disclosure Letter, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Potlatch and Deltic are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the Merger Consideration, (v) such Consents of or from, or registrations, declarations, notices or filings to or with the NYSE and/or Nasdaq as are required to permit the consummation of the Merger and the listing of the shares of Potlatch Common Stock to be issued as Merger Consideration and (vi) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Deltic Material Adverse Effect (it being agreed that for purposes of this Section 4.05(b), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Deltic Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 4.06. Reporting Documents; Undisclosed Liabilities.

(a) Deltic has furnished or filed all material reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Deltic with the SEC since January 1, 2015 (such documents, excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “Deltic Reporting Documents”).

(b) Each Deltic Reporting Document (i) at the time filed, complied in all material respects with the requirements of SOX, the Exchange Act and the Securities Act, as applicable to such Deltic Reporting Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Deltic included in the Deltic Reporting Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in all material respects in accordance with GAAP (except, as indicated in the notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Deltic and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Neither Deltic nor any Deltic Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for (i) liabilities that are reflected or reserved against on the balance sheet in the Deltic Annual Report on Form 10-K for the period ended December 31, 2016 (including any notes thereto), (ii) liabilities that were incurred or arose since December 31, 2016 in the ordinary course of business of Deltic, (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby or (iv) other liabilities that, individually or in the aggregate, have not had or would not reasonably be expected to have a Deltic Material Adverse Effect.

(d) Each of the principal executive officer of Deltic and the principal financial officer of Deltic (or each former principal executive officer of Deltic and each former principal financial officer of Deltic) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Deltic Reporting Documents, and the statements contained in such certifications were true and correct in all material respects at the time made. Neither Deltic nor any Deltic Subsidiary has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) Deltic maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Deltic’s properties or assets.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by Deltic are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Deltic in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Deltic, as appropriate, to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of Deltic to make the certifications required under the Exchange Act with respect to such reports.

(g) Since January 1, 2016, none of Deltic, Deltic’s independent accountants, the Deltic Board or the audit committee of the Deltic Board has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Deltic, (ii) “material weakness” in the internal controls over financial reporting of Deltic or (iii) fraud, whether or not material, that involves management or other employees of Deltic who have a significant role in the internal controls over financial reporting of Deltic.

Section 4.07. Information Supplied. None of the information supplied or to be supplied by Deltic for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of Potlatch’s stockholders and Deltic’s stockholders or at the time of each of the Potlatch Stockholders Meeting and the Deltic Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Deltic with respect to statements made or incorporated by reference therein based on information supplied by Potlatch for inclusion or incorporation by reference therein.

Section 4.08. Absence of Certain Changes or Events. From January 1, 2017 to the date of this Agreement:

(a) other than as related to the transactions contemplated by this Agreement or Deltic’s review of strategic alternatives, each of Deltic and each Deltic Subsidiary has conducted its respective business in the ordinary course in all material respects;

(b) there has been no fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Deltic Material Adverse Effect;

(c) there has not occurred:

(i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock or voting securities of, or other equity interests in, Deltic or the capital stock or voting securities of, or other equity interests in, any Deltic Subsidiary (other than (A) regular quarterly cash dividends in an amount not exceeding $0.10 per share of Deltic Common Stock and (B) dividends or other distributions by a direct or indirect wholly owned Deltic Subsidiary to its direct stockholders or other equity holders) or any repurchase for value by Deltic of any capital stock or voting securities of, or other equity interests in, Deltic or the capital stock or voting securities of, or other equity interests in, any Deltic Subsidiary;

(ii) any split, reverse split, combination, consolidation, subdivision or reclassification of any capital stock or voting securities of, or other equity interests in, Deltic, securities convertible into or exercisable or exchangeable for capital stock or voting securities of, or other equity interests in, Deltic;

(iii) any incurrence of material Indebtedness for borrowed money or any guarantee of such material Indebtedness for borrowed money of another Person (other than Deltic or a wholly owned Deltic Subsidiary), or any issue or sale of debt securities, warrants or other rights to acquire any debt security of Deltic or any Deltic Subsidiary, other than draws on existing revolving credit facilities in the ordinary course of business;

(iv) (A) any direct or indirect sale, lease, license, mortgage, pledge, sale and leaseback or other encumbrance or other disposal of any of Deltic’s or any Deltic Subsidiary’s property or assets or any interests therein (other than the sale of inventory in the ordinary course of business consistent with past practice) with, individually or in the aggregate, a fair market value in excess of $5,000,000 or (B) any acquisitions of businesses (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise), for a purchase price in excess of $5,000,000;

(v) any change in financial accounting methods, principles or practices by Deltic or any Deltic Subsidiary, except insofar as may have been required by a change in GAAP or Law; or

(vi) any material elections or changes thereto with respect to Taxes by Deltic or any Deltic Subsidiary or any settlement or compromise by Deltic or any Deltic Subsidiary of any material Tax liability or refund, in each case other than in the ordinary course of business.

Section 4.09. Taxes.

(a) (i) Each of Deltic and each Deltic Subsidiary has duly and timely filed, taking into account any extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects; (ii) each of Deltic and each Deltic Subsidiary has paid all material Taxes required to have been paid other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; and (iii) no deficiency for any material Tax has been asserted or assessed by a taxing authority against Deltic or any Deltic Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings. Deltic and each Deltic Subsidiary have established reserves in accordance with GAAP that are adequate for the payment of all material Taxes not yet due and payable with respect to each of them through the date of its most recent financial statements.

(b) No material Tax or Tax Return of Deltic or any Deltic Subsidiary is under audit or examination by any taxing authority, and no written (or, to the Knowledge of Deltic, oral) notice of such an audit or examination has been received by Deltic or any Deltic Subsidiary. No deficiencies for any material Taxes have been proposed, asserted or assessed against Deltic or any Deltic Subsidiary, and no requests for waivers or extensions of the time to assess any such Taxes are pending or have been granted (other than in connection with any extension of time to file any Tax Return). No other procedure, proceeding or contest of any refund or deficiency in respect of material Taxes is pending in or on appeal from any Governmental Entity.

(c) Other than for Taxes not yet due and delinquent or that are being contested in good faith in appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, there are no Liens with respect to material Taxes against any of the properties or assets of Deltic or any Deltic Subsidiary. No written or, to the Knowledge of Deltic, other claim has been received by Deltic or any Deltic Subsidiary from an authority in a jurisdiction where such corporation does not file Tax Returns that it is or may be subject to material taxation by such jurisdiction. Neither Deltic nor any Deltic Subsidiary is a party to or is otherwise bound by any material Tax sharing, allocation or indemnification Contract (other than such a Contract exclusively between or among Deltic and wholly owned Deltic Subsidiaries or customary tax gross-up or tax indemnity provisions in a credit agreement, purchase agreement, or other commercial agreement the primary purpose of which does not relate to Taxes).

(d) Neither Deltic nor any Deltic Subsidiary (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or other similar combined, consolidated, or unitary Tax group (other than a group the common parent of which was Deltic or any Deltic Subsidiary) or (ii) has any liability for material Taxes of any person (other than Deltic or any Deltic Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Laws), as a transferee or successor, by contract or otherwise.

(e) Neither Deltic nor any Deltic Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state or foreign Law).

(f) Neither Deltic nor any Deltic Subsidiary has taken or agreed to take any action (with respect to the Intended Potlatch REIT Treatment, to the Knowledge of Deltic), or is aware of any fact or circumstance, that would prevent the Intended Tax Treatment.

(g) Neither Deltic nor any Deltic Subsidiary has been the “distributing corporation” or “controlled corporation” (as such terms are defined in Section 355 of the Code) with respect to a distribution of stock described in or intended to qualify for tax-free treatment (in whole or in part) under Section 355(a) of the Code or Section 361 of the Code at any time (i) within the last two years, or (ii) since December 7, 2015.

(h) Neither Deltic nor any Deltic Subsidiary directly or indirectly (i) manages a lodging facility or a health care facility or (ii) provides to any other person (under a franchise, license, or otherwise) rights to any brand name under which any lodging facility or health care facility is operated, in each case within the meaning of Section 856(l)(3) of the Code.

(i) In the reasonable estimation of Deltic as of the date hereof, the amount of accumulated “earnings and profits” for U.S. federal income tax purposes for Deltic as of October 1, 2017 (determined as if the taxable year of Deltic closed at the end of September 30, 2017) is approximately $250,000,000.

Section 4.10. Employee Benefits.

(a) Section 4.10(a) of the Deltic Disclosure Letter sets forth a true and complete list of each material Deltic Benefit Plan and each material Deltic Benefit Agreement.

(b) With respect to each material Deltic Benefit Plan and material Deltic Benefit Agreement, Deltic has made available to Potlatch true and complete copies, to the extent applicable, of (i) such Deltic Benefit Plan or Deltic Benefit Agreement, including any material amendment thereto, and a summary plan description thereof, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the two most recent annual reports on Form 5500 required to be filed with the IRS with respect thereto and the two most recent annual information returns required to be filed with any Governmental Entity and (v) the most recently received IRS determination letter.

(c) Each Deltic Benefit Plan and Deltic Benefit Agreement (and any related trust or other funding vehicle) has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws, other than instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Deltic Material Adverse Effect. Each Deltic Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and there are no circumstances or any events that have occurred that would reasonably be expected to cause the loss of such qualification status of any such Deltic Benefit Plan, except where such loss of qualification status would not, individually or in the aggregate, reasonably be expected to have a Deltic Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Deltic Material Adverse Effect, there are no pending or, to the Knowledge of Deltic, threatened claims by, on behalf of or against any Deltic Benefit Plan or any trust related thereto that could result in any liability to Deltic or any of the Deltic Subsidiaries, and no audit or other proceeding by a Governmental Entity is pending or, to the Knowledge of Deltic, threatened with respect to any Deltic Benefit Plan.

(d) With respect to each Deltic Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Deltic Material Adverse Effect, (i) no such Deltic Benefit Plan is currently in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA; (ii) neither Deltic nor any Commonly Controlled Entity has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA; (iii) no liability (other than for premiums to the Pension Benefit Guaranty Corporation) under Title IV of ERISA has been or is expected to be incurred by Deltic or any of the Deltic Subsidiaries and (iv) all contributions required to be made with respect thereto (whether pursuant to the terms of such Deltic Benefit Plan or by applicable Law) have been made.

(e) None of Deltic and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, maintained, established, contributed to or been obligated to contribute to any Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and none of Deltic and its Subsidiaries nor any of their Commonly Controlled Entities has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(f) Section 4.10(f) of the Deltic Disclosure Letter sets forth each Deltic Benefit Plan and Deltic Benefit Agreement that provides health, medical or life insurance or other welfare benefits (whether or not insured) with respect to any Deltic Personnel (or any of their beneficiaries) of Deltic or any of the Deltic Subsidiaries after retirement or other termination of employment, other than coverage or benefits (i) required to be provided under Part 6 of Title I of ERISA, Section 4980(6)(f) of the Code or any other applicable Law or (ii) the full cost of which is borne by such Deltic Personnel (or any of their beneficiaries).

(g) None of the execution and delivery of this Agreement, the performance by any party of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any Deltic Personnel to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Deltic Benefit Plan or Deltic Benefit Agreement or any other transaction based payments, (iii) result in any breach or violation of, or default under, or limit Deltic’s right to extend, renew, replace, amend, modify or terminate, any Deltic Benefit Plan or Deltic Benefit Agreement or (iv) result in any payment (whether in cash or property or the vesting of property) that could, individually or in combination with any other such payment, subject any Person to Section 4999 of the Code or result in the non-deductibility of any payment under Section 280G of the Code. No Deltic Benefit Plan or Deltic Benefit Agreement provides for the gross-up or reimbursement of Taxes under Section 4999 of the Code, Section 409A of the Code or otherwise.

Section 4.11. Labor and Employment Matters.

(a) As of the date of this Agreement, neither Deltic nor any Deltic Subsidiary is a party to or bound by any Collective Bargaining Agreements with respect to any Deltic Personnel. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Deltic Material Adverse Effect, (i) there is no pending or, to the Knowledge of Deltic, threatened strike, lockout, slowdown or work stoppage by or with respect to any Deltic Personnel and (ii) to the Knowledge of Deltic, there are no activities or proceedings of any labor organization to organize any employees of Deltic or any Deltic Subsidiary and no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor or similar organization.

(b) Except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Deltic Material Adverse Effect, Deltic and the Deltic Subsidiaries are in compliance with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health and continuation coverage under group health plans.

Section 4.12. Litigation. As of the date hereof, there is no suit, action or other proceeding pending or, to the Knowledge of Deltic, threatened in writing against or uniquely affecting Deltic or any Deltic Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Deltic Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Deltic, demand or investigation by any Governmental Entity involving Deltic or any Deltic Subsidiary or any of their respective properties or assets, that, individually or in the aggregate, has had or would reasonably be expected to have a Deltic Material Adverse Effect.

Section 4.13. Compliance with Applicable Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Deltic Material Adverse Effect, Deltic and the Deltic Subsidiaries are in compliance with all applicable Laws and the Deltic Permits. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Deltic Material Adverse Effect, there is no demand or investigation by or before any Governmental Entity pending or, to the Knowledge of Deltic, threatened in writing alleging that Deltic or any Deltic Subsidiary is not in compliance with any applicable Law or Deltic Permit or which challenges or questions the validity of any rights of the holder of any Deltic Permit. This Section 4.13 does not relate to Tax matters, employee benefits matters, labor and employment matters, environmental matters or Intellectual Property matters, which are the subjects of Sections 4.09, 4.10, 4.11, 4.14 and 4.17, respectively.

Section 4.14. Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Deltic Material Adverse Effect, (a) each of Deltic and each Deltic Subsidiary is in compliance with all Environmental Laws, and neither Deltic nor any Deltic Subsidiary has received any written communication alleging that Deltic or any Deltic Subsidiary is in violation of, or has any liability under, any Environmental Law; (b) each of Deltic and each Deltic Subsidiary possesses and is in compliance with all Environmental Permits required for the conduct of its respective operations and all such Environmental Permits are valid and in good standing; (c) there are no Environmental Claims pending or, to the Knowledge of Deltic, threatened against or affecting Deltic or any Deltic Subsidiary; (d) there has been no Release of or exposure to any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against Deltic or any Deltic Subsidiary; and (e) neither Deltic nor any Deltic Subsidiary has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against Deltic or any Deltic Subsidiary.

Section 4.15. Contracts.

(a) Except for this Agreement, as of the date of this Agreement, neither Deltic nor any Deltic Subsidiary is a party to any Contract required to be filed by Deltic as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Deltic Contract”) that has not been so filed.

(b) Except with respect to Contracts solely among Deltic and any wholly owned Deltic Subsidiary or wholly owned Deltic Subsidiaries, or solely among any wholly owned Deltic Subsidiaries, Section 4.15(b) of the Deltic Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of:

(i) each non-competition Contract or other Contract that, in any such case, contains terms that expressly (A) limit or otherwise restrict Deltic or any Deltic Subsidiary or (B) would, after the Effective Time, limit or otherwise restrict the Combined Company from, in the case of either (A) or (B), engaging or competing in any line of business or in any geographic area, in a manner that would be reasonably likely to be material, in the case of (A), to Deltic and the Deltic Subsidiaries, taken as a whole, or in the case of (B), to the Combined Company, taken as a whole;

(ii) each loan and credit agreement or other Contract pursuant to which any Indebtedness in excess of $5,000,000 of Deltic or any Deltic Subsidiary is outstanding or may be incurred, other than any such Contract between or among Deltic and the wholly owned Deltic Subsidiaries;

(iii) each partnership, joint venture or similar agreement or Contract to which Deltic or any Deltic Subsidiary is a party relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case material to Deltic and the Deltic Subsidiaries, taken as a whole;

(iv) other than in the ordinary course, each Contract to which Deltic or any Deltic Subsidiary is a party involving the future disposition or acquisition of assets or properties with a fair market value in excess of $5,000,000;

(v) each Contract to which Deltic or any Deltic Subsidiary is a party for the purchase or sale of logs, chips, timber or third-party timber cutting rights having a value in excess of $5,000,000 in any 12 month period or $12,500,000 in the aggregate over the remaining term of such Contract;

(vi) each Contract to which Deltic or any Deltic Subsidiary is a party for the purchase, sale, option or leasing of minerals or mineral rights having a value in excess of $5,000,000 in any 12 month period or $12,500,000 in the aggregate over the remaining term of such Contract;

(vii) each Contract with any supplier or vendor under which Deltic or any Deltic Subsidiary is obligated to purchase goods or services involving consideration in excess of $5,000,000 in any 12 month period or $12,500,000 in the aggregate over the remaining term of such Contract (except with respect to purchase of items of inventory in the ordinary course of business consistent with past practice);

(viii) each Contract with any customer of Deltic or any Deltic Subsidiary under which Deltic or any Deltic Subsidiary is obligated to sell products for a period of more than three years after the date of this Agreement and involving consideration in excess of $5,000,000 that is not terminable without penalty to Deltic and any Deltic Subsidiary; and

(ix) each Contract to which Deltic or any Deltic Subsidiary is a party with obligations of Deltic or any Deltic Subsidiary with respect to output from a specified geography or territory, other than Contracts under which the total aggregate output is and will after the Effective Time be less than $5,000,000 in any 12 month period or $12,500,000 in the aggregate over the remaining term of such Contract.

Each Contract of the type described in this Section 4.15(b) and each Filed Deltic Contract is referred to herein as a “Deltic Material Contract”.

(c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Deltic Material Adverse Effect, (i) each Deltic Material Contract (including, for purposes of this Section 4.15(c) as it relates to Section 7.02(a), any Contract entered into after the date of this Agreement that would have been a Deltic Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of Deltic or one of the Deltic Subsidiaries, as the case may be, and, to the Knowledge of Deltic, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Deltic Material Contract is in full force and effect and (iii) neither Deltic nor any Deltic Subsidiary is (with or without notice or lapse of time, or both) in breach or default under any such Deltic Material Contract and, to the Knowledge of Deltic, no other party to any such Deltic Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

Section 4.16. Properties.

(a) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Deltic Material Adverse Effect, Deltic or a Deltic Subsidiary has good and valid title to, and marketable and insurable fee simple interest in or a valid leasehold interest in, each of the real properties reflected as an asset on the most recent balance sheet of Deltic included in the Deltic Reporting Documents (each, a “Deltic Property”), in each case free and clear of all conditions, encroachments, easements, rights of way, restrictions and Liens, except for conditions, encroachments, easements, rights of way, restrictions or Liens which do not, individually or in the aggregate, materially impair and would not reasonably be expected to materially impair the continued use and operation of the real properties to which they relate in the conduct of Deltic and each Deltic Subsidiary as presently conducted. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Deltic Material Adverse Effect, neither Deltic nor any Deltic Subsidiary has received notice to the effect that there are any condemnation, expropriation or other proceedings that are pending or, to the Knowledge of Deltic, threatened with respect to any material portion of any of the Deltic Properties. Except for the owners of the properties in which Deltic or a Deltic Subsidiary has a leasehold interest and except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Deltic Material Adverse Effect, no Person other than Deltic or a Deltic Subsidiary has any ownership interest in any of the Deltic Properties, except to the extent that such interest would not be reasonably expected to adversely impact Deltic’s or the Deltic Subsidiary’s continued use of the applicable Deltic Property consistent with its operation as of the date of this Agreement.

(b) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Deltic Material Adverse Effect, (i) neither Deltic nor any Deltic Subsidiary has leased or otherwise granted to any Person the right to use or occupy any Deltic Property or any portion thereof, (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any Deltic Property owned by Deltic or any Deltic Subsidiary (an “Owned Deltic Property”) or any portion thereof or interest therein, (iii) there are no boundary disputes relating to any Owned Deltic Property and no encroachments materially and adversely affecting the use of any Owned Deltic Property and (iv) with respect to each Owned Deltic Property, all material buildings, structures, fixtures and improvements are in all respects adequate and sufficient and in satisfactory condition to support the operations of Deltic and each Deltic Subsidiary as presently conducted to the extent related to such Owned Deltic Property.

(c) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Deltic Material Adverse Effect, (i) policies of title insurance or updates or endorsements have been issued, insuring Deltic’s or the applicable Deltic Subsidiary’s fee simple title to each of the Owned Deltic Properties that is a manufacturing or similar facility, in amounts at least equal to the purchase price paid for ownership of such Deltic Property or such entity that owned such Deltic Property at the time of the issuance of each such policy, (ii) there has not been any claim made against any such policy that has not been resolved and (iii) there is no suit, action or other proceeding pending or, to the Knowledge of Deltic, threatened against or affecting Deltic or any Deltic Subsidiary challenging Deltic’s or the applicable Deltic Subsidiary’s fee simple title to each of the Owned Deltic Properties.

(d) Each of Deltic and each Deltic Subsidiary has complied with the terms of all leases pursuant to which Deltic or a Deltic Subsidiary has a leasehold interest in the Deltic Properties, and all such leases are in full force and effect, except for such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Deltic Material Adverse Effect.

(e) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Deltic Material Adverse Effect, neither Deltic nor any Deltic Subsidiary has taken any action which would disqualify portions of any Deltic Property now assessed for ad valorem Taxes on the basis of farm, forest or open space for continued assessment as farm, forest or open space lands.

Section 4.17. Intellectual Property. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Deltic Material Adverse Effect, (a) each of Deltic and each Deltic Subsidiary owns, or is validly licensed or otherwise has the right to use, all Intellectual Property used in or necessary for the conduct of its business as currently conducted, (b) no suits, actions or other proceedings are pending against Deltic or any Deltic Subsidiary or, to the Knowledge of Deltic, threatened against Deltic or any Deltic Subsidiary that, in any such case alleges that Deltic or any Deltic Subsidiary is infringing, misappropriating or otherwise violating the rights of any Person with respect to any Intellectual Property and (c) to the Knowledge of Deltic, no Person is infringing, misappropriating or otherwise violating the rights of Deltic or any Deltic Subsidiary with respect to any Intellectual Property owned by Deltic or any Deltic Subsidiary.

Section 4.18. Permits. Each of Deltic and each Deltic Subsidiary has all requisite power and authority and possesses all Permits necessary to enable each of Deltic and each Deltic Subsidiary to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted (collectively, the “Deltic Permits”), except where the failure to have such power or authority or to possess the Deltic Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Deltic Material Adverse Effect.

Section 4.19. Insurance. Except as would not, individually or in the aggregate, have a Deltic Material Adverse Effect, (i) all insurance policies of Deltic and the Deltic Subsidiaries are in full force and effect and (ii) all premiums due thereon have been paid.

Section 4.20. Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co., is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Deltic or any Deltic Subsidiary. The estimated aggregate amount of such fees and expenses has been disclosed to Potlatch prior to the date of this Agreement.

Section 4.21. Opinion of Financial Advisor. The Deltic Board has received an opinion from Goldman, Sachs & Co. to the effect that, as of the date of such opinion, subject to the qualifications, assumptions and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to holders of Deltic Common Stock (other than Potlatch and its affiliates). A signed copy of the written opinion of Goldman, Sachs & Co. rendered to the Deltic Board will be delivered to Potlatch, solely for informational purposes, promptly following receipt thereof by Deltic.

Section 4.22. Investment Company Act. Neither Deltic nor any Deltic Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 4.23. Affiliate Transactions. Except for (i) Contracts filed or incorporated by reference as an exhibit to the Filed Deltic Reporting Documents and (ii) the Deltic Benefits Plans, Section 4.23 of the Deltic Disclosure Letter sets forth a true and complete list of the Contracts or understandings that are in existence as of the date of this Agreement between, on the one hand, Deltic or any Deltic Subsidiary and, on the other hand, any (x) present executive officer or director of Deltic or any Deltic Subsidiary or any person that has served as an executive officer or director of Deltic or any Deltic Subsidiary within the last five years or any of such officer’s or director’s immediate family members, (y) record or beneficial owner of more than 5% of the shares of Deltic Common Stock as of the date of this Agreement or (z) to the Knowledge of Deltic, any affiliate of any such officer, director or owner (other than Deltic or any Deltic Subsidiary).

ARTICLE 5

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01. Conduct of Business.

(a) Conduct of Business by Potlatch. Except for matters set forth in Section 5.01(a) of the Potlatch Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Deltic (which shall not be unreasonably withheld, conditioned or delayed) or as required by Law, from the date of this Agreement to the Effective Time, Potlatch shall, and shall cause each Potlatch Subsidiary to, (i) conduct its business in the ordinary course in all material respects and (ii) use reasonable best efforts to preserve intact its business organization and business relationships and maintain the status of Potlatch as a REIT. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01(a) of the Potlatch Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Deltic (which shall not be unreasonably withheld, conditioned or delayed) or as required by Law, from the date of this Agreement to the Effective Time, Potlatch shall not, and shall not permit any Potlatch Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, voting securities or other equity interests, other than (x) regular quarterly cash dividends payable by Potlatch in respect of shares of Potlatch Common Stock not exceeding $0.40 per share of Potlatch Common Stock with usual declaration, record and payment dates and in accordance with Potlatch’s current dividend policy, (y) dividends and distributions by a direct or indirect wholly owned Potlatch Subsidiary to its parent and (z) as expressly permitted by Section 6.16(b), (B) split, reverse split, combine, consolidate, subdivide or reclassify any of its capital stock, voting securities or other equity interests, or securities convertible into or exchangeable or exercisable for any capital stock, voting securities or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, voting securities or other equity interests, other than as permitted by Section 5.01(a)(ii) or Section 5.01(a)(iv), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or other equity interests in, Potlatch or any Potlatch Subsidiary or any securities of Potlatch or any Potlatch Subsidiary convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, Potlatch or any Potlatch Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, voting securities or other equity interests, other than (1) the acquisition by Potlatch of shares of Potlatch Common Stock in connection with the surrender of shares of Potlatch Common Stock by holders of Potlatch Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Potlatch Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Potlatch Stock Plans, (3) the acquisition by Potlatch of awards granted pursuant to the Potlatch Stock Plans in connection with the forfeiture of such awards and (4) the acquisition by the trustee of any employee benefit plan maintained by Potlatch or any Potlatch Subsidiary that is intended to qualify under Section 401(k) of the Code (the “Potlatch 401(k) Plan”) of shares of Potlatch Common Stock in order to satisfy participant elections under the Potlatch 401(k) Plan;

(ii) other than as permitted by Section 5.01(a)(iv), issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of Potlatch or a Potlatch Subsidiary (other than, in the case of a wholly owned Potlatch Subsidiary, to Potlatch or another wholly owned Potlatch Subsidiary), (B) any other voting securities of or other equity interests in Potlatch or any Potlatch Subsidiary, (C) any securities convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, Potlatch or any Potlatch Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Potlatch or any Potlatch Subsidiary, (E) any rights issued by Potlatch or any Potlatch Subsidiary that are linked in any way to the price of any class of Potlatch Capital Stock or any shares of capital stock of any Potlatch Subsidiary, the value of Potlatch, any Potlatch Subsidiary or any part of Potlatch or any Potlatch Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Potlatch or any Potlatch Subsidiary or (F) any Potlatch Voting Debt, in each case other than the issuance of shares of Potlatch Common Stock upon the exercise of Potlatch Stock Options or upon the settlement of Potlatch Restricted Stock Units or Potlatch Performance Share Units or to satisfy tax obligations in respect of vesting or settlement of Potlatch Restricted Stock Units or Potlatch Performance Shares, in each case outstanding on the date of this Agreement and in accordance with their terms on the date of this Agreement or issued after the date of this Agreement in accordance with this Agreement;

(iii) (A) amend (whether by merger, consolidation or otherwise) the Potlatch Charter or the Potlatch By-laws or (B) amend (whether by merger, consolidation or otherwise) the charter or by-laws (or comparable organizational documents) of any Potlatch Subsidiary, except, in the case of the foregoing clause (B), for any amendment that (1) is not material and (2) does not prevent or materially impede, interfere with, hinder or delay the consummation by Potlatch of the Merger or any of the other transactions contemplated by this Agreement;

(iv) except for actions required pursuant to the terms of any Potlatch Benefit Plan or Potlatch Benefit Agreement or the Potlatch Stock Plan, as in effect on the date of this Agreement, or as required by Law, (A) grant to any Potlatch Personnel any increase in compensation or benefits or pay or award any bonuses or incentive compensation, other than (1) to new hires or in connection with promotions in the ordinary course of business consistent with past practice or (2) to any Potlatch Personnel in the ordinary course of business consistent with past practice, (B) grant to any Potlatch Personnel any increase in change in control, retention, severance or termination pay, other than severance payments made in connection with the termination of employment of Potlatch Personnel occurring in the ordinary course of business consistent with past practice, (C) grant or amend any equity or equity-based compensation awards, except for grants of Potlatch Equity Awards pursuant to the Potlatch Stock Plan in the ordinary course of business with a per participant and aggregate value consistent with past practice, (D) enter into or modify any existing employment or consulting agreement with any Potlatch Personnel, other than immaterial modifications in respect of, or renewal of, any existing employment or consulting agreement with any Potlatch Personnel, (E) hire any employee or engage any consultant, other than in the ordinary course of business consistent with past practice, (F) establish, adopt, enter into or amend in any material respect any material Potlatch Benefit Plan or Potlatch Benefit Agreement (or any plan or agreement that would be a material Potlatch Benefit Plan or Potlatch Benefit Agreement if in existence on the date of this Agreement) or (G) take any action to accelerate the time of vesting or payment of any material compensation or benefits under any Potlatch Benefit Plan or Potlatch Benefit Agreement or the Potlatch Stock Plan;

(v) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or Law;

(vi) directly or indirectly acquire or agree to acquire in any transaction (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise) any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets other than (A) transactions among Potlatch and any wholly owned Potlatch Subsidiaries (other than Merger Sub) and (B) acquisitions as to which the aggregate amount of the consideration paid or transferred by Potlatch and the Potlatch Subsidiaries in connection with all such transactions would not exceed $30,000,000; provided that the foregoing shall not restrict or limit Potlatch or any of the Potlatch Subsidiaries from the acquisition of supplies, inventory and other assets in the ordinary course of business consistent with past practice;

(vii) other than in the ordinary course of business consistent with past practice, directly or indirectly sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of, any properties or assets or any interests therein that, individually or in the aggregate, have a fair market value in excess of $30,000,000, except in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under
Section 5.01(a)(viii);

(viii) other than as expressly contemplated by this Agreement including Section 6.12, incur any Indebtedness, other than (A) Indebtedness not addressed under any other sub-clause, incurred in the ordinary course of business consistent with past practice and not to exceed $60,000,000 in the aggregate, (B) guarantees by Potlatch or any Potlatch Subsidiaries of any Indebtedness incurred by Potlatch or any Potlatch Subsidiaries, (C) Indebtedness solely involving Potlatch and/or any directly or indirectly wholly owned Potlatch Subsidiaries and (D) Indebtedness incurred under Potlatch’s revolving credit facility or other existing borrowing arrangement or facility;

(ix) enter into, extend, renew, replace, amend, modify or terminate any Collective Bargaining Agreement applicable to the employees of Potlatch or any Potlatch Subsidiary, other than extensions, renewals, replacements, amendments, modifications or terminations of such Contracts required by Law;

(x) make any expenditure except (A) in accordance with the capital plan for the relevant fiscal quarter as set forth in Section 5.01(a)(x) of the Potlatch Disclosure Letter, (B) reasonably incurred (after consultation with Deltic to the extent practicable) capital expenditures related to operational emergencies and (C) other capital expenditures not to exceed $30,000,000 in aggregate; provided that any amount spent under clause (B) shall reduce the amount under this clause (C), but no such reduction will result in the amount under this clause (C) being less than the amount previously spent hereunder;

(xi) subject to Section 6.09, waive, release, assign, settle or compromise any material claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (x) do not create obligations of Potlatch or any Potlatch Subsidiary other than (A) insignificant ancillary ordinary course non-monetary relief and (B) after deducting any payments by insurers, the payment of monetary damages equal to or less than (i) the amounts reserved with respect to such claim, action or proceeding in the Potlatch’s consolidated audited balance sheet as of December 31, 2016 (or the notes thereto) included in the Filed Potlatch Reporting Documents plus (ii) in respect of all such claims, actions or proceedings, $10,000,000 in the aggregate;

(xii) other than in the ordinary course of business, (A) extend, renew, replace, amend, modify or terminate any Potlatch Material Contract except (1) in connection with any amendments to or renewals of, Potlatch Material Contracts without materially adverse changes, additions or deletions of terms or (2) otherwise in the ordinary course of business, or (B) enter into any Contract that would be such a Potlatch Material Contract if it had been entered into prior to the date of this Agreement unless such Contract would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or adversely affect in any material respect the expected benefits (taken as a whole) of the Merger;

(xiii) enter into any new material line of business outside of its existing business;

(xiv) subject to the provisions set forth in Section 6.03(e), take any actions or omit to take any actions that would or would reasonably be expected to (A) result in any of the conditions set forth in Article 7 not being satisfied, (B) result in new or additional required material approvals from any Governmental Entity in connection with the Merger or other transactions contemplated by this Agreement or (C) prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement (except as permitted by Section 5.02);

(xv) take any action, or omit to take any action, which would reasonably be expected to cause (A) Potlatch to fail to qualify as a REIT, (B) any Potlatch Subsidiary that is a partnership or disregarded entity (including a Qualified REIT Subsidiary) for U.S. federal income tax purposes to be treated as a regarded corporation for U.S. federal income tax purposes, or (C) any Potlatch Subsidiary that is a Taxable REIT Subsidiary or a REIT, as the case may be, to cease to be treated as such (provided, for the avoidance of doubt, that nothing in clauses (B) or (C) shall limit Potlatch’s discretion in determining the initial U.S. federal income tax classification of any newly formed entity);

(xvi) exempt any “Person” from the “Aggregate Stock Ownership Limit,” as such terms are defined in the Potlatch Charter;

(xvii) (A) make, change or rescind any material method of Tax accounting, (B) make a request for a Tax ruling or enter into a closing agreement, or settle or compromise any audit, assessment, Tax claim or other controversy, in each case relating to Taxes that exceed $10,000,000 in the aggregate, (C) file any material amended Tax Return, (D) surrender any right to claim a refund or offset of any Taxes that exceed $10,000,000 in the aggregate or (E) change the classification of Potlatch or any Potlatch Subsidiary for U.S. federal income tax purposes (provided, for the avoidance of doubt, that nothing in this clause (E) shall limit Potlatch’s discretion in determining the initial U.S. federal income tax classification of any newly formed entity), except, in the case of each of the foregoing clauses (A) through (E), to qualify or preserve the status of Potlatch as a REIT under the Code or to qualify or preserve the status of any Potlatch Subsidiary as a partnership or disregarded entity for U.S. federal income Tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT, as the case may be; or

(xviii) authorize or enter into any Contract to do any of the foregoing.

Notwithstanding anything to the contrary in this Section 5.01(a) or anything else set forth in this Agreement, but subject to
Section 6.16(b), nothing in this Agreement shall prohibit Potlatch from taking or refraining to take any action, at any time or from time to time, that in the reasonable judgment of Potlatch is reasonably necessary or appropriate for Potlatch to maintain its qualification for taxation as a REIT under the Code for any period, to eliminate or reduce entity level income or excise Taxes under Sections 856, 857, 860 and 4981 of the Code (and similar provisions of state or local Tax Law) for any period, and to preserve the status of any Potlatch Subsidiary as a partnership or disregarded entity for U.S. federal income Tax purposes or as a Qualified REIT Subsidiary, Taxable REIT Subsidiary, or REIT, as the case may be; provided, however, that such action or inaction, to the extent it would otherwise constitute a breach by Potlatch of this Agreement but for this sentence, shall not in the reasonable determination of Deltic adversely affect the value of the Merger and the transactions contemplated by this Agreement to Deltic or its stockholders in any material respect.

(b) Conduct of Business by Deltic. Except for matters set forth in Section 5.01(b) of the Deltic Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Potlatch (which shall not be unreasonably withheld, conditioned or delayed) or as required by Law, from the date of this Agreement to the Effective Time, Deltic shall, and shall cause each Deltic Subsidiary to, (i) conduct its business in the ordinary course in all material respects and (ii) use reasonable best efforts to preserve intact its business organization and business relationships. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01(b) of the Deltic Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Potlatch (which shall not be unreasonably withheld, conditioned or delayed) or as required by Law, from the date of this Agreement to the Effective Time, Deltic shall not, and shall not permit any Deltic Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, voting securities or other equity interests, other than (x) regular quarterly cash dividends payable by Deltic in respect of shares of Deltic Common Stock not exceeding $0.10 per share of Deltic Common Stock with usual declaration, record and payment dates and in accordance with Deltic’s current dividend policy, (y) dividends by a direct or indirect wholly owned Deltic Subsidiary to its parent and (z) as expressly permitted by Section 6.16, (B) split, reverse split, combine, consolidate, subdivide or reclassify any of its capital stock, voting securities or other equity interests, or securities convertible into or exchangeable or exercisable for any capital stock, voting securities or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, voting securities or other equity interests, other than as permitted by Section 5.01(b)(ii) or Section 5.01(b)(iv), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or other equity interests in, Deltic or any Deltic Subsidiary or any securities of Deltic or any Deltic Subsidiary convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, Deltic or any Deltic Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, voting securities or other equity interests, other than (1) the acquisition by Deltic of shares of Deltic Common Stock in connection with the surrender of shares of Deltic Common Stock by holders of Deltic Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Deltic Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Deltic Stock Plans, (3) the acquisition by Deltic of awards granted pursuant to the Deltic Stock Plans in connection with the forfeiture of such awards and (4) the acquisition by the trustee of any employee benefit plan maintained by Deltic or any Deltic Subsidiary that is intended to qualify under Section 401(k) of the Code (the “Deltic 401(k) Plan”) of shares of Deltic Common Stock in order to satisfy participant elections under the Deltic 401(k) Plan;

(ii) other than as permitted by Section 5.01(b)(iv), issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of Deltic or any Deltic Subsidiary (other than, in the case of a wholly owned Deltic Subsidiary, to Deltic or another wholly owned Deltic Subsidiary), (B) any other voting securities of or other equity interests in Deltic or any Deltic Subsidiary, (C) any securities convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, Deltic or any Deltic Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Deltic or any Deltic Subsidiary, (E) any rights issued by Deltic or any Deltic Subsidiary that are linked in any way to the price of any class of Deltic Capital Stock or any shares of capital stock of any Deltic Subsidiary, the value of Deltic, any Deltic Subsidiary or any part of Deltic or any Deltic Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Deltic or any Deltic Subsidiary or (F) any Deltic Voting Debt, in each case other than the issuance of shares of Deltic Common Stock upon the exercise of Deltic Stock Options outstanding on the date of this Agreement and in accordance with their terms on the date of this Agreement or issued after the date of this Agreement in accordance with this Agreement;

(iii) (A) amend (whether by merger, consolidation or otherwise) the Deltic Charter or the Deltic Bylaws or (B) amend (whether by merger, consolidation or otherwise) the charter or bylaws (or comparable organizational documents) of any Deltic Subsidiary, except, in the case of the foregoing clause (B), for any amendment that (1) is not material and (2) does not prevent or materially impede, interfere with, hinder or delay the consummation by Deltic of the Merger or any of the other transactions contemplated by this Agreement;

(iv) except for actions required pursuant to the terms of any Deltic Benefit Plan or Deltic Benefit Agreement or the Deltic Stock Plan, as in effect on the date of this Agreement, or as required by Law, (A) grant to any Deltic Personnel any increase in compensation or benefits or pay or award any bonuses or incentive compensation, other than (1) to new hires or in connection with promotions in the ordinary course of business consistent with past practice or (2) to any Deltic Personnel in the ordinary course of business consistent with past practice, (B) grant to any Deltic Personnel any increase in change in control, retention, severance or termination pay, other than severance payments made in connection with the termination of employment of Deltic Personnel occurring in the ordinary course of business consistent with past practice, (C) grant or amend any equity or equity-based compensation awards, except for grants of Deltic Equity Awards pursuant to the Deltic Stock Plan in the ordinary course of business with a per participant and aggregate value consistent with past practice, but which (x) are granted in the form of Deltic Restricted Stock Awards rather than Deltic Stock Option Awards or Deltic Performance Restricted Stock Awards and (y) do not provide for accelerated vesting upon a change in control and instead provide for accelerated vesting only if a participant is terminated without “cause” or resigns for “good reason” following a change in control, (D) enter into or modify any existing employment or consulting agreement with any Deltic Personnel, other than immaterial modifications in respect of, or renewal of, any existing employment or consulting agreement with any Deltic Personnel, (E) hire any employee or engage any consultant, other than in the ordinary course of business consistent with past practice, (F) establish, adopt, enter into or amend in any material respect any material Deltic Benefit Plan or Deltic Benefit Agreement (or any plan or agreement that would be a material Deltic Benefit Plan or Deltic Benefit Agreement if in existence on the date of this Agreement) or (G) take any action to accelerate the time of vesting or payment of any material compensation or benefits under any Deltic Benefit Plan or Deltic Benefit Agreement or the Deltic Stock Plan;

(v) communicate with any Deltic Personnel regarding the compensation, benefits or other treatment that will be provided by Potlatch following the Effective Time, unless (A) Potlatch has had a reasonable opportunity to review and comment on such communications or (B) such communications are consistent in all material respects with those previously reviewed by Potlatch in accordance with clause (A);

(vi) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or Law;

(vii) directly or indirectly acquire or agree to acquire in any transaction (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise) any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets other than (A) transactions among Deltic and any wholly owned Deltic Subsidiaries and (B) acquisitions as to which the aggregate amount of the consideration paid or transferred by Deltic and the Deltic Subsidiaries in connection with all such transactions would not exceed $15,000,000; provided that the foregoing shall not restrict or limit Deltic or any of the Deltic Subsidiaries from the acquisition of supplies, inventory and other assets in the ordinary course of business consistent with past practice;

(viii) other than in the ordinary course of business consistent with past practice, directly or indirectly sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of, any properties or assets or any interests therein that, individually or in the aggregate, have a fair market value in excess of $15,000,000, except in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under
Section 5.01(b)(ix);

(ix) other than as expressly contemplated by this Agreement including Section 6.12, incur any Indebtedness, other than (A) Indebtedness not addressed under any other sub-clause, incurred in the ordinary course of business consistent with past practice and not to exceed $30,000,000 in the aggregate, (B) guarantees by Deltic or any Deltic Subsidiaries of any Indebtedness incurred by Deltic or any Deltic Subsidiaries, (C) Indebtedness solely involving Deltic and/or any directly or indirectly wholly owned Deltic Subsidiaries and (D) Indebtedness incurred under Deltic’s revolving credit facility or other existing borrowing arrangement or facility;

(x) enter into, extend, renew, replace, amend, modify or terminate any Collective Bargaining Agreement applicable to the employees of Deltic or any Deltic Subsidiary, other than extensions, renewals, replacements, amendments, modifications or terminations of such Contracts required by Law;

(xi) make any expenditure except (A) in accordance with the capital plan for the relevant fiscal quarter as set forth in Section 5.01(b)(x) of the Deltic Disclosure Letter, (B) reasonably incurred (after consultation with Potlatch to the extent practicable) capital expenditures related to operational emergencies and (C) other capital expenditures not to exceed $15,000,000 in aggregate; provided that any amount spent under clause (B) shall reduce the amount under this clause (C), but no such reduction will result in the amount under this clause (C) being less than the amount previously spent hereunder;

(xii) subject to Section 6.09, waive, release, assign, settle or compromise any material claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (x) do not create obligations of Deltic or any Deltic Subsidiary other than (A) insignificant ancillary ordinary course non-monetary relief and (B) after deducting payments by any insurers, the payment of monetary damages equal to or less than (i) the amounts reserved with respect to such claim, action or proceeding in the Deltic’s consolidated audited balance sheet as of December 31, 2016 (or the notes thereto) included in the Filed Deltic Reporting Documents plus (ii) in respect of all such claims, actions or proceedings, $5,000,000 in the aggregate;

(xiii) other than in the ordinary course of business, (A) extend, renew, replace, amend, modify or terminate any Deltic Material Contract except (1) in connection with any amendments to or renewals of, Deltic Material Contracts without materially adverse changes, additions or deletions of terms or (2) otherwise in the ordinary course of business, or (B) enter into any Contract that would be such a Deltic Material Contract if it had been entered into prior to the date of this Agreement unless such Contract would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or adversely affect in any material respect the expected benefits (taken as a whole) of the Merger;

(xiv) enter into any new material line of business outside of its existing business;

(xv) subject to the provisions set forth in Section 6.03(e), take any actions or omit to take any actions that would or would reasonably be expected to (A) result in any of the conditions set forth in Article 7 not being satisfied, (B) result in new or additional required material approvals from any Governmental Entity in connection with the Merger or other transactions contemplated by this Agreement or (C) prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement (except as permitted by Section 5.03);

(xvi) (A) make, change or rescind any material method of Tax accounting, (B) make a request for a Tax ruling or enter into a closing agreement, or settle or compromise any audit, assessment, Tax claim or other controversy, in each case relating to Taxes that exceed $5,000,000 in the aggregate, (C) file any material amended Tax Return, (D) surrender any right to claim a refund or offset of any Taxes that exceed $5,000,000 in the aggregate or (E) change the classification of Deltic or any Deltic Subsidiary for U.S. tax purposes; or

(xvii) authorize or enter into any Contract to do any of the foregoing.

(c) No Control of Potlatch’s Business. Deltic acknowledges and agrees that (i) nothing contained in this Agreement is intended to give Deltic, directly or indirectly, the right to control or direct the operations of Potlatch or any Potlatch Subsidiary prior to the Effective Time and (ii) prior to the Effective Time, Potlatch shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Potlatch Subsidiaries’ respective operations.

(d) No Control of Deltic’s Business. Potlatch acknowledges and agrees that (i) nothing contained in this Agreement is intended to give Potlatch, directly or indirectly, the right to control or direct the operations of Deltic or any Deltic Subsidiary prior to the Effective Time and (ii) prior to the Effective Time, Deltic shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Deltic Subsidiaries’ respective operations.

Section 5.02. No Solicitation by Potlatch; Potlatch Board Recommendation. (a) Potlatch shall, and shall instruct its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Potlatch Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Potlatch Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished to any such Person or its Representatives in connection with any potential Potlatch Takeover Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives. From the date of this Agreement until the earlier of the Effective Time or the date of the termination of this Agreement in accordance with Article 8, Potlatch shall not, nor shall it authorize any of its Affiliates or any of its or their respective directors, officers or employees or any of their respective investment bankers, accountants, attorneys or other advisors, agents or representatives (collectively, “Representatives”) to, (i) directly or indirectly solicit, initiate, or knowingly encourage or facilitate any Potlatch Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Potlatch Takeover Proposal or (ii) enter into or participate in any discussions or negotiations with, or furnish any information with respect to, or cooperate in any way with any Person who has made or, to Potlatch’s Knowledge, is seeking to make, a Potlatch Takeover

Proposal with respect to any Potlatch Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Potlatch Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Potlatch Stockholder Approval, in response to a bona fide written Potlatch Takeover Proposal that the Potlatch Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or could reasonably be expected to lead to a Superior Potlatch Proposal, and which Potlatch Takeover Proposal was made after the date of this Agreement and did not result from a material breach of the non-solicitation provisions of this Section 5.02(a), Potlatch may (and may authorize the Potlatch Subsidiaries and its and their respective Representatives to), subject to compliance with Section 5.02(c), (x) furnish information with respect to Potlatch and the Potlatch Subsidiaries to the Person making such Potlatch Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Deltic or is provided to Deltic prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement; provided that such confidentiality agreement shall not be required to contain standstill provisions (a “Potlatch Acceptable Confidentiality Agreement”) and (y) participate in discussions regarding the terms of such Potlatch Takeover Proposal and the negotiation of such terms with, and only with, the Person making such Potlatch Takeover Proposal (and such Person’s Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.02(a) by (x) any controlled Affiliate of Potlatch or (y) any other Affiliates of Potlatch or any of its or their Representatives which violation was known by Potlatch (unless promptly after Potlatch knew of such violation it took all reasonable actions to cause such violation to cease), in each case shall constitute a breach of this Section 5.02(a) by Potlatch. If Potlatch or any of its Representatives receives any inquiry from any Person regarding a Potlatch Takeover Proposal, nothing herein shall prohibit Potlatch from directing such Person to this Section 5.02(a).

(b) Except as set forth below, neither the Potlatch Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Deltic), or propose publicly to withdraw (or to modify in any manner adverse to Deltic), the Potlatch Recommendation or (B) adopt, approve, recommend or declare advisable, or propose publicly to adopt, approve, recommend or declare advisable, any Potlatch Takeover Proposal or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Potlatch or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other similar or comparable Contract (each, an “Acquisition Agreement”) (other than a Potlatch Acceptable Confidentiality Agreement) constituting or relating to, or that is intended to or would reasonably be expected to lead to, any Potlatch Takeover Proposal, or requiring, or reasonably expected to cause, Potlatch to abandon, terminate, delay or fail to consummate, or that would otherwise prevent or materially impede, interfere with or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement (any action in clause (i) or clause (ii) (other than Potlatch or any Potlatch Affiliate executing or entering into any Acquisition Agreement (other than a Potlatch Acceptable Confidentiality Agreement)) being referred to as a “Potlatch Adverse Recommendation Change”). Notwithstanding the foregoing, at any time prior to obtaining the Potlatch Stockholder Approval, the Potlatch Board may make a Potlatch Adverse Recommendation Change if (i) Potlatch receives a Superior Potlatch Proposal or (ii) a Potlatch Intervening Event occurs and, in each case, the Potlatch Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that Potlatch shall not be entitled to exercise its right to make a Potlatch Adverse Recommendation Change in connection with a Potlatch Takeover Proposal or a Superior Potlatch Proposal or a Potlatch Intervening Event until after the fifth Business Day following Deltic’s receipt of written notice (a “Potlatch Notice of Recommendation Change”) from Potlatch advising Deltic that the Potlatch Board intends to take such action, including the terms and conditions of any Potlatch Takeover Proposal or Superior Potlatch Proposal or the nature of the Potlatch Intervening Event that is the basis of the proposed action by the Potlatch Board (it being understood and agreed that any amendment to the financial terms or any material change to any material term of such Potlatch Takeover Proposal or Superior Potlatch Proposal shall require a new Potlatch Notice of Recommendation Change, except that references to the five Business Day period above shall be deemed to be references to a two Business Day period). In determining whether to make a Potlatch Adverse Recommendation Change, the Potlatch Board shall take into account any changes to the terms of this Agreement proposed by Deltic in response to a Potlatch Notice of Recommendation Change or otherwise.

(c) In addition to the obligations of Potlatch set forth in Sections 5.02(a) and 5.02(b), Potlatch shall promptly (and in any event within one Business Day of receipt thereof by Potlatch) advise Deltic in writing of any Potlatch Takeover Proposal that may reasonably be expected to lead to a Potlatch Takeover Proposal, the material terms and conditions of any such Potlatch Takeover Proposal (including any material changes thereto) and the identity of the Person making any such Potlatch Takeover Proposal. Potlatch shall (i) keep Deltic informed in all material respects of the status and details (including any material change to the terms thereof) of any Potlatch Takeover Proposal and (ii) provide to Deltic as soon as reasonably practicable after receipt or delivery thereof copies of all written and electronic materials that describe any Potlatch Takeover Proposal and any material amendments thereto exchanged between Potlatch or any of the Potlatch Subsidiaries or any of its or their Representatives and any other Person who describes any of the terms or conditions of any Potlatch Takeover Proposal.

(d) At any time prior to obtaining the Potlatch Stockholder Approval, provided that Potlatch and its Affiliates have complied in all material respects with the applicable provisions of this Section 5.02, the Potlatch Board may, concurrently with making a Potlatch Adverse Recommendation Change, cause Potlatch to terminate this Agreement pursuant to Section 8.01(g) (including payment of the Potlatch Termination Fee) and concurrently enter into a binding definitive agreement providing for such Superior Potlatch Proposal.

(e) Nothing contained in this Section 5.02 shall prohibit Potlatch from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or issuing a “stop-look-and-listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Potlatch if, in the good faith judgment of the Potlatch Board (after consultation with outside counsel) failure to so disclose would be inconsistent with its duties under applicable Law.

(f) For purposes of this Agreement:

“Potlatch Intervening Event” means any event, change, effect, development or occurrence occurring or arising after the date of this Agreement that materially affects the business, assets or operations of Potlatch or Deltic (provided that, in the case of a Potlatch Intervening Event that relates to any event, change, effect, development or occurrence that materially affect the business, assets or operations of Deltic rather than the business, assets or operations of Potlatch, the Potlatch Board must have concluded in good faith that such Potlatch Intervening Event has had or would reasonably be expected to have a Deltic Material Adverse Effect) and that (i) was not known, or reasonably foreseeable, to the Board of Directors of Potlatch as of or prior to the date of this Agreement and did not result from a material breach of this Agreement by Potlatch and (ii) does not relate to or involve a Superior Potlatch Proposal or Potlatch Takeover Proposal; provided, however, that no such event, change, effect, development or occurrence shall be taken into account in determining whether a Potlatch Intervening Event has occurred or arisen to the extent that it results from or arises out of: (i) changes or conditions generally affecting any of the industries in which Potlatch or Deltic operates, (ii) general economic or political conditions within the region of the United States in which Potlatch or Deltic has operations; (iii) any change in applicable Law or GAAP (or authoritative interpretation of Law or GAAP); (iv) any failure, in and of itself, by Deltic to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be a Potlatch Intervening Event unless otherwise excluded in this definition of “Potlatch Intervening Event”); (v) any occurrence, in and of itself, in which Potlatch exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such exceedance may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Potlatch Intervening Event unless otherwise excluded in this definition of “Potlatch Intervening Event”); (vi) compliance by Potlatch or Deltic with or performance by Potlatch or Deltic under this Agreement or the transactions contemplated hereby; or (vii) any change, in and of itself, in the market price or trading value of Potlatch Common Stock or Deltic Common Stock (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be a Potlatch Intervening Event unless otherwise excluded in this definition of “Potlatch Intervening Event”) (except, in the case of clauses (i), (ii) or (iii) to the extent such change or condition has a materially disproportionate effect on Potlatch and its Subsidiaries, taken as a whole, or Deltic and its Subsidiaries, taken as a whole, as applicable, relative to others in the industries in which Potlatch and its Subsidiaries or Deltic and its Subsidiaries, as applicable, operate).

“Potlatch Takeover Proposal” means any proposal or offer (whether or not in writing) made by any Person or Persons other than Deltic or any of its Affiliates, with respect to any (i) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, amalgamation, consolidation, share exchange, other business combination, recapitalization, partnership, joint venture, sale of capital stock or voting securities of, or other equity interests in, a Potlatch Subsidiary or otherwise) of any business or assets of Potlatch or the Potlatch Subsidiaries representing 25% or more of the consolidated revenues, consolidated net income or consolidated assets of Potlatch and the Potlatch Subsidiaries or securities convertible into or exchangeable or exercisable for or representing 25% or more of the total outstanding voting power of Potlatch, (ii) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the total outstanding voting power of Potlatch or (iii) combination of the foregoing (in each case, other than the Merger).

“Superior Potlatch Proposal” means any binding bona fide written offer that did not result from a material breach of the non-solicitation provisions of Section 5.02(a) made by a third party or group pursuant to which such third party (or in a merger or consolidation involving such party, the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the Potlatch Common Stock or all or substantially all of the assets of Potlatch and the Potlatch Subsidiaries, taken as a whole, (i) on terms which the Potlatch Board determines in good faith (after consultation with outside counsel and a financial advisor) to be more favorable from a financial point of view to the holders of Potlatch Common Stock than the Merger, taking into account all the material terms and conditions of such offer (including the material legal, financial and regulatory aspects of the proposal) and of this Agreement (including any changes proposed by Deltic to the terms of this Agreement) and (ii) that the Potlatch Board determines in good faith (after consultation with outside counsel and a financial advisor) is otherwise reasonably capable of being consummated on the terms proposed taking into account all material legal, financial, regulatory and other aspects of such proposal.

Section 5.03. No Solicitation by Deltic; Deltic Board Recommendation. (a) Deltic shall, and shall instruct its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Deltic Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Deltic Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished to any such Person or its Representatives in connection with any potential Deltic Takeover Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives. From the date of this Agreement until the earlier of the Effective Time or the date of the termination of this Agreement in accordance with Article 8, Deltic shall not, nor shall it authorize any of its Affiliates or any of its or their respective Representatives to, (i) directly or indirectly solicit, initiate, or knowingly encourage or facilitate any Deltic Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Deltic Takeover Proposal or (ii) enter into or participate in any discussions or negotiations with, or furnish any information with respect to, or cooperate in any way with any Person who has made or, to Deltic’s Knowledge, is seeking to make, a Deltic Takeover Proposal with respect to any Deltic Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Deltic Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Deltic Stockholder Approval, in response to a bona fide written Deltic Takeover

Proposal that the Deltic Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or could reasonably be expected to lead to a Superior Deltic Proposal, and which Deltic Takeover Proposal was made after the date of this Agreement and did not result from a material breach of the non-solicitation provisions of this Section 5.03(a), Deltic may (and may authorize the Deltic Subsidiaries and its and their respective Representatives to), subject to compliance with Section 5.03(c), (x) furnish information with respect to Deltic and the Deltic Subsidiaries to the Person making such Deltic Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Potlatch or is provided to Potlatch prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement; provided that such confidentiality agreement shall not be required to contain standstill provisions (a “Deltic Acceptable Confidentiality Agreement”) and (y) participate in discussions regarding the terms of such Deltic Takeover Proposal and the negotiation of such terms with, and only with, the Person making such Deltic Takeover Proposal (and such Person’s Representatives).Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.03(a) by (x) any controlled Affiliate of Deltic or (y) any other Affiliates of Deltic or any of its or their Representatives which violation was known by Deltic (unless promptly after Deltic knew of such violation it took all reasonable actions to cause such violation to cease), in each case shall constitute a breach of this Section 5.03(a) by Deltic. If Deltic or any of its Representatives receives any inquiry from any Person regarding a Deltic Takeover Proposal, nothing herein shall prohibit Deltic from directing such Person to this Section 5.03(a).

(b) Except as set forth below, neither the Deltic Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Potlatch), or propose publicly to withdraw (or to modify in any manner adverse to Potlatch), the Deltic Recommendation or (B) adopt, approve, recommend or declare advisable, or propose publicly to adopt, approve, recommend or declare advisable, any Deltic Takeover Proposal or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Deltic or any of its Affiliates to execute or enter into, any Acquisition Agreement (other than a Deltic Acceptable Confidentiality Agreement) constituting or relating to, or that is intended to or would reasonably be expected to lead to, any Deltic Takeover Proposal, or requiring, or reasonably expected to cause, Deltic to abandon, terminate, delay or fail to consummate, or that would otherwise prevent or materially impede, interfere with or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement (any action in clause (i) or clause (ii) (other than Deltic or any Deltic Affiliate executing or entering into any Acquisition Agreement (other than a Deltic Acceptable Confidentiality Agreement)) being referred to as a “Deltic Adverse Recommendation Change”). Notwithstanding the foregoing, at any time prior to obtaining the Deltic Stockholder Approval, the Deltic Board may make a Deltic Adverse Recommendation Change if (i) Deltic receives a Superior Deltic Proposal or (ii) a Deltic Intervening Event occurs and, in each case, the Deltic Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that Deltic shall not be entitled to exercise its right to make a Deltic Adverse Recommendation Change in connection with a Deltic Takeover Proposal or a Superior Deltic Proposal or a Deltic Intervening Event until after the fifth Business Day following Potlatch’s receipt of written notice (a “Deltic Notice of Recommendation Change”) from Deltic advising Potlatch that the Deltic Board intends to take such action, including the terms and conditions of any Deltic Takeover Proposal or Superior Deltic Proposal or the nature of the Deltic Intervening Event that is the basis of the proposed action by the Deltic Board (it being understood and agreed that any amendment to the financial terms or any material change to any material term of such Deltic Takeover Proposal or Superior Deltic Proposal shall require a new Deltic Notice of Recommendation Change, except that references to the five Business Day period above shall be deemed to be references to a two Business Day period). In determining whether to make a Deltic Adverse Recommendation Change, the Deltic Board shall take into account any changes to the terms of this Agreement proposed by Potlatch in response to a Deltic Notice of Recommendation Change or otherwise.

(c) In addition to the obligations of Deltic set forth in Sections 5.03(a) and 5.03(b), Deltic shall promptly (and in any event within one Business Day of receipt thereof by Deltic) advise Potlatch in writing of any Deltic

Takeover Proposal that may reasonably be expected to lead to a Deltic Takeover Proposal, the material terms and conditions of any such Deltic Takeover Proposal (including any material changes thereto) and the identity of the Person making any such Deltic Takeover Proposal. Deltic shall (i) keep Potlatch informed in all material respects of the status and details (including any material change to the terms thereof) of any Deltic Takeover Proposal and (ii) provide to Potlatch as soon as reasonably practicable after receipt or delivery thereof copies of all written and electronic materials that describe any Deltic Takeover Proposal and any material amendments thereto exchanged between Deltic or any of the Deltic Subsidiaries or any of its or their Representatives and any other Person who describes any of the terms or conditions of any Deltic Takeover Proposal.

(d) At any time prior to obtaining the Deltic Stockholder Approval, provided that Deltic and its Affiliates have complied in all material respects with the applicable provisions of this Section 5.03, the Deltic Board may, concurrently with making a Deltic Adverse Recommendation Change, cause Deltic to terminate this Agreement pursuant to Section 8.01(h) (including payment of the Deltic Termination Fee) and concurrently enter into a binding definitive agreement providing for such Superior Deltic Proposal.

(e) Nothing contained in this Section 5.03 shall prohibit Deltic from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or issuing a “stop-look-and-listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Deltic if, in the good faith judgment of the Deltic Board (after consultation with outside counsel) failure to so disclose would be inconsistent with its duties under applicable Law.

(f) For purposes of this Agreement:

“Deltic Intervening Event” means any event, change, effect, development or occurrence occurring or arising after the date of this Agreement that materially affects the business, assets or operations of Deltic or Potlatch (provided that, in the case of a Deltic Intervening Event that relates to any event, change, effect, development or occurrence that materially affect the business, assets or operations of Potlatch rather than the business, assets or operations of Deltic, the Deltic Board must have concluded in good faith that such Deltic Intervening Event has had or would reasonably be expected to have a Potlatch Material Adverse Effect) and that (i) was not known, or reasonably foreseeable, to the Board of Directors of Deltic as of or prior to the date of this Agreement and did not result from a material breach of this Agreement by Deltic and (ii) does not relate to or involve a Superior Deltic Proposal or Deltic Takeover Proposal; provided, however, that no such event, change, effect, development or occurrence shall be taken into account in determining whether a Deltic Intervening Event has occurred or arisen to the extent that it results from or arises out of: (i) changes or conditions generally affecting any of the industries in which Deltic or Potlatch operates, (ii) general economic or political conditions within the region of the United States in which Deltic or Potlatch has operations; (iii) any change in applicable Law or GAAP (or authoritative interpretation of Law or GAAP); (iv) any failure, in and of itself, by Potlatch to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be a Deltic Intervening Event unless otherwise excluded in this definition of “Deltic Intervening Event”); (v) any occurrence, in and of itself, in which Deltic exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such exceedance may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Deltic Intervening Event unless otherwise excluded in this definition of “Deltic Intervening Event”); (vi) compliance by Deltic or Potlatch with or performance by Deltic or Potlatch under this Agreement or the transactions contemplated hereby; or (vii) any change, in and of itself, in the market price or trading value of Deltic Common Stock or Potlatch Common Stock (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be a Deltic Intervening Event unless otherwise excluded in this definition of “Deltic Intervening Event”) (except, in the case of clauses (i), (ii) or (iii) to the extent such change or condition has a materially disproportionate effect on Deltic and its Subsidiaries, taken as a whole, or Potlatch and its Subsidiaries, taken as a whole, as applicable, relative to others in the industries in which Deltic and its Subsidiaries or Potlatch and its Subsidiaries, as applicable, operate).

“Deltic Takeover Proposal” means any proposal or offer (whether or not in writing) made by any Person or Persons other than Potlatch or any of its Affiliates, with respect to any (i) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, amalgamation, consolidation, share exchange, other business combination, recapitalization, partnership, joint venture, sale of capital stock or voting securities of, or other equity interests in, a Deltic Subsidiary or otherwise) of any business or assets of Deltic or the Deltic Subsidiaries representing 25% or more of the consolidated revenues, consolidated net income or consolidated assets of Deltic and the Deltic Subsidiaries or securities convertible into or exchangeable or exercisable for or representing 25% or more of the total outstanding voting power of Deltic, (ii) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the total outstanding voting power of Deltic or (iii) combination of the foregoing (in each case, other than the Merger).

“Superior Deltic Proposal” means any binding bona fide written offer that did not result from a material breach of the non-solicitation provisions of Section 5.03(a) made by a third party or group pursuant to which such third party (or in a merger or consolidation involving such party, the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the Deltic Common Stock or all or substantially all of the assets of Deltic and the Deltic Subsidiaries, taken as a whole, (i) on terms which the Deltic Board determines in good faith (after consultation with outside counsel and a financial advisor) to be more favorable from a financial point of view to the holders of Deltic Common Stock than the Merger, taking into account all the material terms and conditions of such offer (including the material legal, financial and regulatory aspects of the proposal) and of this Agreement (including any changes proposed by Potlatch to the terms of this Agreement) and (ii) that the Deltic Board determines in good faith (after consultation with outside counsel and a financial advisor) is otherwise reasonably capable of being consummated on the terms proposed taking into account all material legal, financial, regulatory and other aspects of such proposal.

ARTICLE 6

ADDITIONAL AGREEMENTS

Section 6.01. Preparation of the Form S-4 and the Joint Proxy Statement; Potlatch Stockholders Meeting and Deltic Stockholders Meeting.

(a) As promptly as practicable following the date of this Agreement, and no later than 45 days following the date of this Agreement (or such other date as is mutually agreed by Potlatch and Deltic), Potlatch and Deltic shall jointly prepare and cause to be filed with the SEC a joint proxy statement to be sent to the stockholders of Potlatch relating to the Potlatch Stockholders Meeting and to the stockholders of Deltic relating to the Deltic Stockholders Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and Potlatch shall prepare and cause to be filed with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, and Potlatch and Deltic shall use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of Potlatch and Deltic shall furnish all information concerning itself and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement, and the Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of Potlatch and Deltic shall, promptly following receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of Potlatch and Deltic shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or Joint Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Potlatch and Deltic (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. Each of Potlatch and Deltic shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of Potlatch and Deltic shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of Potlatch and Deltic shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act and any applicable foreign or state securities or “blue sky” Laws in connection with the Merger and the issuance of the Merger Consideration.

(b) If, to the Knowledge of Potlatch, prior to the Effective Time, any event occurs with respect to Potlatch or any Potlatch Subsidiary, or any change occurs, or inaccuracy is discovered, with respect to information supplied by Potlatch for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Potlatch shall promptly notify Deltic of such event, and Potlatch and Deltic shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Potlatch’s stockholders and Deltic’s stockholders. Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).

(c) If, to the Knowledge of Deltic, prior to the Effective Time, any event occurs with respect to Deltic or any Deltic Subsidiary, or any change occurs, or inaccuracy is discovered, with respect to information supplied by Deltic for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Deltic shall promptly notify Potlatch of such event, and Potlatch and Deltic shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Potlatch’s stockholders and Deltic’s stockholders. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d) Potlatch shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Potlatch Stockholders Meeting for the purpose of seeking the Potlatch Stockholder Approval. Potlatch shall use its reasonable best efforts (x) to cause the Joint Proxy Statement to be mailed to Potlatch’s stockholders and (y) to hold the Potlatch Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act, in each case in accordance with applicable Law, the Potlatch Charter and the Potlatch By-laws. Unless the Potlatch Board has made a Potlatch Adverse Recommendation Change as permitted by Section 5.02(b), Potlatch shall, through the Potlatch Board, recommend to its stockholders that they give the Potlatch Stockholder Approval, shall include such recommendation in the Joint Proxy Statement and shall use reasonable best efforts to solicit the Potlatch Stockholder Approval. Except as expressly contemplated by the immediately preceding sentence or Section 5.02, Potlatch agrees that its obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to Potlatch of any Potlatch Takeover Proposal or by the making of any Potlatch Adverse Recommendation Change by the Potlatch Board. Notwithstanding anything to the contrary contained in this Agreement, if Potlatch reasonably believes, after consulting with its outside counsel and Deltic, that (i) it is necessary to postpone or adjourn the Potlatch Stockholders Meeting to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the stockholders of Potlatch within a reasonable amount of time in advance of the Potlatch Stockholders Meeting or (ii) (A) it will not receive proxies sufficient to obtain the Potlatch Stockholder Approval, whether or not a quorum is present, or (B) it will not have sufficient Potlatch Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Potlatch Stockholders Meeting, then Potlatch, after consultation with Deltic, may postpone or adjourn, or make one or more successive postponements or adjournments of, the Potlatch Stockholders Meeting, as long as, in the case of any postponement or adjournment under clause (ii) of this sentence, the date of the Potlatch Stockholders Meeting is not postponed or adjourned more than an aggregate of 15 calendar days. In the event that during the five Business Days prior to the date that the Potlatch Stockholders Meeting is then scheduled to be held, Potlatch delivers a notice of an intent to make a Potlatch Adverse Recommendation Change, Deltic may direct Potlatch to postpone the Potlatch Stockholders Meeting for up to six Business Days and Potlatch shall promptly, and in any event no later than the next Business Day, postpone the Potlatch Stockholders Meeting in accordance with Deltic’s direction, subject to Potlatch’s right to postpone the Potlatch Stockholders Meeting for a longer period pursuant to the immediately preceding sentence.

(e) Deltic shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Deltic Stockholders Meeting for the purpose of seeking the Deltic Stockholder Approval. Deltic shall use its reasonable best efforts (x) to cause the Joint Proxy Statement to be mailed to Deltic’s stockholders and (y) to hold the Deltic Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act, in each case in accordance with applicable Law, the Deltic Charter and the Deltic Bylaws. Unless the Deltic Board has made a Deltic Adverse Recommendation Change as permitted by Section 5.03(b), Deltic shall, through the Deltic Board, recommend to its stockholders that they give the Deltic Stockholder Approval, shall include such recommendation in the Joint Proxy Statement and shall use reasonable best efforts to solicit the Deltic Stockholder Approval. Except as expressly contemplated by the immediately preceding sentence or Section 5.03, Deltic agrees that its obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to Deltic of any Deltic Takeover Proposal or by the making of any Deltic Adverse Recommendation Change by the Deltic Board. Notwithstanding anything to the contrary contained in this Agreement, if Deltic reasonably believes, after consulting with its outside counsel and Potlatch, that (i) it is necessary to postpone or adjourn the Deltic Stockholders Meeting to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the stockholders of Deltic within a reasonable amount of time in advance of the Deltic Stockholders Meeting or (ii) (A) it will not receive proxies sufficient to obtain the Deltic Stockholder Approval, whether or not a quorum is present, or (B) it will not have sufficient shares of Deltic Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Deltic Stockholders Meeting, then Deltic, after consultation with Potlatch, may postpone or adjourn, or make one or more successive postponements or adjournments of, the Deltic Stockholders Meeting, as long as, in the case of any postponement or adjournment under clause (ii) of this sentence, the date of the Deltic Stockholders Meeting is not postponed or adjourned more than an aggregate of 15 calendar days. In the event that during the five Business Days prior to the date that the Deltic Stockholders Meeting is then scheduled to be held, Deltic delivers a notice of an intent to make a Deltic Adverse Recommendation Change, Potlatch may direct Deltic to postpone the Deltic Stockholders Meeting for up to six Business Days and Deltic shall promptly, and in any event no later than the next Business Day, postpone the Deltic Stockholders Meeting in accordance with Potlatch’s direction, subject to Deltic’s right to postpone the Deltic Stockholders Meeting for a longer period pursuant to the immediately preceding sentence.

(f) Each of Potlatch and Deltic shall use its reasonable best efforts to hold the Potlatch Stockholders Meeting and the Deltic Stockholders Meeting, respectively, at the same time and on the same date as the other party.

Section 6.02. Access to Information; Confidentiality. Subject to applicable Law, each of Potlatch and Deltic shall, and shall cause each of its respective Subsidiaries to, afford to the other parties and to the Representatives of such other parties reasonable access, during business hours and during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement pursuant to Section 8.01, to all their respective properties, books, contracts, commitments, personnel and records (provided that such access shall not unreasonably interfere with the providing party’s business or operations) and, during such period, each of Potlatch and Deltic shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other parties (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of securities Laws and (b) all other information concerning its business, properties and personnel as either such other party may reasonably request; provided, however, that both Potlatch and Deltic may withhold any document or information (i) that is subject to the terms of a confidentiality agreement with a third party (provided that the withholding party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (ii) subject to any attorney-client privilege (provided that the withholding party shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege), (iii) personnel records that, in its good faith opinion, could subject it to risk of liability or (iv) if, in the reasonable judgment of such party, the sharing of such document or information violates applicable Law. All information exchanged pursuant to this Section 6.02 shall be subject to the mutual confidentiality agreement dated April  5, 2017 between Potlatch and Deltic (the “Confidentiality Agreement”).

Section 6.03. Required Actions.

(a) Subject to the terms and conditions of this Agreement, each of the parties shall use its respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as reasonably possible, the Merger and the other transactions contemplated by this Agreement, including obtaining all necessary Governmental Entity and third party consents, approvals and authorizations.

(b) Without limiting Section 6.03(a), Potlatch and the Potlatch Board and Deltic and the Deltic Board, as the case may be, shall use their respective reasonable best efforts to (i) take all action reasonably appropriate to ensure that no takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any other transaction contemplated by this Agreement and (ii) if any takeover statute or similar statute or regulation becomes applicable to this Agreement, the Merger or any other transaction contemplated by this Agreement, take all action reasonably appropriate to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement.

(c) Should Potlatch or any Potlatch Subsidiary own shares of Deltic Common Stock entitled to vote at the Deltic Stockholders Meeting, Potlatch shall, and shall cause its Subsidiaries to, vote all such shares of Deltic Common Stock in favor of the proposal to adopt this Agreement.

(d) Without limiting the generality of the foregoing, each of Potlatch and Deltic shall:

(i) make or cause to be made, in consultation and cooperation with the other (A) as promptly as practicable after the date of this Agreement, and in any event within 20 days of this Agreement, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and (B) as promptly as practical after the date of this Agreement, all necessary registrations, declarations, notices, applications and filings relating to the Merger with applicable Governmental Entities under any applicable antitrust, competition, foreign investment, trade regulation or similar Laws;

(ii) use its reasonable best efforts to furnish to the other all assistance, cooperation and information required for any such registration, declaration, notice, application or filing and in order to achieve the effects set forth in Section 6.03(d);

(iii) give the other reasonable prior notice of any such registration, declaration, notice, application or filing and, to the extent reasonably practicable, of any communication with any Governmental Entity regarding the Merger (including with respect to any of the actions referred to in this Section 6.03(d)), and permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with any such registration, declaration, notice, filing, application or communication;

(iv) use its reasonable best efforts to respond (including by providing any requested information or documentation reasonably available) as promptly as practicable under the circumstances to any inquiries received from any Governmental Entity or any other authority enforcing applicable antitrust, competition, foreign investment, trade regulation or similar Laws for information or documentation in connection with antitrust, competition, foreign investment, trade regulation or similar matters and not enter into any agreement with such Governmental Entities or other authorities not to consummate any of the transactions contemplated by this Agreement, but subject to Section 6.03(e);

(v) unless prohibited by applicable Law or by the applicable Governmental Entity, (A) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any substantive conversation with any Governmental Entity in respect of the Merger (including with respect to any of the actions referred to in this Section 6.03(d)) without the other, (B) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement and the Merger, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity and (E) furnish the other parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement and the Merger; and

(vi) use its reasonable best efforts to avoid the entry of, and to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would prevent, restrain or delay the Closing.

(e) Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 6.03 and Section 6.09 shall not be construed to (i) require Potlatch or any Potlatch Subsidiary or Deltic or any Deltic Subsidiary or (ii) permit Deltic or any Deltic Subsidiary without the prior written consent of Potlatch, to undertake any efforts or to take any action if the taking of all such efforts or action, in the aggregate, would or would reasonably be expected to result (after giving effect to any reasonably expected proceeds of any divestiture or sale of assets) in a Regulatory Material Adverse Effect. “Regulatory Material Adverse Effect” means any fact, circumstance, effect, change, event or development that has a material adverse effect on the business, properties, financial condition or results of operations of the Combined Company.

Section 6.04. Equity Awards.

(a) Each Deltic Stock Option Award that is outstanding immediately prior to the Effective Time shall, by virtue of the occurrence of the Closing and without any required action on the part of Deltic or any holder of any such Deltic Stock Option Award, vest in full and shall be converted into an option, on the same terms and conditions (other than vesting) as were applicable under such Deltic Stock Option Award, to acquire a number of shares of Potlatch Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Deltic Common Stock subject to the Deltic Stock Option Award immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Deltic Common Stock of such Deltic Stock Option Award immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, that in the case of any Deltic Stock Option Award to which Section 422 of the Code applies, the exercise price and the number of shares of Potlatch Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

(b) Each Share of Deltic Common Stock underlying each Deltic Equity Award that is a Deltic Restricted Stock Award that is outstanding immediately prior to the Effective Time shall, by virtue of the occurrence of the Closing and without any required action on the part of Deltic or any holder of any such Deltic Restricted Stock Award, vest in full, and the restrictions and forfeiture conditions with respect thereto shall lapse and expire, and each share of Deltic Common Stock underlying such Deltic Restricted Stock Award shall be converted into shares of Potlatch Common Stock in accordance with Section 2.01(b); provided, that any Deltic Restricted Stock Awards that are granted between the date hereof and the Closing Date shall not vest immediately prior to the Effective Time and instead will be converted into shares of Potlatch Common Stock in accordance with Section 2.01(b) (“Converted Deltic Restricted Stock Awards”) and will continue to be subject to the same restrictions, vesting and forfeiture conditions, including, for the avoidance of doubt, that any such Converted Deltic Restricted Stock Awards shall vest in full if the employment of the holder of any such Converted Deltic Restricted Stock Award is terminated without “cause” or for “good reason” following the Closing Date; provided, further, that Deltic Restricted Stock Awards held by any non-employee director of Deltic who will become a director of Potlatch effective as of the Closing Date may be converted into restricted stock awards of Potlatch as provided in Section 5.01(b)(iv) of the Deltic Disclosure Letter.

(c) Each share of Deltic Common Stock underlying each Deltic Equity Award that is a Deltic Performance-Based Restricted Stock Award that is outstanding immediately prior to the Effective Time shall, by virtue of the occurrence of the Closing and without any required action on the part of Deltic or any holder of any such Deltic Performance-Based Restricted Stock Award, be deemed to have been achieved at the maximum level and, accordingly, shall vest in full at 200% of target. Each share of Deltic Common Stock underlying any Deltic Performance-Based Restricted Stock Award that vests in accordance with this Section 6.04(c), shall be converted into shares of Potlatch Common Stock in accordance with Section 2.01(b).

(d) All adjustments to Deltic Stock Option Awards pursuant to this Section 6.04 shall be in accordance with, and no amounts shall be payable with respect thereto, as applicable, prior to the time permissible under, the requirements under Section 409A of the Code. All rounding described in this Section 6.04 shall be done on an aggregate basis per Deltic Stock Option Award and any holder of a Deltic Stock Option Award the adjustment of which results in fractional shares shall be entitled to a cash payment as provided under Section 2.02(f) of this Agreement in respect of such fractional share.

(e) At the Effective Time, Potlatch shall assume all the obligations of Deltic under the Deltic Stock Plan and each Deltic Stock Option Award and Converted Deltic Restricted Stock Award outstanding at the Effective Time and the agreements evidencing the grants thereof, in each case, subject to the adjustments in this Section 6.04. As soon as practicable after the Effective Time, Potlatch shall deliver to the holders of Deltic Stock Option Awards and Converted Deltic Restricted Stock Awards appropriate notices setting forth such holders’ rights pursuant to the Deltic Stock Plan, and the agreements evidencing the grants of such Deltic Stock Option Awards and Converted Deltic Restricted Stock Awards and such Deltic Stock Option Awards and Converted Deltic Restricted Stock Awards shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.04 after giving effect to the Merger).

(f) Potlatch shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Potlatch Common Stock for delivery upon exercise of the Deltic Stock Option Awards assumed in accordance with this Section 6.04. As soon as reasonably practicable after the Effective Time, Potlatch shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Potlatch Common Stock subject to the Deltic Stock Option Awards and Converted Deltic Restricted Stock Awards and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein), and to maintain an optionholder broker-assisted cashless exercise program for the Deltic Stock Option Awards, for so long as such Deltic Stock Option Awards remain outstanding.

(g) As soon as practicable following the date of this Agreement, Deltic shall take all actions necessary to ensure that, as of the Effective Time, no Deltic Personnel or any other current or former participant in the Deltic Stock Plan, any Deltic Benefit Plan or any Deltic Benefit Agreement shall have any right thereunder to acquire any capital stock or voting securities of, or other equity interests in, Potlatch, Deltic or their respective Subsidiaries, except for the right of any holder of Deltic Stock Option Awards, to receive shares of Potlatch Common Stock upon exercise thereof in accordance with Section 6.04(a).

Section 6.05. Indemnification, Exculpation and Insurance.

(a) From and after the Effective Time, Potlatch shall, and shall cause the Surviving Company to, indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law (including to the fullest extent authorized or permitted by any amendments to applicable Law adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors) (and shall promptly advance expenses actually and reasonably incurred to the fullest extent permitted under applicable Law (including to the fullest extent authorized or permitted by any amendments to applicable Law adopted after the date of this Agreement that increase the extent to which a corporation may advance expenses to its officers and directors)) each former and present director or officer of Deltic or any Deltic Subsidiary, as the case may be (the “Deltic Indemnified Parties”), if such Deltic Indemnified Party is or was a party or is threatened to be made a party, to any actual or threatened suit, action or other proceeding, whether civil, criminal, administrative or investigative, with respect to matters existing or occurring, or acts or omissions occurring, at or prior to the Effective Time (including this Agreement, the Merger and the other transactions contemplated hereby and the approval of any of the foregoing), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, actually incurred by the Deltic Indemnifying Party in connection with such suit, action or other proceeding, whether asserted or claimed prior to, at or after the Effective Time, arising out of or pertaining to the fact that the Deltic Indemnified Party is or was an officer or director of Deltic or any Deltic Subsidiary or is or was serving at the request of Deltic or any Deltic Subsidiary as a director or officer of another Person. Any indemnification or other similar agreements of Deltic or any Deltic Subsidiary, in each case as in effect on the date of this Agreement, a true and complete copy of which has been made available to Potlatch prior to the date of this Agreement, shall be assumed by Potlatch in the Merger, without further action as of the Effective Time, and shall continue in full force and effect in accordance with their terms. For the avoidance of doubt, the indemnification provided for by this Section 6.05(a) shall not apply to any Deltic Indemnified Party who becomes a director of or remains an employee of the Combined Company after the Closing, in each case, to the extent relating to suits, actions or other proceedings to the extent relating to acts or omissions occurring after the Effective Time; it being understood that such matters will be subject to the indemnification arrangements the Combined Company has in place after the Effective Time that are applicable to similarly situated individuals.

(b) In the event that Potlatch or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each case Potlatch shall cause proper provision to be made so that the successors and assigns of Potlatch assume the obligations set forth in this Section 6.05 contemporaneous with the closing of any such consolidation, merger, transfer or conveyance.

(c) Subject to the following sentence, for a period of six years following the Effective Time, Potlatch will purchase and provide director’s and officer’s liability insurance from an insurance carrier or carriers with the same or better credit rating as Deltic’s current insurance carriers with respect to such director’s and officer’s insurance that serves to reimburse the present and former officers and directors of Deltic or any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time, which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less favorable to the Deltic Indemnified Parties as the coverage currently provided by Deltic’s current insurance carriers; provided, that in no event shall Potlatch be required to expend, on an annual basis, an amount in excess of 250% of the annual premiums paid as of the date hereof by Deltic for such insurance (the “Premium Cap”); provided, further, that if any such annual expense at any time would exceed the Premium Cap, then Potlatch will cause to be maintained policies of insurance which provide the maximum coverage available at an annual premium equal to the Premium Cap. At the option of Deltic (subject to the proviso below), or if requested by Potlatch, prior to the Effective Time and in lieu of the foregoing, Deltic may (and Deltic shall, if requested by Potlatch and if such policy is available), purchase a tail policy for directors’ and officers’ liability insurance on the terms described in the prior sentence (including subject to the aggregate Premium Cap for the six-year period) and fully pay for such policy prior to the Effective Time, in which event Potlatch’s obligations under this Section 6.05(c) shall be fully satisfied; provided that Deltic may not exercise its option to purchase such tail policy if, after providing written notice to Potlatch of its intention to do so, Potlatch agrees to purchase such tail policy and does so purchase such tail policy prior to Closing. References in this Section 6.05(c) to the coverage currently provided by Deltic’s current insurance carriers shall also include the employment practices liability and fiduciary liability coverages provided by Deltic’s current insurance carriers.

(d) For a period of six years from the Effective Time, the limited liability company agreement of the Surviving Company shall contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in the Deltic Charter or Deltic Bylaws in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Deltic Indemnified Parties, unless such modification shall be required by Law and then only to the extent required by Law.

(e) The provisions of this Section 6.05 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each Deltic Indemnified Party, his or her heirs and his and her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that each Deltic Indemnified Party may have by contract or otherwise, including under the terms of the respective charters or bylaws or comparable organizational documents of Deltic and the Deltic Subsidiaries.

(f) If any Deltic Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.05 that is denied by Potlatch and/or the Surviving Company, and a court of competent jurisdiction determines that the Deltic Indemnified Party is entitled to such indemnification or advancement of expense, in whole or in part, then Potlatch or the Surviving Company shall pay such Deltic Indemnified Party’s reasonable costs and expenses, including legal fees and expenses, incurred in connection with pursuing such claim against Potlatch and/or the Surviving Company.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Deltic or any of its respective subsidiaries or any of its or their respective directors, officers or other employees.

Section 6.06. Fees and Expenses.

(a) Except as provided below, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(b) Deltic shall pay to Potlatch a fee of $33,000,000 (the “Deltic Termination Fee”) if:

(i) (A) Potlatch terminates this Agreement pursuant to (x) Section 8.01(c) as a result of a material breach of Section 5.03 or (y) Section 8.01(e) or (B) either Potlatch or Deltic terminates this Agreement pursuant to Section 8.01(b)(i) or 8.01(b)(iv), in either case, at any time at or after which Potlatch would have been permitted to terminate this Agreement pursuant to Section 8.01(c) as a result of a material breach of Section 5.03 or pursuant to Section 8.01(e);

(ii) (A) prior to the Deltic Stockholders Meeting, a Deltic Takeover Proposal is made to Deltic or is made directly to the stockholders of Deltic generally or otherwise becomes publicly known or any Person has publicly announced an intention (whether or not conditional) to make a Deltic Takeover Proposal and, in any such case, such Deltic Takeover Proposal or intention has not been withdrawn prior to the Deltic Stockholders Meeting, (B) thereafter this Agreement is terminated by Deltic or Potlatch pursuant to Section 8.01(b)(i) (if the Deltic Stockholders Meeting has not been held) or by Deltic or Potlatch pursuant to Section 8.01(b)(iv) and (C) within 12 months of such termination, Deltic either enters into a definitive Contract to consummate a Deltic Takeover Proposal which is later consummated or a Deltic Takeover Proposal is consummated. For the purposes of Section 6.06(b)(ii)(C) only, the term “Deltic Takeover Proposal” shall have the meaning assigned to such term in Section 5.03(f) except that all references to “25%” therein shall be deemed to be references to “50%”; or

(iii) this Agreement is terminated by Deltic pursuant to Section 8.01(h).

Any Deltic Termination Fee due under this Section 6.06(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the second Business Day immediately following the date of termination of this Agreement, (y) in the case of clause (ii) above, on the second Business Day following the consummation of such Deltic Takeover Proposal and (z) in the case of clause (iii) above, on the date of termination of this Agreement.

(c) Potlatch shall pay to Deltic a fee of $66,000,000 (the “Potlatch Termination Fee”) if:

(i) (A) Deltic terminates this Agreement pursuant to (x) Section 8.01(d) as a result of a material breach of Section 5.02 or (y) Section 8.01(f) or (B) either Potlatch or Deltic terminates this Agreement pursuant to Section 8.01(b)(i) or 8.01(b)(iii), in either case, at any time at or after which Deltic would have been permitted to terminate this Agreement pursuant to Section 8.01(d) as a result of a material breach of Section 5.02 or pursuant to Section 8.01(f);

(ii) (A) prior to the Potlatch Stockholders Meeting, a Potlatch Takeover Proposal is made to Potlatch or is made directly to the stockholders of Potlatch generally or otherwise becomes publicly known or any Person has publicly announced an intention (whether or not conditional) to make a Potlatch Takeover Proposal and, in any such case, such Potlatch Takeover Proposal or intention has not been withdrawn prior to the Potlatch Stockholders Meeting, (B) thereafter this Agreement is terminated by Potlatch or Deltic pursuant to Section 8.01(b)(i) (if the Potlatch Stockholders Meeting has not been held) or by Potlatch or Deltic pursuant to Section 8.01(b)(iii) and (C) within 12 months of such termination, Potlatch either enters into a definitive Contract to consummate a Potlatch Takeover Proposal which is later consummated or a Potlatch Takeover Proposal is consummated. For the purposes of Section 6.06(c)(ii)(C) only, the term “Potlatch Takeover Proposal” shall have the meaning assigned to such term in Section 5.02(f) except that all references to “25%” therein shall be deemed to be references to “50%”; or

(iii) this Agreement is terminated by Potlatch pursuant to Section 8.01(g).

Any Potlatch Termination Fee due under this Section 6.06(c) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the second Business Day immediately following the date of termination of this Agreement, (y) in the case of clause (ii) above, on the second Business Day following the consummation of such Potlatch Takeover Proposal and (z) in the case of clause (iii) above, on the date of termination of this Agreement.

(d) Potlatch and Deltic acknowledge and agree that the agreements contained in Sections 6.06(b) and 6.06(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Deltic nor Potlatch would enter into this Agreement. Accordingly, if Potlatch fails promptly to pay any amount due pursuant to Section 6.06(c) or Deltic fails promptly to pay any amount due pursuant to Section 6.06(b) (but subject to Section 6.06(e)), and, in order to obtain such payment, the Person owed such payment commences a suit, action or other proceeding that results in a judgment in its favor for such payment, the Person owing such payment shall pay to the Person owed such payment its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published by The Wall Street Journal in effect on the date such payment was required to be made. In no event shall either Potlatch or Deltic be obligated to pay more than one termination fee pursuant to this Section 6.06. Notwithstanding anything to the contrary in this Agreement, in the event that the Potlatch Termination Fee or the Deltic Termination Fee is payable and actually paid to Potlatch or Deltic in accordance with this Section 6.06 (or is paid into escrow in accordance with Section 6.06(e)), such Potlatch Termination Fee or Deltic Termination Fee, as applicable, shall be the sole and exclusive remedy of the receiving party and its Affiliates against any other party or such other party’s Affiliates and other Representatives, for any loss or damage based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof or the transactions contemplated hereby.

(e) Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 6.06(e) shall apply with respect to the payment of the Deltic Termination Fee required to be made hereunder:

(i) If Deltic is required to pay Potlatch the Deltic Termination Fee (the “Deltic Termination Payment”) such Deltic Termination Payment shall be paid into escrow on the date such Deltic Termination Payment is required to be paid by Deltic pursuant to this Agreement by wire transfer of same-day funds to an escrow account in accordance with Section 6.06(e)(ii). In the event that Deltic is obligated to pay Potlatch the Deltic Termination Payment, the amount payable to Potlatch in any tax year of Potlatch shall not exceed the lesser of (A) the Deltic Termination Payment payable to Potlatch (less any amount previously paid in respect thereof) and (B) the sum of (1) the maximum amount that can be paid to Potlatch without causing Potlatch to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Section 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and Potlatch has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by Potlatch’s independent accountants, plus (2) in the event Potlatch receives either (x) a letter from Potlatch’s counsel indicating that Potlatch has received a ruling from the IRS as described below in this Section 6.06(e) or (y) an opinion from Potlatch’s outside counsel as described below in this Section 6.06(e), an amount equal to the excess of the Deltic Termination Payment (less any amount previously paid in respect thereof) less the amount payable under clause (1) above.

(ii) To secure Deltic’s obligation to pay these amounts, Deltic shall deposit into escrow an amount in cash equal to the Deltic Termination Payment with a nationally recognized escrow agent selected by Deltic on such terms (subject to this Section 6.06(e)) as shall be mutually agreed upon by Deltic, Potlatch and the escrow agent. The payment or deposit into escrow of the Deltic Termination Payment pursuant to this Section 6.06(e) shall be made at the time Deltic is obligated to pay Potlatch such amount pursuant to Section 6.06 by wire transfer. The escrow agreement shall provide that the Deltic Termination Payment in escrow or any portion thereof shall not be released to Potlatch unless the escrow agent receives any one or combination of the following: (A) a letter from Potlatch’s independent accountants indicating the maximum amount that can be paid by the escrow agent to Potlatch without causing Potlatch to fail to meet the requirements of Sections 856(c)(2) and 856(c)(2)(3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and Potlatch has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to Potlatch, or (B) a letter from Potlatch’s counsel indicating that (1) Potlatch received a ruling from the IRS holding that the receipt by Potlatch of the Deltic Termination Payment would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c) (2) and 856(c)(3) of the Code or (2) Potlatch’s outside counsel has rendered a legal opinion to the effect that the receipt by Potlatch of the Deltic Termination Payment should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code, in which case the escrow agent shall release the remainder of the Deltic Termination Payment to Potlatch. Deltic agrees to amend this Section 6.06(e) at the reasonable request of Potlatch in order to (x) maximize the portion of the Deltic Termination Payment that may be distributed to Potlatch hereunder without causing Potlatch to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code or (y) assist Potlatch in obtaining a favorable ruling or legal opinion from its outside counsel, in each case, as described in this Section 6.06(e), provided that Deltic shall not be required to take any action that is prejudicial to it. Any amount of the Deltic Termination Payment that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 6.06(e); provided, however, that any amount that has not been released from the escrow to Potlatch pursuant to the provisions of this Section 6.06(e) as of the fifth anniversary of the deposit into such escrow shall at that time be released to Deltic, and Deltic shall have no further obligations to Potlatch with respect thereto.

(iii) For the avoidance of doubt, if Deltic makes the payment of the Deltic Termination Fee to the escrow agent as set forth in clause (ii) above it will have no further obligation to make any payment in respect of the Deltic Termination Fee (other than from the escrow account) and the Deltic Termination Fee will be deemed to have been paid for the purposes of the last sentence of Section 6.06(d).

Section 6.07. Certain Tax Matters.

(a) For U.S. federal income Tax purposes, it is intended that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) with respect to the Merger, this Agreement will constitute a “plan of reorganization” for purposes of Sections 354, 361, and 368 of the Code, (iii) with respect to the Merger, Potlatch and Deltic will each be a party to the reorganization within the meaning of Section 368(b) of the Code and (iv) that Potlatch will maintain its qualification for taxation as a REIT following the Merger (the qualifications and other matters referred to in clause (iv), the “Intended Potlatch REIT Treatment,” and clauses (i) through (iv), collectively, the “Intended Tax Treatment”). The parties shall cooperate with each other and use their reasonable best efforts to cause the Intended Tax Treatment to be obtained, including by (A) taking any action, or refraining from any action that such party knows is reasonably likely to prevent the Intended Tax Treatment, (B) subject to Section 6.07(b), engaging in any pre-Closing internal restructuring transactions reasonably requested by Potlatch, based on the advice of its counsel, for purposes of permitting Potlatch to maintain its qualification for taxation as a REIT following the Merger, and providing any access or information reasonably requested by Potlatch to identify what pre-Closing or post-Closing restructuring or integration transactions are appropriate for such purpose (C) executing such amendments to this Agreement as may be reasonably required in order to obtain the Intended Tax Treatment (it being understood that no party will be required to agree to any such amendment or engage in any restructuring transaction described in clause (B) that it determines in good faith materially adversely affects its rights or obligations or the value of the Merger and the other transactions contemplated by this Agreement to such party or its stockholders, as applicable) and (D) using reasonable best efforts to obtain the opinions referred to in Sections 7.02(d), 7.02(e), 7.03(d) and 7.03(e), including by executing customary letters of representation. Notwithstanding the foregoing, Deltic shall have no responsibility under this Agreement with respect to the “Intended Potlatch REIT Treatment”, except to the extent that Deltic has Knowledge that (i) the Intended Potlatch REIT Treatment cannot be obtained but for the taking of any action, or refraining from any action, by Deltic or (ii) the taking of an action or refraining from an action would facilitate the Intended Potlatch REIT Treatment and is not reasonably likely to impose on Deltic any material cost, liability or risk. For the avoidance of doubt, Deltic shall not be required to set aside or pay any dividend on, or make any other distribution (in cash or shares of Deltic Common Stock, or any combination thereof) in respect of shares of Deltic Common Stock) pursuant to this Section 6.07(a).

(b) From the date hereof until the implementation of the Final Deltic Restructuring Plan (as defined below), Deltic shall keep Potlatch reasonably apprised, no less often than every two weeks, as to the manner by which it expects to implement the pre-Closing restructuring transactions to be undertaken by Deltic and the Deltic Subsidiaries set forth on Section 6.07(b) of the Deltic Disclosure Letter (the “Deltic Restructuring Plan”) and Deltic’s proposed Tax treatment thereof, and shall consider in good faith any reasonable comments provided by Potlatch in connection therewith; provided that, in the event that Potlatch and Deltic disagree on any such transaction, Deltic shall make such determination in its reasonable discretion (for this purpose, any position supported by “substantial authority” under Treas. Reg. § 1.6662-4(d) or any similar standard under applicable Law shall be considered reasonable) unless Potlatch reasonably determines in good faith that such transaction materially adversely affects its rights or obligations or the value of the Merger to Potlatch, or the Intended Potlatch REIT Treatment). No later than December 31, 2017, Deltic shall provide Potlatch with its final Deltic Restructuring Plan (the “Final Deltic Restructuring Plan”). For the avoidance of doubt, nothing in this Section 6.07(b) shall obligate Deltic or the Deltic Subsidiaries to undertake any pre-Closing restructuring transactions.

(c) (i) Deltic shall use reasonable best efforts to procure and deliver to Potlatch as soon as reasonably practicable after January 1, 2018, a study of KPMG LLP or another nationally recognized independent accounting firm reasonably acceptable to Potlatch, determining the dollar amount of any accumulated “earnings and profits” for U.S. federal income tax purposes of Deltic and each Deltic Subsidiary that is a corporation for U.S. federal income tax purposes, in each case as of January 1, 2018 (the “E&P Study”), and (ii) if, notwithstanding Deltic’s reasonable best efforts, the E&P study has not been completed by the Closing Date, Deltic shall provide to Potlatch within 10 days before the Closing Date its reasonable estimation (after consultation with KPMG LLP or such other accounting firm that is preparing the E&P study, as applicable) of any accumulated “earnings and profits” for U.S. federal income tax purposes of Deltic and each Deltic Subsidiary that is a corporation for U.S. federal income tax purposes, in each case as of January 1, 2018. For the avoidance of doubt, the delivery of a completed E&P Study referred to in clause (i) of the preceding sentence shall not be a condition to the consummation of the Merger.

Section 6.08. Obligations of Merger Sub and the Surviving Company. Subject to Section 6.03(e), Potlatch shall take all action reasonably necessary to cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.09. Transaction Litigation. Notwithstanding anything in Section 5.01 of this Agreement to the contrary, each of Deltic and Potlatch shall (a) promptly (and in any event, within one Business Day of becoming aware thereof) inform the other orally and in writing of any stockholder litigation or suit, action or other proceeding brought or threatened against such party or any of its directors or officers relating to the Merger and the other transactions contemplated by this Agreement and keep the other party reasonably informed on a current basis with respect to the status thereof (including by promptly furnishing to the other party and its Representatives such information relating to such litigation as such Persons may reasonably request), (b) give the other party the opportunity and right to participate in the defense of any such litigation at its sole cost and expense, including in any and all proceedings related to any such litigation and any proposed settlement or disposition thereof and (c) not cease to defend, consent to the entry of any judgment, offer to settle, enter into any settlement with respect to any such stockholder litigation or proceeding, without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting in any way the parties’ obligations under Section 6.03, each of Potlatch and Deltic shall cooperate, shall cause the Potlatch Subsidiaries and the Deltic Subsidiaries, as applicable, to cooperate and shall use its reasonable best efforts to cause its Representatives to cooperate in the defense against such litigation.

Section 6.10. Section 16 Matters. Prior to the Effective Time, Potlatch and Deltic each shall take all such steps as may be required to cause (a) any dispositions of Deltic Common Stock (including derivative securities with respect to Deltic Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Deltic immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Potlatch Common Stock (including derivative securities with respect to Potlatch Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Potlatch at or immediately following the Effective Time to be exempt under Rule  16b-3 promulgated under the Exchange Act.

Section 6.11. Governance Matters; Name Change. Potlatch and Deltic shall take all actions necessary so that the matters set forth on Exhibit  B occur effective upon the Closing.

Section 6.12. Replacement Financing.

(a) Subject to the provisions of this Section 6.12, Deltic shall provide, and shall cause the Deltic Subsidiaries to provide, and shall use reasonable best efforts to cause its and their respective Representatives to provide, on a timely basis, all cooperation reasonably requested by Potlatch that is reasonably necessary to assist Potlatch in connection with Potlatch obtaining any debt financing in connection with the refinancing of any of Deltic’s or any Deltic Subsidiaries’ Indebtedness (any such debt financing, the “Financing”).

(b) Notwithstanding anything in this Agreement to the contrary, (x) none of Deltic nor any of the Deltic Subsidiaries or their respective Representatives shall be required to take any action that would (i) unreasonably interfere with the ongoing operations of Deltic or any Deltic Subsidiary, (ii) cause any director, officer or other employee of Deltic or any Deltic Subsidiary to incur any personal liability (it being understood that this clause (ii) shall not excuse any such director, officer or other employee from delivering customary certificates, legal opinions or other customary closing documents reasonably requested by Potlatch), (iii) conflict with the organizational documents of Deltic or any Laws, (iv) result in the contravention of, or a violation or breach of, or a default (with or without notice, lapse of time, or both) under, this Agreement or any material Contract to which Deltic or any Deltic Subsidiary is a party, (v) provide access to or disclose information that Deltic or any Deltic Subsidiary reasonably determines is subject to any attorney-client privilege of Deltic or any Deltic Subsidiary (provided that Deltic shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege) or (vi) result in any Lien on any asset of Deltic or any Deltic Subsidiary prior to the Effective Time; (y) none of Deltic nor any of the Deltic Subsidiaries shall be required to prepare separate financial statements for any Deltic Subsidiary or change any fiscal period and (z) no obligation of Deltic or any Deltic Subsidiary under any agreement, certificate, document or instrument provided in connection with the Financing shall be effective prior to the Effective Time. Potlatch may, with the prior written consent of Deltic, which consent shall not be unreasonably withheld, use the logos of Deltic and its Subsidiaries in connection with the Financing in a manner that is not intended to and would not be reasonably likely to harm or disparage Deltic or any Deltic Subsidiary or the reputation or goodwill of Deltic or any Deltic Subsidiary.

(c) Potlatch acknowledges and agrees that neither Deltic nor any of its Affiliates nor any of its or their Representatives shall have any responsibility for, or incur or be required to incur any liability to any Person under or with respect to, the Financing or any cooperation provided pursuant to this Section 6.12. Potlatch shall (i) promptly reimburse Deltic for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Deltic or its Affiliates in connection with the Financing and/or the arrangement thereof (including the actions and cooperation contemplated by Section 6.12(a)), and (ii) indemnify and hold harmless Deltic and its Affiliates and its and their respective Representatives from and against any and all losses, claims, damages, obligations, costs and expenses (including reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) suffered by any of them in connection with the Financing and/or the arrangement thereof (including the actions and cooperation contemplated by Section 6.12(a)) or any information used in connection therewith; provided that such indemnity shall not, as to any indemnitee, be available to the extent that such losses, claims, damages, obligations, costs and expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such indemnitee or the material breach in bad faith by any indemnitee of its contractual obligations to Potlatch.

(d) All non-public or otherwise confidential information regarding Deltic or any Deltic Subsidiary obtained by Potlatch or any of its Affiliates or their respective Representatives or any financing source pursuant to this Section 6.12 shall be kept confidential in accordance with the Confidentiality Agreement. Deltic and Potlatch acknowledge and agree that the Confidentiality Agreement is hereby amended to include all actual or prospective sources of debt financing (and Representatives of such financing sources) in the term “Representative” as such term is defined in the Confidentiality Agreement.

Section 6.13. Public Announcements. Except with respect to any Potlatch Adverse Recommendation Change or Deltic Adverse Recommendation Change made in accordance with the terms of this Agreement, Potlatch, Merger Sub and Deltic shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in a form agreed to by the parties.

Section 6.14. Stock Exchange Listing. Potlatch shall use its reasonable best efforts to cause the shares of Potlatch Common Stock to be issued in the Merger and upon the exercise or settlement, as applicable, of Deltic Stock Option Awards, Deltic Restricted Stock Awards and Deltic Performance-Based Restricted Stock Awards following the Effective Time, to be approved for listing on Nasdaq, in each case subject to official notice of issuance, prior to the Closing Date. Deltic shall cooperate with Potlatch in connection with the foregoing, including the provision of information reasonably requested by Potlatch in connection therewith.

Section 6.15. Stock Exchange De-listing. Each of Potlatch and Deltic shall use its reasonable best efforts to cause the shares of Deltic Common Stock and any other securities of Deltic specified by Potlatch to be de-listed from the NYSE and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

Section 6.16. Coordination of Dividends.

(a) Potlatch and Deltic shall coordinate with each other to designate the same record and payment dates for any quarterly dividends or distributions declared in accordance with this Agreement in any calendar quarter in which the Closing Date might reasonably be expected to occur such that (i) no holder of shares of Potlatch Common Stock or shares of Deltic Common Stock will receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to its shares of Potlatch Common Stock or its shares of Deltic Common Stock, including shares of Potlatch Common Stock issued in connection with the Merger, and (ii) the quarterly payments of dividends to the holders of shares of Potlatch Common Stock (and any necessary adjustments to Deltic’s schedule for the quarterly declaration of dividends and the record dates and payment dates relating thereto) will be made substantially in accordance with Potlatch’s historical quarterly dividend payment schedule.

(b) If Potlatch determines, after consultation with its nationally recognized Tax counsel and with Deltic, that it is necessary to declare, set aside or pay any dividend on, or make any other distribution (in cash or shares of Potlatch Common Stock, or any combination thereof) in respect of shares of Potlatch Common Stock in order to meet the distribution requirements set forth in Section 857(a) of the Code and maintain its qualification as a REIT under the Code or applicable state Law, to the extent in excess of the distributions permitted by Section 5.01(a)(i)(A)(x) of this Agreement (any such excess distribution, a “Special Distribution,” and the per share amount of such distribution, the “Special Distribution Per Share”) it shall (i) notify Deltic as promptly as practicable after such determination, and in any event no less than 10 Business Days prior to the Closing, including the size and character of such Special Distribution and the reasons therefor, (ii) to the maximum extent practicable, make the Special Distribution in the form of shares of Potlatch Common Stock and (iii) be entitled to declare and pay such Special Distribution. If any Special Distribution (or portion thereof) has a record date prior to the Effective Time and is in the form of shares of Potlatch Common Stock, the Exchange Ratio shall be adjusted as provided for in Section 2.01(b). If any Special Distribution (or portion thereof) has a record date prior to the Effective Time and is in the form of cash, then Deltic shall be entitled to declare and pay a dividend to holders of shares of Deltic Common Stock, in an amount per share of Deltic Common Stock equal to (A) the Special Distribution Per Share declared by Potlatch with respect to each share of Potlatch Common Stock multiplied by (B) the Exchange Ratio.

Section 6.17. Employee Matters.

(a) During the period commencing at the Effective Time and ending on December 31, 2018 (or such shorter period of employment, as the case may be) (the “Continuation Period”), Potlatch shall provide each individual who is actively employed by Deltic or any of its Subsidiaries immediately prior to the Effective Time and who continues employment during such period (each, a “Deltic Employee”) (i) base salary, base wage rate, annual incentive opportunities and long-term incentive opportunities that are no less favorable in the aggregate than the base salary, base wage rate, annual incentive opportunities and such long-term incentive opportunities that were provided to such Deltic Employee prior to the Effective Time and (ii) other benefits (other than equity compensation and other long-term incentives, change in control, retention, transition, stay or similar arrangements) that are substantially comparable in the aggregate to such other benefits that were provided to such Deltic Employee under the Deltic Benefit Plans and Deltic Benefit Agreements immediately prior to the Effective Time.

(b) For purposes of determining (i) eligibility to participate and vesting with respect to the benefit plans maintained by Potlatch or any Potlatch Subsidiary (including the Potlatch 401(k) Plan) and (ii) level of benefits under vacation and severance plans and arrangements (and not any other plans or arrangements) maintained by Potlatch or any Potlatch Subsidiary, service with Deltic or any Deltic Subsidiary (or any predecessor employer of an employee of Deltic or any Deltic Subsidiary, to the extent service with such predecessor employer is recognized by Deltic or the applicable Deltic Subsidiary as of the date of this Agreement) prior to the Effective Time shall be treated as service with Potlatch or the Potlatch Subsidiaries; provided, however, that such service need not be recognized to the extent (A) that such recognition would result in any duplication of benefits, (B) not recognized by Deltic or a Deltic Subsidiary, as applicable, for similar purposes or (C) that such recognition would apply for the purpose of any plan, program or arrangement under which similarly situated employees of Potlatch and the Potlatch Subsidiaries do not receive credit for prior service (including prior service with predecessor employers) or that is grandfathered or frozen, either with respect to eligibility to participate, vesting or level of benefits (including any pension, retiree health or other retiree welfare benefits).

(c) During the Continuation Period, with respect to any Deltic Employee whose employment is terminated by Potlatch or any Potlatch Subsidiary, Potlatch shall provide, or shall cause such Potlatch Subsidiary to provide, severance benefits to such Deltic Employee that are no less favorable than the severance benefits paid by Deltic or any Deltic Subsidiary, as applicable, in the ordinary course of business consistent with past practice and set forth on Section 6.17(c) of the Deltic Disclosure Letter, taking into account all service with Deltic, Potlatch or any of their respective Subsidiaries in determining eligibility for severance benefits and the amount of severance benefits payable.

(d) For purposes of each benefit plan of Potlatch or the Potlatch Subsidiaries, Potlatch and the Potlatch Subsidiaries shall use reasonable best efforts to (i) cause all pre-existing condition exclusions and actively-at-work requirements of such plans to be waived for employees of Deltic and the Deltic Subsidiaries and their covered dependents (other than limitations, including pre-existing conditions exclusions, or waiting periods that are already in effect with respect to such employees and dependents under the benefit plans of Deltic and the Deltic Subsidiaries and that have not been satisfied as of the date such employees and dependents commence participation in such benefit plans of Potlatch and the Potlatch Subsidiaries) and (ii) give full credit for all co-payments and deductibles to the extent satisfied in the plan year in which the Effective Time occurs (or the year in which employees of Deltic and the Deltic Subsidiaries and their dependents commence participation in the benefit plans of Potlatch and the Potlatch Subsidiaries, if later) as if there had been a single continuous employer if such co-payments and deductibles are submitted to the administrator of the benefit plans of the Potlatch and the Potlatch Subsidiaries within 90 days following the Effective Time, in each case subject to obtaining any required consent by the insurance carrier or claims administrator with respect to the applicable benefit plan, which such consents shall be promptly requested by Potlatch.

(e) Potlatch hereby acknowledges that the consummation of the transactions contemplated by this Agreement constitute a “change in control” or “change of control” of Deltic for purposes of any Deltic Benefit Plan or Deltic Benefit Agreement that contains a definition of “change in control” or “change of control,” as applicable.

(f) This Section 6.17 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.17, express or implied, (i) is intended to confer upon any other person (including any current or former directors, officers, consultants or employees of any of Deltic or any Deltic Subsidiary or, on or after the Effective Time, the Surviving Corporation or any of its subsidiaries) any rights or remedies of any nature whatsoever, (ii) is intended to be, shall constitute or be construed as an amendment to or modification of any employee benefit plan, program, policy, agreement or arrangement of Potlatch, Deltic, the Surviving Corporation or any respective Subsidiary thereof or (iii) obligates Potlatch or any of the Potlatch Subsidiaries to retain the employment of any particular employee of Deltic or any Deltic Subsidiary following the Effective Time.

ARTICLE 7

CONDITIONS PRECEDENT

Section 7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. The Potlatch Stockholder Approval and the Deltic Stockholder Approval shall have been obtained.

(b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) Listing. The shares of Potlatch Common Stock issuable (i) as Merger Consideration pursuant to this Agreement and (ii) upon the exercise or settlement, as applicable, of Deltic Stock Option Awards, Deltic Restricted Stock Awards and Deltic Performance-Based Restricted Stock Awards on or following the Effective Time, shall have been approved for listing on Nasdaq, in each case subject to official notice of issuance.

(d) No Legal Restraints. No applicable Law and no judgment, order or decree issued by any court or tribunal of competent jurisdiction (collectively, the “Legal Restraints”) shall have come into effect or have been issued and, in either case, be in effect, in each case that prevents, makes illegal or prohibits the consummation of the Merger.

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

Section 7.02. Conditions to Obligation of Potlatch. The obligations of Potlatch and Merger Sub to consummate the Merger are further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Deltic contained in this Agreement (except for the representations and warranties contained in Sections 4.03, 4.04 and 4.20) shall be true and correct (without giving effect to any limitation as to “materiality” or “Deltic Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Deltic Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Deltic Material Adverse Effect, and the representations and warranties of Deltic contained in Sections 4.03, 4.04 and 4.20 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Potlatch shall have received a certificate signed on behalf of Deltic by an executive officer of Deltic to such effect.

(b) Performance of Obligations of Deltic. Deltic shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Potlatch shall have received a certificate signed on behalf of Deltic by an executive officer of Deltic to such effect.

(c) Absence of Deltic Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Deltic Material Adverse Effect, and which has not been ameliorated or cured such that a Deltic Material Adverse Effect no longer exists.

(d) REIT Opinion. Potlatch shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, or such other nationally recognized Tax counsel reasonably satisfactory to Potlatch (which shall include Davis Polk & Wardwell LLP and King & Spalding LLP), in form and substance reasonably satisfactory to Potlatch, as of the Closing Date, to the effect that commencing with Potlatch’s taxable year ended December 31, 2006, Potlatch has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual method of operation through the date of the opinion has enabled it, and its proposed method of operation will continue to enable it, to meet the requirements for qualification and taxation as a REIT. In rendering the opinion described in this Section 7.02(d), the Tax counsel rendering such opinion may require and rely upon (and may incorporate by reference) reasonable and customary representations, covenants and assumptions, including those contained in certificates of officers of Potlatch and Deltic.

(e) Merger Opinion. Potlatch shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, or such other nationally recognized Tax counsel reasonably satisfactory to Potlatch (which shall include Davis Polk & Wardwell LLP), as of the Closing Date, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.02(e), the Tax counsel rendering such opinion may require and rely upon (and may incorporate by reference) reasonable and customary representations, covenants and assumptions, including those contained in certificates of officers of Potlatch and Deltic.

Section 7.03. Conditions to Obligation of Deltic. The obligation of Deltic to consummate the Merger is further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Potlatch contained in this Agreement (except for the representations and warranties contained in Sections 3.03, 3.04 and 3.20) shall be true and correct (without giving effect to any limitation as to “materiality” or “Potlatch Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Potlatch Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Potlatch Material Adverse Effect, and the representations and warranties of Potlatch contained in Sections 3.03, 3.04 and 3.20 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Deltic shall have received a certificate signed on behalf of Potlatch by an executive officer of Potlatch to such effect.

(b) Performance of Obligations of Potlatch and Merger Sub. Potlatch and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the

Closing Date, and Deltic shall have received a certificate signed by an executive officer on behalf of Potlatch and Merger Sub to such effect.

(c) Absence of Potlatch Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Potlatch Material Adverse Effect, and which has not been ameliorated or cured such that a Potlatch Material Adverse Effect no longer exists.

(d) REIT Opinion. Potlatch shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, or such other nationally recognized Tax counsel reasonably satisfactory to Deltic, in form and substance reasonably satisfactory to Deltic, as of the Closing Date, to the effect that commencing with Potlatch’s taxable year ended December 31, 2006, Potlatch has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation through the date of the opinion has enabled it, and its proposed method of operation will continue to enable it, to meet the requirements for qualification and taxation as a REIT. In rendering the opinion described in this Section 7.03(d), the Tax counsel rendering such opinion may require and rely upon (and may incorporate by reference) reasonable and customary representations, covenants and assumptions, including those contained in certificates of officers of Potlatch and Deltic.

(e) Merger Opinion. Deltic shall have received the opinion of Davis Polk & Wardwell LLP, or such other nationally recognized Tax counsel reasonably satisfactory to Deltic (which shall include Skadden, Arps, Slate, Meagher & Flom LLP), as of the Closing Date, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.03(e), the Tax counsel rendering such opinion may require and rely upon (and may incorporate by reference) reasonable and customary representations, covenants and assumptions, including those contained in certificates of officers of Deltic and Potlatch.

(f) Special Distribution. Since the date of this Agreement, Potlatch shall not have declared or paid a Special Distribution in cash in an aggregate amount, together with any cash dividend or distribution Deltic is permitted to declare and pay as a result of such Special Distribution, the proximate result of which is a Lower Ratings Event.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

Section 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Potlatch Stockholder Approval or the Deltic Stockholder Approval, as follows:

(a)	by mutual written consent of Potlatch and Deltic;

(b)	by either Potlatch or Deltic:

(i) if the Merger is not consummated on or before the nine-month anniversary of the date of this Agreement (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party if such failure of the Merger to occur on or before the End Date is the result of a breach of this Agreement by such party or the failure of any representation or warranty of such party contained in this Agreement to be true and correct;

(ii) if the condition set forth in Section 7.01(d) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any party if such failure to satisfy the condition set forth in Section 7.01(d) is the result of the failure of such party to have complied with its obligations pursuant to Section 6.03;

(iii) if the Potlatch Stockholder Approval is not obtained at the Potlatch Stockholders Meeting duly convened (unless such Potlatch Stockholders Meeting has been adjourned, in which case at the final adjournment thereof); or

(iv) if the Deltic Stockholder Approval is not obtained at the Deltic Stockholders Meeting duly convened (unless such Deltic Stockholders Meeting has been adjourned, in which case at the final adjournment thereof);

(c) by Potlatch, if Deltic breaches or fails to perform any of its obligations under this Agreement, or if any of the representations or warranties of Deltic contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (ii) is not reasonably capable of being cured by Deltic by the End Date or is not cured by Deltic within 45 days after receiving written notice from Potlatch (provided that neither Potlatch nor Merger Sub is then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of Potlatch or Merger Sub contained in this Agreement then fails to be true and correct such that either or both of the conditions set forth in Section 7.03(a) or 7.03(b) could not then be satisfied);

(d) by Deltic, if Potlatch or Merger Sub breaches or fails to perform any of its respective obligations under this Agreement, or if any of the representations or warranties of Potlatch contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (ii) is not reasonably capable of being cured by Potlatch or Merger Sub by the End Date or is not cured by Potlatch or Merger Sub within 45 days after receiving written notice from Deltic (provided that Deltic is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of Deltic contained in this Agreement then fails to be true and correct such that either or both of the conditions set forth in Section 7.02(a) or 7.02(b) could not then be satisfied);

(e) by Potlatch, if a Deltic Adverse Recommendation Change shall have occurred;

(f) by Deltic, if a Potlatch Adverse Recommendation Change shall have occurred;

(g) by Potlatch, prior to obtaining the Potlatch Stockholder Approval, in order to enter into a definitive agreement to effect a Superior Potlatch Proposal, if Potlatch has complied with Section 5.03 and enters into such definitive agreement concurrently with such termination and pays the Potlatch Termination Fee in accordance with the procedures and within the time periods set forth in Section 6.06(c); or

(h) by Deltic, prior to obtaining the Deltic Stockholder Approval, in order to enter into a definitive agreement to effect a Superior Deltic Proposal, if Deltic has complied with Section 5.03 and enters into such definitive agreement concurrently with such termination and pays the Deltic Termination Fee in accordance with the procedures and within the time periods set forth in Section 6.06(b).

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), or (h) of this Section 8.01 shall give written notice of such termination to the other parties in accordance with Section 9.02, specifying the provision of this Agreement pursuant to which such termination is effected.

Section 8.02. Effect of Termination. In the event of termination of this Agreement by either Potlatch or Deltic as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Potlatch or Deltic, other than the last sentence of Section 6.02, Section 6.06, this Section 8.02 and Article 9, which provisions shall survive such termination, and no such termination shall relieve any party from any liability for any knowingly fraudulent misrepresentation or any willful and material breach of any covenant or agreement set forth in this Agreement.

Section 8.03. Amendment. Prior to the Effective Time, this Agreement may be amended by the parties at any time before or after receipt of the Potlatch Stockholder Approval or the Deltic Stockholder Approval; provided, however, that (a) after receipt of the Potlatch Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of Potlatch without the further approval of such stockholders and (b) after receipt of the Deltic Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of Deltic without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.04. Extension; Waiver. At any time prior to the Effective Time, Potlatch may (a) extend the time for the performance of any of the obligations or other acts of Deltic, (b) waive any inaccuracies in the representations and warranties made by Deltic contained in this Agreement or in any document delivered by Deltic pursuant to this Agreement, (c) waive compliance with any covenants and agreements of Deltic contained in this Agreement or (d) waive the satisfaction by Deltic of any of the conditions to Potlatch’s and Merger Sub’s obligations contained in this Agreement. At any time prior to the Effective Time, Deltic may (a) extend the time for the performance of any of the obligations or other acts of Potlatch or Merger Sub, (b) waive any inaccuracies in the representations and warranties made by Potlatch or Merger Sub contained in this Agreement or in any document delivered by Potlatch or Merger Sub pursuant to this Agreement, (c) waive compliance with any covenants and agreements of Potlatch or Merger Sub contained in this Agreement or (d) waive the satisfaction by Potlatch or Merger Sub of any of the conditions to Deltic’s obligations contained in this Agreement. No extension or waiver by Potlatch shall require the approval of the stockholders of Potlatch unless such approval is required by Law, and no extension or waiver by Deltic shall require the approval of the stockholders of Deltic unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01 or an amendment of this Agreement pursuant to Section 8.03 shall, in order to be effective, require, in the case of Potlatch or Deltic, action by such party’s Board of Directors or the duly authorized designee of such party’s Board of Directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of Potlatch or the stockholders of Deltic.

ARTICLE 9

GENERAL PROVISIONS

Section 9.01. Nonsurvival of Representations and Warranties and Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement and, to the extent relating to compliance prior to termination, none of the covenants in this Agreement, shall survive the Effective Time. This Section 9.01 shall not limit Section 8.02 or any covenant or agreement of the parties to the extent that it contemplates performance after the Effective Time.

Section 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Potlatch or Merger Sub, to:

Potlatch Corporation

601 W 1st Ave., Suite 1600

Spokane, WA 99201

Attention: Lorrie D. Scott

Fax: (509) 343-2809

with a copy to:

Perkins Coie LLP

1201 Third Avenue Suite 4900

Seattle, WA 98101

Attention: Andrew Bor

Fax: (206) 359-9577

(b)	if to Deltic, to:

Deltic Timber Corporation

210 East Elm Street

P.O. Box 7200

El Dorado, AR 71731-7200

Attention: Jim F. Andrews, Jr.

Fax: (870) 881-6457

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10170

Attention: William L. Taylor

Fax: (212) 701-5800

Section 9.03. Definitions. For purposes of this Agreement:

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided that none of the Designated Entities will be treated as Affiliates of Deltic or any of its Affiliates. For the avoidance of doubt, Southeastern Asset Management and its Affiliates will not be considered Affiliates of Deltic or any of its Affiliates.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Code” means the Internal Revenue Code of 1986.

“Combined Company” means Potlatch, the Potlatch Subsidiaries, Deltic and the Deltic Subsidiaries, taken as a whole, combined in the manner currently intended by the parties.

“Commonly Controlled Entity” means any person, entity, trade or business that, together with Deltic or any Deltic Subsidiary, or Potlatch or any Potlatch Subsidiary, as applicable, is or was at the relevant time treated as a single employer under Section 414 of the Code.

“Deltic Benefit Agreement” means each employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other Contract between Deltic or any Deltic Subsidiary, on the one hand, and any Deltic Personnel, on the other hand.

“Deltic Benefit Plan” means each (i) pension plan (as defined in Section 3(2) of ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, (ii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (iii) severance, change in control, retention or termination plan, program, policy or arrangement or (iv) other compensation, pension, retirement savings or other benefit plan, program, policy or arrangement, in each case sponsored, maintained, contributed to or required to be maintained or contributed to by Deltic, any Deltic Subsidiary or any Commonly Controlled Entity for the benefit of any Deltic Personnel.

“Deltic Equity Awards” means the Deltic Stock Option Awards, the Deltic Restricted Stock Awards and the Deltic Performance-Based Restricted Stock Awards.

“Deltic Material Adverse Effect” means a Material Adverse Effect with respect to Deltic.

“Deltic Performance-Based Restricted Stock Award” means any award of performance-based restricted stock granted under the Deltic Stock Plan.

“Deltic Personnel” means any current or former director, officer, consultant or employee of Deltic or any Deltic Subsidiary.

“Deltic Restricted Stock Award” means any award of restricted stock granted under the Deltic Stock Plan, other than a Deltic Performance Restricted Stock Award.

“Deltic Stock Option Awards” means any stock option awards granted pursuant to the Deltic Stock Plan or otherwise.

“Deltic Stock Plan” means the Deltic Timber Corporation 2002 Stock Incentive Plan, as amended and ratified on April 26, 2012.

“Designated Entities” means those Persons set forth in Section 9.03 of the Deltic Disclosure Letter.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” with respect to an entity means any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person made outside the ordinary course of business, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property or equipment (other than accounts payable in the ordinary course of business), (iv) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person (disregarding any such guarantees or arrangements with respect to the Indebtedness of any member of its Wholly Owned Group), (v) all “keep well” and other obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of or similar obligations or undertakings to purchase the obligations or property of any other Person (disregarding any such obligations or undertakings with respect to the Indebtedness of any member of its Wholly Owned Group) (vi) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination) or (vii) letters of credit, bank guarantees (i.e., guarantees made by a bank in respect of any obligation of the relevant Person) and other similar contractual obligations entered into by or on behalf of such Person outside the ordinary course of business.

“IRS” means the U.S. Internal Revenue Service.

The “Knowledge” of (i) Deltic means, with respect to any matter in question, the actual knowledge of the following executive officers of Deltic: John D. Enlow, Sr., Byrom L. Walker and Jim F. Andrews, Jr., and of (ii) Potlatch means, with respect to any matter in question, the actual knowledge of the following executive officers of Potlatch: Michael J. Covey, Eric J. Cremers, Jerald W. Richards and Lorrie D. Scott.

“Lower Ratings Event” means any Indebtedness of Potlatch or Deltic is rated below its current rating by Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services as of the date of this Agreement; provided that in the case of Deltic (i) its rating as of the date of this Agreement will be deemed to be the rating it would have received if it had Indebtedness on customary market terms as of the date of this Agreement and such Indebtedness had been rated as of the date of the Agreement and (ii) its rating as of any time after the date of this Agreement will be deemed to be the rating it would have received as of the relevant time if such Indebtedness had been rated as of such time.

“Material Adverse Effect” with respect to any Person means any fact, circumstance, effect, change, event or development that has a material adverse effect on the business, properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any fact, circumstance, effect, change, event or development to the extent that it results from or arises out of (i) changes or conditions generally affecting any of the industries in which such Person and any of its Subsidiaries operate, (ii) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, (iii) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect unless otherwise excluded in this definition of “Material Adverse Effect”), (iv) the execution and delivery of this Agreement or the public announcement of the Merger or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, (v) any change, in and of itself, in the market price or trading volume of such Person’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect unless otherwise excluded in this definition of “Material Adverse Effect”), (vi) any change in applicable Law or GAAP (or authoritative interpretation of Law or GAAP), (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (viii) any proceeding brought or threatened by stockholders of Deltic or stockholders of Potlatch (whether on behalf of the Deltic, Potlatch or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or otherwise arising out of or relating to this Agreement, the Merger and the other transactions contemplated by this Agreement or alleged violations of securities Laws in connection with the Joint Proxy Statement or Form S-4, or (ix) any actions required or expressly contemplated by this Agreement or taken by Deltic at the written direction of or with the written consent of Potlatch or taken by Potlatch or Merger Sub at the written direction of or with the written consent of Deltic (except, in the case of clauses (i), (ii), (vi) and (vii), to the extent such change, condition or effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, but, in such event, only the incremental disproportionate impact of any such fact, circumstance, effect, change, event or development shall be taken into account in determining whether a Material Adverse Effect has occurred).

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Potlatch Benefit Agreement” means each employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other Contract between Potlatch or any Potlatch Subsidiary, on the one hand, and any Potlatch Personnel, on the other hand.

“Potlatch Benefit Plan” means each (i) pension plan (as defined in Section 3(2) of ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, (ii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (iii) severance, change in control, retention or termination plan, program, policy or arrangement or (iv) other compensation, pension, retirement savings or other benefit plan, program, policy or arrangement, in each case sponsored, maintained, contributed to or required to be maintained or contributed to by Potlatch, any Potlatch Subsidiary or any Commonly Controlled Entity for the benefit of any Potlatch Personnel.

“Potlatch Deferred Compensation Stock Unit” means a stock unit credited to the account of any non-employee director or employee in any employee benefit plan maintained by Potlatch or any of the Potlatch Subsidiaries that is payable in shares of Potlatch Common Stock or whose value is determined with reference to the value of shares of Potlatch Common Stock.

“Potlatch Material Adverse Effect” means a Material Adverse Effect with respect to Potlatch.

“Potlatch Performance Share Unit” means any restricted stock unit that is (i) subject to performance-based vesting and (ii) payable in shares of Potlatch Common Stock or the value of which is determined with reference to the value of shares of Potlatch Common Stock, whether granted under any Potlatch Stock Plan or otherwise.

“Potlatch Personnel” means any current or former director, officer, consultant or employee of Potlatch or any Potlatch Subsidiary.

“Potlatch Restricted Stock Unit” means any restricted stock unit that is (i) subject to service-based vesting (and is not subject to performance-based vesting) and (ii) payable in shares of Potlatch Common Stock or the value of which is determined with reference to the value of shares of Potlatch Common Stock, whether granted under any Potlatch Stock Plan or otherwise.

“Potlatch Stock Option” means any option to purchase shares of Potlatch Common Stock, whether granted under any Potlatch Stock Plan or otherwise, other than a Potlatch Deferred Compensation Stock Unit,

“Potlatch Stock Plans” means the Potlatch Corporation 2005 Stock Incentive Plan, as amended and restated May 19, 2006 and the Potlatch Corporation 2014 Stock Incentive Plan.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person; provided that none of the Designated Entities will be treated as Subsidiaries of Deltic or any of its Subsidiaries.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, relating to Taxes, including any amendment, supplement, or attachment thereto.

“Taxes” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind, however denominated, imposed directly or through withholding by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Wholly Owned Group” means (i) Deltic and its wholly owned Subsidiaries or (ii) Potlatch and its wholly owned Subsidiaries, as applicable.

Section 9.04. Interpretation. When a reference is made in this Agreement to an Exhibit, an Article or a Section, such reference shall be to an Exhibit, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to actions “in the ordinary course of business” shall be deemed to be references to “in all material respects in the ordinary course of business” whether they include the words “in all material respects” or not. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Any reference herein to any statute shall also be deemed to refer to all rules and regulations promulgated thereunder. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any reference herein or in the Deltic Disclosure Letter to documents having been furnished, provided, delivered, made available or disclosed to Potlatch, Merger Sub or their respective Representatives, or words of similar import, shall be deemed to refer to such documents as were made available and accessible to Potlatch and Potlatch’s Representatives for their review by posting to the electronic data rooms titled “Alpine” and “Golden Gate” hosted by Merrill Corporation on or before 5:00 p.m. (New York City time) as of the day immediately prior to the date hereof. Any reference herein or in the Potlatch Disclosure Letter to documents having been furnished, provided, delivered, made available or disclosed to Deltic or its Representatives, or words of similar import, shall be deemed to refer to such documents as were made available and accessible to Deltic and Deltic’s Representatives for their review by posting to the electronic data rooms titled “Duke 2017” and “Golden Gate” hosted by Merrill Corporation on or before 5:00 p.m. (New York City time) as of the day immediately prior to the date hereof. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated and, in the case of any Contract listed in the Potlatch Disclosure Letter or the Deltic Disclosure Letter, only if such amendment, modification or supplement is also listed in the Potlatch Disclosure Letter or the Deltic Disclosure Letter, as applicable. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 9.05. Disclosure Letters. The parties hereto agree that any reference in a particular Section of either the Deltic Disclosure Letter or the Potlatch Disclosure Letter shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties (or covenants, as applicable) of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) is reasonably apparent from the face of the disclosure. The mere inclusion of an item in either the Deltic Disclosure Letter or the Potlatch Disclosure Letter as an exception to a representation or warranty (or covenants as applicable) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Deltic Material Adverse Effect or Potlatch Material Adverse Effect, as applicable.

Section 9.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or by public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.06 with respect thereto. Upon any determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.07. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile or electronic image scan) to the other parties.

Section 9.08. Entire Agreement; No Third-Party Beneficiaries; No Additional Representations.

(a) This Agreement, taken together with the Potlatch Disclosure Letter, the Deltic Disclosure Letter and the Confidentiality Agreement, (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement and (ii) except for (A) the Deltic Indemnified Parties, with respect to Section 6.05, (B) following the Effective Time, Deltic’s stockholders with respect to Section 2.01, (C) following the Effective Time, holders of Deltic Equity Awards with respect to Section 6.04 and (D) the Deltic Directors, with respect to the third and fourth sentences of Section 4 of Exhibit B hereto, is not intended to confer, and does not confer, upon any Person other than the parties any rights or remedies. Nothing in clause (ii) of the foregoing sentence shall prevent the parties to this Agreement from amending any such section prior to the Effective Time.

(b) Except for the representations and warranties contained in Article 3, Deltic acknowledges that none of Potlatch, the Potlatch Subsidiaries or any other Person on behalf of Potlatch makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Deltic acknowledges that none of Potlatch or the Potlatch Subsidiaries nor any of their respective Representatives or any other Person has made any express or any implied representations or warranties to Deltic with respect to (i) Potlatch or the Potlatch Subsidiaries, their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Potlatch or the Potlatch Subsidiaries or (ii) any material, documents or information relating to Potlatch or the Potlatch Subsidiaries furnished or provided to Deltic or its Representatives or made available to Deltic or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or any other transactions contemplated hereby or thereby, except as expressly and specifically covered by a representation or warranty set forth in Article 3. Deltic acknowledges that it is not executing or authorizing the execution of this Agreement in reliance upon any such representation or warranty not explicitly set forth in Article 3. Except for the representations and warranties contained in Article 4, Potlatch and Merger Sub acknowledge that none of Deltic, the Deltic Subsidiaries or any other Person on behalf of Deltic makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Potlatch and Merger Sub acknowledge that none of Deltic or the Deltic Subsidiaries nor any of their respective Representatives or any other Person has made any express or any implied representations or warranties to Potlatch with respect to (i) Deltic or the Deltic Subsidiaries, their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Deltic or the Deltic Subsidiaries or (ii) any material, documents or information relating to Deltic or the Deltic Subsidiaries furnished or provided to Potlatch or its Representatives or made available to Potlatch or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or any other transactions contemplated hereby or thereby, except as expressly and specifically covered by a representation or warranty set forth in Article 4. Potlatch and Merger Sub acknowledge that they are not executing or authorizing the execution of this Agreement in reliance upon any such representation or warranty not explicitly set forth in Article 4.

(c) The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of the risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(d) For the avoidance of doubt, in the event of Potlatch’s fraudulent misrepresentation, intentional misrepresentation or any willful and material breach of this Agreement by Potlatch or Merger Sub, damages to Deltic shall not be limited to the reimbursement of expenses and out of pocket costs and shall include, to the extent proven, the loss of the benefit of the bargain to Deltic and Deltic’s stockholders, which shall be deemed in such event to be damages of Deltic.

Section 9.09. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF DELAWARE.

Section 9.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 9.11. Specific Enforcement; Consent to Jurisdiction.

(a) The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article 8, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (i) of the first sentence of Section 9.11(b), without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

(b) Each of the parties (i) consents to submit itself to the personal jurisdiction of any Delaware state court or any federal court located in the State of Delaware in the event any dispute arises out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in any court other than any Delaware state court or any federal court sitting in the State of Delaware.

Section 9.12. WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

POTLATCH CORPORATION

By:	/s/ Michael J. Covey
Name: Michael J. Covey
Title: Chairman and Chief Executive Officer

PORTLAND MERGER LLC

By:	/s/ Michael J. Covey
Name: Michael J. Covey
Title: Chairman and Chief Executive Officer

DELTIC TIMBER CORPORATION

By:	/s/ John D. Enlow, Sr.
Name: John D. Enlow, Sr.
Title: President & Chief Executive Officer

Index of Defined Terms

Term	Section
Acquisition Agreement	5.02(b)
Affiliate	9.03
Agreement	Preamble
Antitrust Laws	3.05(b)
Book-Entry Shares	2.01(b)
Business Day	9.03
Certificate	2.01(b)
Certificate of Merger	1.03
Closing	1.02
Closing Date	1.02
Code	9.03
Collective Bargaining Agreements	3.11(a)
Combined Company	9.03
Commonly Controlled Entity	9.03
Confidentiality Agreement	6.02
Consent	3.05(b)
Continuation Period	6.17(a)
Contract	3.05(a)
Converted Deltic Restricted Stock Awards	6.04(b)
Deltic	Preamble
Deltic 401(k) Plan	5.01(b)(i)
Deltic Acceptable Confidentiality Agreement	5.03(a)
Deltic Acceptable Confidentiality Agreement	5.03(a)
Deltic Adverse Recommendation Change	5.03(b)
Deltic Benefit Agreement	9.03
Deltic Benefit Plan	9.03
Deltic Board	4.04(a)
Deltic Bylaws	4.01
Deltic Capital Stock	4.03(a)
Deltic Charter	4.01
Deltic Common Stock	2.01(a)
Deltic Disclosure Letter	Article 4
Deltic Employee	6.17(a)
Deltic Equity Awards	9.03
Deltic Indemnified Parties	6.05(a)
Deltic Intervening Event	5.03(f)
Deltic Material Adverse Effect	9.03
Deltic Material Contract	4.15(b)
Deltic Notice of Recommendation Change	5.03(b)
Deltic Performance-Based Restricted Stock Award	9.03
Deltic Permits	4.18
Deltic Personnel	9.03
Deltic Preferred Stock	4.03(a)
Deltic Property	4.16(a)
Deltic Recommendation	4.04(a)
Deltic Reporting Documents	4.06(a)
Deltic Restricted Stock Award	9.03
Deltic Restructuring Plan	6.07
Deltic Stock Option Awards	9.03

Term	Section
Deltic Stock Plan	9.03
Deltic Stockholder Approval	4.04(a)
Deltic Stockholders Meeting	4.04(a)
Deltic Subsidiaries	4.01
Deltic Takeover Proposal	5.03(f)
Deltic Termination Fee	6.06(b)
Deltic Voting Debt	4.03(b)
Deltic Termination Payment	6.06(e)(i)
Designated Entities	9.03
DGCL	1.01
E&P Study	6.07
Effective Time	1.03
End Date	8.01(b)(i)
Environmental Claims	3.14
Environmental Law	3.14
Environmental Permits	3.14
ERISA	9.03
ERISA Affiliate	9.03
Exchange Act	3.05(b)
Exchange Agent	2.02(a)
Exchange Fund	2.02(a)
Exchange Ratio	2.01(b)
Filed Deltic Contract	4.15(a)
Filed Deltic Reporting Documents	Article 4
Filed Potlatch Contract	3.15(a)
Filed Potlatch Reporting Documents	Article 3
Final Deltic Restructuring Plan	6.07
Financing	6.12(a)
Form S-4	3.05(b)
GAAP	3.06(b)
Governmental Entity	3.05(b)
Hazardous Materials	3.14
HSR Act	3.05(b)
Indebtedness	9.03
Intellectual Property	3.17(a)
Intended Potlatch REIT Treatment	6.07
Intended Tax Treatment	6.07
Investment Company Act	3.23
IRS	9.03
Joint Proxy Statement	6.01(a)
Judgment	3.05(a)
Knowledge	9.03
Law	3.05(a)
Legal Restraints	7.01(d)
Letter of Transmittal	2.02(b)
Liens	3.02(a)
LLC Act	1.01
Lower Ratings Event	9.03
Material Adverse Effect	9.03
Maximum Amount	6.05(c)
Merger	Preamble

Term	Section
Merger Consideration	2.01(b)
Merger Sub	Preamble
Multiemployer Plan	3.10(e)
Nasdaq	2.02(f)
NYSE	3.05(a)
Owned Deltic Property	4.16(b)
Owned Potlatch Property	3.16(b)
Permits	3.18
Person	9.03
Potlatch	Preamble
Potlatch 401(k) Plan	5.01(a)(i)
Potlatch Acceptable Confidentiality Agreement	5.02(a)
Potlatch Adverse Recommendation Change	5.02(b)
Potlatch Benefit Agreement	9.03
Potlatch Benefit Plan	9.03
Potlatch Board	3.04(a)
Potlatch By-laws	3.01(a)
Potlatch Capital Stock	3.03(a)
Potlatch Charter	3.01(a)
Potlatch Common Stock	2.01(b)
Potlatch Deferred Compensation Stock Unit	9.03
Potlatch Disclosure Letter	Article 3
Potlatch Intervening Event	5.02(f)
Potlatch Material Contract	3.15(b)
Potlatch Material Adverse Effect	9.03
Potlatch Notice of Recommendation Change	5.02(b)
Potlatch Performance Share Unit	9.03
Potlatch Permits	3.18
Potlatch Personnel	9.03
Potlatch Preferred Stock	3.03(a)
Potlatch Property	3.16(a)
Potlatch Recommendation	3.04(a)
Potlatch Reporting Documents	3.06(a)
Potlatch Restricted Stock Unit	9.03
Potlatch Stockholder Approval	3.04(a)
Potlatch Stockholders Meeting	3.04(a)
Potlatch Stock Option	9.03
Potlatch Stock Plans	9.03
Potlatch Subsidiaries	3.01(a)
Potlatch Takeover Proposal	5.02(f)
Potlatch Termination Fee	6.06(c)
Potlatch Voting Debt	3.03(b)
Premium Cap	6.05(c)
Qualified REIT Subsidiary	3.02(a)
Qualifying Income	6.06(e)(i)
Regulatory Material Adverse Effect	6.03(e)
REIT	3.09(f)
Release	3.14
Representatives	5.02(a)
SEC	3.05(b)
Securities Act	3.05(b)

Term	Section
Share Issuance	3.04(a)
SOX	3.06(b)
Special Distribution	6.16(b)
Special Distribution Per Share	6.16(b)
Subsidiary	9.03
Superior Deltic Proposal	5.03(f)
Superior Potlatch Proposal	5.02(f)
Surviving Company	1.01
Tax Return	9.03
Taxable REIT Subsidiary	3.02(a)
Taxes	9.03
Wholly Owned Group	9.03

EXHIBIT A

BYLAWS AMENDMENT

First Amendment to the Amended and Restated Bylaws of Deltic Timber Corporation

The Amended and Restated Bylaws of Deltic Timber Corporation (the “Bylaws”) are hereby amended, effective as of October 21, 2017, as set forth below.

Article V of the Bylaws is hereby amended by adding the following section:

Article V

General Provisions

Section 7. Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of Delaware Law, the Amended and Restated Certificate of Incorporation (including any certificate of designations for any class or series of preferred stock) or these bylaws, in each case, as amended from time to time, or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be the Court of Chancery in the State of Delaware; provided, that, in the event that the Court of Chancery in the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity owning, purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7. If any action the subject matter of which is within the scope of this Section 7 of Article V is filed in a court other than the Court of Chancery in the State of Delaware (or any other state or federal court located within the State of Delaware, as applicable) (a “Foreign Action”) by or in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery in the State of Delaware (or such other state or federal court located within the State of Delaware, as applicable) in connection with any action brought in any such court to enforce this Section 7 of Article V and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Section 7 of Article V with respect to any current or future actions or claims.

A-A-1

EXHIBIT B

GOVERNANCE MATTERS

1.	Name – Potlatch shall cause itself to be renamed “PotlatchDeltic Corporation”. Its Nasdaq ticker symbol shall remain “PCH”.

2.	Offices – The principal executive offices of PotlatchDeltic shall be in Spokane, Washington. PotlatchDeltic’s Southern Operational Headquarters shall be in El Dorado, Arkansas. The specifics of the organizational structure and roles will be determined as part of the process to merge and integrate the companies. It is anticipated that this will result in approximately 23 or more positions located in El Dorado, Arkansas.

3.	Executives – Michael J. Covey shall remain the Chairman and Chief Executive Officer of PotlatchDeltic at the Effective Time. John D. Enlow will become Vice Chairman of PotlatchDeltic at the Effective Time pursuant to a 2 year consulting contract.

4.	Board of Directors – Potlatch shall take all necessary action to cause, effective at the Effective Time, the Board of Directors of PotlatchDeltic to consist of (i) the eight directors of Potlatch as of the date of the Merger Agreement and (ii) four directors selected by Deltic, each of whom shall be a director of Deltic as of the date of the Merger Agreement (the directors designated pursuant to this clause (ii), the “Deltic Directors”). The classes of the Board of Directors of PotlatchDeltic will be adjusted so that two Deltic Directors will be in the 2018 class (the “2018 Deltic Directors”), one Deltic Director will be in the 2019 class and one Deltic Director will be in the 2020 class. Potlatch will cause the 2018 Deltic Directors to be renominated for election at the 2018 annual meeting of stockholders for a three year term and will use reasonable best efforts (including solicitation of proxies) to have the 2018 Deltic Directors so reelected. The Deltic Directors will be third party beneficiaries of the preceding sentence and acting by a majority of the Deltic Directors may enforce Potlatch’s obligations under such sentence.

5.	Board Committees – At the first Annual Meeting after the Effective Time, the Board of Directors will meet to discuss and approve changes to the composition and chair positions of the committees of the Board of Directors with the intent that Deltic Directors will comprise approximately one-third of each committee.

A-B-1

Annex B

Merrill Lynch, Pierce, Fenner & Smith Incorporated

October 22, 2017

The Board of Directors

Potlatch Corporation

601 West First Avenue, Suite 1600

Spokane, Washington 99201

Members of the Board of Directors:

We understand that Potlatch Corporation (the “Company”), a Delaware corporation, proposes to enter into an Agreement and Plan of Merger, dated as of October 22, 2017 (the “Agreement”), among the Company, Portland Merger LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Sub”), and Deltic Timber Corporation (“Deltic”), a Delaware corporation, pursuant to which, among other things, Deltic will merge with and into Merger Sub (the “Transaction”) and each outstanding share of the common stock, par value $0.0 I per share, of Deltic (“Deltic Common Stock”) will be converted into the right to receive 1.80 (the “Exchange Ratio”) shares of the common stock, par value $1 .00 per share, of the Company (“Potlatch Common Stock”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the Company of the Exchange Ratio provided for in the Transaction.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Deltic and the Company;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Del tic furnished to or discussed with us by the management of Deltic, including certain financial forecasts relating to Deltic prepared by the management of Deltic (such forecasts, the “Deltic Forecasts”);

(iii)	reviewed certain financial forecasts relating to Deltic prior to tax savings and certain tax savings forecasts relating to Deltic, in each case prepared by the management of the Company (the “Company-Deltic Including Tax Savings Forecasts”), and discussed with the management of the Company its assessments as to the relative likelihood of achieving the future financial results reflected in the Deltic Forecasts and the Company-Deltic Including Tax Savings Forecasts;

(iv)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with us by the management of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company (such forecasts, the “Company Forecasts”);

(v)	reviewed certain estimates as to the amount and timing of cost synergies anticipated by the management of the Company to result from the Transaction (the “Cost Synergies”);

(vi)	discussed the past and current business, operations, financial condition and prospects of Deltic with members of senior managements of Deltic and the Company, and discussed the past and current business, operations, financial condition and prospects of the Company with members of senior management of the Company;

Merrill Lynch, Pierce, Fenner & Smith Incorporated, member FINRA/SIPC, is a subsidiary of Bank of America Corporation

The Board of Directors

Potlatch Corporation

(vii)	reviewed the potential pro forma financial impact of the Transaction on the future financial performance of the Company, including the potential effect on the Company’s estimated cash available for distribution, and the relative financial contributions of Del tic and the Company to the future financial performance of the combined company on a pro forma basis;

(viii)	reviewed the trading histories for Deltic Common Stock and the Potlatch Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

(ix)	compared certain financial and stock market information of Deltic and the Company with similar information of other companies we deemed relevant;

(x)	reviewed the Agreement; and

(xi)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of the Company and Del tic that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Deltic Forecasts, we have been advised by Deltic, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Deltic as to the future financial performance of Deltic. With respect to the Company-Deltic Including Tax Savings Forecasts, the Company Forecasts and the Cost Synergies, we have assumed, at the direction of the Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of Deltic and the Company and the other matters covered thereby and, based on the assessments of the management of the Company as to the relative likelihood of achieving the future financial results reflected in the Deltic Forecasts and the Company-Deltic Including Tax Savings Forecasts, we have relied, at the direction of the Company, on the Company-Deltic Including Tax Savings Forecasts for purposes of our opinion. We have relied, at the direction of the Company, on the assessments of the management of the Company as to Deltic’s ability to achieve the tax savings forecasts relating to Deltic included in the Company-Deltic Including Tax Savings Forecasts and the Company’s ability to achieve the Cost Synergies and have been advised by the Company, and have assumed, that the tax savings forecasts relating to Deltic included in the Company-Deltic Including Tax Savings Forecasts and the Cost Synergies will be realized in the amounts and at the times projected. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Deltic or the Company, nor have we made any physical inspection of the properties or assets of Deltic or the Company. We have not evaluated the solvency or fair value of Deltic or the Company under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of the Company, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay. limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Deltic, the Company or the contemplated benefits of the Transaction. We also have assumed, at the direction of the Company, that the Transaction will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

We express no view or opinion as to any terms or other aspects of the Transaction (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction.

The Board of Directors

Potlatch Corporation

Our opinion is limited to the fairness, from a financial point of view, to the Company of the Exchange Ratio provided for in the Transaction and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Exchange Ratio. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the Transaction. We are not expressing any opinion as to what the value of the Potlatch Common Stock actually will be when issued or the prices at which Potlatch Common Stock or Deltic Common Stock will trade at any time, including following announcement or consummation of the Transaction. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Transaction or any related matter.

We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, Deltic and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to the Company and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as joint lead arranger and joint book manager for, and as a lender under, the Company’s Amended and Restated Credit Agreement, dated as of August 12, 2014, as amended from time to time, (ii) having acted as underwriter for a tax exempt bond offering for the Company, and (iii) having provided or providing certain treasury services to the Company.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Deltic and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as a lender under Deltic’s Second Amended and Restated Revolving Credit Facility, dated November 18, 2014, as amended from time to time.

It is understood that this letter is for the benefit and use of the Board of Directors of the Company (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be

The Board of Directors

Potlatch Corporation

understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to the Company.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH

    INCORPORATED

Annex C

PERSONAL AND CONFIDENTIAL

October 22, 2017

Board of Directors

Deltic Timber Corporation

210 East Elm Street

El Dorado, AR 71731-7200

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Potlatch Corporation (“Potlatch”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Deltic Timber Corporation (the “Company”) of the exchange ratio of 1.80 shares of common stock, par value $1.00 per share, (the “Potlatch Common Stock”), of Potlatch to be paid for each Share (the “Exchange Ratio”) pursuant to the Agreement and Plan of Merger, dated as of October 22, 2017 (the “Agreement”), by and among Potlatch, Portland Merger LLC, a wholly owned subsidiary of Potlatch, and the Company.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Potlatch, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation. We also have provided certain financial advisory and/or underwriting services to Potlatch and/or its affiliates from time to time. We may also in the future provide financial advisory and/or underwriting services to the Company, Potlatch and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Potlatch for the five fiscal years ended December 31, 2016; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Potlatch; certain preliminary unaudited financial information for the nine month period ended September 30, 2017 for the Company and Potlatch prepared by the respective managements of the Company and Potlatch, in each case, as approved for our use by the Company; certain other communications from the Company and Potlatch to their respective stockholders; certain publicly available research analyst reports for the Company and

Board of Directors

Deltic Timber Corporation

October 22, 2017

Potlatch; and certain internal financial analyses and forecasts for the Company prepared by its management, for Potlatch standalone prepared by the management of Potlatch, and for Potlatch pro forma for the Transaction prepared by the management of Potlatch, in each case, as approved for our use by the Company (the “Forecasts”), including certain operating synergies projected by the management of Potlatch to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and Potlatch regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and Potlatch; reviewed the reported price and trading activity for the Shares and shares of Potlatch Common Stock; compared certain financial and stock market information for the Company and Potlatch with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the timber industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of the Company and Potlatch. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Potlatch or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Potlatch or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Potlatch and its affiliates) of the Shares, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Potlatch Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Potlatch or the ability of the Company or Potlatch to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the

Board of Directors

Deltic Timber Corporation

October 22, 2017

Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders (other than Potlatch and its affiliates) of the Shares.

Very truly yours,

(GOLDMAN SACHS & CO. LLC)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS; UNDERTAKINGS

Item 20.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person, including an officer and director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such cooperation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter herein, the corporation must indemnify such person against the expenses (including attorneys’ fees) that such officer or director actually and reasonably incurred in connection therewith.

Article Seventh of Potlatch’s Second Restated Certificate of Incorporation provides for indemnification to the fullest extent permitted by the Delaware General Corporation Law.

Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to the standards and restrictions, if any, set forth in its limited liability company agreement.

Potlatch also maintains insurance policies that insure its officers and directors against certain liabilities. Potlatch has also entered into agreements with its directors and certain of its officers that will require Potlatch, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law.

It is the opinion of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act of 1933 is against public policy and is unenforceable pursuant to Section 14 of the Securities Act of 1933.

Item 21.	Exhibits

The following Exhibits are filed as part of, or are incorporated by reference in, this Registration Statement:

Exhibit No.	Document

2.1	Agreement and Plan of Merger, dated as of October 22, 2017, among Potlatch Corporation, Portland Merger LLC and Deltic Timber Corporation (included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference)

(4)(a)	Second Restated Certificate of Incorporation of Potlatch Corporation, effective February 3, 2006 (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K filed by Potlatch Corporation on February 6, 2006 (File No. 001-32729))

(4)(b)	Bylaws of Potlatch Corporation, as amended through February 18, 2009 (incorporated by reference to Exhibit (3)(b) to the Current Report on Form 8-K filed by Potlatch Corporation on February 20, 2009 (File No. 001-32729))

(4)(c)	Form of Common Stock Certificate of Potlatch Corporation (incorporated by reference to Exhibit (4) to the Registration Statement on Form S-4 filed by Potlatch Corporation on September 19, 2005 (File No. 333-128403))

5.1*	Opinion of Perkins Coie LLP as to the validity of the securities being registered

8.1*	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters

8.2*	Form of Opinion of Davis Polk & Wardwell LLP as to certain tax matters

21.1	Subsidiaries of Potlatch (incorporated by reference to Exhibit 21 to Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed by Potlatch Corporation on February 17, 2017—(File No. 001-32729))

23.1*	Consent of Perkins Coie LLP (will be included as part of its opinion to be filed as Exhibit 5.1 hereto and incorporated herein by reference by amendment)

23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (will be included as part of its opinion to be filed as Exhibit 8.1 hereto and incorporated herein by reference by amendment)

23.3*	Consent of Davis Polk & Wardwell LLP (will be included as part of its opinion to be filed as Exhibit 8.2 hereto and incorporated herein by reference by amendment)

23.4	Consent of KPMG LLP, independent registered public accounting firm

23.5	Consent of KPMG LLP, independent registered public accounting firm

24.1	Power of Attorney (included on the signature page of this Registration Statement)

99.1	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated

99.2	Consent of Goldman, Sachs & Co. LLC

99.4*	Form of Proxy of Potlatch Corporation

99.5*	Form of Proxy of Deltic Timber Corporation

*	to be filed by amendment

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness (provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use).

(6) That for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) The portion of any other free writing prospectus relating the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8) That every prospectus (i) that is filed pursuant to paragraph (6) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(11) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on December 7, 2017.

POTLATCH CORPORATION

By:	/s/ Michael J. Covey
Name:	Michael J. Covey
Title:	Chairman of the Board and Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Michael J. Covey, Eric J. Cremers, Jerald W. Richards and Lorrie D. Scott as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments, and any and all additions to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on the 7th day of December, 2017.

Signature	Title

/s/ Michael J. Covey	Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
Michael J. Covey

/s/ Eric J. Cremers	Director, President and Chief Operating Officer
Eric J. Cremers

/s/ Jerald W. Richards	Vice President and Chief Financial Officer
Jerald W. Richards

/s/ Stephanie A. Brady	Controller (Principal Accounting Officer)
Stephanie A. Brady

/s/ Linda M. Breard	Director
Linda M. Breard

/s/ William L. Driscoll	Director
William L. Driscoll

/s/ Charles P. Grenier	Director
Charles P. Grenier

Signature	Title

/s/ John S. Moody	Director
John S. Moody

/s/ Lawrence S. Peiros	Director
Lawrence S. Peiros

/s/ Gregory L. Quesnel	Director
Gregory L. Quesnel